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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 3, 2019.

Registration No. 333-233339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALERUS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	45-0375407 (I.R.S. Employer Identification No.)

401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randy L. Newman
Chairman, President and Chief Executive Officer
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Joseph T. Ceithaml Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street Chicago, Illinois 60606 (312) 984-3100	James J. Barresi Squire Patton Boggs (US) LLP 201 East Fourth Street, Suite 1900 Cincinnati, Ohio 45202 (513) 361-1260

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definition of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)

Common Stock, $1.00 par value per share	3,737,500	$24.00	$89,700,000	$10,871.64

(1)
Includes 487,500 shares of common stock that the underwriters have the option to purchase from the registrant.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Of this amount, $9,090.00 has been previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2019

PROSPECTUS

3,250,000 Shares

Common Stock

        This is the initial public offering of Alerus Financial Corporation. We are offering 3,250,000 shares of our common stock.

        Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol "ALRS." We anticipate that the public offering price of our common stock will be between $22.00 and $24.00 per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol "ALRS."

Investing in our common stock involves risk. See "Risk Factors" beginning on page 16.

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)
See "Underwriting" for additional information regarding underwriting compensation.

        The underwriters have an option to purchase up to an additional 487,500 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Shares of our common stock are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

        The shares of common stock will be ready for delivery on or about                      , 2019.

RAYMOND JAMES	D.A. Davidson & Co.
Piper Jaffray

The date of this prospectus is                      , 2019.

A DIVERSIFIED FINANCIAL SERVICES COMPANY FOCUSED ON RELATIONSHIPS TO ENABLE CLIENTS TO REACH THEIR GOALS AND DREAMS.

For the Twelve Months Ended June 30, 2019:

Net Interest Income **41%** Noninterest Income **59%**

BANKING :: RETIREMENT AND BENEFIT SERVICES :: WEALTH MANAGEMENT :: MORTGAGE

ROOTS DATING BACK TO 1879

A proud history of customer-focused perseverance and prosperity includes numerous strategic acquisitions, strong divisional growth, expansion into new markets, and addition of new revenue streams. Our desire to act in clients' best interests guides us through it all.

ONE ALERUS

OUR FIVE-PART, MULTI-YEAR PLAN TO ADD VALUE AND FACILITATE ORGANIC GROWTH

TECHNOLOGY ROADMAP

to seamlessly integrate products and support financial wellness

REINVENTION OF PROCESSES

to enhance client experience and company efficiency

CLIENT-ORIENTED

to deliver a holistic and engaging client experience

INCOME AND BALANCE SHEET GROWTH OPPORTUNITIES

through synergistic product lines and full, complementary suite of services

PROACTIVE ADVICE

to improve financial well-being

DIVERSE LEADERSHIP TEAM.

ALERUS LEADERSHIP COUNCIL

Engaged, empowered employees are essential to our success and strategic direction. A cross-functional, collaborative group works together to determine our strategy, culture, and future.

Gender Ratio MALES:FEMALES	Years of Age	Average Tenure
8:9	**34-65**	**15 YEARS**

ALERUS

 About this Prospectus

        You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We and the underwriters have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and growth prospects may have changed since that date.

        Unless we state otherwise or the context otherwise requires, references in this prospectus to "we," "our," "us" or "the Company" refer to Alerus Financial Corporation, a Delaware

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corporation, and our consolidated subsidiaries, and references to "Alerus Financial" or "Bank" refer to our banking subsidiary, Alerus Financial, National Association, a national banking association. References to "common stock" refer to the common stock, par value $1.00 per share, of the Company.

        We have proprietary rights to trademarks and other intellectual property appearing in this prospectus that are important to our business. Solely for convenience, the trademarks appearing in this prospectus are without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks and other intellectual property. All trademarks appearing in this prospectus are the property of their respective owners.

        Any discrepancies included in this prospectus between totals and the sums of the percentages and dollar amounts presented are due to rounding.

Market and Industry Data

        Although we are responsible for all of the disclosures contained in this prospectus, this prospectus contains industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by independent third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe that the economic, employment, industry and other market data, including market position, market opportunity and market size information included in this prospectus is generally reliable, we have not verified the data, which is inherently imprecise and subject to change. The forward-looking statements included in this prospectus related to industry, market and competitive data position may be materially different than actual results.

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

  •
  we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

  •
  we are exempt from the requirement to obtain an attestation and report from our auditors on management's assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

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  we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

ii

  •
  we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

        In this prospectus, we have opted to present three years of audited financial statements and the related management discussion and analysis of financial condition and results of operations, but otherwise, we have elected to take advantage of the reduced disclosure requirements and other relief described above, and in the future we may take advantage of any or all of these exemptions for as long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the first fiscal year in which (A) the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year, (B) we have been a public reporting company under the Securities Exchange Act of 1934, as amended, or Exchange Act, for at least twelve calendar months and (C) we have filed at least one annual report on Form 10-K.

        In addition to the relief described above, the JOBS Act permits us to take advantage of an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as we remain an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period under the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

ESOP Repurchase Right Termination

        In accordance with provisions of the Internal Revenue Code of 1986, as amended, or the Code, that are applicable to private companies, the terms of the Alerus Financial Corporation Employee Stock Ownership Plan, or ESOP, currently provide that ESOP participants have the right, for a specified period of time, to require us to repurchase shares of our common stock that are distributed to them by the ESOP. As a result, the ESOP-owned shares are deducted from total stockholders' equity in our consolidated balance sheets. The shares of common stock held by the ESOP are reflected in our consolidated balance sheets as a line item called "ESOP-owned shares" appearing between total liabilities and stockholders' equity. Upon the completion of this offering and the listing of our common stock on the Nasdaq Capital Market, our repurchase liability will be extinguished and the ESOP-owned shares will be included in total stockholders' equity.

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 PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. Because this is a summary, it does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and our historical financial statements and the accompanying notes before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Company Overview

        We are a diversified financial services company headquartered in Grand Forks, North Dakota. Through our subsidiary, Alerus Financial, National Association, we provide innovative and comprehensive financial solutions to businesses and consumers through four distinct business lines—banking, retirement and benefit services, wealth management and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology.

        As of June 30, 2019, we had $2.2 billion of total assets, $27.9 billion of assets under administration, or AUA, and $5.3 billion of assets under management, or AUM. For the year ended December 31, 2018, we achieved a return on average assets, or ROAA, return on average equity, or ROAE, and a return on average tangible common equity, or ROATCE, of 1.21%, 13.81% and 21.02%, respectively. For the six months ended June 30, 2019, we achieved an annualized ROAA, ROAE and ROATCE of 1.36%, 14.49% and 20.53%, respectively.

        Our business model produces strong financial performance and a diversified revenue stream, which has helped us establish a brand and culture yielding both a loyal client base and passionate and dedicated employees. We believe our client-first and advice-based philosophy, diversified business model and history of high performance and growth distinguishes us from other financial service providers. We generate a majority of our overall revenue from noninterest income, which is driven primarily by our retirement and benefit services, wealth management and mortgage business lines. The remainder of our revenue consists of net interest income, which we derive from offering our traditional banking products and services.

        Our primary banking market areas are the states of North Dakota, Minnesota, specifically, the Minneapolis-St. Paul-Bloomington metropolitan statistical area, or Twin Cities MSA, and Arizona, specifically, the Phoenix-Mesa-Scottsdale metropolitan statistical area, or Phoenix MSA. Our bank branch expansion into the Twin Cities MSA in 2007 and the Phoenix MSA in 2009 was an intentional part of our strategic plan to diversify our geographic footprint and expand into metropolitan markets outside of North Dakota. In addition to our offices located in our banking markets, our retirement and benefit services business administers plans in all 50 states through offices located in Michigan, Minnesota and New Hampshire.

Our History and Growth

        Our operations date back to 1879, when we were originally founded as the Bank of Grand Forks, one of the first banks chartered in the Dakota Territory. In 2000, we changed our name to Alerus Financial Corporation, reflecting our evolution from a traditional community bank to a high-value financial services company focused on serving the needs of businesses and consumers who desire comprehensive financial solutions delivered through relationship-based advice and service. Since this rebranding, we have experienced significant growth, both organically and through a series of strategic acquisitions. This growth has allowed us to build a diversified franchise and expand our geographic footprint into growing metropolitan areas. We believe these initiatives have transformed our Company into a high-tech, high-touch client service provider, increased our earnings and allowed us to return more value to stockholders.

        A summary of our asset growth during the past five years and timeline of our milestones and growth since 2000 are shown below:

Our Business Model and Products and Services

        Our business model is client-centric, with a focus on offering a diversified range of solutions to clients who desire an advice-based relationship, enabling us to become the preferred financial services provider to clients. Through this approach, instead of focusing on the broader population, we target specific business and consumer segments that we believe we can serve better than our competitors and that have meaningful growth potential. By offering sound financial advice and a long-term partnership, we believe we align best with clients who are achievement-oriented in their purpose and will allow us to play an active role in their success at all stages of their businesses and lives. We classify our consumer clients based on age and income, aligning best with clients who have complex financial needs. Our business clients are classified by industry with a focus on specific high priority industries and client types, including professional services, finance and insurance, wholesale, small business, construction, retail and manufacturers. We target businesses with sales between $2.0 million and $100.0 million.

        Through our four business lines, we offer a diverse set of financial services and solutions to serve the needs of our consumer and business clients, as shown below:

        Our commitment to delivering diversified solutions is driven by our "One Alerus" initiative, launched in 2017, which enables us to bring all of our product and service offerings to clients in a cohesive and seamless manner. Underlying the One Alerus initiative is our strategy of serving clients through a combination of technology and skilled advisors—a "high-tech, high-touch" approach that we believe clients demand and deserve. One Alerus lays the strategic foundation for current and future technology investments and the synergistic growth strategies of a diversified financial services firm. It also brings together our product and service offerings in a unified way, which we believe differentiates us from our competitors and allows us to impact clients more meaningfully and generate long-term value for our Company. The primary components of One Alerus are:

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  providing proactive advice to clients;

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  offering an integrated client-access portal (My Alerus);

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  seeking additional ways to improve the client experience;

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  leveraging synergistic growth opportunities; and

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  focusing on process reinvention and efficiency.

        Through One Alerus, we strive to provide each client with a primary point of contact—a trusted advisor—who takes the time to develop an in-depth understanding of the client's needs and goals. Our advisors work holistically with clients in a guidance-based manner to proactively help them with their financial decisions. Our products and services include traditional bank offerings such as checking accounts, debit cards, savings accounts, personal and business loans, credit cards, online banking, mobile banking / wallet, private banking, deposit and payment solutions and mortgages, as well as fee income services such as individual retirement accounts, or IRAs, 401(k) rollovers, retirement planning, employer-sponsored plans, employee stock ownership plans, payroll and HSA/FSA administration, government health insurance program services and wealth management services such as advisory, investment management and trust and fiduciary services. The advisor is equipped to tailor this diverse set of products and services to each client's unique goals and is empowered to reach across our organization to bring the client in contact with product specialists as needed. One Alerus bridges the gaps between our business units with a focus on client advocacy. We believe the One Alerus initiative will enable us to achieve future organic growth by leveraging our existing client base and help us continue to provide strong returns to our stockholders.

Our Growth Strategy

        We have demonstrated our ability to successfully grow and expand into new markets since transforming our Company into a high-value financial services provider. Our long history of growing organically and through acquisitions is the result of careful strategic planning and the successful execution of our business model. We are committed to continued business expansion opportunities, which are both multi-faceted and interrelated. We intend to use the net proceeds from this offering to strengthen our capital position and continue to execute our business model. To accomplish our growth objectives, we plan to focus on the following strategies:

        Leverage our existing client base.    We believe our most significant opportunity for continued growth is within our existing client base, consisting of nearly 50,000 consumers, over 10,000 businesses and over 355,000 retirement plan participants. The diversified nature of our business allows us to leverage our business lines across our expansive client base and find synergies that are unavailable to traditional banking organizations. The success of our organic growth lies with our integrated One Alerus strategy. For example, through our recently formalized "National Market," we intend to further diversify services offered to our retirement plan participants by deepening each relationship, primarily by offering our mortgage and wealth management products, as well as by attracting low cost deposits through our newly-developed HSA deposit program and other initiatives. We believe our adoption of digital trends and investments in technology have allowed us to reach this nationwide participant client base without a physical presence in a manner not previously achievable. Further, we intend to deploy our recently acquired and expanded services that are highly complementary to our retirement plan business—including payroll, health savings accounts, or HSAs, flexible spending accounts, or FSAs, and government health insurance program services—to our existing business client base. Additionally, we began offering a competitive money market product as a fund option for clients with retirement plans, allowing us to bring value to clients while growing our deposit base in a new way. We believe that these new products will play a key role in driving organic growth across our Company.

        Execute strategic acquisitions.    We consider both fee income acquisitions and traditional bank acquisitions as part of our business strategy. Throughout our Company's history, we have completed 12 fee income acquisitions and 11 bank acquisitions, demonstrating our ability to successfully execute and integrate acquisitions. The retirement and benefit services industry is currently experiencing rapid consolidation, and we are actively pursuing acquisition targets in this space as we seek to further grow this division. We believe our industry experience, demonstrated ability to acquire and integrate other businesses and culture allow us to be viewed as a favored strategic acquirer. We see significant and unique opportunities to add stockholder value with these business services companies, as they provide enhanced fee income, are capital efficient and provide an additional base of clients (both businesses and consumers) where we can overlay our diverse product and service offerings. We intend to be selective when evaluating traditional bank acquisitions, as we seek opportunities that are strategically and culturally synergistic, allowing us to significantly grow in an existing market, or enter a new, high-growth metropolitan market. Cultural fit is paramount and emphasis will be placed on those institutions that embrace our strategy and the desire to serve clients through our integrated, holistic approach.

        Pursue talent acquisition.    Talent acquisition is a key initiative and provides us with opportunities for targeted and efficient growth. Given the consolidation of the banking industry, specifically the market disruption that has recently occurred in the Twin Cities MSA, along with a historically low number of new bank formations since the financial crisis, we have been successful in identifying and attracting high performing talent. We believe our culture, strategic vision and financial performance all play a role in attracting new talent to our organization. Over the past 20 months, we added four new business development individuals to expand our footprint in the south metro quadrant of the Twin Cities MSA. Our objective is to always keep our core strategy in mind and hire only those individuals that are capable of attracting clients that value our business model.

        Enhance brand awareness.    We believe increasing our market share in existing markets and expanding into new markets requires strong brand awareness. Our objective to increase brand awareness will help support the growth of our franchise while proactively positioning us as an acquirer and employer of choice. Similar to how we work with clients, our external marketing is centered on helping businesses and consumers with their financial decisions. We recently invested in one of the leading marketing automation technologies, allowing us to efficiently personalize our marketing efforts in a one-to-one manner using data and analytics.

        Continue to strengthen and build infrastructure.    As we grow in size and geographic footprint, we believe the discipline we employ to strengthen, unify and integrate our infrastructure enhances our reputation and brand equity. We seek to provide secure, reliable and innovative technology that meets evolving client expectations and effectively supports our growth strategy. We have recently invested heavily in technology-driven product and service offerings for our clients and will continue to evaluate the need for additional spending. Our strategy is to be a "fast-follower" and when new technology-driven products and services are introduced into the financial services industry, we aim to identify products and services that are succeeding and driving client demand and to offer similar products to our clients. We believe this is a more efficient and cost-effective approach to adopting new technology. Additionally, we centralized our operations teams under common leadership to further enhance scalable processes designed around our clients.

Our Competitive Strengths

        We believe our client-centered structure, relationship-oriented business model and commitment to technology and innovation allow us to operate from a position of strength, particularly in working with clients to assist them proactively with their financial decisions. As we pursue our objectives of operating as a high performing institution with a focus on delivering strong stockholder returns, we believe the strengths highlighted below provide us with a competitive advantage over other financial institutions operating in our market areas:

        Highly diversified revenue stream.    Over 50% of our revenue stream is derived from noninterest income, primarily generated by our retirement and benefit services, wealth management and mortgage business lines. As a highly-diversified financial services company, we are not only well positioned to succeed in volatile interest rate environments, but also have enhanced avenues for growth and expansion in varying market cycles. We believe these revenue streams allow for stronger and more consistent core earnings levels, and as part of our ongoing strategy, we will strive to maintain our noninterest income percentage at or in excess of current levels. Our retirement and benefits services business serves clients in all 50 states, and we recently formalized a "National Market" with a separately appointed National Market President to track clients that reside outside of our banking markets. As of June 30, 2019, the AUM, AUA and deposits attributable to the National Market were $3.0 billion, $20.7 billion and $326.3 million, respectively, representing approximately 56.4%, 74.2% and 18.6%, respectively, of our total AUM, AUA and deposits as of that date.

        Experienced and invested management team and board of directors.    We are led by an experienced and invested management team that has guided us through a long period of growth and diversification. Our team consists of both long-tenured individuals, as well as new members with significant industry experience. Based on our business model, historic performance and corporate culture, we successfully attracted new senior talent, including a Chief Financial Officer and Chief Risk Officer. Similarly, our board of directors has a diverse mix of industry, financial and professional experience which we are able to draw upon, including members who currently serve or previously have served on public-company boards. Collectively, our management team and board of directors owned approximately 9.9% of our outstanding shares of common stock as of July 31, 2019, demonstrating a long-term commitment and vested interest in our success.

        Our five-person executive management team has over 155 years of combined banking and financial services experience. As we continue to grow our Company, we believe the following members of our management team are key to our success:

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  Randy L. Newman, our Chairman, President and Chief Executive Officer, leads our management team and has spent 38 years with our Company. Randy joined us in 1981 and became our President in 1987 and Chief Executive Officer in 1995.

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  Katie A. Lorenson, our Executive Vice President and Chief Financial Officer, joined us in December 2017. Katie is a seasoned executive with extensive experience overseeing financial service organizations, most recently serving as Chief Financial Officer of MidWestOne Financial Group, Inc., an SEC-reporting company.

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  Ann M. McConn, our Executive Vice President and Chief Business Officer, has spent 17 years with our Company. Ann assumed her current role in 2017, which has her overseeing our business development efforts and operations, and she previously served as the executive director of retirement, benefits and wealth management and as Fargo Market President. Ann has over 30 years of experience in the financial industry.

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  Kris E. Compton, our Executive Vice President and Chief Strategy Officer, has spent 44 years with our Company. Prior to becoming Chief Strategy Officer in 2017, Kris held a variety of roles within our Company and Bank, including Chief Operating Officer, Human Resource Manager and Marketing Director.

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  Karin M. Taylor, our Executive Vice President and Chief Risk Officer, joined us in November 2018. Karin has 29 years of industry experience, including in the area of risk management. She most recently served as Chief Risk Officer for MidWestOne Bank, the subsidiary of MidWestOne Financial Group, Inc., an SEC-reporting company.

        To promote leadership development and pursue our goal of being an employer of choice, we formed the Alerus Leadership Council in 2017, which brings together the members of our current executive team and division, administrative and market leaders. This council is comprised of 17 talented individuals of varying ages, and with diverse backgrounds and experience. Through the Alerus Leadership Council, we continue to focus on developing the next generation of Company leadership.

        Relationship-oriented business model, focused on advice.    A key to our business model is client advocacy, which we define as a specialized form of sales and service that focuses on the best way to help businesses and consumers achieve their financial goals. As governed by our One Alerus philosophy and our objective of building a comprehensive client experience model, we strive to provide each client with a primary point of contact—a trusted advisor—who makes it their business to know the unique needs and delivery channel preferences of each client they serve. The advisor is empowered to draw upon the expertise of the organization to serve the relationship, providing competitive products, valuable insight and sound advice. The relationship that is established is a long-term partnership that we believe creates unmatched value for the client.

        Commitment to technology and innovation.    We recognize that our industry is rapidly evolving, driven largely by technological advancements and a corresponding shift in the ways clients interact with their chosen financial institution. We believe these technological changes present an opportunity for us to meet the needs of our clients in unique and innovative ways. Our client centered structure and strong core results have allowed us to proactively invest in the infrastructure and technology necessary to meet the evolving digital needs of our clients, with a focus on increasing our effectiveness, enhancing the client experience and enabling us to reach a broader set of clients through our National Market. For example, we recently partnered with a leading financial technology company to create an online account portal that seamlessly integrates our diverse product applications into a user-friendly experience for our consumer clients. Further, we implemented a premier client relationship management software tool to create a platform that will allow our interactions with clients to be more effective, meaningful and timely. We have the ability to embrace the digital shift, which has continued to create opportunities to expand our reach, impact more clients and grow our franchise. Our commitment to technology and innovation is steadfast and we will continue to look for ways to adapt to the evolving environment.

        Highly-skilled and engaged professional service employee base.    Our business model requires building and maintaining an employee base that not only possesses the skills required to serve our client base, but also the passion and energy that embraces our culture of service. Discovering and nurturing talent is and will remain a priority for us, as evidenced by our engaged employees who are highly invested in the success of our clients and our Company as a whole. A long-held belief in our Company is to position our employees as owners, where we work together to make decisions for the benefit of our clients and our Company. To that end, we established an ESOP in 1986 for all of our employees. Through the ESOP, our employees owned approximately 9.3% of our outstanding shares of common stock as of July 31, 2019. In addition, we maintain robust hiring practices, career and personal development opportunities and training as we continually adapt to the evolving environment. In addition, we believe leadership development is a critical component to our success, which we will continue to advance through the Alerus Leadership Council.

        Presence in diversified and growing markets.    Over the last decade, we have diversified our geographic footprint and expanded into metropolitan markets outside of North Dakota, highlighted by our bank branch expansion into Minnesota and Arizona. We serve the Minnesota market through six full-service banking offices, one loan and deposit production office and one residential mortgage office, all located in the Twin Cities MSA. The Twin Cities MSA has become our largest market for loan generation, and as of June 30, 2019, $887.7 million, or 51.8%, of the loans in our total loan portfolio were attributable to our offices located in the Twin Cities MSA. We serve the Arizona market through our offices in Scottsdale and Mesa, Arizona. We believe that our business model, specifically our focus on clients who desire a comprehensive financial services relationship, is a better fit for high-growth metropolitan areas. The median household income in the Twin Cities MSA, our largest market, is over 25% higher than the national average and is expected to grow over 10% from 2019 to 2024. The Phoenix MSA also has attractive demographics, including a large number of households with income in excess of $100,000 and projected population growth of over 10% during the same five year period. Additionally, the projected population growth from 2019 to 2024 in North Dakota is expected to outpace the national average. Not only does our diversified presence provide expanded opportunities for growth, we believe it offers us the additional protection to withstand a downturn in any particular geographic region. With our current team and infrastructure, we feel that we continue to have significant organic growth opportunities in our current markets.

        Ability to attract and retain low-cost deposits.    Our history as a community-based bank provides us with a legacy of long-standing, loyal clients that provide a stable core deposit base. As of June 30, 2019, 28.9% of our deposits were noninterest bearing, and we had a total deposit cost of 0.71%. In particular, we believe our North Dakota market is rich in low-cost, core deposits, which we can use to fund loans in our higher growth metropolitan markets. As of June 30, 2019, we had $779.5 million of total deposits attributable to our North Dakota offices, representing approximately 44.5% of our overall deposit portfolio. To supplement our traditional funding sources, we now offer HSAs to our clients, which as of June 30, 2019, totaled $113.8 million in deposits, with a cost of 0.16%. We believe there are significant opportunities to further grow our HSA portfolio within our existing client base and we intend to actively pursue growth opportunities within this channel.

Recent Developments

        On January 15, 2019, we announced an agreement to sell our branch offices located in Duluth, Minnesota, including loans and deposits attributable to those offices, to another financial institution. We decided to exit the Duluth market to reallocate resources to the Twin Cities MSA, which is a higher growth market in the State, and our other core markets in the Phoenix MSA and in Fargo and Grand Forks, North Dakota. These loans and deposits were classified as held for sale in our consolidated financial statements. The transaction closed on April 26, 2019.

Summary Risk Factors

        There are a number of risks that you should consider before investing in our common stock. These risks are discussed more fully in the section titled "Risk Factors," beginning on page 16, and include, but are not limited to, the following:

  •
  credit risks, including risks relating to our ability to effectively manage our credit risk and the business and economic conditions in our market areas;

  •
  operational, strategic and reputational risks, including risks related to the implementation of our organic growth and acquisition strategies, the risk that our fee income business lines, and specifically our retirement and benefit services business, will shrink over time without additional acquisitions, the risk that competitive pressures will force us to reduce the fees we charge for our services in our fee income businesses, and risks related to cybersecurity, a loss of members of our executive management team and maintaining our reputation;

  •
  liquidity and funding risks, including the risk that we will not be able to meet our obligations, such as repaying our borrowings or meeting deposit withdrawal demands and the risk that we may not be able to maintain a strong core deposit base;

  •
  legal, accounting and compliance risks, including risks related to the extensive federal regulation we operate under and changes in such regulations and accounting policies or standards;

  •
  market and interest rate risks, including risks related to interest rate fluctuations, the monetary policies and regulations of the Board of Governors of the Federal Reserve System, or Federal Reserve, and potential losses in our securities portfolio; and

  •
  offering and investment risks, including illiquidity and volatility in the trading of our common stock and the dilution that investors in this offering will experience.

Corporate Information

        Our principal executive office is located at 401 Demers Avenue, Grand Forks, North Dakota 58201, and our telephone number at that address is (701) 795-3200. Our website address is www.alerus.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

THE OFFERING

Common stock offered	3,250,000 shares
Underwriters' purchase option	487,500 shares
Total common stock outstanding after completion of this offering	17,066,050 shares (or 17,553,550 shares if the underwriters exercise in full their option to purchase additional shares)
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $68.2 million (or approximately $78.7 million if the underwriters exercise in full their option to purchase additional shares), based on an assumed public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use the net proceeds from this offering to support our organic growth and for general corporate purposes, which may include, but is not limited to, the repayment or refinancing of debt, maintenance of our required regulatory capital levels and the funding of potential future acquisition opportunities. See "Use of Proceeds."
Voting rights	Each holder of our common stock will be entitled to one vote per share on all matters on which our stockholders generally are entitled to vote. See "Description of Capital Stock."
Dividend policy
It has been our policy to pay quarterly dividends to holders of our common stock, and we intend to maintain or increase our current dividend levels in future quarters. Our dividend policy and practice may change in the future, however, and our board of directors may change or eliminate the payment of future dividends at its discretion, without notice to our stockholders. Any future determination to pay dividends to holders of our common stock will depend on our results of operations, financial condition, capital requirements, banking regulations, contractual restrictions and any other factors that our board of directors may deem relevant. See "Dividend Policy."
Nasdaq listing	We have applied to list our common stock on the Nasdaq Capital Market under the trading symbol "ALRS."

Reserved share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered by this prospectus for sale to the directors, senior management, existing stockholders, certain employees of our Company and Bank and other persons having relationships with us. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.
Risk factors
Investing in shares of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 16 for a discussion of certain factors you should consider carefully before deciding to invest.

        Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after the completion of this offering is based on 13,816,050 shares outstanding as of June 30, 2019, and:

  •
  assumes no exercise of the underwriters' option to purchase additional shares of our common stock;

  •
  excludes 289,564 shares of unvested restricted stock;

  •
  excludes 84,477 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved; and

  •
  excludes 1,112,681 additional shares of common stock reserved for future issuance under our equity incentive plans.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data of our Company as of and for (i) the six months ended June 30, 2019 and 2018 and (ii) each of the years in the five-year period ended December 31, 2018. The historical information as of December 31, 2018, 2017 and 2016 set forth under the caption "Period End Balances," and for the years ended December 31, 2018, 2017 and 2016 set forth under the captions "Income Statement Data" and "Per Common Share" is derived from our audited financial statements included elsewhere in this prospectus. The historical information as of December 31, 2015 and 2014 set forth under the caption "Period End Balances," and for the years ended December 31, 2015 and 2014 set forth under the captions "Income Statement Data" and "Per Common Share" is derived from our audited financial statements that do not appear in this prospectus. The historical information as of June 30, 2019 set forth under the caption "Period End Balances," and for the six months ended June 30, 2019 and 2018 set forth under the captions "Income Statement Data" and "Per Common Share" is derived from our unaudited financial statements included elsewhere in this prospectus. The historical information as of June 30, 2018 set forth under the caption "Period End Balances" is derived from our unaudited financial statements that do not appear in this prospectus. The information under the captions "Performance Ratios," "Average Balances," "Capital Ratios," "Asset Quality Ratios" and "Other Data" for all periods is unaudited.

        You should read the following financial data in conjunction with the other information contained in this prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our consolidated financial statements and related notes included elsewhere in this prospectus. Certain items in prior periods may have been reclassified to conform to the current presentation. The selected historical consolidated financial data presented below contains financial measures that are not presented in accordance with accounting principles generally accepted in the United States and have not been audited. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
(dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Income Statement Data
Net interest income	$37,411	$37,042	$75,224	$67,670	$62,940	$52,870	$51,078
Provision for loan losses	4,017	5,550	8,610	3,280	3,060	4,200	(400)
Noninterest income	55,058	50,350	102,749	103,045	105,089	93,105	78,306
Noninterest expense	68,775	66,078	136,325	134,920	143,792	118,134	100,115

Income before income taxes	19,677	15,764	33,038	32,515	21,177	23,641	29,669
Income tax expense	4,893	3,301	7,172	17,514	7,141	6,631	8,964

Net income (1)	14,784	12,463	25,866	15,001	14,036	17,010	20,705
Less: Preferred stock dividends	—	—	—	—	25	200	200

Net income attributable to common stockholders	$14,784	$12,463	$25,866	$15,001	$14,011	$16,810	$20,505

Per Common Share
Earnings per common share	$1.07	$0.91	$1.88	$1.10	$1.04	$1.26	$1.55
Diluted earnings per common share	$1.05	$0.89	$1.84	$1.07	$1.00	$1.21	$1.48
Dividends declared per common share	$0.28	$0.26	$0.53	$0.48	$0.44	$0.42	$0.38
Average common shares outstanding	13,796	13,751	13,763	13,653	13,495	13,413	13,290
Diluted average common shares outstanding	14,089	14,056	14,063	14,007	14,000	13,947	13,877

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
(dollars and shares in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Performance Ratios
Net interest margin (taxable-equivalent basis) (2)(11)	3.74%	3.88%	3.86%	3.76%	3.63%	3.81%	3.96%
Return on average total assets (1)(11)	1.36%	1.20%	1.21%	0.75%	0.72%	1.11%	1.46%
Return on average common equity (1)(11)	14.49%	13.78%	13.81%	8.49%	8.46%	10.63%	14.31%
Return on average tangible common equity (1)(3)(11)	20.53%	21.50%	21.02%	18.04%	15.81%	13.86%	17.39%
Noninterest income as a % of revenue	59.54%	57.61%	57.73%	60.36%	62.54%	63.78%	60.52%
Efficiency ratio (4)	71.97%	72.68%	73.80%	75.36%	81.12%	77.70%	73.87%
Average Balances
Loans (5)	$1,727,873	$1,642,405	$1,677,885	$1,475,042	$1,345,208	$1,124,601	$994,047
Investment securities	255,060	260,276	255,247	286,313	279,992	183,103	259,408
Assets	2,190,446	2,098,596	2,129,406	2,001,503	1,937,551	1,530,973	1,414,315
Deposits (6)	1,787,943	1,750,661	1,766,951	1,664,022	1,666,791	1,295,986	1,186,245
Short-term borrowings	99,702	79,536	86,851	72,445	5,059	12,599	29,007
Long-term debt	58,810	58,812	58,813	58,803	65,095	23,481	21,562
Stockholders' equity (7)	205,785	182,407	187,341	176,779	168,039	178,087	163,301
Period End Balances
Loans (8)	$1,713,452	$1,705,780	$1,701,850	$1,574,474	$1,366,952	$1,126,921	$1,095,458
Allowance for loan losses	(21,246)	(19,869)	(22,174)	(16,564)	(15,615)	(14,688)	(17,063)
Investment securities	256,252	250,519	254,878	274,411	278,911	192,343	206,101
Assets	2,207,129	2,175,885	2,179,070	2,136,081	2,050,045	1,744,324	1,487,290
Deposits (9)	1,753,365	1,788,534	1,775,096	1,834,962	1,785,209	1,458,021	1,262,168
Long-term debt	58,808	58,823	58,824	58,819	58,813	70,744	21,494
Total stockholders' equity (7)	213,765	185,367	196,954	179,594	168,251	182,282	170,644
Capital Ratios
Common equity tier 1	8.90%	7.76%	8.43%	7.83%	7.74%	10.92%	N/A
Tier 1 capital	9.34%	8.20%	8.87%	8.29%	8.23%	12.33%	11.76%
Total capital	13.14%	12.06%	12.86%	12.17%	12.29%	17.01%	13.02%
Tier 1 leverage	8.08%	7.07%	7.51%	7.07%	6.85%	10.85%	10.07%
Tangible common equity / tangible assets (10)	7.69%	6.28%	6.91%	6.01%	5.44%	8.18%	8.65%
Tangible common equity per common share (10)	$12.02	$9.68	$10.68	$9.14	$7.99	$10.50	$9.49
Dividend payout ratio	26.67%	29.21%	28.82%	44.82%	43.97%	34.71%	25.68%
Asset Quality Ratios
Net charge-offs (recoveries) to average loans (11)	0.58%	0.28%	0.18%	0.16%	0.16%	0.58%	(0.06)%
Nonperforming assets to total assets	0.23%	0.22%	0.33%	0.30%	0.47%	0.60%	0.41%
Nonperforming loans to total loans	0.27%	0.27%	0.41%	0.37%	0.56%	0.85%	0.33%
Allowance for loan losses to total loans	1.24%	1.16%	1.30%	1.05%	1.14%	1.30%	1.56%
Allowance for loan losses to nonperforming loans	459.57%	430.53%	318.45%	282.04%	205.03%	153.87%	473.58%
Other Data
Assets under administration	$27,854,052	$27,994,784	$25,854,605	$28,220,246	$25,030,504	$17,435,446	$15,513,220
Assets under management	5,260,233	4,749,725	4,584,359	3,848,085	3,379,787	2,619,850	2,504,298
Mortgage originations	371,651	387,611	779,708	867,253	1,065,132	986,979	729,913

(1)
Excluding a one-time $4.8 million expense related to the revaluation of our deferred tax assets in 2017, our net income, ROAA, ROAE and ROATCE would have been $19.8 million, 0.99%, 11.21% and 18.04%, respectively. These adjusted metrics represent non-GAAP financial measures. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(2)
Net interest margin (tax equivalent basis) is a ratio of net interest income calculated on a tax equivalent basis excluding goodwill and identifiable intangible assets to average earning assets and represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(3)
Return on average tangible common equity is a ratio of net income calculated to exclude intangible amortization to average tangible common equity excluding goodwill and other intangible assets and represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(4)
Efficiency ratio provides a ratio of operating expenses to operating income. It excludes intangible amortization while adding a fully-taxable equivalent adjustment. The efficiency ratio represents a non-GAAP financial measure. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(5)
Includes loans held for branch sale.

(6)
Includes deposits held for sale.

(7)
Includes ESOP-owned shares.

(8)
Excludes loans held for branch sale.

(9)
Excludes deposits held for sale.

(10)
Tangible common equity per share and the tangible common equity to tangible asset ratio exclude goodwill and identifiable intangible assets and represent non-GAAP financial measures. See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

(11)
Ratios have been annualized for the interim periods.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest, you should carefully review and consider the risks described below, together with all other information included in this prospectus. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition, results of operations and growth prospects. As a result, the trading price of our common stock could decline, and you could experience a partial or complete loss of your investment. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See "Cautionary Note Regarding Forward-Looking Statements."

 Risks Related to Our Business

Credit Risks

Our business depends on our ability to manage credit risk.

        As a bank, our business requires us to manage credit risk. As a lender, we are exposed to the risk that our borrowers will be unable to repay their loans according to their terms, and that the collateral securing repayment of their loans, if any, may not be sufficient to ensure repayment. In addition, there are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers, including the risk that a borrower may not provide information to us about its business in a timely manner, or may present inaccurate or incomplete information to us, as well as risks relating to the value of collateral. To manage our credit risk, we must, among other actions, maintain disciplined and prudent underwriting standards and ensure that our bankers follow those standards. The weakening of these standards for any reason, such as an attempt to attract higher yielding loans, a lack of discipline or diligence by our employees in underwriting and monitoring loans or our inability to adequately adapt policies and procedures to changes in economic or any other conditions affecting borrowers and the quality of our loan portfolio, may result in loan defaults, foreclosures and charge-offs and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

        We establish and maintain our allowance for loan losses at a level that management considers adequate to absorb probable loan losses based on an analysis of our loan portfolio and current market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us at such time. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio that are not specifically identified. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market area. The actual amount of loan losses is affected by, among other things, changes in economic, operating and other conditions within our markets, which may be beyond our control, and such losses may exceed current estimates.

        As of June 30, 2019, our allowance for loan losses as a percentage of total loans was 1.24% and as a percentage of total nonperforming loans was 459.57%. Although management believes that the allowance for loan losses was adequate on such date to absorb probable losses on existing loans that may become uncollectible, losses in excess of the existing allowance will reduce our net income and could have a material adverse effect on our business, financial condition, results of operations and growth prospects. We may also be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management's assessment that the allowance is inadequate or as required by our banking regulators. Our banking regulators periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure and may require us to adjust our determination of the value for these items. These adjustments may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        In addition, in June 2016, the Financial Accounting Standards Board, or FASB, issued a new accounting standard that will replace the current approach under accounting principles generally accepted in the United States, or GAAP, for establishing the allowance for loan losses, which generally considers only past events and current conditions, with a forward-looking methodology that reflects the expected credit losses over the lives of financial assets, starting when such assets are first originated or acquired. Under the revised methodology, credit losses will be measured based on past events, current conditions and reasonable and supportable forecasts of future conditions that affect the collectability of financial assets. The new standard is expected to generally result in increases to allowance levels and will require the application of the revised methodology to existing financial assets through a one-time adjustment to retained earnings upon initial effectiveness. As an emerging growth company, this standard will be effective for us for fiscal years and interim periods beginning after December 15, 2021, although FASB recently announced its intention to consider delaying the required implementation of this new accounting standard.

A decline in the business and economic conditions in our market areas could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Our business activities and credit exposure, including real estate collateral for many of our loans, are concentrated in North Dakota, Minnesota and Arizona, although we also pursue business opportunities nationally. As of June 30, 2019, 95.7% of the loans in our loan portfolio were made to borrowers who live in or conduct business in those states. This concentration imposes risks from lack of geographic diversification. Weak economic conditions in North Dakota, Minnesota and Arizona may affect our business, financial condition, results of operations and growth prospects, where adverse economic developments, among other things, could affect the volume of loan originations, increase the level of nonperforming assets, increase the rate of foreclosure losses on loans and reduce the value of our loans and loan servicing portfolio. Weak economic conditions are characterized by, among other indicators, state and local government deficits, deflation, elevated levels of unemployment, fluctuations in debt and equity capital markets, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. Any regional or local economic downturn that affects North Dakota, Minnesota or Arizona or existing or prospective borrowers or property values in such areas may affect us and our profitability more significantly and more adversely than our competitors whose operations are less geographically concentrated. Further, a general economic slowdown could decrease the value of the AUA and AUM of our retirement and benefit services and wealth management businesses resulting in lower fee income, and clients could potentially seek alternative investment opportunities with other providers, which could also result in lower fee income to us. Our business is also significantly affected by monetary, trade and other regulatory policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and growth prospects.

Because a significant portion of our loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity, as well as environmental factors, could impair the value of collateral securing our real estate loans and result in loan and other losses.

        At June 30, 2019, approximately 64.6% of our total loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral. The repayment of such loans is highly dependent on the ability of the borrowers to meet their loan repayment obligations to us, which can be adversely affected by economic downturns that can lead to (i) declines in the rents and, therefore, in the cash flows generated by those real properties on which the borrowers depend to fund their loan payments to us, (ii) decreases in the values of those real properties, which make it more difficult for the borrowers to sell those real properties for amounts sufficient to repay their loans in full, and (iii) job losses of residential home buyers, which makes it more difficult for these borrowers to fund their loan payments. As a result, adverse developments affecting real estate values in our market areas could increase the credit risk associated with our real estate loan portfolio. The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the area in which the real estate is located. Adverse changes affecting real estate values and the liquidity of real estate in one or more of our markets could increase the credit risk associated with our loan portfolio, significantly impair the value of property pledged as collateral on loans and affect our ability to sell the collateral upon foreclosure without a loss or additional losses or our ability to sell those loans on the secondary market. Such declines and losses would have a material adverse effect on our business, financial condition, results of operations and growth prospects. If real estate values decline, it is also more likely that we would be required to increase our allowance for loan losses, which would have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, adverse weather events, including tornados, wildfires, flooding, and mudslides, can cause damage to the property pledged as collateral on loans, which could result in additional losses upon a foreclosure.

        In addition, if hazardous or toxic substances are found on properties pledged as collateral, the value of the real estate could be impaired. If we foreclose on and take title to such properties, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property's value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

        Commercial and industrial loans represented 29.9% of our total loan portfolio at June 30, 2019. These loans are often larger and involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation of the business involved, repayment of such loans is often more sensitive than other types of loans to the general business climate and economy. Accordingly, a challenging business and economic environment may increase our risk related to commercial loans. Unlike residential mortgage loans, which generally are made on the basis of the borrowers' ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrowers' ability to make repayment from the cash flow of the commercial venture. Our commercial and industrial loans are primarily made based on the identified cash flow of the borrower and secondarily on the collateral underlying the loans. Most often, this collateral consists of accounts receivable, inventory and equipment. Inventory and equipment may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired. Due to the larger average size of each commercial loan as compared with other loans such as residential loans, as well as collateral that is generally less readily-marketable, losses incurred on a small number of commercial loans could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our loan portfolio has a large concentration of commercial real estate loans, which involve risks specific to real estate values and the health of the real estate market generally.

        As of June 30, 2019, we had $469.4 million of commercial real estate loans, consisting of $360.6 million of loans secured by nonfarm nonresidential properties, $71.4 million of loans secured by multifamily residential properties, $26.6 million of construction and land development loans and $10.8 million of loans secured by farmland. Commercial real estate loans represented 27.4% of our total loan portfolio and 174.4% of the Bank's total capital at June 30, 2019. The market value of real estate securing our commercial real estate loans can fluctuate significantly in a short period of time as a result of market conditions. Adverse developments affecting real estate values in our market areas could increase the credit risk associated with our loan portfolio. Additionally, the repayment of commercial real estate loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow and market values of the affected properties. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then we may not be able to realize the full value of the collateral that we anticipated at the time of originating the loan, which could force us to take charge-offs or require us to increase our provision for loan losses, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Construction and land development loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

        Construction and land development loans comprised approximately 1.6% of our total loan portfolio as of June 30, 2019. Such lending involves additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction and land development loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it.

Nonperforming assets take significant time to resolve and adversely affect our net interest income.

        As of June 30, 2019, our nonperforming loans (which consist of nonaccrual loans and loans past due 90 days or more) totaled $4.6 million, or 0.27% of our total loan portfolio, and our nonperforming assets (which consist of nonperforming loans, foreclosed assets and other real estate owned) totaled $5.0 million, or 0.23% of total assets. In addition, we had $11.9 million in accruing loans that were 31-89 days delinquent as of June 30, 2019.

        Our nonperforming assets adversely affect our net interest income in various ways. We do not record interest income on nonaccrual loans or foreclosed assets, thereby adversely affecting our net income and returns on assets and equity. When we take collateral in foreclosure and similar proceedings, we are required to mark the collateral to its then-fair market value, which may result in a loss. These nonperforming loans and foreclosed assets also increase our risk profile and the level of capital our regulators believe is appropriate for us to maintain in light of such risks. The resolution of nonperforming assets requires significant time commitments from management, which increases our loan administration costs and adversely affects our efficiency ratio, and can be detrimental to the performance of their other responsibilities. If we experience increases in nonperforming loans and nonperforming assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our high concentration of large loans to certain borrowers may increase our credit risk.

        We have developed relationships with certain individuals and businesses that have resulted in a concentration of large loans to a small number of borrowers. As of June 30, 2019, our 10 largest borrowing relationships accounted for approximately 5.5% of our total loan portfolio. We have established an informal, internal limit on loans to one borrower, principal or guarantor, but we may, under certain circumstances, consider going above this internal limit in situations where management's understanding of the industry, the borrower's business and the credit quality of the borrower are commensurate with the increased size of the loan. Along with other risks inherent in these loans, such as the deterioration of the underlying businesses or property securing these loans, this high concentration of borrowers presents a risk to our lending operations. If any one of these borrowers becomes unable to repay its loan obligations as a result of business, economic or market conditions, or personal circumstances, such as divorce or death, our nonaccruing loans and our provision for loan losses could increase significantly, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The small to midsized businesses that we lend to may have fewer resources to weather adverse business developments, which may impair their ability to repay their loans.

        We lend to small to midsized businesses, which generally have fewer financial resources in terms of capital or borrowing capacity than larger entities, frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair their ability to repay their loans. In addition, the success of a small and midsized business often depends on the management talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the markets in which we operate and small to midsized businesses are adversely affected or our borrowers are otherwise affected by adverse business developments, our business, financial condition, results of operations and growth prospects may be materially adversely affected.

Real estate market volatility and future changes in our disposition strategies could result in net proceeds that differ significantly from our foreclosed asset fair value appraisals.

        As of June 30, 2019, we had $381 thousand of foreclosed assets, which consisted of properties that we obtained through foreclosure. Assets acquired through loan foreclosure are included in other assets and are initially recorded at estimated fair value less estimated selling costs. The estimated fair value of foreclosed assets is evaluated regularly and any decreases in value along with holding costs, such as taxes, insurance and utilities, are reported in noninterest expense.

        In response to market conditions and other economic factors, we may utilize alternative sale strategies other than orderly disposition as part of our foreclosed asset disposition strategy, such as immediate liquidation sales. In this event, as a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from such sales transactions could differ significantly from appraisals, comparable sales and other estimates used to determine the fair value of our foreclosed assets.

Our exposure to home equity lines of credit may increase the potential for loss.

        Our mortgage loan portfolio consists, in part, of home equity lines of credit. A large portion of home equity lines of credit are originated in conjunction with the origination of first mortgage loans eligible for sale in the secondary market, which we typically do not service if the loan is sold. By not servicing the first mortgage loans, we are unable to track the delinquency status which may indicate whether such loans are at risk of foreclosure by others. In addition, home equity lines of credit are initially offered as "revolving" lines of credit whereby the borrowers are only required to make scheduled interest payments during the initial terms of the loans, which is generally five years. Thereafter, the borrowers no longer have the ability to make principal draws from the lines and the loans convert to a fully-amortizing basis, requiring scheduled principal and interest payments sufficient to repay the loans within a certain period of time, which is generally 10 years. The conversion of a home equity line of credit to a fully amortizing basis presents an increased level of default risk to us since the borrower no longer has the ability to make principal draws on the line, and the amount of the required monthly payment could substantially increase to provide for scheduled repayment of principal and interest.

Operational, Strategic and Reputational Risks

Noninterest income represents a significant portion of our total revenue and may be negatively impacted by changes in economic or market conditions and competition.

        A significant portion of our revenue results from fee-based services provided by our retirement and benefit services business. This contrasts with many other community and regional banks that rely more heavily on interest-based sources of revenue, such as loans and investment securities. For the year ended December 31, 2018, noninterest income represented approximately 57.7% of our total revenue, a significant portion of which is derived from our retirement and benefit services business. For the six months ended June 30, 2019, noninterest income represented approximately 59.5% of our total revenue. This fee income business presents special risks not borne by other institutions that focus exclusively on banking. The level of these fees is influenced by several factors, including the number of plans and participants we provide retirement, advisory and other services for, the level of transactions within the plans, and the asset values of the plans whose fees are earned based on the level of assets in the plans. If we are unable to maintain our number of plans, participants and AUA and AUM at historical or greater levels, our fee income derived from this business may decline. For example, in a typical year we expect to experience outflows in AUA and AUM due to withdrawals, client turnover, plan terminations, mergers and acquisition activity. In 2018, we experienced outflows of $5.0 billion in our retirement and benefit services division partially offset by inflows of $4.6 billion.

        In addition, economic, market or other factors that reduce the level or rates of savings in or with our clients, either through reductions in financial asset valuations or through changes in investor preferences, could materially reduce our fee revenue. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. Declines in the financial markets or a lack of sustained growth may result in a corresponding decline in our performance and may adversely affect the value of the assets that we manage. A general economic slowdown could decrease the value of the AUA and AUM in our retirement and benefit services and wealth management businesses and result in clients potentially seeking alternative investment opportunities with other providers, which could result in lower fee income to our Company.

        Even when economic and market conditions are generally favorable, our investment performance may be adversely affected by the investment style of our asset managers and the particular investments that they make. To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our wealth management business will likely be reduced and our ability to attract new clients will likely be impaired. In addition, our management contracts generally provide for fee payments for wealth management and trust services based on the market value of AUM. Because most contracts provide for a fee based on market values of securities, fluctuations in the underlying securities values may have a material adverse effect on our revenue. Fee compression due to competitive pressures has resulted in and continues to result in significant pressure to reduce the fees we charge for our services in both our retirement and benefit services and wealth management businesses.

We may not be successful in implementing our organic growth strategy, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Part of our business strategy is to focus on organic growth, which includes leveraging our business lines across our entire client base, enhancing brand awareness and building our infrastructure. The success of our organic growth strategy depends on our ability to increase loans, deposits, AUM and AUA at acceptable risk levels without incurring offsetting increases in noninterest expense. We may not be successful in generating organic growth if we fail to effectively execute our integrated One Alerus strategy or as a result of other factors, including delays in introducing and implementing new products and services and other impediments resulting from regulatory oversight or lack of qualified personnel at our office locations. In addition, the success of our organic growth strategy will depend on maintaining sufficient regulatory capital levels and on favorable economic conditions in our primary market areas. Failure to adequately manage the risks associated with our anticipated organic growth could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

In addition to our organic growth strategy, we intend to expand our business by acquiring other banks and financial services companies, but we may not be successful in doing so, either because of an inability to find suitable acquisition candidates, constrained capital resources or otherwise.

        While a key element of our business strategy is to grow our banking franchise and increase our market share through organic growth, we intend to take advantage of opportunities to acquire other banks and financial services companies, including wealth management and retirement administration businesses, as such opportunities present themselves. Although we intend to continue to grow our business through organic growth and strategic acquisitions, because certain of our market areas are comprised of mature, rural communities with limited population growth, we anticipate that much of our future growth will be dependent on our ability to successfully implement our acquisition growth strategy. However, we may not be able to identify suitable acquisition targets or even if we do, we may not succeed in seizing such opportunities when they arise or in integrating any such banks or financial service companies within our existing business framework. In addition, even if suitable targets are identified, we expect to compete for such businesses with other potential bidders, many of which may have greater financial resources than we have, which may adversely affect our ability to make acquisitions at attractive prices. Our ability to execute on acquisition opportunities may require us to raise additional capital and to increase our capital position to support the growth of our franchise. It will also depend on market conditions over which we have no control. Moreover, certain acquisitions may require the approval of our bank regulators, and we may not be able to obtain such approvals on acceptable terms, if at all.

If we pursue additional acquisitions, it may expose us to financial, execution and operational risks that could have a material adverse effect on our business, financial position, results of operations and growth prospects.

        Since 2000, we have experienced significant growth, both organically and through acquisitions of banks and other financial service providers, including wealth management and retirement administration businesses. We plan to continue to grow our business by executing additional strategic acquisitions of all or parts of other banks or financial institutions or through the hiring of teams of employees that fit within our overall strategy and that we believe make financial and strategic sense. These acquisitions may result in us entering new markets.

        Although we do not have any current plans, arrangements or understandings to make any additional acquisitions, if we grow through acquisitions, it may expose us to financial, execution and operational risks that could have a material adverse effect on our business, financial position, results of operations and growth prospects. Acquiring other banks and financial service providers involve risks commonly associated with acquisitions, including:

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  potential exposure to unknown or contingent liabilities of the banks and businesses we acquire;

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  exposure to potential asset and credit quality issues of the acquired bank or related business;

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  difficulty and expense of integrating the operations, culture and personnel of banks and businesses we acquire, including higher than expected deposit attrition;

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  potential disruption to our business;

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  potential restrictions on our business resulting from the regulatory approval process;

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  an inability to realize the expected revenue increases, costs savings, market presence or other anticipated benefits;

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  potential diversion of our management's time and attention; and

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  the possible loss of key employees and clients of the banks and businesses we acquire.

        In addition to the foregoing, we may face additional risks in acquisitions to the extent we acquire new lines of business or new products, or enter new geographic areas, in which we have little or no current experience, especially if we lose key employees of the acquired operations. If we hire a new team of employees, we may incur additional expenses relating to their compensation without any guarantee that such new team will be successful in generating new business. In addition, if we later determine that the value of an acquired business has decreased and that the related goodwill is impaired, an impairment of goodwill charge to earnings would be recognized.

        Acquisitions involve inherent uncertainty and we cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our inability to overcome risks associated with acquisitions could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our retirement and benefit services business relies on acquisitions to maintain and grow our AUA.

        In 2018 and 2017, our retirement and benefit services business experienced outflows of AUA and AUM of $5.0 billion and $4.8 billion, respectively, due to withdrawals, client turnover, plan terminations, mergers and acquisition activity. For the six months ended June 30, 2019, we experienced outflows of $2.6 billion or 9.5 percent. We believe this level of runoff is typical in the industry. To maintain and grow this business, we believe we need to be an active acquirer and seek to complete acquisitions of retirement administration providers if we are able to find quality acquisition opportunities. If we are unable to source a pipeline of potential acquisitions of companies that we determine are a good strategic fit for our Company, our retirement and benefit services business may fail to grow or even shrink, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We have a concentration of large clients in our retirement and benefit services business, and if one of these clients were to terminate their business relationship with us or be acquired by another organization, it could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        For the year ended December 31, 2018, our 10 largest client relationships accounted for approximately 8.9% of the revenue attributable to our retirement and benefit services business. For the six months ended June 30, 2019, our 10 largest client relationships accounted for approximately 8.6% of this revenue. During a typical year, our retirement and benefit services business loses clients due to plan terminations, primarily as a result of merger and acquisition activity. If any one of these larger clients terminates their business relationship with us, either voluntarily or as a result of being acquired by another organization, it could decrease the revenue of this business line and have a material adverse effect on our business, financial condition, results of operations and growth prospects.

If we are unable to continue to originate residential real estate loans and sell them into the secondary market for a profit, our noninterest income could decrease.

        We derive a portion of our noninterest income from the origination of residential real estate loans and the subsequent sale of such loans into the secondary market. If we are unable to continue to originate and sell residential real estate loans at historical or greater levels, our residential real estate loan volume would decrease, which could decrease our earnings. A rising interest rate environment, general economic conditions, market volatility or other factors beyond our control could adversely affect our ability to originate residential real estate loans. Mortgage banking income is highly influenced by the level and direction of mortgage interest rates and real estate and refinancing activity. In a lower interest rate environment, the demand for mortgage loans and refinancing activity will tend to increase. This has the effect of increasing fee income, but could adversely impact the estimated fair value of our Company's mortgage servicing rights as the rate of loan prepayments increase. In a higher interest rate environment, the demand for mortgage loans and refinancing activity will generally be lower. This has the effect of decreasing fee income opportunities.

        The financial services industry is experiencing an increase in regulations and compliance requirements related to mortgage loan originations necessitating technology upgrades and other changes. If new regulations continue to increase and we are unable to make technology upgrades, our ability to originate mortgage loans will be reduced or eliminated. Additionally, we sell a large portion of our residential real estate loans to third party investors, and rising interest rates could negatively affect our ability to generate suitable profits on the sale of such loans. If interest rates increase after we originate the loans, our ability to market those loans is impaired as the profitability on the loans decreases. These fluctuations can have an adverse effect on the revenue we generate from residential real estate loans and in certain instances, could result in a loss on the sale of the loans.

        In addition, a prolonged period of illiquidity in the secondary mortgage market, and an increase in interest rates, could reduce the demand for residential mortgage loans and increase investor yield requirements for those loans. As a result, we may be at higher risk of retaining a larger portion of mortgage loans than in other environments until they are sold to investors. Our ability to retain residential mortgage loans is limited and could result in a reduction of loan production volumes, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        As a financial institution, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us, our clients or third parties with whom we interact, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks and malware or other cyber-attacks.

        In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyber-attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity related incidents in recent periods. Moreover, in recent periods, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information, but also sensitive financial and other personal information of their clients and employees and subjecting them to potential fraudulent activity. We are not aware that we have experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a cyber-security breach or other act, however, some of our clients may have been affected by these breaches, which could increase their risks of identity theft and other fraudulent activity that could involve their accounts with us.

        Information pertaining to us and our clients is maintained, and transactions are executed, on networks and systems maintained by us and certain third-party partners, such as our online banking, mobile banking, record keeping or accounting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our clients against fraud and security breaches and to maintain the confidence of our clients. Breaches of information security also may occur through intentional or unintentional acts by those having access to our systems or the confidential information of our clients, including employees. In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our clients and underlying transactions, as well as the technology used by our clients to access our systems. Our third party partners' inability to anticipate, or failure to adequately mitigate, breaches of security could result in a number of negative events, including losses to us or our clients, loss of business or clients, damage to our reputation, the incurrence of additional expenses, disruption to our business, additional regulatory scrutiny or penalties or our exposure to civil litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We depend on information technology and telecommunications systems, and any systems failures, interruptions or data breaches involving these systems could adversely affect our operations and financial condition.

        Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems, third party servicers, accounting systems, mobile and online banking platforms and financial intermediaries. The risks resulting from use of these systems result from a variety of factors, both internal and external. We are vulnerable to the impact of failures of our systems to operate as needed or intended. Such failures could include those resulting from human error, unexpected transaction volumes, or overall design or performance issues.

        We outsource to third parties many of our major systems, such as data processing and mobile and online banking. In addition, we recently partnered with a leading financial technology company to create an online account portal that integrates our diverse product applications into a user-friendly experience for our consumer clients. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. A system failure or service denial could result in a deterioration of our ability to process loans or gather deposits and provide customer service, compromise our ability to operate effectively, result in potential noncompliance with applicable laws or regulations, damage our reputation, result in a loss of client business or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on business, financial condition, results of operations and growth prospects. In addition, failures of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.

        It may be difficult for us to replace some of our third-party vendors, particularly vendors providing our core banking and information services, in a timely manner if they are unwilling or unable to provide us with these services in the future for any reason and even if we are able to replace them, it may be at higher cost or result in the loss of clients. Any such events could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Our operations rely heavily on the secure processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. We also interact with and rely on retailers, for whom we process transactions, as well as financial counterparties and regulators. Each of these third parties may be targets of the same types of fraudulent activity, computer break-ins and other cyber security breaches described above, and the cyber security measures that they maintain to mitigate the risk of such activity may be different than our own and may be inadequate.

        Because financial entities and technology systems are becoming more interdependent and complex, a cyber incident, information breach or loss, or technology failure that compromises the systems or data of one or more financial entities could have a material impact on counterparties or other market participants, including ourselves. As a result of the foregoing, our ability to conduct business may be adversely affected by any significant disruptions to us or to third parties with whom we interact.

Uncertainty relating to the London Inter-Bank Offered Rate ("LIBOR") calculation process and potential phasing out of LIBOR may adversely affect our results of operations.

        Regulators and law enforcement agencies in a number of countries are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers' Association ("BBA") in connection with the calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the value of LIBOR-based loans and securities in our portfolio, and may impact the availability and cost of hedging instruments and borrowings. If LIBOR rates are no longer available, and we are required to implement substitute indices for the calculation of interest rates under our loan agreements, we may incur additional expenses in effecting the transition, and we may be subject to disputes or litigation with clients over the appropriateness or comparability to LIBOR of the substitute indices, which could have an adverse effect on our results of operations. As of June 30, 2019, approximately $366.0 million of our outstanding loans had interest rates tied to LIBOR market rates.

Potential losses incurred in connection with possible repurchases and indemnification payments related to mortgages that we have sold into the secondary market may require us to increase our financial statement reserves in the future.

        We engage in the origination and sale of residential real estate loans into the secondary market. In connection with such sales, we make certain representations and warranties, which, if breached, may require us to repurchase such loans or indemnify the purchasers of such loans for actual losses incurred in respect of such loans. These representations and warranties vary based on the nature of the transaction and the purchaser's or insurer's requirements but generally pertain to the ownership of the mortgage loan, the real property securing the loan and compliance with applicable laws and applicable lender and government-sponsored entity underwriting guidelines in connection with the origination of the loan. While we believe our mortgage lending practices and standards to be adequate, we may receive repurchase or indemnification requests in the future, which could be material in volume. If that were to happen, we could incur losses in connection with loan repurchases and indemnification claims, and any such losses might exceed our financial statement reserves, requiring us to increase such reserves. In that event, any losses we might have to recognize and any increases we might have to make to our reserves could have a material adverse effect on our business, financial position, results of operations and growth prospects.

We are highly dependent on our executive management team, and the loss of any of our senior executive officers or other key employees, or our inability to attract and retain qualified personnel, could harm our ability to implement our strategic plan and impair our relationships with clients.

        Our success is dependent, to a large degree, upon the continued service and skills of our executive management team, which consists of Randy Newman, our Chairman, President and Chief Executive Officer, Katie Lorenson, our Chief Financial Officer, Ann McConn, our Chief Business Officer, Kris Compton, our Chief Strategy Officer and Karin Taylor, our Chief Risk Officer. Our business and growth strategies are built primarily upon our ability to retain employees with experience and business relationships within our market areas. The loss of any of the members of our executive management team or any of our other key personnel, including our client relationship managers, could have an adverse impact on our business and growth because of their skills, years of industry experience, knowledge of our market areas, the difficulty of finding qualified replacement personnel and any difficulties associated with transitioning of responsibilities to any new members of the executive management team. As such, we need to continue to attract and retain key personnel and to recruit qualified individuals who fit our culture to succeed existing key personnel to ensure the continued growth and successful operation of our business. Leadership changes may occur from time to time, and except as noted below, we cannot predict whether significant retirements or resignations will occur or whether we will be able to recruit additional qualified personnel. Kris Compton, our Chief Strategy Officer, has advised us that she is planning to retire from our Company at the end of 2019. As part of our succession plan, we intend to fill the vacated position by identifying a pool of internal and external candidates and ultimately selecting the most qualified individual. But we may be unsuccessful in finding a qualified candidate to replace Ms. Compton, which could negatively impact our Company.

        Competition for senior executives and skilled personnel in the financial services industry is intense, which means the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. In addition, our ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by applicable banking laws and regulations. The loss of the services of any senior executive or other key personnel, the inability to recruit and retain qualified personnel in the future or the failure to develop and implement a viable succession plan could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our ability to retain and recruit employees is critical to the success of our business strategy and any failure to do so could impair our customer relationships and adversely affect our business, financial condition, results of operations and growth prospects.

        Our ability to retain and grow our loans, deposits and fee income depends upon the business generation capabilities, reputation and relationship management skills of our employees. If we lose the services of any of our employees, including successful employees employed by banks or other businesses that we may acquire, to a new or existing competitor or otherwise, we may not be able to retain valuable relationships and some of our customers could choose to use the services of a competitor instead of our services.

        Our success and growth strategy also depends on our continued ability to attract and retain experienced employees for all of our business lines. We may face difficulties in recruiting and retaining personnel of our desired caliber, including as a result of competition from other financial institutions. Competition for high quality personnel is strong and we may not be successful in attracting or retaining the personnel we require. In particular, many of our competitors are significantly larger with greater financial resources, and may be able to offer more attractive compensation packages and broader career opportunities. Additionally, we may incur significant expenses and expend significant time and resources on training, integration and business development before we are able to determine whether a new employee will be profitable or effective in his or her role. If we are unable to attract and retain a successful customer development and management team or if our customer development and management team fails to meet our expectations in terms of customer relationships and profitability, we may be unable to execute our business strategy and our business, financial condition, results of operations and growth prospects may be negatively affected.

Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our business and the value of our stock.

        We rely, in part, on our reputation to attract clients and retain our client relationships. Damage to our reputation could undermine the confidence of our current and potential clients in our ability to provide high-quality financial services. Such damage could also impair the confidence of our counterparties and vendors and ultimately affect our ability to effect transactions. In particular, our ability to attract and retain clients and employees could be adversely affected to the extent our reputation is damaged. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and our business prospects. These issues include, but are not limited to, legal and regulatory requirements; privacy; client and other third-party fraud; properly maintaining and safeguarding client and employee personal information; money-laundering; illegal or fraudulent sales practices; ethical issues; appropriately addressing potential conflicts of interest; and the proper identification and disclosure of the legal, reputational, credit, liquidity, and market risks inherent in our products. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions, reputational harm and legal risks, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines, and penalties and cause us to incur related costs and expenses. In addition, our businesses are dependent on the integrity of our relationship, asset managers and other employees. If a relationship manager, asset manager or other employee were to misappropriate any client funds or client information, the reputation of our businesses could be negatively affected, which may result in the loss of accounts and could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Maintenance of our reputation depends not only on our success in maintaining our service-focused culture and controlling and mitigating the various risks described in this prospectus, but also on our success in identifying and appropriately addressing issues that may arise in the areas described above. Maintaining our reputation also depends on our ability to successfully prevent third parties from infringing on the "Alerus" brand and associated trademarks and our other intellectual property. Defense of our reputation, trademarks and other intellectual property, including through litigation, could result in costs that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our use of third-party vendors and our other ongoing third-party business relationships is subject to increasing regulatory requirements and attention.

        Our use of third party vendors, including the financial technology company we recently partnered with to create a customer portal, for certain information systems is subject to increasingly demanding regulatory requirements and attention by our federal bank regulators. Recent regulations require us to enhance our due diligence, ongoing monitoring and control over our third-party vendors and other ongoing third-party business relationships. In certain cases, we may be required to renegotiate our agreements with these vendors to meet these enhanced requirements, which could increase our costs. We expect that our regulators will hold us responsible for deficiencies in our oversight and control of our third-party relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines, as well as requirements for client remediation, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology or we may experience operational challenges when implementing new technology.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving clients, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience as well as to create additional efficiencies in our operations. We may experience operational challenges as we implement these new technology enhancements, which could result in us not fully realizing the anticipated benefits from such new technology or require us to incur significant costs to remedy any such challenges in a timely manner.

        Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to offer, which would put us at a competitive disadvantage. Accordingly, a risk exists that we will not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our clients.

        In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws.

We expect that new technologies and business processes applicable to the financial services industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. Because the pace of technological change is high and our industry is intensely competitive, we may not be able to sustain our investment in new technology as critical systems and applications become obsolete or as better ones become available. A failure to successfully keep pace with technological change affecting the financial services industry and failure to avoid interruptions, errors and delays could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

        Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

        We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition results of operations and growth prospects.

Our business and operations may be adversely affected in numerous and complex ways by weak economic conditions and global trade.

        Our businesses and operations, which primarily consist of lending money to clients in the form of commercial and residential mortgage loans, borrowing money from clients in the form of deposits and savings accounts, investing in securities, and providing wealth management, trust and fiduciary and recordkeeping services, are sensitive to general business and economic conditions in the United States. If the United States economy weakens, our growth and profitability from our lending, deposit and investment operations could be constrained. Uncertainty about the federal fiscal policymaking process, the medium- and long-term fiscal outlook of the federal government, and future tax rates is a concern for businesses, consumers and investors in the United States. In addition, economic conditions in foreign countries and weakening global trade due to increased anti-globalization sentiment and recent tariff activity could affect the stability of global financial markets, which could hinder the economic growth of the United States. Weak economic conditions are characterized by deflation, fluctuations in debt and equity capital markets, a lack of liquidity or depressed prices in the secondary market for loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. The current economic environment is also characterized by interest rates remaining at historically low levels, which impacts our ability to attract deposits and to generate attractive earnings through our investment portfolio. Further, a general economic slowdown could decrease the value of our AUA and AUM resulting in clients potentially seeking alternative investment opportunities with other providers, which could result in lower fee income. All of these factors are detrimental to our business, and the interplay between these factors can be complex and unpredictable. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We depend on the accuracy and completeness of information about clients and counterparties.

        In deciding whether to extend credit or enter into other transactions, and in evaluating and monitoring our loan portfolio on an ongoing basis, we may rely on information furnished by or on behalf of clients and counterparties, including financial statements, credit reports and other financial information. We may also rely on representations of those clients or counterparties or of other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate, incomplete, fraudulent or misleading financial statements, credit reports or other financial or business information, or the failure to receive such information on a timely basis, could result in loan losses, reputational damage or other effects that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

New lines of business, products, product enhancements or services may subject us to additional risks.

        From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances in which the markets are not fully developed. In implementing, developing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources, although we may not assign the appropriate level of resources or expertise necessary to make these new lines of business, products, product enhancements or services successful or to realize their expected benefits. Further, initial timetables for the introduction and development of new lines of business, products, product enhancements or services may not be achieved, and price and profitability targets may not prove feasible.

        External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also affect the successful implementation of a new line of business or offerings of new products, product enhancements or services. Further, any new line of business, product, product enhancement or service or system conversion could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We face intense competition from other banks and financial services companies that could hurt our business.

        We operate in the highly competitive financial services industry and face significant competition for clients from financial institutions located both within and beyond our market areas. Overall, we compete with national commercial banks, regional banks, private banks, mortgage companies, online lenders, savings banks, credit unions, non-bank financial services companies, other financial institutions, including investment advisory and wealth management firms, financial technology companies and securities brokerage firms, operating within or near the areas we serve. Many of our non-bank competitors are not subject to the same extensive regulations that govern our activities and may have greater flexibility in competing for business. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation.

        In our banking business, we may not be able to compete successfully with other financial institutions in our markets, particularly with larger financial institutions that have significantly greater resources than us, and we may have to pay higher interest rates to attract deposits, accept lower yields to attract loans and pay higher wages for new employees, resulting in lower net interest margins and reduced profitability. In addition, increased lending activity of competing banks has also led to increased competitive pressures on loan rates and terms for high-quality credits.

        Competition in the retirement and benefit services and wealth management businesses is especially strong in our geographic market areas because there are numerous well-established, well-resourced, well-capitalized, and successful investment management, wealth advisory and wealth management and trust firms in these areas. In addition, the record keeping and administration industry is dominated by a small number of larger institutions that may charge fees that are lower than we charge for similar services. Our ability to successfully attract and retain retirement and benefit services and wealth management clients is dependent upon our ability to compete with competitors' investment, advisory, fiduciary and recordkeeping products and services, levels of investment performance and marketing and distribution capabilities. If we are unable to compete effectively with other banking or other financial services businesses, we could find it more difficult to attract new and retain existing clients and our noninterest income could decline, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        We originate, sell and service residential mortgage loans. Our mortgage business faces vigorous competition from banks and other financial institutions, including larger financial institutions and independent mortgage companies. Our mortgage business competes on a number of factors including customer service, quality and range of products and services offered, price, reputation, interest rates, closing process and duration, and loan origination fees, and the ability to attract and retain skilled mortgage origination professionals is critical to our mortgage origination business. Changes in interest rates and pricing decisions by our loan competitors affect demand for our residential mortgage loan products, the revenue realized on the sale of loans and revenues received from servicing such loans for others, ultimately reducing our noninterest income. In addition, if we are unable to attract and retain enough skilled employees, our mortgage origination volume may decline.

Our business and operations may be adversely affected in numerous and complex ways by external business disruptors in the financial services industry.

        The financial services industry is undergoing rapid change, as technology enables traditional banks to compete in new ways and non-traditional entrants to compete in certain segments of the banking market, in some cases with reduced regulation. As client preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for banks to expand their geographic reach by providing services over the internet and for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems, online lending and low-cost investment advisory services. New entrants may use new technologies, advanced data and analytic tools, lower cost to serve, reduced regulatory burden or faster processes to challenge traditional banks. For example, new business models have been observed in retail payments, consumer and commercial lending, foreign exchange and low-cost investment advisory services. While we closely monitor business disruptors and seek to adapt to changing technologies, matching the pace of innovation exhibited by new and differently situated competitors may require us and policy-makers to adapt at a greater pace. Because the financial services industry is experiencing rapid changes in technology, our future success will depend in part on our ability to address our clients' needs by using technology. Client loyalty can be influenced by a competitor's new products, especially offerings that could provide cost savings or a higher return to the client.

The investment management contracts we have with our clients are terminable without cause and on relatively short notice by our clients, which makes us vulnerable to short-term declines in the performance of the securities under our management.

        Like most investment advisory and wealth management businesses, the investment advisory contracts we have with our clients are typically terminable by the client without cause upon less than 30 days' notice. As a result, even short-term declines in the performance of the securities we manage, which can result from factors outside our control, such as adverse changes in market or economic conditions or the poor performance of some of the investments we have recommended to our clients, could lead some of our clients to move assets under our management to other asset classes such as broad index funds or treasury securities, or to investment advisors which have investment product offerings or investment strategies different than ours. Therefore, our operating results are heavily dependent on the financial performance of our investment portfolios and the investment strategies we employ in our investment advisory businesses and even short-term declines in the performance of the investment portfolios we manage for our clients, whatever the cause, could result in a decline in AUM and a corresponding decline in investment management fees, which would adversely affect our results of operations.

Severe weather, natural disasters, pandemics, acts of war or terrorism or other adverse external events could significantly impact our business.

        Severe weather, natural disasters, widespread disease or pandemics, acts of war or terrorism or other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue or cause us to incur additional expenses. The occurrence of any of these events in the future could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our wealth management business is dependent on asset managers to produce investment returns and financial advisors to solicit and retain clients, and the loss of a key asset manager or financial advisor could adversely affect our wealth management business.

        We rely on our asset managers to produce investment returns and financial advisors to advise clients of our wealth management business. We believe that investment performance is an important factor for the growth of our AUM. Poor investment performance could impair our revenues and growth because existing clients might withdraw funds in favor of better performing products, which would result in lower investment management fees, or our ability to attract funds from existing and new clients might diminish.

        The market for asset managers and financial advisors is extremely competitive and is increasingly characterized by frequent movement of these types of employees among different firms. In addition, our asset managers and financial advisors often have regular direct contact with our clients, which can lead to a strong client relationship based on the client's trust in that individual manager or advisor. The loss of a key asset manager or financial advisor could jeopardize our relationships with our clients and lead to the loss of client accounts. Losses of such accounts could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We may be adversely affected by the soundness of certain securities brokerage firms.

        At the end of 2018, we made the decision to no longer provide custodial services for our clients through our broker-dealer subsidiary. Instead, client investment accounts are maintained under custodial arrangements with large, well established securities brokerage firms or bank institutions that provide custodial services, either directly or through arrangements made by us with those firms. As a result, the performance of, or even rumors or questions about the integrity or performance of, any of those firms could adversely affect the confidence of our clients in the services provided by those firms or otherwise adversely impact their custodial holdings. Such an occurrence could negatively impact our ability to retain existing or attract new clients and, as a result, could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Liquidity and Funding Risks

Liquidity risks could affect our operations and jeopardize our business, financial condition, results of operations and growth prospects.

        Liquidity is essential to our business. Liquidity risk is the risk that we will not be able to meet our obligations, including financial commitments, as they come due and is inherent in our operations. An inability to raise funds through deposits, borrowings, the sale of loans or investment securities and from other sources could have a substantial negative effect on our liquidity.

        Our most important source of funds consists of our client deposits, which can decrease for a variety of reasons, including when clients perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. Our future growth will largely depend on our ability to maintain and grow a strong deposit base and our ability to retain our largest retirement and benefit services and wealth management clients, many of whom are also depositors. If clients, including our retirement and benefit services and wealth management clients, move money out of bank deposits and into other investments, we could lose a relatively low-cost source of funds, which would require us to seek other funding alternatives, including increasing our dependence on wholesale funding sources, in order to continue to grow, thereby increasing our funding costs and reducing our net interest income and net income.

        Additionally, we access collateralized public funds, which are bank deposits of state and local municipalities. These deposits are required to be secured by certain investment grade securities to ensure repayment, which reduces standby liquidity by restricting the potential liquidity of the pledged collateral. As of June 30, 2019, we had pledged $129.4 million of investment securities for this purpose, which represented approximately 50.5% of our total securities portfolio. If we are unable to pledge sufficient collateral to secure public funding, we may lose access to this source of liquidity that we have historically relied upon. In addition, the availability of and fluctuations in these funds depends on the individual municipality's fiscal policies and cash flow needs.

        Other primary sources of funds consist of cash from operations, investment security maturities and sales and proceeds from the issuance and sale of our equity and debt securities to investors. Additional liquidity is provided by repurchase agreements and the ability to borrow from the Federal Reserve and the Federal Home Loan Bank of Des Moines, or FHLB. We may also borrow from third-party lenders from time to time. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry. Economic conditions and a loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve. There is also the potential risk that collateral calls with respect to our repurchase agreements could reduce our available liquidity.

        Any decline in available funding could adversely impact our ability to continue to implement our strategic plan, including originating loans and investing in securities, or to fulfill obligations such as paying our expenses, repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We may not be able to maintain a strong core deposit base or other low-cost funding sources.

        We depend primarily on core deposits from our clients, which consist of noninterest bearing deposits, interest bearing checking accounts, certificates of deposit less than $250,000 and money market savings accounts, as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to maintain and grow this strong, core deposit base and our ability to retain our retirement and benefit and wealth management clients, many of whom are also depositors. Deposit and account balances can decrease when clients perceive alternative investments, such as the stock market or real estate, as providing a better risk/return tradeoff. If clients, including our retirement and benefit and wealth management clients, move money out of bank deposits or money market accounts and into investments (or similar deposit products at other institutions that may provide a higher rate of return), we could lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income.

        We supplement our core deposit funding with non-core, short-term funding sources, including FHLB advances and fed funds purchased. As of June 30, 2019, we had approximately $6.4 million of secured fed funds purchased from the FHLB and no unsecured fed funds purchased. Our maximum borrowing capacity from the FHLB is based on the amount of mortgage and commercial loans we can pledge. As of June 30, 2019, our advances from the FHLB were collateralized by $865.5 million of real estate loans. If we are unable to pledge sufficient collateral to secure funding from the FHLB, we may lose access to this source of liquidity. If we are unable to access any of these types of funding sources or if our costs related to them increases, our liquidity and ability to support demand for loans could be materially adversely affected.

Our high concentration of large depositors may increase our liquidity risk.

        We have developed relationships with certain individuals and businesses that have resulted in a concentration of large deposits from a small number of clients. As of June 30, 2019, our 10 largest depositor relationships accounted for approximately 12.1% of our total deposits. This high concentration of depositors presents a risk to our liquidity if one or more of them decides to change its relationship with us and to withdraw all or a significant portion of their accounts. If such an event occurs, we may need to seek out alternative sources of funding that may not be on the same terms as the deposits being replaced, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Our liquidity is largely dependent on dividends from the Bank.

        The Company is a legal entity separate and distinct from the Bank. A substantial portion of our cash flow, including cash flow to pay principal and interest on our debt, comes from dividends the Company receives from the Bank. Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to the Company. As of June 30, 2019, the Bank had the capacity to pay the Company a dividend of up to $44.2 million without the need to obtain prior regulatory approval. Also, the Company's right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service our debt, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our business, financial condition, results of operations and growth prospects, as well as our ability to maintain regulatory compliance, would be adversely affected.

        We face significant capital and other regulatory requirements as a financial institution. Although management believes that funds raised in this offering will be sufficient to fund operations and growth initiatives for at least the next 18 months based on our estimated future operations, we may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. We do not have any current plans, arrangements or understandings to make any additional acquisitions.

        In addition, our Company, on a consolidated basis, and the Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Regulatory capital requirements could increase from current levels, which could require us to raise additional capital or contract our operations. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, our credit ratings, our ability to maintain a listing on Nasdaq and our financial condition and performance. If we fail to maintain an investment grade credit rating, it may adversely impact our ability to raise capital or incur additional debt. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our business, financial condition, results of operations and growth prospects would be materially and adversely affected.

We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.

        Financial services institutions that deal with each other are interconnected as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Concerns about, or a default by, one institution could lead to significant liquidity problems and losses or defaults by other institutions, as the commercial and financial soundness of many financial institutions is closely related as a result of these credit, trading, clearing and other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity problems and losses or defaults by various institutions. This systemic risk may adversely affect financial intermediaries with which we interact on a daily basis or key funding providers such as the FHLB, any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We receive substantial deposits and AUM as a result of referrals by professionals, such as attorneys, accountants, and doctors, and such referrals are dependent upon the continued positive interaction with and financial health of those referral sources.

        Many of our deposit clients and clients of our wealth management business are individuals involved in professional vocations, such as lawyers, accountants, and doctors. These clients are a significant source of referrals for new clients in both the deposit and wealth management areas. If we fail to adequately serve these professional clients with our deposit services, lending, wealth management products and other services, this source of referrals may diminish, which could have a negative impact on our financial results. Further, if the economy in the geographic areas that we serve is negatively impacted, the amount of deposits and services that these professional individuals will utilize and the number of referrals that they will make may decrease, which may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Legal, Accounting and Compliance Risks

Our risk management framework may not be effective in mitigating risks or losses to us.

        Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and it may not adequately mitigate any risk or loss to us. If our framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations and growth prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

Our accounting estimates and risk management processes and controls rely on analytical and forecasting techniques and models and assumptions, which may not accurately predict future events.

        Our accounting policies and methods are fundamental to the way we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management's judgment of the most appropriate manner to report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet which may result in our reporting materially different results than would have been reported under a different alternative.

        Certain accounting policies are critical to presenting our financial condition and results of operations. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. If our underlying assumptions or estimates prove to be incorrect, it could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Our risk management processes, internal controls, disclosure controls and corporate governance policies and procedures are based in part on certain assumptions and can provide only reasonable (not absolute) assurances that the objectives of the system are met. Any failure or circumvention of our controls, processes and procedures or failure to comply with regulations related to controls, processes and procedures could necessitate changes in those controls, processes and procedures, which may increase our compliance costs, divert management attention from our business or subject us to regulatory actions and increased regulatory scrutiny. Any of these could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Changes in accounting policies or standards could materially impact our financial statements.

        From time to time, the FASB or the Securities and Exchange Commission, or SEC, may change the financial accounting and reporting standards that govern the preparation of our financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, or apply an existing standard differently, in each case resulting in our needing to revise or restate prior period financial statements.

The obligations associated with being a public company will require significant resources and management attention, which may divert time and attention from our business operations.

        As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition with the SEC. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. We anticipate that these costs will materially increase our general and administrative expenses, which will negatively affect our efficiency ratio. Further, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our strategic plan, which could prevent us from successfully implementing our growth initiatives and improving our business, results of operations and financial condition.

        As an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from our auditors on management's assessment of our internal control over financial reporting. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them.

The financial reporting resources we have put in place may not be sufficient to ensure the accuracy of the additional information we are required to disclose as a publicly listed company.

        As a result of becoming a publicly listed company, we will be subject to the heightened financial reporting standards under GAAP and SEC rules, including more extensive levels of disclosure. Complying with these standards requires enhancements to the design and operation of our internal control over financial reporting as well as additional financial reporting and accounting staff with appropriate training and experience in GAAP and SEC rules and regulations.

        If we are unable to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results accurately, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If material weaknesses or other deficiencies occur, our ability to report our financial results accurately and timely could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the Nasdaq Capital Market, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Even if we are able to report our financial statements accurately and in a timely manner, any failure in our efforts to implement the improvements or disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

        In addition, the JOBS Act provides that, so long as we qualify as an emerging growth company, we will be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. We may take advantage of this exemption so long as we qualify as an emerging growth company.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

        Our business is subject to increased litigation and regulatory risks because of a number of factors, including the highly regulated nature of the financial services industry and the focus of state and federal prosecutors on banks and the financial services industry generally. This focus has only intensified since the financial crisis, with regulators and prosecutors focusing on a variety of financial institution practices and requirements, including foreclosure practices, compliance with applicable consumer protection laws, classification of "held for sale" assets and compliance with anti-money laundering statutes, the Bank Secrecy Act and sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or U.S. Treasury.

        In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our current or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Moreover, U.S. authorities have been increasingly focused on "conduct risk," a term that is used to describe the risks associated with behavior by employees and agents, including third-party vendors, that could harm clients, consumers, investors or the markets, such as failures to safeguard consumers' and investors' personal information, failures to identify and manage conflicts of interest and improperly creating, selling and marketing products and services. In addition to increasing compliance risks, this focus on conduct risk could lead to more regulatory or other enforcement proceedings and litigation, including for practices which historically were acceptable but are now receiving greater scrutiny. Further, while we take numerous steps to prevent and detect conduct by employees and agents that could potentially harm clients, investors or the markets, such behavior may not always be deterred or prevented. Banking regulators have also focused on the overall culture of financial services firms. In addition to regulatory restrictions or structural changes that could result from perceived deficiencies in our culture, such focus could also lead to additional regulatory proceedings.

If the goodwill that we recorded in connection with our recent acquisitions becomes impaired, it could have a negative impact on our financial condition and results of operations.

        As of June 30, 2019, we had goodwill of $27.3 million, or 12.8% of our total stockholders' equity, including ESOP-owned shares. The excess purchase consideration over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment has occurred. In testing for impairment, we conduct a qualitative assessment, and we also estimate the fair value of net assets based on analyses of our market value, discounted cash flows and peer values. Consequently, the determination of the fair value of goodwill is sensitive to market-based economics and other key assumptions. Variability in market conditions or in key assumptions could result in impairment of goodwill, which is recorded as a non-cash adjustment to income. An impairment of goodwill could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We are subject to extensive regulation, and the regulatory framework that applies to us, together with any future legislative or regulatory changes, may significantly affect our operations.

        The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, clients, federal deposit insurance funds and the banking system as a whole, not for the protection of our stockholders. Our Company is subject to supervision and regulation by the Federal Reserve, and the Bank is subject to supervision and regulation by the Office of the Comptroller of the Currency, or OCC, and the FDIC. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept, maintenance of adequate capital and liquidity, changes in the control of us and our Bank, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is the risk that such approvals may not be obtained, either in a timely manner or at all. Our regulators also have the ability to compel us to take certain actions, or restrict us from taking certain actions entirely, such as actions that our regulators deem to constitute an unsafe or unsound banking practice. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Since the financial crisis, federal and state banking laws and regulations, as well as interpretations and implementations of these laws and regulations, have undergone substantial review and change. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, drastically revised the laws and regulations under which we operate. As an institution with less than $10 billion in assets, certain elements of the Dodd-Frank Act have not been applied to us and provisions of the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018, or Regulatory Relief Act, are intended to result in meaningful regulatory relief for community banks and their holding companies. While we endeavor to maintain safe banking practices and controls beyond the regulatory requirements applicable to us, our internal controls may not match those of larger banking institutions that are subject to increased regulatory oversight.

        Financial institutions generally have also been subjected to increased scrutiny from regulatory authorities. This increased regulatory burden has resulted and may continue to result in increased costs of doing business and may in the future result in decreased revenues and net income, reduce our ability to compete effectively to attract and retain clients, or make it less attractive for us to continue providing certain products and services. Any future changes in federal and state laws and regulations, as well as the interpretation and implementation of such laws and regulations, could affect us in substantial and unpredictable ways, including those listed above or other ways that could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Recent political developments, including the change in administration in the United States, have increased additional uncertainty to the implementation, scope and timing of regulatory reforms.

Our retirement and benefit services and wealth management businesses are highly regulated, and the regulators have the ability to limit or restrict our activities and impose fines or suspensions on the conduct of our business.

        Our retirement and benefit services and wealth management businesses are highly regulated, primarily at the federal level. The failure of any of our businesses that provide investment management or wealth management and trust services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions. We are also subject to the provisions and regulations of the Employee Retirement Income Security Act of 1974, or ERISA, to the extent that we act as a "fiduciary" under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans. Changes in these laws or regulations could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We may be subject to claims and litigation relating to our fiduciary responsibilities.

        Some of the services we provide, such as trust and investment services, require us to act as fiduciaries for our clients and others. From time to time, third parties make claims and take legal action against us pertaining to the performance of our fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to us, we may be exposed to significant financial liability or our reputation could be damaged. Either of these results may adversely impact demand for our products and services or otherwise have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Changes in tax laws and regulations, or changes in the interpretation of existing tax laws and regulations, may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        We operate in an environment that imposes income taxes on our operations at both the federal and state levels to varying degrees. We engage in certain strategies to minimize the impact of these taxes. Consequently, any change in tax laws or regulations, or new interpretation of an existing law or regulation, could significantly alter the effectiveness of these strategies.

        The net deferred tax asset reported on our balance sheet generally represents the tax benefit of future deductions from taxable income for items that have already been recognized for financial reporting purposes. The bulk of these deferred tax assets consists of deferred loan loss deductions and deferred compensation deductions. The net deferred tax asset is measured by applying currently-enacted income tax rates to the accounting period during which the tax benefit is expected to be realized. As of June 30, 2019, our net deferred tax asset was $7.6 million.

        On December 22, 2017, Public Law 115-97, commonly known as the Tax Cuts and Jobs Act, was signed into law. The act includes numerous changes to existing tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%, which took effect on January 1, 2018. The reduction in the federal corporate income tax rate resulted in an impairment of our net deferred tax asset based on our revaluation of the future tax benefit of these deferrals using the lower tax rate. We recorded this impairment as an additional expense of $4.8 million in the fourth quarter of 2017.

        In addition, the Tax Cuts and Jobs Act contains several provisions that will affect the tax consequences of home ownership and related borrowing. We cannot predict what impact, if any, the Tax Cuts and Jobs Act will have on our mortgage lending business or the value of homes securing mortgages or other loans, but any decrease in mortgage lending, decrease in home values, or early repayment of mortgage loans caused by changes to the tax code as a result of the Tax Cuts and Jobs Act could have a material adverse effect on our earnings and capital.

There is uncertainty surrounding potential legal, regulatory and policy changes by new presidential administrations in the United States that may directly affect financial institutions and the global economy.

        Changes in federal policy and at regulatory agencies occur over time through policy and personnel changes following elections, which lead to changes involving the level of oversight and focus on the financial services industry. The nature, timing and economic and political effects of potential changes to the current legal and regulatory framework affecting financial institutions remain highly uncertain. Uncertainty surrounding future changes may adversely affect our operating environment and therefore our business, financial condition, results of operations and growth prospects.

We are subject to stringent capital requirements.

        Banking institutions are required to hold more capital as a percentage of assets than most industries. In the wake of the global financial crisis, our capital requirements increased, both in the amount of capital we must hold and in the quality of the capital to absorb losses. Holding high amounts of capital compresses our earnings and constrains growth. In addition, the failure to meet applicable regulatory capital requirements could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could affect client and investor confidence, our costs of funds and FDIC insurance costs and our ability to make acquisitions and result in a material adverse effect on our business, financial condition, results of operations and growth prospects.

Federal regulators periodically examine our business, and we may be required to remediate adverse examination findings.

        The Federal Reserve and the OCC periodically examine us, including our operations and our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, asset concentrations, earnings prospects, management, liquidity, sensitivity to market risk or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place us into receivership or conservatorship. Any regulatory action against us could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

        The Community Reinvestment Act of 1977, or CRA, requires the Bank, consistent with safe and sound operations, to ascertain and meet the credit needs of its entire community, including low and moderate-income areas. Our failure to comply with the CRA could, among other things, result in the denial or delay of certain corporate applications filed by us, including applications for branch openings or relocations and applications to acquire, merge or consolidate with another banking institution or holding company. In addition, the CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations prohibit discriminatory lending practices by financial institutions. The U.S. Department of Justice, federal banking agencies and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution's compliance with fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion and restrictions on entering new business lines. Private parties may also challenge an institution's performance under fair lending laws in private class action litigation. In addition, new regulations, increased regulatory reviews or changes in the structure of the secondary mortgage markets which we utilize to sell mortgage loans may be introduced and may increase costs and make it more difficult to operate a residential mortgage origination business. Any of the actions described above could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations could result in fines or sanctions against us.

        The Bank Secrecy Act, the USA Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and to file reports such as suspicious activity and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. The federal banking agencies and Financial Crimes Enforcement Network are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice, Drug Enforcement Administration and IRS. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of any financial institution we acquire in the future are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including any acquisitions.

        Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

        We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively affected by these laws. For example, our business is subject to the Gramm-Leach-Bliley Act which, among other things (i) imposes certain limitations on our ability to share nonpublic personal information about our clients with nonaffiliated third parties, (ii) requires that we provide certain disclosures to clients about our information collection, sharing and security practices and afford clients the right to "opt out" of any information sharing by us with nonaffiliated third parties (with certain exceptions) and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities and the sensitivity of client information we process, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer or employee information and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission and the Consumer Financial Protection Bureau, or CFPB, as well as at the state level, such as with regard to mobile applications.

        Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting client or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to our reputation, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The Federal Reserve may require us to commit capital resources to support the Bank.

        As a matter of policy, the Federal Reserve expects a financial holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. The Dodd-Frank Act codified the Federal Reserve's policy on serving as a source of financial strength. Under the "source of strength" doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution's general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by our Company to make a required capital injection becomes more difficult and expensive and could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

New and future rulemaking by the CFPB and other regulators, as well as enforcement of existing consumer protection laws, may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        The CFPB has the authority to implement and enforce a variety of existing federal consumer protection statutes and to issue new regulations but, with respect to institutions of our size, does not have primary examination and enforcement authority with respect to such laws and regulations. The authority to examine depository institutions with $10.0 billion or less in assets, like us, for compliance with federal consumer laws remains largely with our primary federal regulator, the OCC. However, the CFPB may participate in examinations of smaller institutions on a "sampling basis" and may refer potential enforcement actions against such institutions to their primary regulators. In some cases, regulators such as the Federal Trade Commission and the Department of Justice also retain certain rulemaking or enforcement authority, and we also remain subject to certain state consumer protection laws. As an independent bureau within the Federal Reserve, the CFPB may impose requirements more severe than the previous bank regulatory agencies. The CFPB has placed significant emphasis on consumer complaint management and has established a public consumer complaint database to encourage consumers to file complaints they may have against financial institutions. We are expected to monitor and respond to these complaints, including those that we deem frivolous, and doing so may require management to reallocate resources away from more profitable endeavors.

The level of our commercial real estate portfolio may subject us to heightened regulatory scrutiny.

        The federal banking regulators have issued guidance regarding concentrations in commercial real estate lending directed at institutions that have particularly high concentrations of commercial real estate loans within their lending portfolios. This guidance suggests that institutions whose commercial real estate loans exceed certain percentages of capital should implement heightened risk management practices appropriate to their concentration risk and may be required to maintain higher capital ratios than institutions with lower concentrations in commercial real estate lending. As of June 30, 2019, our commercial real estate loans represented 174.4% of the Bank's total capital, and as of such date, we were not deemed to have a concentration in commercial real estate lending under applicable regulatory guidelines. We may, at some point, be considered to have a concentration in the future, or our risk management practices may be found to be deficient, which could result in increased reserves and capital costs, as well as potential regulatory enforcement actions, all of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Market and Interest Rate Risks

Our business is subject to interest rate risk, and fluctuations in interest rates may adversely affect our earnings.

        Fluctuations in interest rates may negatively affect our business and may weaken demand for some of our products. Our earnings and cash flows are dependent, in part, on our net interest income, which is the difference between the interest income that we earn on interest earning assets, such as loans and investment securities, and the interest expense that we pay on interest bearing liabilities, such as deposits and borrowings. Changes in interest rates might also impact the values of equity and debt securities under management and administration by our retirement and benefit services and wealth management businesses which may have a negative impact on our fee income. Additionally, changes in interest rates also affect our ability to fund our operations with client deposits and the fair value of securities in our investment portfolio. Therefore, any change in general market interest rates, including changes in federal fiscal and monetary policies, could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        Our interest earning assets and interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets and liabilities may lag behind. The result of these changes to rates may cause differing spreads on interest earning assets and interest-bearing liabilities. We cannot control or accurately predict changes in market rates of interest. If short-term interest rates remain at the current low levels for a prolonged period, and if longer term interest rates fall, we could experience net interest margin compression as our interest-earning assets would continue to reprice downward while our interest-bearing liability rates could fail to decline in tandem. This could have a material adverse effect on our net interest income and our results of operations.

        Interest rates are volatile and highly sensitive to many factors that are beyond our control, such as economic conditions and policies of various governmental and regulatory agencies, and, in particular U.S. monetary policy. For example, we face uncertainty regarding the interest rate risk, and resulting effect on our portfolio, that could result when the Federal Reserve reduces the amount of securities it holds on its balance sheet. In recent years, it has been the policy of the Federal Reserve to maintain interest rates at historically low levels through a targeted federal funds rate and the purchase of U.S. Treasury and mortgage-backed securities. As a result, yields on securities we have purchased, and market rates on the loans we have originated, have generally been at levels lower than were available prior to the financial crisis. Consequently, the average yield on our interest-earning assets has generally decreased during the current low interest rate environment. If a low interest rate environment persists, we may be unable to increase our net interest income.

        In addition, we could be prevented from increasing the interest rates we charge on loans or from reducing the interest rates we offer on deposits and money market savings accounts due to "price" competition from other banks and financial institutions with which we compete. As of June 30, 2019, we had $506.0 million of noninterest bearing deposit accounts and $1.1 billion of non-maturity interest bearing deposit accounts. Interest rates for interest bearing accounts have been at historically low levels in recent periods due to market conditions, although banks and financial institutions are starting to increase rates in response to recent increases by the Federal Reserve in the targeted fed funds rate and market competition. We do not know what market rates will eventually be, especially if the Federal Reserve pauses its interest rate increases or cuts its target interest rate in the near term. We have started to offer higher interest rates to maintain current clients or attract new clients, and as a result, our interest expense has increased in recent periods and may increase further, perhaps materially. If we fail to offer interest in a sufficient amount to keep these non-maturity deposits, our core deposits may be reduced, which would require us to obtain funding in other ways or risk slowing our future asset growth.

We could recognize losses on securities held in our securities portfolio, particularly if interest rates continue to increase or economic and market conditions deteriorate.

        As of June 30, 2019, the fair value of our securities portfolio was approximately $256.3 million, or 11.6% of our total assets. Factors beyond our control can significantly influence and cause potential adverse changes to the fair value of securities in our portfolio. For example, fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities or our own analysis of the value of the securities, defaults by the issuers or individual mortgagors with respect to the underlying securities and instability in the credit markets. Any of the foregoing factors, as well as changing economic and market conditions and other factors, could cause other-than-temporary impairments and realized or unrealized losses in future periods and declines in other comprehensive income, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments, which could subsequently prove to have been wrong, about the future financial performance and liquidity of the issuer, the fair value of any collateral underlying the security and whether and the extent to which the principal and interest on the security will ultimately be paid in accordance with its payment terms.

Monetary policies and regulations of the Federal Reserve could adversely affect our operations.

        In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks' reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

        The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition, results of operations and growth prospects cannot be predicted.

Risks Related to this Offering and an Investment in Our Common Stock

An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.

        Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol "ALRS." Trading on the OTCQX marketplace has been infrequent and in limited volume. Although we have applied to list our shares of common stock on Nasdaq in connection with this offering, an active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The initial public offering price for our common stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

The price of our common stock could be volatile following this offering, and you could lose some or all of your investment as a result.

        Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

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  actual or anticipated variations in our quarterly results of operations;

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  recommendations or research reports about us or the financial services industry in general published by securities analysts;

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  the failure of securities analysts to cover, or continue to cover, us after this offering;

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  operating and stock price performance of other companies that investors or analysts deem comparable to us;

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  news reports relating to trends, concerns and other issues in the financial services industry;

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  perceptions in the marketplace regarding us, our competitors or other financial institutions;

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  future sales of our common stock;

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  departures of members of our executive management team or other key personnel;

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  new technologies used, or services offered, by competitors;

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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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  the effects of, and changes in, trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve;

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  changes or proposed changes in laws or regulations, or differing interpretations of existing laws and regulations, affecting our business, or enforcement of these laws and regulations;

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  litigation and governmental investigations; and

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  geopolitical conditions such as acts or threats of terrorism or military conflicts.

        If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

        In addition, the stock market and, in particular, the market for financial institution stocks have experienced substantial fluctuations in recent years, which in many cases have been unrelated to the operating performance and prospects of particular companies. If the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, results of operations or growth prospects. In addition, significant fluctuations in the trading volume in our common stock may cause significant price variations to occur. Increased market volatility may materially and adversely affect the market price of our common stock, which could make it difficult to sell your shares at the volume, prices and times desired.

An investment in our common stock is not an insured deposit and is subject to risk of loss.

        An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, the deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this prospectus, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Our dividend policy may change.

        Although we have historically paid dividends to our stockholders and currently intend to maintain or increase our current dividend levels in future quarters, we have no obligation to continue doing so and may change our dividend policy at any time without notice to our stockholders. Holders of our common stock are only entitled to receive such cash dividends as our board of directors, in its discretion, may declare out of funds legally available for such payments. Further, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs, and other factors, we have made, and will continue to make, capital management decisions and policies that could adversely impact the amount of dividends paid to our common stockholders.

        In addition, we are a financial holding company, and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank and financial holding companies should generally pay dividends on capital stock only out of earnings, and only if prospective earnings retention is consistent with the organization's expected future needs, asset quality and financial condition.

        We are a separate and distinct legal entity from our subsidiaries, including the Bank. We receive substantially all of our revenue from dividends from the Bank, which we use as the principal source of funds to pay our expenses. Various federal and state laws and regulations limit the amount of dividends that the Bank and certain of our non-bank subsidiaries may pay us. Such limits are also tied to the earnings of our subsidiaries. If the Bank does not receive regulatory approval or if its earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, our ability to pay our expenses and our business, financial condition or results of operations could be materially and adversely impacted.

If equity research analysts do not publish research reports about us, or if they publish reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

        The trading market for our common stock could be affected by whether equity research analysts publish research reports about us and our business. We cannot predict at this time whether any research analysts will publish research reports on us and our common stock. If one or more equity analysts cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

        If any of the analysts who elects to cover us downgrades our stock, our stock price could decline rapidly. If any of these analysts ceases to cover us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid and more volatile.

Future sales of our common stock in the public market, including by our current stockholders, could lower our stock price, and any increase in shares issued as part of our equity-based compensation plans or for other purposes may dilute your ownership in us.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock available for sale after completion of this offering or from the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate. Upon completion of this offering, we will have a total of 17,066,050 outstanding shares of common stock, assuming the underwriters do not exercise their option to purchase additional shares. Of the outstanding shares, the 3,250,000 shares sold in this offering (or 3,737,500 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased or held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the certain limitations imposed by the securities laws. The remaining 13,816,050 shares outstanding that are not sold in this offering are restricted securities as defined under Rule 144 subject to certain restrictions on resale.

        In connection with this offering, we, our directors and executive officers have agreed with the underwriters not to offer, pledge, sell or otherwise dispose of or hedge any shares of our common stock, subject to certain exceptions, for a 180-day period following the date of this prospectus, without the prior consent of the underwriters. The underwriters may, at any time, release us or any of the others from this lock-up agreement and allow us or them to sell shares of our common stock within this 180-day period. In addition, any shares purchased by our directors and executive officers through the reserved share program described in this prospectus are subject to the same 180-day lockup period.

        Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in a public market, subject, in the case of shares not sold in this offering, to certain restrictions on resale under Rule 144 or registration under the Securities Act, and, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144 or registration under the Securities Act.

        We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances or sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline or to be more volatile.

        In addition, immediately following this offering, we intend to file a registration statement on Form S-8 registering under the Securities Act the shares of common stock reserved for issuance as incentive awards issued under our equity incentive plans. If a large number of shares are sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

        We intend to use the net proceeds generated by this offering to support our growth and for other general corporate purposes, which may include, but is not limited to, the repayment or refinancing of debt, maintenance of our required regulatory capital levels and the funding of potential future acquisition opportunities. We do not currently have any specific plans for the net proceeds and do not have any current plans, arrangements or understandings to make any acquisitions. Our management has broad discretion over how these proceeds are to be used and could spend the proceeds in ways with which you may not agree. In addition, we may not end up using the net proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the net proceeds, and we cannot predict how long it will take to deploy the net proceeds. Investing the net proceeds in securities until we are able to deploy the proceeds will provide lower yields than we generally earn on loans, which could have an adverse effect on our profitability.

Investors in this offering will experience immediate and substantial dilution.

        The initial public offering price is substantially higher than the tangible book value per share of our common stock immediately following this offering. As a result of this offering and the termination of the repurchase liability under our ESOP, if you purchase shares in this offering, you will experience immediate and substantial dilution in tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $9.27 per common share, representing the difference between the public offering price of $23.00 per common share (the mid-point of the range set forth on the cover page of this prospectus) and our adjusted tangible book value of $13.73 per common share as of June 30, 2019, after giving effect to the termination of the repurchase liability under our ESOP and this offering. Accordingly, if we were liquidated at our adjusted tangible book value, you would not receive the full amount of your investment.

We are an emerging growth company within the meaning of the Securities Act and because we have decided to take advantage of certain exemptions from various reporting and other requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

        For as long as we remain an emerging growth company, as defined in the JOBS Act, we will have the option to take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, being permitted to have an extended transition period for adopting any new or revised accounting standards that may be issued by the FASB or the SEC, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have elected to, and expect to continue to, take advantage of certain of these and other exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the end of the first fiscal year in which (A) the market value of our equity securities that are held by non-affiliates exceeds $700 million as of June 30 of that year, (B) we have been a public reporting company under the Exchange Act for at least twelve calendar months and (C) we have filed at least one annual report on Form 10-K.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company, our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates.

        We have elected to use the extended transition period for complying with new or revised accounting standards under Section 7(a)(2)(B) of the Securities Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, financial results or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock. We cannot predict if investors will find our common stock less attractive because we plan to rely on this exemption. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Future issuances of common stock could result in dilution, which could cause our common stock price to decline.

        We are generally not restricted from issuing additional shares of stock, up to the 30,000,000 shares of common stock and 2,000,000 shares of preferred stock authorized in our certificate of incorporation, which in each case could be increased by a vote of the holders of a majority of our shares of common stock. We may issue additional shares of our common stock in the future pursuant to current or future equity compensation plans, upon conversions of preferred stock or debt, or in connection with future acquisitions or financings. If we choose to raise capital by selling shares of our common stock for any reason, the issuance would have a dilutive effect on the holders of our common stock and could have a material negative effect on the market price of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

        Although there are currently no shares of our preferred stock issued and outstanding, our certificate of incorporation authorizes us to issue up to 2,000,000 shares of one or more series of preferred stock. Our board of directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction perceived to be favorable to our stockholders.

The holders of our debt obligations and preferred stock, if any, will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of interest and dividends.

        In any liquidation, dissolution or winding up of the Company, our common stock would rank junior in priority to all claims of debt holders against us and claims of all of our outstanding shares of preferred stock. As of June 30, 2019, we had $50.0 million of subordinated notes payable and $10.0 million of junior subordinated debentures outstanding. We do not currently have any shares of preferred stock outstanding. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Company until after all of our obligations to our debt holders have been satisfied and holders of senior equity securities, including any preferred shares, if any, have received any payment or distribution due to them.

Certain banking laws and certain provisions of our certificate of incorporation and bylaws may have an anti-takeover effect.

        Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. In general, acquisitions of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock following completion of this offering, generally creates a rebuttable presumption that the acquirer "controls" the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including the Bank.

        There are also provisions in our certificate of incorporation and bylaws that could have the effect of delaying, deferring or discouraging another party from acquiring control of us, even if such acquisition would be viewed by our stockholders to be in their best interests. These include supermajority stockholder voting thresholds and requirements relating to stockholder meetings and nominations or proposals. Upon the completion of this offering, we will also be subject to a statutory antitakeover provision included in the General Corporation Law of the State of Delaware, or DGCL. In addition, our board of directors is authorized under our certificate of incorporation to issue shares of preferred stock, and determine the rights, terms conditions and privileges of such preferred stock, without stockholder approval. These provisions may effectively inhibit a non-negotiated merger or other business combination, which, in turn, could have a material adverse effect on the market price of our common stock.

Our certificate of incorporation has an exclusive forum provision, which could limit a stockholder's ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

        Our certificate of incorporation has an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty by any of our directors, officers, employees or agents; (iii) any action asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or (iv) any action asserting a claim that is governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce such a provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

        Our stockholders approved this provision at our annual stockholders' meeting held on May 13, 2014. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation. The exclusive forum provision, if enforced, may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our business, financial condition, results of operations and growth prospects. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

        A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" or the following:

  •
  our ability to successfully manage credit risk;

  •
  our ability to maintain an adequate level of allowance for loan losses;

  •
  business and economic conditions generally and in the financial services industry, nationally and within our market areas;

  •
  the overall health of the local and national real estate market;

  •
  concentrations within our loan portfolio;

  •
  the level of nonperforming assets on our balance sheet;

  •
  our ability to implement our organic and acquisition growth strategies;

  •
  the impact of economic or market conditions on our fee-based services;

  •
  our ability to continue to grow our retirement and benefit services business;

  •
  our ability to continue to originate a sufficient volume of residential mortgages;

  •
  the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents;

  •
  interruptions involving our information technology and telecommunications systems or third-party servicers;

  •
  potential losses incurred in connection with mortgage loan repurchases;

  •
  the composition of our executive management team and our ability to attract and retain key personnel;

  •
  our ability to maintain our reputation;

  •
  rapid technological change in the financial services industry;

  •
  increased competition in the financial services industry;

  •
  our ability to successfully manage liquidity risk;

  •
  our ability to raise additional capital to implement our business plan;

  •
  the effectiveness of our risk management framework;

  •
  the costs and obligations associated with being a public company;

  •
  the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject;

  •
  potential impairment to the goodwill we recorded in connection with our past acquisitions;

  •
  the extensive regulatory framework that applies to us;

  •
  the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, and their application by our regulators;

  •
  interest rate risks associated with our business;

  •
  fluctuations in the values of the securities held in our securities portfolio;

  •
  governmental monetary and fiscal policies;

  •
  material weaknesses in our internal control over financial reporting; and

  •
  our success at managing the risks involved in the foregoing items.

        The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $68.2 million (or approximately $78.7 million if the underwriters exercise in full their option to purchase additional shares), based on an assumed public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus. Each $1.00 increase or decrease in the assumed public offering price of $23.00 per share would increase or decrease the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, by approximately $3.0 million (or approximately $3.5 million if the underwriters exercise in full their option to purchase additional shares).

        We intend to initially retain the net proceeds we will receive from this offering in the Company. We intend to use the net proceeds from this offering to support our organic growth and for general corporate purposes, which may include, but is not limited to, the repayment or refinancing of debt, maintenance of our required regulatory capital levels and the funding of potential future acquisition opportunities. We do not currently have any specific plans for the net proceeds and do not have any current plans, arrangements or understandings to make any acquisitions. Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds will depend upon market conditions, among other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in short-term investments.

 DIVIDEND POLICY

General

        It has been our policy to pay quarterly dividends to holders of our common stock, and we intend to maintain or increase our current dividend levels in future quarters. Our dividend policy and practice may change in the future, however, and our board of directors may change or eliminate the payment of future dividends at its discretion, without notice to our stockholders. Any future determination to pay dividends to holders of our common stock will depend on our results of operations, financial condition, capital requirements, banking regulations, contractual restrictions and any other factors that our board of directors may deem relevant.

        The following table shows recent quarterly dividends on our common stock during the periods indicated:

Quarterly Period	Amount Per Share	Payment Date
Second Quarter 2019	$0.14	July 12, 2019
First Quarter 2019	$0.14	April 12, 2019
Fourth Quarter 2018	$0.14	January 11, 2019
Third Quarter 2018	$0.13	October 12, 2018
Second Quarter 2018	$0.13	July 13, 2018
First Quarter 2018	$0.13	April 13, 2018
Fourth Quarter 2017	$0.12	January 12, 2018
Third Quarter 2017	$0.12	October 13, 2017
Second Quarter 2017	$0.12	July 14, 2017
First Quarter 2017	$0.12	April 14, 2017

Dividend Restrictions

        As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. In general, a Delaware corporation may only pay dividends either out of surplus (as defined and computed in accordance with the provisions of the DGCL) or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value.

        Under the terms of our subordinated notes issued in December of 2015, and the related subordinated note purchase agreements, we are not permitted to declare or pay any dividends on our capital stock if an event of default occurs under the terms of the subordinated notes, excluding any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of our common stock and any declaration of a non-cash dividend in connection with the implementation of a stockholders' rights plan. In addition, under the terms of our junior subordinated debentures issued to our two statutory trusts, we are not permitted to pay dividends on our capital stock if an event of default occurs under the terms of the debentures, we are otherwise in default with respect to our payment obligations or we have elected to defer interest payments on the debentures.

        In addition, we are subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. See "Supervision and Regulation—Supervision and Regulation of the Company—Dividend Payments." Because we are a holding company and do not engage directly in business activities of a material nature, our ability to pay dividends to our stockholders depends, in large part, upon our receipt of dividends from the Bank, which is also subject to numerous limitations on the payment of dividends under federal banking laws, regulations and policies. See "Supervision and Regulation—Supervision and Regulation of the Bank—Dividend Payments."

 MARKET FOR OUR COMMON STOCK

        Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol "ALRS." Although our shares were quoted on the OTCQX Marketplace, because trading on the OTCQX Marketplace has been infrequent and limited in volume, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. As of July 31, 2019, there were approximately 237 record holders of our common stock and an estimated 1,003 beneficial holders of our common stock.

        The following table sets forth the high and low reported sales prices for our common stock for each quarter for the years ended December 31, 2018 and 2017 and for the first and second quarter of 2019. These reported sales prices represent trades that were either quoted on the OTCQX Marketplace or reported to the Company's stock transfer agent, and do not include retail markups, markdowns or commissions, and do not necessarily reflect actual transactions.

Quarterly Period	High	Low
Second Quarter 2019	$19.50	$18.70
First Quarter 2019	$20.00	$19.00
Fourth Quarter 2018	$24.25	$19.21
Third Quarter 2018	$26.50	$24.00
Second Quarter 2018	$26.90	$23.60
First Quarter 2018	$23.90	$20.60
Fourth Quarter 2017	$20.75	$20.10
Third Quarter 2017	$20.58	$19.18
Second Quarter 2017	$19.74	$18.61
First Quarter 2017	$19.00	$16.50

        We have applied to list our common stock on the Nasdaq Capital Market under the symbol "ALRS." However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See "Underwriting" beginning on page 202 for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

 CAPITALIZATION

        The following table shows our capitalization, including regulatory capital ratios, on a consolidated basis as of June 30, 2019:

  •
  on an actual basis;

  •
  on a pro forma basis after giving effect to the termination of the repurchase liability under our ESOP; and

  •
  on a pro forma as adjusted basis after giving effect to (1) the termination of the repurchase liability under our ESOP and (2) the net proceeds from the sale of 3,250,000 shares (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed public offering price of $23.00 per share, which is the midpoint of the price range on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

        You should read the following table in conjunction with the sections titled "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2019
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Long-Term Debt:
Subordinated notes payable	$49,594	$49,594	$49,594
Junior subordinated debentures	8,448	8,448	8,448
Finance lease liability	766	766	766

Total Long-Term Debt	$58,808	$58,808	$58,808

Commitments and contingent liabilities: ESOP-owned shares	34,494	—	—

	As of June 30, 2019
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Stockholders' Equity:
Common Stock—$1.00 par value
Common Stock—authorized 30,000,000; issued and outstanding 13,816,050 actual and pro forma and 17,066,050 pro forma as adjusted	13,816	13,816	17,066
Preferred Stock—$1.00 par value—authorized 2,000,000; issued and outstanding -0- actual, pro forma and pro forma as adjusted	—	—	—
Additional Paid-In Capital	28,676	28,676	93,630
Retained Earnings	169,788	169,788	169,788
Accumulated Other Comprehensive Income (Loss)	1,485	1,485	1,485

Total Stockholders' Equity	$213,765	$213,765	$281,969
Less: ESOP-owned shares	34,494	—	—

Total Stockholders' Equity, net of ESOP-owned shares	$179,271	$213,765	$281,969

Total Capitalization	$272,573	$272,573	$340,777

Capital Ratios: (1)
Common Equity Tier 1 Capital Ratio	8.90%	8.90%	12.56%
Tier 1 Risk-Based Capital Ratio	9.34%	9.34%	13.00%
Total Risk-Based Capital Ratio	13.14%	13.14%	16.80%
Leverage Ratio	8.08%	8.08%	11.24%
Tangible Common Equity to Tangible Assets (2)	7.69%	7.69%	10.85%

(1)
Capital ratios are calculated in accordance with regulatory guidance and include ESOP-owned shares in common equity.

(2)
Tangible Common Equity to Tangible Assets is a non-GAAP financial measure. For more information on this financial measure, including a reconciliation to the most directly comparable financial measure, see "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures."

DILUTION

        If you purchase shares of our common stock in this offering, your ownership interest will experience immediate book value dilution to the extent the public offering price per share exceeds our net tangible book value per share immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding.

        Our net tangible book value at June 30, 2019, was $166.1 million, or $12.02 per share based on the total number of shares of common stock outstanding as of such date, including ESOP-owned shares. After giving effect to the termination of the repurchase liability under our ESOP and our sale of 3,250,000 shares of common stock in this offering at an assumed public offering price of $23.00 per share, which is the midpoint of the estimated price range on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at June 30, 2019, would have been approximately $234.3 million, or $13.73 per share. Therefore, under those assumptions this offering would result in an immediate increase of $1.71 in the net tangible book value per share to our existing stockholders, and immediate dilution of $9.27 in the net tangible book value per share to investors purchasing shares of common stock in this offering.

        The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$23.00
Net tangible book value per share at June 30, 2019, after the termination of the repurchase liability under our ESOP	$12.02
Increase in net tangible book value per share attributable to this offering	$1.71

As adjusted net tangible book value per share after this offering and the termination of the repurchase liability under our ESOP		$13.73

Dilution in net tangible book value per share to new investors		$9.27

        A $1.00 increase (or decrease) in the assumed public offering price of $23.00 per share, which is the midpoint of the estimated price range on the cover of this prospectus, would increase (or decrease) our net tangible book value by $3.0 million, or $0.18 per share, and the dilution to new investors by $0.82 per share, assuming no change to the number of shares of common stock offered by us as set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.

        If the underwriters exercise in full their option to purchase additional shares of common stock, the as adjusted net tangible book value after giving effect to this offering and the termination of the repurchase liability under our ESOP would be $13.94 per share. This represents an increase in net tangible book value of $1.92 per share to existing stockholders and dilution of $9.06 per share to new investors.

        The following table sets forth information, as of June 30, 2019, regarding the shares of common stock issued to, and consideration paid by, the existing holders of shares of common stock and the shares of common stock to be issued to, and consideration to be paid by, investors in this offering at an assumed public offering price of $23.00 per share, which is the midpoint of the estimated price range on the cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses.

			Total consideration
	Shares purchased
			Amount (in thousands)		Average price per share
	Number	Percent		Percent
Existing stockholders	13,816,050	81.0%	$42,492	36.2%	$3.08
Investors in this offering	3,250,000	19.0	74,750	63.8	$23.00

Total	17,066,050	100.0%	$117,242	100.0%	$6.87

        The table above excludes:

  •
  289,564 shares of unvested restricted stock;

  •
  84,477 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved; and

  •
  1,112,681 additional shares of common stock reserved for future issuance under our equity incentive plans.

        To the extent that any outstanding unvested restricted stock or restricted stock units vest or other equity awards are issued under our incentive plans, investors participating in this offering will experience further dilution.

 GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF NON-GAAP FINANCIAL MEASURES

        Some of the financial measures included in this prospectus are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and others frequently use these measures, and other similar measures, to evaluate capital adequacy. Management calculates: (i) tangible common equity as total common stockholders' equity, including ESOP-owned shares, less goodwill and other intangible assets; (ii) tangible common equity per share as tangible common equity divided by shares of common stock outstanding; (iii) tangible assets as total assets, less goodwill and other intangible assets; (iv) return on average tangible common equity as net income adjusted for intangible amortization net of tax, divided by average tangible common equity; (v) net interest margin (tax equivalent) as net interest income plus a tax equivalent adjustment, divided by average earning assets; and (vi) efficiency ratio as noninterest expense less intangible amortization expense, divided by net interest income plus noninterest income plus a tax equivalent adjustment.

        Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders' equity, total assets, book value per share, ROAA, ROAE, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

        The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP.

	As of and for the Six Months Ended
			As of and for Years Ended December 31,
(dollars and shares in thousands, except per share data)	June 30, 2019	June 30, 2018
			2018	2017	2016	2015	2014
Tangible common equity to tangible assets
Total common stockholders' equity	$213,765	$185,367	$196,954	$179,594	$168,251	$162,282	$150,644
Less: Goodwill	27,329	27,329	27,329	27,329	27,329	3,683	3,264
Less: Other intangible assets	20,372	24,719	22,473	27,111	32,729	17,606	20,765

Tangible common equity (a)	166,064	133,319	147,152	125,154	108,193	140,993	126,615
Total assets	2,207,129	2,175,885	2,179,070	2,136,081	2,050,045	1,744,324	1,487,290
Less: Goodwill	27,329	27,329	27,329	27,329	27,329	3,683	3,264
Less: Other intangible assets	20,372	24,719	22,473	27,111	32,729	17,606	20,765

Tangible assets (b)	2,159,428	2,123,837	2,129,268	2,081,641	1,989,987	1,723,035	1,463,261

Tangible common equity to tangible assets (a)/(b)	7.69%	6.28%	6.91%	6.01%	5.44%	8.18%	8.65%

	As of and for the Six Months Ended
			As of and for Years Ended December 31,
(dollars and shares in thousands, except per share data)	June 30, 2019	June 30, 2018
			2018	2017	2016	2015	2014
Tangible common equity per common share
Total stockholders' equity	$213,765	$185,367	$196,954	$179,594	$168,251	$162,282	$150,644
Less: Goodwill	27,329	27,329	27,329	27,329	27,329	3,683	3,264
Less: Other intangible assets	20,372	24,719	22,473	27,111	32,729	17,606	20,765

Tangible common equity (c)	166,064	133,319	147,152	125,154	108,193	140,993	126,615
Common shares outstanding (d)	13,816	13,778	13,775	13,699	13,534	13,434	13,346

Tangible common equity per common share (c)/(d)	$12.02	$9.68	$10.68	$9.14	$7.99	$10.50	$9.49

Return on average tangible common equity
Net income	$14,784	$12,463	$25,866	$15,001	$14,036	$17,010	$20,705
Less: Preferred stock dividends	—	—	—	—	25	200	200
Add: Intangible amortization expense (net of tax)	1,660	1,890	3,664	3,655	4,553	2,840	2,740
Remeasurement due to tax reform	—	—	—	4,818	—	—	—

Net income, excluding intangible amortization (e)	16,444	14,353	29,530	23,474	18,564	19,650	23,245
Average total equity	205,785	182,407	187,341	176,779	168,039	178,087	163,301
Less: Average preferred stock	—	—	—	—	2,514	20,000	20,000
Less: Average goodwill	27,329	27,329	27,329	27,329	25,698	2,365	1,089
Less: Average other intangible assets (net of tax)	16,912	20,459	19,522	19,358	22,372	13,978	8,525

Average tangible common equity (f)	161,544	134,619	140,490	130,092	117,455	141,744	133,687

Return on average tangible common equity (e)/(f) (1)	20.53%	21.50%	21.02%	18.04%	15.81%	13.86%	17.39%

Net interest margin (tax equivalent)
Net interest income	$37,411	$37,042	$75,224	$67,670	$62,940	$52,870	$51,078
Tax equivalent adjustment	176	235	462	865	599	456	472

Tax equivalent net interest income (g)	37,587	37,277	75,686	68,535	63,539	53,326	51,550
Average earnings assets (h)	2,028,685	1,938,980	1,960,723	1,824,287	1,750,104	1,399,587	1,297,657

Net interest margin (tax equivalent) (g)/(h) (1)	3.74%	3.88%	3.86%	3.76%	3.63%	3.81%	3.97%

	As of and for the Six Months Ended
			As of and for Years Ended December 31,
(dollars and shares in thousands, except per share data)	June 30, 2019	June 30, 2018
			2018	2017	2016	2015	2014
Efficiency ratio
Noninterest expense	$68,775	$66,078	$136,325	$134,920	$143,792	$118,134	$100,115
Less: Intangible amortization expense	2,101	2,392	4,638	5,623	7,005	4,361	4,196

Adjusted noninterest expense (i)	66,674	63,686	131,687	129,297	136,787	113,773	95,919

Net interest income	37,411	37,042	75,224	67,670	62,940	52,870	51,078
Noninterest income	55,058	50,350	102,749	103,045	105,089	93,105	78,306
Tax equivalent adjustment	176	235	462	865	599	456	472

Total tax equivalent revenue (j)	92,645	87,627	178,435	171,580	168,628	146,431	129,856

Efficiency ratio (i)/(j)	71.97%	72.68%	73.80%	75.36%	81.12%	77.70%	73.87%

Adjusted net income and ratios for 2017 tax reform
Net Income				$15,001
Remeasurement due to tax reform				4,818

Adjusted net income (k)				$19,819

Average assets (l)				$2,001,503
Average equity (m)				176,779
Adjusted return on average assets (excluding the remeasurement due to tax reform) (k)/(l)				0.99%

Adjusted return on average equity (excluding the remeasurement due to tax reform) (k)/(m)				11.21%

(1)
Rates have been annualized for the interim periods.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Historical Consolidated Financial Data" and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under "Cautionary Note Regarding Forward-Looking Statements," "Risk Factors" and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements. We assume no obligation to update any of these forward-looking statements.

Overview

        We are a diversified financial services company headquartered in Grand Forks, North Dakota. Through our subsidiary, Alerus Financial, National Association, we provide innovative and comprehensive financial solutions to businesses and consumers through four distinct business lines—banking, retirement and benefit services, wealth management and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology.

        Our primary banking market areas are the states of North Dakota, Minnesota, specifically, the Twin Cities MSA, and Arizona, specifically, the Phoenix MSA. In addition to our offices located in our banking markets, our retirement and benefit services business administers plans in all 50 states through offices located in Michigan, Minnesota and New Hampshire.

        Our business model produces strong financial performance and a diversified revenue stream, which has helped us establish a brand and culture yielding both a loyal client base and passionate and dedicated employees. We generate a majority of our overall revenue from noninterest income, which is driven primarily by our retirement and benefit services, wealth management and mortgage business lines. The remainder of our revenue consists of net interest income, which we derive from offering our traditional banking products and services.

        As of June 30, 2019, we had $2.2 billion of total assets, $1.8 billion of total deposits and total stockholders' equity of $213.8 million, including ESOP-owned shares. In addition, as of June 30, 2019, we had $27.9 billion of AUA and $5.3 billion of AUM. For the year ended December 31, 2018, we achieved a ROAA, ROAE and ROATCE, of 1.21%, 13.81% and 21.02%, respectively. For the six months ended June 30, 2019, we achieved an annualized ROAA, ROAE and ROATCE of 1.36%, 14.49% and 20.53%, respectively.

Factors Affecting Comparability

Acquisitions

        Our Company has completed 23 acquisitions in the last 33 years. In January 2016, our Company completed two of the largest acquisitions in the history of our Company.

Beacon Bank

        On January 15, 2016, our Company acquired Beacon Bank, or Beacon, and its five branches, three located in the southwestern suburbs of Minneapolis, Minnesota and two in Duluth, Minnesota. This transaction significantly expanded our presence in the Twin Cities, MSA. Our Company assumed $327.4 million of deposits and other liabilities, including $10.0 million of trust preferred securities, and purchased $350.6 million in cash, securities, loans, and other assets. As part of the transaction, our Company allocated $18.9 million to goodwill and $3.8 million to a core deposit intangible. The core deposit intangible is being amortized over the estimated life of five years, resulting in an annualized intangible amortization expense of $759 thousand, while the goodwill is not subject to amortization.

Alliance Benefit Group North Central States, Inc.

        On January 1, 2016, our Company acquired Alliance Benefit Group North Central States, Inc., or ABGNCS, with locations in Albert Lea and Eden Prairie, Minnesota. The purchase, consisting of approximately 900 retirement plans with more than 75,000 retirement participants, grew our Company's retirement division by $6.0 billion in retirement and individual asset managed and administrated accounts. The transaction also added payroll and HSA administration to the suite of solutions our Company is able to provide to its clients nationwide. As part of the transaction, $4.8 million was allocated to goodwill and $17.9 million to an identified customer intangible, based on the estimated value as of the acquisition date. The identified customer intangible is being amortized over the estimated life of ten years, resulting in an annualized intangible amortization expense of $1.8 million, while the goodwill is not subject to amortization.

Preferred Stock Redemption

        On February 16, 2016, we redeemed $20.0 million of Small Business Lending Fund, or SBLF, preferred stock, which had been outstanding since August 8, 2011. The SBLF preferred stock had a dividend rate of 1.0 percent that was scheduled to reset to 9.0 percent on February 18, 2016. The SBLF preferred stock qualified as Tier 1 capital for regulatory purposes.

Loss Share Termination

        On October 24, 2018, our Company entered into a termination agreement with the FDIC that terminated both the Single Family Shared-Loss Agreement as well as the Commercial and Other Assets Shared-Loss Agreement. Our Company agreed to pay the FDIC $3.0 million. All rights and obligations of the parties under these loss share agreements, including the claw-back provisions, terminated effective October 24, 2018. As a result, all recoveries, gains, charge-offs, losses and expenses related to assets previously covered under loss share agreements are recognized entirely by our Company from the date of termination. A gain of $220.0 thousand was recognized upon termination and was included in other noninterest income in the consolidated financial statements.

Primary Factors Used to Evaluate the Results of Operations

        As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the comparative levels and trends of the line items in our consolidated balance sheet and income statement as well as various financial ratios that are commonly used in our industry. The primary factors we use to evaluate our results of operations include net interest income, noninterest income and noninterest expense.

Net Interest Income

        Net interest income represents interest income less interest expense. We generate interest income on interest-earning assets, primarily loans and available-for-sale securities. We incur interest expense on interest-bearing liabilities, primarily interest-bearing deposits and borrowings. To evaluate net interest income, we measure and monitor: (i) yields on loans, available-for-sale securities and other interest-earning assets; (ii) the costs of deposits and other funding sources; (iii) the rates incurred on borrowings and other interest-bearing liabilities; and (iv) the regulatory risk weighting associated with the assets. Interest income is primarily impacted by loan growth and loan repayments, along with changes in interest rates on the loans. Interest expense is primarily impacted by changes in deposit balances along with the volume and type of interest-bearing liabilities. Net interest income is primarily impacted by changes in market interest rates, the slope of the yield curve, and interest we earn on interest-earning assets or pay on interest-bearing liabilities.

Noninterest Income

        Noninterest income primarily consists of the following:

  •
  Our retirement and benefit services business, which includes retirement plan administration, retirement plan investment advisory, HSA, ESOP, payroll and other benefit services, is our Company's largest source of noninterest income. Over half of our retirement and benefit services fees are transaction or participant based fees and are impacted by the number of plans and participants. The remainder of noninterest income is based on the market value of the related AUA and AUM and impacted by the level of contributions, withdrawals, new business, lost business and fluctuation in market values.

  •
  Wealth management includes personal trust, investment and brokerage services. Our Company earns trust, investment, and IRA fees from managing assets, including corporate trusts, personal trusts, and separately managed accounts. Trust and investment management fees are primarily based on a tiered scale relative to the market value of the AUM. Trust and investment management fees are primarily impacted by rates charged and increases and decreases in AUM. AUM is primarily impacted by opening and closing of client advisory and trust accounts, contributions and withdrawals, and the fluctuation in market values.

  •
  Mortgage noninterest income consists of gains on originating and selling mortgages and origination fees. Mortgage gains are primarily impacted by the level of originations, amount of loans sold, the type of loans sold and market conditions.

  •
  Service charges on deposit accounts are comprised of income generated through deposit account related service charges such as: electronic transfer fees, treasury management fees, bill pay fees, and other banking fees. Banking fees are primarily impacted by the level of business activities and cash movement activities of our clients.

  •
  Other noninterest income consists of debit card interchange income, income earned on the growth of the cash surrender value of life insurance policies we hold on certain key employees, loan servicing income net of the related amortization, and any other income which does not fit within one of the specific noninterest income lines described above. Other noninterest income is generally impacted by business activities and level of transactions.

Noninterest Expense

        Noninterest expense is comprised primarily of the following:

  •
  Compensation and employee benefits—include all forms of personnel related expenses including salary, commissions, incentive compensation, payroll related taxes, stock-based compensation, benefit plans, health insurance, 401(k) plan match costs, ESOP and other benefit related expenses. Compensation and employee benefit costs are primarily impacted by changes in headcount and fluctuations in benefits costs.

  •
  Occupancy and equipment—costs related to owning and leasing our office space, depreciation charges for the furniture, fixtures and equipment, amortization of leasehold improvements, utilities and other occupancy-related expenses. Occupancy and equipment costs are primarily impacted by the number and size of the locations we occupy.

  •
  Business services, software and technology—costs related to contracts with core system and third-party data processing providers, software and information technology services to support office activities and internal networks. We believe our technology spending enhances the efficiency of our employees and enables us to provide outstanding service to our clients. Technology and information system costs are primarily impacted by the number of locations we occupy, the number of employees, clients and volume of transactions we have and the level of service we require from our third-party technology vendors.

  •
  Intangible amortization expense is the result of acquisitions of fee income and banking companies. Identified intangible assets with definite lives consist of client relationship intangibles and are amortized on a straight-line basis over the period representing the estimated remaining lives of the assets. The amount of expense is impacted by the timing of acquisitions and the estimated remaining lives of the assets.

  •
  Professional fees and assessments—costs related to legal, accounting, tax, consulting, personnel recruiting, directors fees, insurance and other outsourcing arrangements. Professional services costs are primarily impacted by corporate activities requiring specialized services. FDIC insurance expense is also included in this line and represents the assessments that we pay to the FDIC for deposit insurance.

  •
  Other operational expenses—includes costs related to marketing, donations, promotions, and expenses associated with office supplies, postage, travel expenses, meals and entertainment, dues and memberships, costs to maintain or prepare OREO for sale, and other general corporate expenses that do not fit within one of the specific noninterest expense lines described above. Other operational expenses are generally impacted by our business activities and needs.

Operating Segments

        We measure the overall profitability of business operations based on income before income tax. We allocate costs to our segments, which consist primarily of compensation and overhead expense directly attributable to the products and services within banking, retirement and benefit services, wealth management, and mortgage. We measure the profitability of each segment based on the direct allocations of expense as we believe it better approximates the contribution generated by our reportable operating segments. All indirect overhead allocations and income tax expense is allocated to corporate administration. A description of each segment is provided in Note 21 (Segment Reporting) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

Primary Factors Used to Evaluate our Balance Sheet

        The primary factors we use to evaluate our balance sheet include asset and liability levels, asset quality, capital, liquidity, and potential profit production of assets.

        We manage our asset levels to ensure our lending initiatives are efficiently and profitably supported and to ensure we have the necessary liquidity and capital to meet the required regulatory capital ratios. Funding needs are evaluated and forecasted by communicating with clients, reviewing loan maturity and draw expectations, and projecting new loan opportunities.

        We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance for loan losses, the diversification and quality of loan and investment portfolios, the extent of counterparty risks, credit risk concentrations and other factors.

        We manage our liquidity based upon factors that include the level and quality of capital and our overall financial condition, the trend and volume of problem assets, our balance sheet risk exposure, the level of deposits as a percentage of total loans (excluding loans held for sale), the level of total loans (excluding loans held for sale) as a percentage of total assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources and off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold, and other factors.

        Financial institution regulators have established guidelines for minimum capital ratios for banks and bank holding companies. During the first quarter of 2015, the Bank adopted the new Basel III regulatory capital framework as approved by federal banking agencies, which was subject to a multi-year phase-in period. The adoption of this new framework modified the calculation of the various capital ratios, added a new ratio, the Common Equity Tier 1 Capital ratio, and revised the adequately and well capitalized thresholds. In addition, Basel III established a new capital conservation buffer of 2.5% of risk-weighted assets, which was phased-in over a four-year period beginning January 1, 2016. At June 30, 2019, our Bank capital ratios exceeded the current well capitalized regulatory requirements established under Basel III. As of June 30, 2019, the consolidated Company was below $3.0 billion in total assets and therefore retained the benefits available to us under the Small Bank Holding Company Policy Statement including not being subject to consolidated capital ratios. However, one of the qualifications for this treatment is that our Company must not have a material amount of securities registered with the SEC. As a result of the offering, we will have a material amount of shares registered with the SEC and will no longer meet the qualifications of the Small Bank Holding Company Policy Statement. See Note 25 (Regulatory Matters) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies

        As a result of the complex and dynamic nature of our business, management must exercise judgment in selecting and applying the most appropriate accounting policies for its various areas of operations. The policy decision process not only ensures compliance with current GAAP, but also reflects management's discretion with regard to choosing the most suitable methodology for reporting our financial performance. It is management's opinion that the accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity in the selection process. These estimates affect the reported amounts of assets and liabilities as well as disclosures of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most critical of the accounting policies are discussed below.

        Investment securities—Investment securities can be classified as trading, available-for-sale, and equity. The appropriate classification is based partially on our ability to hold the securities to maturity and largely on management's intentions with respect to either holding or selling the securities. The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Unrealized gains and losses on available-for-sale securities are recorded in accumulated other comprehensive income or loss, as a separate component of stockholders' equity, and do not affect earnings until realized. The fair values of investment securities are generally determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, or a discounted cash flow model using market estimates of interest rates and volatility. Investment securities with significant declines in fair value are evaluated to determine whether they should be considered other-than-temporarily impaired. An unrealized loss is generally deemed to be other-than-temporary and a credit loss is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the debt security. The credit loss component of an other-than-temporary impairment write-down is recorded in current earnings, while the remaining portion of the impairment loss is recognized in other comprehensive income (loss), provided we do not intend to sell the underlying debt security, and it is not likely that we will be required to sell the debt security prior to recovery of the full value of its amortized cost basis.

        Allowance for loan losses—The allowance for loan losses reflects management's best estimate of probable loan losses in our loan portfolio. Determination of the allowance for loan losses is inherently subjective. It requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, appraisal values of underlying collateral for collateralized loans, and the amount of estimated losses on pools of homogeneous loans which is based on historical loss experience, expected duration and consideration of current economic trends, all of which may be susceptible to significant change.

        Intangible assets—As a result of acquisitions, we carry goodwill and identifiable intangible assets. Goodwill represents the cost of acquired companies in excess of the fair value of net assets at the acquisition date. Goodwill is evaluated at least annually or when business conditions suggest impairment may have occurred. Should impairment occur, goodwill will be reduced to its revised carrying value through a charge to earnings. Core deposits and other identifiable intangible assets are amortized to expense over their estimated useful lives. The determination of whether or not impairment exists is based upon discounted cash flow modeling techniques that require management to make estimates regarding the amount and timing of expected future cash flows. It also requires them to select a discount rate that reflects the current return requirements of the market in relation to present risk-free interest rates, required equity market premiums, and company-specific performance and risk metrics, all of which are susceptible to change based on changes in economic and market conditions and other factors. Future events or changes in the estimates used to determine the carrying value of goodwill and identifiable intangible assets could have a material impact on our results of operations.

        Income taxes—Income tax expense or benefit is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Interest and penalties related to income tax matters are recognized in income tax expense.

        On December 22, 2017, the U.S government enacted the Tax Cuts and Jobs Act, a comprehensive tax legislation, which reduced the federal income tax rate for C corporations from 35% to 21%, effective January 1, 2018. As a result of the reduction in the U.S corporate income tax rate from 35% to 21%, we re-measured our deferred tax assets and recognized $4.8 million of tax expense in the Consolidated Statement of Income for the year ended December 31, 2017. See Note 20 (Income Taxes) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

        A summary of the accounting policies used by management is disclosed in Note 1 (Significant Accounting Policies) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

Results of Operations—Six Months Ended June 30, 2019 and 2018

Overview

        For the six months ended June 30, 2019, we had net income of $14.8 million, or $1.05 per diluted common share, compared to $12.5 million, or $0.89 per diluted common share, for the six months ended June 30, 2018. Net interest income increased to $37.4 million for the six months ended June 30, 2019, compared to $37.0 million for the six months ended June 30, 2018. The provision for loan losses was $4.0 million for the six months ended June 30, 2019, compared to $5.6 million for the same period in 2018. Noninterest income increased $4.7 million to $55.1 million for the six months ended June 30, 2019, compared to $50.4 million for the same period in 2018, and total noninterest expense increased $2.7 million to $68.8 million for the six months ended June 30, 2019, as compared to $66.1 million for the same period in 2018.

Net Income

        We had net income of $14.8 million, or $1.05 per diluted common share, for the six months ended June 30, 2019, compared to $12.5 million, or $0.89 per diluted common share, for the six months ended June 30, 2018. The increase of $2.3 million in net income in the first six months of 2019 primarily reflects an increase of $369 thousand in net interest income and an increase of $4.7 million in noninterest income, offset by an increase of $2.7 million in noninterest expense, a $1.5 million decrease in provision for loan losses and an increase in income tax expense of $1.6 million.

Net Interest Income—Fully Taxable Equivalent

        Net interest income is the difference between interest income and yield-related fees earned on assets and interest expense paid on liabilities. We had net interest income of $37.4 million and $37.0 million for the six months ended June 30, 2019 and 2018, respectively. The six months ended June 30, 2019 included a $4.5 million increase in interest income as well as a $4.1 million increase in interest expense, compared to the same period in 2018. The increase in interest income was primarily driven by an increase of $4.3 million in interest and fees on loans, whereas the increase in interest expense was primarily driven by an increase of $3.6 million in deposit interest expense and an increase of $540 thousand in interest expense on other borrowed funds. The change in interest and fees on loans for the six months ended June 30, 2019 compared to the same period 2018 was driven by a combination of growth in total loans and by higher interest rates. The increase in deposit interest expense during the six months ended June 30, 2019 was primarily due to higher average rates paid on deposits as a result of the increase in the target federal fund rate, as well as an increase in total deposits compared to the same period in 2018.

        Our net interest margin (on a fully tax equivalent, or FTE, basis) for the six months ended June 30, 2019 was 3.74%, compared to 3.88% for the same period in 2018. The decrease of 14 basis points was primarily a result of higher average yield on total loans offset by an increased cost of funds compared to the same period in 2018. For the six months ended June 30, 2019 and 2018, the average yield on total loans was 5.01% and 4.77%, respectively. For the six months ended June 30, 2019 and 2018, the cost of interest bearing liabilities was 1.30% and 0.77%, respectively.

        The following tables set forth information related to our average balance sheet, average yields on assets, and average rates of liabilities for the periods indicated. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. Average loan balances include loans that have been placed on nonaccrual, while interest previously accrued on these loans is reversed against interest income. In these tables, adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis.

	For the six months ended June 30,
	2019			2018
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rate/ Yield (4)	Average Balance	Interest Income/ Expense	Average Rate/ Yield (4)
Assets
Interest bearing deposits with banks	$12,865	$150	2.35%	$8,233	$77	1.89%
Investment securities	255,060	3,223	2.55%	260,276	3,138	2.43%
Loans held for sale	23,079	386	3.37%	19,088	277	2.93%
Loans
Commercial:
Commercial and industrial	485,533	13,310	5.53%	476,764	11,915	5.04%
Real estate construction	32,079	905	5.69%	39,792	1,141	5.78%
Commercial real estate	480,135	11,728	4.93%	477,517	11,298	4.77%

Total commercial	997,747	25,943	5.24%	994,073	24,354	4.94%
Consumer
Residential real estate first mortgage	447,006	9,425	4.25%	371,368	7,532	4.09%
Residential real estate junior lien	188,076	5,417	5.81%	192,594	5,102	5.34%
Other revolving and installment	95,044	2,169	4.60%	84,370	1,821	4.35%

Total consumer	730,126	17,011	4.70%	648,332	14,455	4.50%

Total loans (1)	1,727,873	42,954	5.01%	1,642,405	38,809	4.77%

Federal Reserve/FHLB Stock	9,808	252	5.18%	8,978	207	4.65%

Total earning assets	2,028,685	46,965	4.67%	1,938,980	42,508	4.42%
Cash and due from banks	25,525			26,201
Allowance for loan losses	(22,586)			(18,052)
Goodwill & other intangibles	48,736			53,226
Premises and equipment	31,702			21,206
Other assets	78,384			77,035

Total assets	$2,190,446			$2,098,596

Liabilities and Stockholders' Equity
Interest-bearing demand deposits (2)	$422,309	$893	0.43%	$412,163	$468	0.23%
Money market and savings deposits (2)	689,508	4,057	1.19%	618,351	1,510	0.49%
Time deposits (2)	181,990	1,347	1.49%	196,329	713	0.73%
Short-term borrowings	99,702	1,265	2.56%	79,536	756	1.92%
Long-term debt	58,810	1,816	6.23%	58,812	1,785	6.12%

Total interest bearing liabilities (2)	1,452,319	9,378	1.30%	1,365,191	5,232	0.77%

Non-interest bearing deposits	494,136			523,818
Other liabilities	38,206			27,180
Stockholders' equity	205,785			182,407

Total liabilities and stockholders' equity	$2,190,446			$2,098,596

Net interest income (3)		$37,587			$37,276

Net interest rate spread (4)			3.37%			3.65%
Net interest rate margin (4)			3.74%			3.88%
Fully tax-equivalent adjustment		$176			$235

(1)
Includes loans held for branch sale.

(2)
Includes deposits held for sale.

(3)
Fully tax-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0 percent.

(4)
Rates have been annualized for the interim periods.

Rate/Volume Analysis

        The tables below present the effect of volume and rate changes on interest income and expense for the periods indicated. Changes in volume are changes in the average balance multiplied by the previous year's average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous year. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Six Months Ended June 30, 2019 to 2018 Change Due to
(dollars in thousands)	Volume	Rate	Net
Interest earning assets
Interest bearing deposits with banks	$43	$30	$73
Federal funds sold	—	—	—
Investment securities	(63)	148	85
Loans held for sale	58	51	109
Loans
Commercial:
Commercial and industrial	219	1,176	1,395
Real estate construction	(221)	(15)	(236)
Commercial real estate	62	368	430

Total commercial	60	1,529	1,589
Consumer
Residential real estate first mortgage	1,534	359	1,893
Residential real estate junior lien	(120)	435	315
Other revolving and installment	230	118	348

Total consumer	1,645	911	2,556

Total loans (1)	1,705	2,440	4,145

Federal Reserve/FHLB Stock	19	26	45

Total interest income	1,762	2,695	4,457
Interest bearing liabilities
Interest-bearing demand deposits (2)	12	413	425
Money market and savings deposits (2)	174	2,373	2,547
Time deposits (2)	(52)	686	634
Short-term borrowings	192	317	509
Long-term debt	—	31	31

Total interest expense	325	3,821	4,146

Change in net interest income	$1,437	$(1,126)	$311

(1)
Includes loans held for sale.

(2)
Includes deposits held for sale.

Provision for Loan Losses

        We establish an allowance for loan losses through a provision for loan losses charged as an expense in our consolidated statements of income. Management reviews the loan portfolio on a quarterly basis to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses.

        The provision for loan losses was $4.0 million for the six months ended June 30, 2019, compared to $5.6 million for the same period in 2018. The decrease in provision for loan losses was primarily due to a decrease in classified assets.

        The provision for loan losses on off-balance sheet items, a component of "other expense" in our Consolidated Statements of Income, reflects management's assessment of the adequacy of the allowance for loan losses on lending-related commitments. See "Financial Condition—Allowance for Loan Losses."

Noninterest Income

        Our noninterest income includes four primary types: (1) retirement and employee benefit services; (2) wealth management services, comprised of trust services, investment products and services and asset management services; (3) mortgage products and services; and (4) general banking services related to loans, deposits and other core client activities typically provided through the branch network and electronic banking channels.

	For the six months ended June 30,
(dollars in thousands)	2019	2018
Retirement and benefit services	$30,835	$31,337
Wealth management	7,489	7,263
Mortgage (1)	11,604	8,233
Service charges on deposit accounts	874	891
Investment security gains (losses) (1)	309	106
Other
Interchange fees	974	1,010
Bank-owned life insurance income (1)	396	400
Misc. transactional fees	569	512
Other noninterest income	2,008	598

Total noninterest income	$55,058	$50,350

(1)
Not within the scope of ASC 606

        Total noninterest income increased $4.7 million to $55.1 million for the six months ended June 30, 2019, compared to $50.4 million for the same period in 2018. The increase in noninterest income was primarily due to an increase in mortgage division revenue driven by the transition to mandatory delivery of mortgage loans to the secondary market partially offset by a $16.0 million decrease in mortgage originations. Other noninterest income increased $1.4 million as we realized a $1.5 million gain on the sale of our Duluth branch. This increase was partially offset by a decrease in retirement and benefits revenue of $502 thousand, mostly attributable to market volatility and outflows outpacing inflows for assets under administration.

        Noninterest income as a percent of total operating revenue, which consists of net interest income plus noninterest income, was 59.5% for the six months ending June 30, 2019, an increase of 1.9% from 57.6% for the same period in 2018. The increase in 2019 was due to a 9.4% increase in noninterest income and a 1.0% increase in net interest income.

        See "—Segment Reporting" for additional discussion of our business lines.

Noninterest Expense

        The following table presents noninterest expense for the six months ended June 30, 2019 and 2018.

	For the six months ended June 30,
(dollars in thousands)	2019	2018
Salaries and incentives	$34,956	$33,033
Employee benefits	10,588	9,292
Occupancy and equipment expense	5,386	5,517
Business services, software and technology expense	7,820	6,736
Intangible amortization expense	2,101	2,392
Professional fees and assessments	2,095	2,106
Marketing and business development	1,134	1,583
Supplies and postage	1,396	1,291
Travel	900	870
Mortgage and lending expenses	1,215	1,160
Other	1,184	2,098

Total noninterest expense	$68,775	$66,078

        Total noninterest expense increased $2.7 million to $68.8 million for the six months ended June 30, 2019, as compared to $66.1 million for the same period in 2018. The increase in noninterest expense was primarily due to an increase in salaries and incentives and employee benefits of $3.2 million, and an increase in business services, software and technology expense of $1.1 million. The increase in salaries and incentives and employee benefits between periods was the result of an increase of 17, on average, full-time equivalent employees along with an increased cost of health insurance benefits. The increase in technology related expenses was related to the continued investments related to our new client relationship manager software and digital delivery of solutions to clients. These increases were partially offset by decreases of $914 thousand in other expenses, $449 thousand in marketing and business development expense, and $291 thousand in intangible amortization expense.

Income Taxes

        Income tax expense is an estimate based on the amount we expect to owe the respective taxing authorities, plus the impact of deferred tax items. Accrued taxes represent the net estimated amount due or to be received from taxing authorities. In estimating accrued taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account statutory, judicial and regulatory guidance in the context of our tax position. If the final resolution of taxes payable differs from our estimates due to regulatory determination or legislative or judicial actions, adjustments to tax expense may be required.

        During the six months ended June 30, 2019, we recognized income tax expense of $4.9 million on $19.7 million of pre-tax income resulting in an effective tax rate of 24.87%, compared to the same period in 2018, in which we recognized an income tax expense of $3.3 million on $15.8 million of pre-tax income, resulting in an effective tax rate of 20.94%. The increase in the effective tax rate was primarily due to a reduction in excess tax benefits from stock-based compensation for the six months ended June 30, 2019 as compared to the same period in 2018.

Results of Operations—Years Ended December 31, 2018, 2017 and 2016

Overview

        We had net income of $25.9 million, or $1.84 per diluted common share, in 2018, compared to $15.0 million, or $1.07 per diluted common share, for 2017, and $14.0 million, or $1.00 per common share, for 2016. Our financial performance in 2017 included the recording of $6.2 million of additional income tax expense related to deferred tax assets, $4.8 million of which related to the re-measurement of the deferred tax assets as a result of the Tax Cuts and Jobs Act and $1.4 million of which was a deferred tax impairment related to a bank acquisition in 2014. Also in 2017, we incurred $1.6 million of professional fees related to litigation and $520.0 thousand of additional expense related to branch closures. Our financial results in 2016 included $3.4 million of expenses related to two acquisitions we completed in the first quarter of the year and $1.5 million of expenses related to the closure of three bank branch offices. The intangible amortization expense for the years ending December 31, 2018, 2017, and 2016 was $4.6 million, $5.6 million, and $7.0 million, respectively.

Net Income

        Net income for the year ended December 31, 2018 was $25.9 million, or $1.84 per diluted common share, compared to $15.0 million, or $1.07 per diluted common share, for the year ended December 31, 2017. The increase of $10.9 million, or 72.4%, in net income in 2018 was primarily driven by a $10.3 million decrease in income taxes, as a result of the impact from the Tax Cuts and Jobs Act. Other contributing factors included a $7.6 million increase in net interest income offset by increases of $5.3 million in provision for loan losses and $1.4 million in noninterest expense primarily due to continued investments in talent and technology.

        Net income for the year ended December 31, 2017 was $15.0 million, or $1.07 per diluted common share, compared to $14.0 million, or $1.00 per diluted common share, for the year ended December 31, 2016. The increase of $1.0 million, or 6.9%, in net income in 2017 was primarily driven by a $4.7 million increase in net interest income in addition to an $8.9 million decrease in noninterest expense and partially offset by a $10.4 million increase in income taxes. The decrease in noninterest expense was primarily driven by $5.0 million of expenses related to acquisitions and branch closures incurred in 2016, partially offset by $1.6 million of professional litigation expenses incurred in 2017. The increase in income taxes for 2017 included $4.8 million related to the re-measurement of deferred tax assets as a result of the Tax Cuts and Jobs Act and $1.4 million deferred tax impairment related to a 2014 bank acquisition.

Net Interest Income—Fully Taxable Equivalent

        Net interest income (with nontaxable income converted to a FTE basis) totaled $75.7 million in 2018, an increase of $7.2 million, or 10.4%, from the prior year. The increase was a result of a $202.8 million, or 13.8%, increase in average total loans and an 18 basis point increase in the average yield on total loans, partially offset by a $77.1 million increase in average interest-bearing liabilities, and a 29 basis point increase in the average rate on interest-bearing liabilities. The increase in interest expense on deposits of $3.5 million was primarily due to an increase in certain product rates in response to the increase in the federal funds rate during 2018. The rate on short term borrowings increased 88 basis points to 2.18% in 2018, primarily due to four federal funds rate increases in 2018.

        In 2018, the net interest margin increased 10 basis points to 3.86% from the 3.76% reported in 2017. The increase was attributable to a 31 basis point increase in the earning-asset yield, partially offset by a 29 basis point increase in the cost of interest-bearing liabilities. The 4.81% yield on loans increased 18 basis points in 2018 from 4.63% in 2017. The yield on investments, including interest-bearing deposits with banks, increased from 2.33% in 2017 to 2.61% in 2018. The cost of interest-bearing liabilities was 0.90% during 2018 as compared to 0.61% for 2017. The increased cost primarily reflects the increase in the average rate paid on interest-bearing deposits in 2018. The increase of interest expense related to short-term borrowings was $1.0 million higher in 2018 at $1.9 million compared to $900.0 thousand in 2017 primarily based on an increase in FHLB advances.

        In 2017, the net interest margin increased 13 basis points to 3.76% from the 3.63% reported in 2016. The increase was attributable to a 16 basis point increase in the earning-asset yield, partially offset by a seven basis point increase in the cost of interest-bearing liabilities. The 4.63% yield on loans decreased slightly in 2017 from 4.65% in 2016. The yield on investments, including interest-bearing deposits with banks, increased from 1.89% in 2016 to 2.33% in 2017. The cost of interest-bearing liabilities was 0.61% during 2017 as compared to 0.54% for 2016. The increased cost primarily reflects the increase in rate paid on short-term borrowings along with a higher average balance.

        The following tables set forth information related to our average balance sheet, average yields on assets, and average rates of liabilities for the periods indicated. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. Average loan balances include loans that have been placed on nonaccrual, while interest previously accrued on these loans is reversed against interest income. In these tables, adjustments are made to the yields on tax-exempt assets in order to present tax-exempt income and fully taxable income on a comparable basis.

	For the years ended December 31,
	2018			2017			2016
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield
Assets
Interest-bearing deposits with banks	$8,336	$166	1.99%	$39,045	$379	0.97%	$84,667	$429	0.51%
Federal funds sold	—	—	—	—	—	—	654	1	0.15%
Investment securities	255,247	6,705	2.63%	286,313	7,189	2.51%	279,992	6,454	2.31%
Loans held for sale	19,255	607	3.15%	23,887	609	2.55%	39,583	1,152	2.91%
Loans
Commercial
Commercial and industrial	483,182	25,019	5.18%	449,901	21,449	4.77%	446,614	20,281	4.54%
Real estate construction	39,024	2,161	5.54%	44,492	2,243	5.04%	39,423	1,996	5.06%
Commercial real estate	475,778	22,853	4.80%	464,688	21,667	4.66%	414,509	20,067	4.84%

Total commercial	997,984	50,033	5.01%	959,081	45,359	4.73%	900,546	42,344	4.70%
Consumer
Residential real estate first mortgage	400,458	16,420	4.10%	243,655	10,464	4.29%	182,081	7,899	4.34%
Residential real estate junior lien	190,838	10,305	5.40%	188,420	9,026	4.79%	177,387	8,922	5.03%
Other revolving and installment	88,605	3,929	4.43%	83,886	3,476	4.14%	85,194	3,340	3.92%

Total consumer	679,901	30,654	4.51%	515,961	22,966	4.45%	444,662	20,161	4.53%

Total loans (1)	1,677,885	80,687	4.81%	1,475,042	68,325	4.63%	1,345,208	62,505	4.65%

Total earning assets	1,960,723	88,165	4.50%	1,824,287	76,502	4.19%	1,750,104	70,541	4.03%
Cash and due from banks	27,111			26,190			28,186
Allowance for loan losses	(19,643)			(15,818)			(15,937)
Goodwill & other intangibles	52,040			57,110			60,116
Premises and equipment	21,315			22,929			25,519
Other assets	87,860			86,805			89,563

Total assets	$2,129,406			$2,001,503			$1,937,551

Liabilities and Stockholders' Equity
Interest-bearing demand deposits (2)	$405,512	$1,034	0.25%	$336,876	$408	0.12%	$301,047	$310	0.10%
Money market and savings deposits (2)	626,041	3,950	0.63%	619,687	1,627	0.26%	670,932	1,457	0.22%
Time deposits (2)	206,846	2,008	0.97%	219,164	1,485	0.68%	251,359	1,618	0.64%
Short-term borrowings	86,851	1,896	2.18%	72,445	943	1.30%	5,059	21	0.42%
Long-term debt	58,813	3,591	6.11%	58,803	3,504	5.96%	65,095	3,596	5.52%

Total interest bearing liabilities	1,384,063	12,479	0.90%	1,306,975	7,967	0.61%	1,293,492	7,002	0.54%

Noninterest-bearing deposits (2)	528,552			488,295			443,453
Other liabilities	29,450			29,454			32,567
Stockholders' equity	187,341			176,779			168,039

Total liabilities and stockholders' equity	$2,129,406			$2,001,503			$1,937,551

Net interest income (3)		$75,686			$68,535			$63,539

Net interest rate spread (3)			3.59%			3.58%			3.49%
Net interest rate margin (3)			3.86%			3.76%			3.63%
Fully tax-equivalent adjustment		$462			$865			$599

(1)
Includes loans held for sale

(2)
Includes deposits held for sale

(3)
Fully tax-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0 percent for 2018 and 35.0 percent for years prior to 2018.

Rate/Volume Analysis

        The tables below presents the effect of volume and rate changes on interest income and expense for the periods indicated. Changes in volume are changes in the average balance multiplied by the previous year's average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous year. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year 2018 to 2017 Change Due to			Year 2017 to 2016 Change Due to
(dollars in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income
Interest bearing deposits with banks	$(298)	$85	$(213)	$(231)	$181	$(50)
Federal funds sold	—	—	—	(1)	—	(1)
Investment securities	(780)	296	(484)	146	589	735
Loans held for sale	(118)	116	(2)	(457)	(86)	(543)
Loans
Commercial
Commercial and industrial	1,587	1,983	3,570	147	1,021	1,168
Real estate construction	(276)	194	(82)	257	(10)	247
Commercial real estate	517	669	1,186	2,429	(829)	1,600

Total commercial	1,828	2,846	4,674	2,833	182	3,015
Consumer
Real estate 1 - 4 family first mortgage	6,734	(778)	5,956	2,671	(106)	2,565
Real estate 1 - 4 family junior mortgage	116	1,163	1,279	555	(451)	104
Other revolving and installment	196	257	453	(51)	187	136

Total consumer	7,046	642	7,688	3,175	(370)	2,805

Total loans (1)	8,874	3,488	12,362	6,008	(188)	5,820

Total interest income	$7,678	$3,985	$11,663	$5,465	$496	$5,961

Interest expense
Interest-bearing demand deposits (2)	$83	$543	$626	$37	$61	$98
Money market and savings deposits (2)	17	2,306	2,323	(111)	281	170
Time deposits (2)	(83)	606	523	(207)	74	(133)
Short term borrowings	188	765	953	280	642	922
Long term debt	1	86	87	(348)	256	(92)

Total interest expense	206	4,306	4,512	(349)	1,314	965

Increase (decrease) in net interest income	$7,472	$(321)	$7,151	$5,814	$(818)	$4,996

(1)
Includes loans held for sale

(2)
Includes deposits held for sale

Provision for Loan Losses

        The provision for loan losses was $8.6 million for the year ended December 31, 2018, compared to $3.3 million for the year ended December 31, 2017. The increase of $5.3 million in provision for loan losses in 2018 was primarily due to $3.3 million more provision related to the increase in criticized loan balances, $0.9 million more provision for specific reserves on impaired loans, $0.7 million more provision for net charge-offs and $0.4 million for pass rated credits due to loan growth.

        The provision for loan losses was $3.3 million for the year ended December 31, 2017, compared to $3.1 million for the year ended December 31, 2016. The provision for loan losses remained flat year-over-year as credit quality was stable and net charge offs were consistent with $2.3 million in 2017 and $2.1 million in 2016.

        The provision for loan losses on off-balance sheet items, a component of "other expense" in our Consolidated Statements of Income, reflects management's assessment of the adequacy of the allowance for loan losses on lending-related commitments. See "Financial Condition—Allowance for Loan Losses."

Noninterest Income

	For the years ended December 31,
(dollars in thousands)	2018	2017	2016
Retirement and benefit services	$63,316	$62,390	$57,804
Wealth management	14,900	13,953	12,640
Mortgage (1)	17,630	19,748	26,528
Service charges on deposit accounts	1,808	1,854	1,916
Investment security gains (losses) (1)	85	(13)	(24)
Other
Interchange fees	2,005	1,997	2,025
Bank-owned life insurance income (1)	803	820	991
Misc transactional fees	1,106	1,070	1,071
Other noninterest income	1,096	1,226	2,138

Total noninterest income	$102,749	$103,045	$105,089

(1)
Not within the scope of ASC 606.

        Total noninterest income decreased by $296 thousand, or 0.3%, to $102.7 million in 2018 as compared to 2017. Retirement and benefit services noninterest income for 2018 was $63.3 million, an increase of $926 thousand, or 1.5%, from the prior year, due to the combination of expanded business activities from the acquisition of ABGNCS in 2016 and new client generation. Wealth management noninterest income for 2018 was $14.9 million, an increase of $947 thousand from the prior year. The increase was due to organic growth and through leveraging synergies by retaining terminated retirement and benefit services participants. Mortgage noninterest income for 2018 was $17.6 million, a decrease of $2.1 million or 10.7% from the prior year level. The decrease was primarily driven by a corresponding decrease in origination volume. Mortgage originations for 2018 of $779.7 million decreased $87.3 million or 10.1% as a result of higher home mortgage rates throughout the year.

        Total noninterest income decreased by $2.0 million, or 1.9%, to $103.0 million in 2017 as compared to 2016. The decrease was comprised of a $6.8 million decrease in mortgage noninterest income, partially offset by $4.6 million of increased retirement and benefit services noninterest income and $1.3 million of increased wealth management noninterest income. The decrease in mortgage noninterest income was correlated to a decrease in mortgage originations of $198.1 million or 18.6% year over year. The increase in retirement and benefit services and wealth management noninterest income was primarily driven by an increase in AUA and AUM as a result of asset appreciation due to general stock market increases.

        Noninterest income as a percent of total operating revenue, which consists of net interest income plus noninterest income, was 57.7% in 2018, down 2.7% from the prior year. The decrease in 2018 was due to an 11.2% increase in net interest income, while noninterest income decreased 0.3%. The 2.1% decrease in this ratio from 2016 to 2017 was driven by a 1.9% decrease in noninterest income, primarily the result of decreased mortgage revenue, while net interest income increased 7.5%.

Noninterest Expense

        The following table presents noninterest expense for the years ended December 31, 2018, 2017, and 2016.

	For the years ended December 31,
(dollars in thousands)	2018	2017	2016
Salaries and incentives	$69,403	$67,576	$70,359
Employee benefits and taxes	17,866	16,490	15,888
Occupancy and equipment expense	11,086	10,892	11,736
Business services, software and technology expense	14,525	12,976	14,510
Intangible amortization	4,638	5,623	7,005
Professional fees and assessments	5,098	6,158	6,301
Marketing and business development	3,459	3,271	3,237
Supplies and postage	2,737	2,609	2,930
Travel	1,738	1,530	1,721
Mortgage and lending expenses	2,153	2,235	2,439
Other	3,622	5,560	7,666

Total noninterest expense	$136,325	$134,920	$143,792

        Total noninterest expense increased $1.4 million to $136.3 million for the year ended December 31, 2018, from $134.9 million for 2017. The increase in noninterest expense was primarily due to an increase in salaries and incentives of $1.8 million resulting from the addition of 38 full-time equivalent employees in 2018. Employee benefits and taxes increased $1.4 million due in part to the increased number of employees and an increase in health insurance costs of $690 thousand. Business services, software, and technology expense increased $1.5 million as our Company invested in a new client relationship manager software and digital delivery of solutions to clients. Amortization expense decreased $1.0 million to $4.6 million as a result of past acquisitions being fully amortized during the year. Professional fees and assessments decreased $1.1 million due to legal expenses in 2017 related to litigation and a settlement of the related litigation of $330 thousand received in 2018. Other noninterest expense decreased $1.9 million during 2018 due to expense accruals of $450.0 thousand in 2017 for litigation, which were reversed in 2018. In addition, the true-up liability for the loans covered under the loss share agreement with the FDIC was $3.2 million in 2017 and in 2018 the loss share agreement was terminated for $220 thousand less than the amount recorded as payable to the FDIC. Finally, there was $520 thousand of branch closure expenses recognized in 2017 and no expenses related to branch closures in 2018.

        Total noninterest expense decreased $8.9 million to $134.9 million for the year ended December 31, 2017, as compared to the prior year. The decreases were primarily due to the merger expenses of the 2016 acquisitions of ABGNCS and Beacon. The decreases included a $2.8 million decrease in salaries and incentives, a result of lower mortgage incentives payments due to lower mortgage originations, as well as fewer employees following the integration of our Company's prior acquisitions. Occupancy and equipment expense decreased $844 thousand primarily the result of the closure of three branch offices in 2016 and the consolidation of office space accumulated in previous acquisitions. There was a $1.5 million decrease in business services, software, and technology expense related to the integration of the ABGNCS and Beacon acquisitions. Intangible amortization decreased $1.4 million primarily as a result of past acquisitions being fully amortized during the year. Other noninterest expenses decreased $2.1 million in 2017 as our Company realized efficiencies resulting from the integration of the acquisitions. In addition, 2016 included the loss on sale of branch offices of $1.1 million compared to no such losses in 2017.

Income Taxes

        On December 22, 2017, the Tax Cuts and Jobs Act was signed into law. Among other things, the Tax Cuts and Jobs Act lowered the corporate tax rate to 21% from the existing maximum rate of 35.0%, effective for tax years including or commencing January 1, 2018. ASC 740, Income Taxes, requires existing deferred tax assets and liabilities to be measured at the enacted tax rate expected to be applied when the temporary differences are to be realized or settled. Thus, as of the date of enactment, deferred taxes were re-measured based upon the new 21% tax rate. The change in tax rate resulted in a deferred tax expense of $4.8 million from the write-down of the net deferred tax assets. The effect of this change in tax law was recorded as a component of the income tax provision including those deferred assets and liabilities that were established through a financial statement component other than continuing operations.

        The effective tax rate for 2018 was 21.7% compared to 53.1% in 2017 and 33.8% in 2016. The increase in the effective rate for 2017 was primarily attributable to one-time expenses from the revaluation of net deferred tax assets related to the enactment of the Tax Cuts and Jobs Act in addition to a $1.4 million impairment of deferred tax assets related to loans acquired in 2014 that we were unable to recognize certain tax benefits.

Segment Reporting

        We determine reportable segments based on the significance of the services offered, the significance of those services to our financial condition and operating results, and our regular review of the operating results of those services. We have four operating segments—banking, retirement and benefit services, wealth management, and mortgage. These segments are components for which financial information is prepared and evaluated regularly by management in deciding how to allocate resources and assess performance.

        The selected financial information presented for each segment sets forth net interest income, provision for loan losses, noninterest income, and direct noninterest expense before indirect overhead allocations. Corporate administration includes the indirect overhead and is set forth in the table below along with income tax expense and the consolidated net income. The segment net income before taxes represents direct revenue and expense before indirect allocations and income taxes. Certain reclassification adjustments have been made between corporate administration and the various lines of business for consistency in presentation.

        The following tables presents key metrics related to our segments as of and for the dates presented:

	As of and for the six months ended June 30,
(dollars in thousands)	Banking	Retirement and benefit services	Wealth management	Mortgage	Corporate administration	Consolidated
2019
Net interest income	$38,794	$—	$—	$434	$(1,817)	$37,411
Provision for loan losses	4,017	—	—	—	—	4,017
Noninterest income	3,578	30,835	7,489	11,604	1,552	55,058
Noninterest expense	20,080	17,591	4,101	9,928	17,075	68,775

Net income before taxes	$18,275	$13,244	$3,388	$2,110	$(17,340)	$19,677

Total assets	$2,112,373	$39,787	$3,407	$44,668	$6,894	$2,207,129
Assets under management	—	2,598,407	2,661,826	—	—	5,260,233
Assets under administration	—	27,771,440	82,612	—	—	27,854,052
2018
Net interest income	$38,392	$—	$30	$405	$(1,785)	$37,042
Provision for loan losses	5,550	—	—	—	—	5,550
Noninterest income	3,449	31,337	7,263	8,233	68	50,350
Noninterest expense	19,374	18,390	3,993	8,954	15,367	66,078

Net income before taxes	$16,917	$12,947	$3,300	$(316)	$(17,084)	$15,764

Total assets	$2,103,473	$35,083	$2,827	$36,055	$(1,553)	$2,175,885
Assets under management	—	2,077,383	2,672,342	—	—	4,749,725
Assets under administration	—	27,910,908	83,876	—	—	27,994,784

	As of and for the year ended December 31,
(dollars in thousands)	Banking	Retirement and Benefit Services	Wealth Management	Mortgage	Corporate Administration	Consolidated
2018
Net interest income	$77,919	$—	$62	$834	$(3,591)	$75,224
Provision for loan losses	8,599	—	—	11	—	8,610
Noninterest income	6,921	63,316	14,900	17,630	(18)	102,749
Noninterest expense	42,605	36,414	6,824	17,199	33,283	136,325

Net income before taxes	$33,636	$26,902	$8,138	$1,254	$(36,892)	$33,038

Total assets	$2,120,249	$41,492	$3,235	$14,600	$(506)	$2,179,070
Assets under management	—	2,034,674	2,549,685	—	—	4,584,359
Assets under administration	—	25,777,475	77,130	—	—	25,854,605
2017
Net interest income	$70,377	$—	$57	$740	$(3,504)	$67,670
Provision for loan losses	3,280	—	—	—	—	3,280
Noninterest income	7,180	62,390	13,953	19,748	(226)	103,045
Noninterest expense	35,996	41,977	7,640	17,448	31,859	134,920

Net income before taxes	$38,281	$20,413	$6,370	$3,040	$(35,589)	$32,515

Total assets	$2,078,013	$38,118	$2,718	$18,669	$(1,437)	$2,136,081
Assets under management	—	1,238,405	2,609,681	—	—	3,848,086
Assets under administration	—	28,127,960	92,285	—	—	28,220,245
2016
Net interest income	$64,990	$—	$54	$1,302	$(3,406)	$62,940
Provision for loan losses	3,060	—	—	—	—	3,060
Noninterest income	6,895	57,804	12,640	26,528	1,222	105,089
Noninterest expense	34,314	44,479	8,498	22,275	34,226	143,792

Net income before taxes	$34,511	$13,325	$4,196	$5,555	$(36,410)	$21,177

Total assets	$1,969,232	$47,467	$3,319	$31,671	$(1,644)	$2,050,045
Assets under management	—	1,158,340	2,221,447	—	—	3,379,787
Assets under administration	—	24,952,959	77,545	—	—	25,030,504

        For additional financial information on our segments see Note 21 (Segment Reporting) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

Banking

        The banking segment offers a complete line of loan, deposit, cash management, and treasury services through 16 offices in North Dakota, Minnesota, and Arizona. These products and services are supported through various digital applications. The majority of our assets and liabilities are on the banking segment balance sheet.

        The banking segment reported net income before taxes and indirect allocations of $18.3 million for the six months ended June 30, 2019, an increase of $1.4 million compared to the six months ended June 30, 2018. Net interest income increased $402 thousand to $38.8 million for the six months ended June 30, 2019. Noninterest expense also increased $706 thousand or 3.6% to $20.1 million for the six months ended June 30, 2019.

        The banking segment reported net income before taxes and indirect allocations of $33.6 million for 2018, a decrease of $4.6 million compared to the prior period due to a $5.3 million increase in provision expense. Net interest income increased $7.5 million as average loans grew $202.8 million from $1.5 billion to $1.7 billion and average deposits increased $102.9 million from $1.7 billion to $1.8 billion during the period. Noninterest expense rose 18.4% or $6.6 million in 2018 compared to 2017, primarily due to the intercompany expense of $6.3 million which is allocated to the mortgage and retirement and benefit services segments for the residential real estate loans and deposit balances delivered to the Bank's balance sheet.

        The banking segment reported net income before taxes and indirect allocations of $38.3 million for 2017 compared to net income before taxes of $34.5 million for 2016, an increase of $3.8 million due to a $5.4 million increase in net interest income. Net interest income increased 8.3% as a result of a 9.7% increase in the average loans outstanding. Noninterest income, provision for loan losses, and noninterest expense were comparable for the full years of 2017 and 2016. Average loans increased $129.8 million and average deposits were relatively flat for the year.

Retirement and Benefit Services

        Retirement and benefit services provides the following services nationally: recordkeeping and administration services to qualified retirement plans; ESOP trustee, recordkeeping and administration; investment fiduciary services to retirement plans; HSA, flex spending account, and government health insurance program recordkeeping and administration services to employers; payroll and human resource information system services for employers. The division services approximately 6,700 retirement plans and more than 355,000 plan participants. In addition, the division employs nearly 300 professionals, and operates within our banking markets as well as Albert Lea, Minnesota, Lansing, Michigan, Manchester, New Hampshire and 13 satellite offices.

        The retirement and benefit services segment reported net income before taxes and indirect allocations of $13.2 million for the six months ended June 30, 2019, an increase of $297 thousand from the $12.9 million for the six months ended June 30, 2018. Revenue of $30.8 million, comprised of $14.5 million in asset based revenue and $16.3 million in participant and transaction revenues, was down $502 thousand or 1.6% primarily due to a decline in asset based revenue of $632 thousand or 4.2%. The decline in the asset based revenue was the result of fee compression and an ongoing shift from asset based fees to participant and transaction based fees. Noninterest expense declined $799 thousand or 4.3% due to the reduction in allocation expense of $1.2 million, as the division was credited for sourcing deposits which are being held on the banking division's balance sheet, partially offset by a $789 thousand increase in personnel expenses.

        The retirement and benefit services segment reported net income before taxes and indirect allocations of $26.9 million for 2018, an increase of $6.5 million from the $20.4 million of net income before taxes and indirect allocations earned in 2017. Revenue of $63.3 million included $30.4 million of asset based revenue and $32.9 million of participant and transaction revenues, and increased $926 thousand or 1.5% due to a $1.2 million decline in asset based revenues and $2.1 million increase in participant and transaction revenues. The shifts in revenue are the result of fee compression and an ongoing shift from asset based fees to participant and transaction based fees. Noninterest expense declined $5.6 million or 13.3%. The reduction in expense was due to a $3.2 million decline in allocation expense as the division is credited for sourcing deposits which are being held on the banking division's balance sheet. Personnel related expenses also decreased by $1.4 million and intangible amortization expense decreased by $1.0 million.

        The retirement and benefit services segment reported net income before taxes and indirect allocations of $20.4 million for 2017, an increase of $7.1 million from the $13.3 million net income before taxes and indirect allocations earned in 2016. Revenue of $62.4 million included $31.6 million of asset based revenue and $30.8 million of participant and transaction revenues, and increased $4.6 million due to increases in asset based revenues as transaction and participant based revenue was stable between the periods. Noninterest expense for 2017 was $42.0 million as compared to $44.5 million for 2016, a decrease of $2.5 million or 5.6%. The decrease included a reduction in intangible amortization expense of $1.4 million and decreases in personnel expense, occupancy, consulting and software as a result of integrating the 2016 acquisition of ABGNCS.

        The following tables present changes in the AUA and AUM for our retirement and benefit services segment for the periods presented.

	For the six months ended June 30,
(dollars in thousands)	2019	2018
AUA & AUM balance beginning of period	$27,812,149	$29,366,365
Inflows (1)	2,222,252	2,112,053
Outflows (2)	(2,648,766)	(2,193,242)
Market impact (3)	2,984,212	703,115

AUA & AUM balance end of period	$30,369,847	$29,988,291

Yield (4)(5)	0.21%	0.21%

(1)
Inflows include new account assets, contributions, dividends and interest.

(2)
Outflows include closed account assets, withdrawals and client fees.

(3)
Market impact reflects gains and losses on portfolio investments.

(4)
Retirement and benefit services noninterest income divided by simple average ending balances.

(5)
Ratio has been annualized for interim periods.

	For the twelve months ended December 31,
(dollars in thousands)	2018	2017
AUA & AUM balance beginning of period	$29,366,365	$26,111,299
Inflows (1)	4,637,646	4,816,574
Outflows (2)	(4,981,204)	(4,822,892)
Market impact (3)	(1,210,658)	3,261,384

AUA & AUM balance end of period	$27,812,149	$29,366,365

Yield (4)	0.22%	0.22%

(1)
Inflows include new account assets, contributions, dividends and interest.

(2)
Outflows include closed account assets, withdrawals and client fees.

(3)
Market impact reflects gains and losses on portfolio investments.

(4)
Retirement and benefit services noninterest income divided by simple average ending balances.

        AUA and AUM for the retirement and benefit services segment were $30.4 billion at June 30, 2019, an increase of $2.6 billion compared to the total at December 31, 2018. The increase was primarily driven by an increase of $3.0 billion related to the market impact and partially offset by outflows outpacing inflows. AUA and AUM were $27.8 billion at December 31, 2018, a decrease of $1.6 billion compared to the total at December 31, 2017. The decrease was the result of a $1.2 billion decline related to the market impact and a $343.6 million decrease due to outflows exceeding inflows for the twelve months ended December 31, 2018.

Wealth Management

        The wealth management division provides advisory and planning services, investment management, and trust and fiduciary services to clients across our Company's footprint.

        Wealth management reported net income before taxes and indirect allocations of $3.4 million for the six months ended June 30, 2019, an increase of $88 thousand from the $3.3 million reported for the six months ended June 30, 2018. Revenue within our wealth management division is comprised primarily of revenue earned from managing the assets of clients. In the first six months of 2019, approximately 95% or $7.2 million of the revenue attributed to the division was driven by AUM while 5% or $338 thousand of the revenue attributed to the division was driven by annuity earnings and fees related to transactions and administration.

        Wealth management noninterest income for 2018 was $14.9 million, an increase of $947 thousand from the prior year. Net income before taxes of $8.1 million increased $1.8 million compared to net income of $6.4 million in 2017. The increase was due to the additional clients generated by both organic growth and through leveraging synergies of retirement and benefit services. Wealth management noninterest expense of $6.8 million decreased $816 thousand from 2017 primarily due to intercompany allocations.

        Wealth management reported net income before taxes of $6.4 million on revenue of $14.0 million 2017 as compared to net income before taxes of $4.2 million on revenue of $12.6 million for 2016. Noninterest expense for 2017 was $7.6 million as compared to

$8.5 million for 2016, a decrease of 10.1%. AUM, including brokerage, increased 17.5% from $2.2 billion to $2.6 billion during the year.

        The following tables present changes in the AUM for our wealth management segment, disaggregated by product, for the periods presented.

	For the six months ended June 30,
(dollars in thousands)	2019	2018
Dimension balance beginning of period	$1,276,905	$1,369,580
Inflows (1)	116,637	103,511
Outflows (2)	(97,601)	(101,047)
Market impact (3)	141,859	(32,763)

Dimension balance end of period	$1,437,800	$1,339,281

Yield (4)(5)	0.56%	0.56%
Blue Print balance beginning of period	$348,605	$334,648
Inflows (1)	51,024	50,491
Outflows (2)	(29,856)	(29,204)
Market impact (3)	48,531	(4,531)

Blue Print balance end of period	$418,304	$351,404

Yield (4)(5)	0.99%	0.97%
Trust balance beginning of period	$226,305	$222,738
Inflows (1)	72,323	172,717
Outflows (2)	(68,403)	(190,179)
Market impact (3)	(6,844)	35,257

Trust balance end of period	$223,381	$240,533

Yield (4)(5)	0.64%	0.64%
Total Wealth Management balance beginning of period	$1,851,815	$1,926,966
Inflows (1)	239,984	326,719
Outflows (2)	(195,860)	(320,430)
Market impact (3)	183,546	(2,037)

Total Wealth Management balance end of period (6)	$2,079,485	$1,931,218

Yield (4)(5)(7)	0.65%	0.64%

(1)
Inflows include new account assets, contributions, dividends and interest.

(2)
Outflows include closed account assets, withdrawals and client fees.

(3)
Market impact reflects gains and losses on portfolio investments.

(4)
Wealth management noninterest income divided by simple average ending balances.

(5)
Ratio has been annualized for interim periods.

(6)
Total wealth management does not include brokerage assets of $665.0 million and $825.0 million for the periods ending June 30, 2019 and 2018, respectively.

(7)
Yield does not include brokerage revenue of $1.0 million and $1.2 million for the six months ending June 30, 2019 and 2018, respectively.

	For the twelve months ended December 31,
(dollars in thousands)	2018	2017
Dimension balance beginning of period	$1,369,580	$1,148,464
Inflows (1)	218,171	520,283
Outflows (2)	(199,187)	(422,156)
Market impact (3)	(111,659)	122,989

Dimension balance end of period	$1,276,905	$1,369,580

Yield (4)	0.57%	0.55%
Blueprint balance beginning of period	$334,648	$260,374
Inflows (1)	104,643	85,492
Outflows (2)	(55,938)	(42,325)
Market impact (3)	(34,748)	31,107

Blueprint balance end of period	$348,605	$334,648

Yield (4)	1.04%	1.03%
Trust balance beginning of period	$222,738	$215,154
Inflows (1)	251,327	216,880
Outflows (2)	(297,514)	(174,838)
Market impact (3)	49,754	(34,458)

Trust balance end of period	$226,305	$222,738

Yield (4)	0.65%	0.73%
Total Wealth Management balance beginning of period	$1,926,966	$1,623,992
Inflows (1)	574,141	822,655
Outflows (2)	(552,639)	(639,319)
Market impact (3)	(96,653)	119,638

Total Wealth Management balance end of period (5)	$1,851,815	$1,926,966

Yield (4)(6)	0.66%	0.66%

(1)
Inflows include new account assets, contributions, dividends and interest.

(2)
Outflows include closed account assets, withdrawals and client fees.

(3)
Market impact reflects gains and losses on portfolio investments.

(4)
Wealth management noninterest income divided by simple average ending balances.

(5)
Total wealth management does not include brokerage assets of $775.0 million for the years ending December 31, 2018 and 2017.

(6)
Yield does not include brokerage revenue of $2.4 million and $2.3 million for the years ending December 31, 2018 and 2017, respectively.

        AUM for the wealth management segment was $2.1 billion, excluding $665.0 million of brokerage assets, at June 30, 2019, an increase of $227.7 million compared to the total at December 31, 2018. The increase was primarily driven by an increase of $183.5 million related to the market impact, in addition to inflows exceeding outflows by $44.2 million. AUM was $1.9 billion, excluding brokerage assets of $775.0 million, at December 31, 2018, a decrease of $75.1 million compared to the total at December 31, 2017. The decrease was the result of a

$96.7 million decline related to the market impact and partially offset by a $21.5 increase due to inflows exceeding outflow flows for the twelve months ended December 31, 2018.

Mortgage

        The mortgage division offers first and second mortgage loans through a centralized mortgage unit in Minneapolis, Minnesota as well as through the banking office locations.

        Mortgage reported net income before taxes and indirect allocations of $2.1 million for the six months ended June 30, 2019, an increase of $2.4 million from the net loss of $316 thousand reported for the six months ended June 30, 2018. Noninterest income for the six months ended June 30, 2019 of $11.6 million increased $3.4 million from the same period in 2018. The increase was primarily driven by the transition to mandatory delivery of mortgages into the secondary market. Mortgage originations for the six months ending June 30, 2019 of $371.7 million decreased $16.0 million or 4.1%, from the same period in 2018.

        Mortgage noninterest income for 2018 of $17.6 million decreased $2.1 million or 10.7% from the prior year level. The decrease was primarily driven by a corresponding decrease in origination volume. Mortgage originations for 2018 of $779.7 million decreased $87.3 million or 10.1% year over year. Mortgage noninterest expense for 2018 decreased $249 thousand or 1.4% from the prior year. The decrease consisted of lower incentive compensation and various lending expenses correlated to the decline in origination volume offset by additional investments in talent and technology.

        The mortgage division reported net income before taxes of $3.0 million on revenue of $20.5 million for 2017 compared to net income before taxes of $5.6 million on revenue of $27.8 million for 2016. Mortgage originations for 2017 were $867.3 million as compared to $1.1 billion in 2016. Net interest income is generated from the loans held for sale portfolio, while noninterest income is primarily from the gain on sale of mortgage loans. During 2017, we retained a higher volume of loans on balance sheet, $176.6 million, compared to the $48.7 million retained in 2016. This resulted in lower noninterest income for mortgage, but higher net interest income for the banking business line. Noninterest expense decreased from $22.3 million to $17.4 million, or 21.7%, during the year on lower commission expense due to lower volumes, and the deferral of loan origination expenses associated with loans held in the banking segment's portfolio.

Financial Condition

Overview

        Total assets were $2.2 billion at June 30, 2019, an increase of $28.1 million compared to $2.2 billion at December 31, 2018. The increase in total assets was primarily due to increases of $30.1 million in loans held for sale, $11.6 million in loans, $3.5 million in available-for-sale investment securities, and $4.3 million in cash and due from banks, offset by a reduction in loans held for branch sale of $32.0 million. In addition we recognized an operating lease right-of-use asset which totaled $9.4 million at June 30, 2019. The increase in loans held for sale was primarily due to seasonally higher loan originations. The increase in loans was primarily driven by growth in our commercial real estate and commercial and industrial portfolios. The increase in the securities available-for-sale was a result of management's decision to extend the duration while increasing the portfolio yield and harvesting gains on lower yielding and shorter duration securities. The increase in cash and cash equivalents was primarily due to an increase in cash balances held with the Federal Reserve Bank. We maintain a cash balance at the Federal Reserve and manage this liquidity balance on a daily basis as required, and may have significant cash balance fluctuations in the ordinary course of business based on inflows and outflows from changing loan totals, investment activity, and deposit flows.

        Total assets were $2.2 billion at December 31, 2018, an increase of $43.0 million compared to $2.1 billion at December 31, 2017. The increase was primarily due to an increase of $127.4 million in total loans, offset by an increase of $5.6 million in the allowance for loan losses, partially offset by a decrease of $81.3 million in cash and due from banks, a $16.8 million decrease in securities available-for-sale, and a $4.6 million decrease in other intangible assets. The increase in loans was primarily driven by growth in the residential mortgage portfolio of $92.9 million as well as an increase of $30.1 million in the commercial and industrial portfolio. The decrease in cash and due from bank and securities available-for-sale reflects management's decision to invest in higher yielding assets.

        Total assets were $2.1 billion at December 31, 2017, an increase of $86.0 million from $2.1 billion at December 31, 2016. The increase was primarily due to an increase of $207.5 million in total loans, partially offset by an $85.4 million decrease cash and due from banks, a $17.1 million decrease in loans held for sale, and a $5.6 million decrease in other intangible assets. The increase in loans was primarily driven by a $163.1 million increase in the residential mortgage portfolio and a $53.3 million increase in the commercial real estate portfolio.

Investment Securities

        The following table presents the amortized cost and fair value of our investment securities portfolio as of June 30, 2019 and as of December 31, 2018, 2017 and 2016:

			December 31,
	June 30, 2019		2018		2017		2016
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Trading	$—	$—	$1,539	$1,539	$1,945	$1,945	$1,959	$1,959
Available-for-sale
U.S. Treasury and agencies	21,838	21,833	19,364	19,142	19,086	18,944	20,261	20,092
Obligations of state and political agencies	48,770	49,064	67,662	66,387	74,803	74,475	73,998	71,952
Mortgage backed securities
Residential Agency	147,482	149,109	129,906	126,998	149,373	148,630	148,560	148,032
Commercial	25,390	25,427	29,050	28,767	14,432	14,211	23,279	23,111
Asset backed securities	174	179	398	399	530	541	722	740
Corporate bonds	8,084	8,108	8,602	8,481	10,212	10,220	7,319	7,267

Total available-for-sale	251,738	253,720	254,982	250,174	268,436	267,021	274,139	271,194
Equity	2,532	2,532	3,165	3,165	5,445	5,445	5,758	5,758

Total investment securities	$254,270	$256,252	$259,686	$254,878	$275,826	$274,411	$281,856	$278,911

        The composition of our investment securities portfolio reflects our investment strategy of maintaining an appropriate level of liquidity for normal operations while providing an additional source of revenue. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet, while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as collateral.

        At June 30, 2019 total investment securities were $256.3 million compared to $254.9 million at December 31, 2018. Investment securities as a percentage of total assets were 11.6% and 11.7%, as of June 30, 2019 and December 31, 2018, respectively.

        At December 31, 2018, total investment securities were $254.9 million, or 11.7% of total assets, compared to $274.4 million, or 12.8% of total assets, at December 31, 2017. The $19.5 million decrease in securities from December 31, 2017 to December 31, 2018, primarily reflected decreases in obligations of state and political subdivisions and mortgage backed residential agency securities. Securities with a carrying value of $149.0 million and $166.9 million were pledged at December 31, 2018 and December 31, 2017, respectively, to secure public deposits and for other purposes required or permitted by law.

        The net pre-tax unrealized market value gain on the available-for-sale investment portfolio as of June 30, 2019 was $2.0 million, as compared to a $4.8 million loss as of December 31, 2018. This increase is indicative of the interest rate movements during the first six months and the changes in the size and composition of the portfolio.

        The net pre-tax unrealized market value loss on the available-for-sale investment portfolio as of December 31, 2018 was $4.8 million, as compared to $1.4 million one year earlier. This decrease is indicative of the interest rate movements during the respective time periods and the changes in the size and composition of the portfolio.

        The investment portfolio is principally composed of U.S. Treasury debentures, U.S. Agency mortgage-backed pass-throughs, U.S. Agency CMOs and municipal bonds. The portfolio does not include any private label mortgage-backed securities, or MBS, or private label collateralized mortgage obligations.

        As of June 30, 2019, the Bank held 104 tax-exempt state and local municipal securities totaling $41.6 million. As of December 31, 2018, the Bank held 127 tax-exempt state and local municipal securities totaling $58.5 million. Other than the aforementioned investments, at June 30, 2019 and December 31, 2018, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity, including ESOP-owned shares.

        At June 30, 2019 and December 31, 2018, all of the available-for-sale debt securities in an unrealized loss position were investment grade. During the six months ended June 30, 2019 and the year ended December 31, 2018, we evaluated all of our debt securities for credit impairment and determined there were no credit losses evident and we did not record any other-than-temporary impairment. At June 30, 2019 and December 31, 2018, our evaluation of other investment securities with continuous unrealized losses indicated that there were no losses evident. Furthermore, we do not intend to sell and it is more likely than not that we will not be required to sell these debt securities before the anticipated recovery of the amortized cost basis.

        Periodic reviews are conducted to identify and evaluate each investment that has an unrealized loss for other-than-temporary impairment. An unrealized loss exists when the current estimated fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income for available-for-sale securities.

        The securities available-for-sale presented in the following table are reported at fair value and by contractual maturity as of June 30, 2019 and December 31, 2018. Actual timing may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Additionally, residential MBS and collateralized mortgage obligations receive monthly principal payments, which are not reflected below. The yields below are calculated on a tax equivalent basis.

	Maturity as of June 30, 2019
	One year or less		One to five years		Five to ten years		After ten years
(dollars in thousands)	Fair Value	Average Yield	Fair Value	Average Yield	Fair Value	Average Yield	Fair Value	Average Yield
Available-for-sale
U.S. Treasury and agencies	$—	0.00%	$9,952	1.52%	$5,934	3.35%	$5,947	2.93%
Obligations of state and political agencies	2,782	1.00%	22,466	1.48%	14,772	2.10%	9,044	2.90%
Mortgage backed securities
Residential Agency	17	4.44%	4,304	2.39%	54,334	2.56%	90,454	2.84%
Commercial	—	—%	2,386	2.81%	9,043	2.37%	13,998	2.70%
Asset backed securities	2	2.94%	—	—%	—	—%	177	5.47%
Corporate bonds	999	2.14%	7,109	2.58%	—	—%	—	—%

Total available-for-sale	$3,800	1.31%	$46,217	1.81%	$84,083	2.51%	$119,620	2.84%

	Maturity as of December 31, 2018
	One year or less		One to five years		Five to ten years		After ten years
(dollars in thousands)	Fair Value	Average Yield	Fair Value	Average Yield	Fair Value	Average Yield	Fair Value	Average Yield
Available-for-sale
U.S. Treasury and agencies	$—	0.00%	$9,796	1.52%	$2,000	2.86%	$7,346	2.69%
Obligations of state and political agencies	3,970	1.38%	24,526	1.95%	28,153	2.67%	9,739	3.55%
Mortgage backed securities Residential Agency	26	3.40%	6,225	2.04%	48,757	2.57%	71,989	2.65%
Commercial	—	—%	2,682	2.94%	10,235	2.39%	15,851	2.67%
Asset backed securities	2	3.15%	—	—%	—	—%	397	5.83%
Corporate bonds	989	2.14%	7,491	2.57%	—	—%	—	—%

Total available-for-sale	$4,987	1.54%	$50,720	2.02%	$89,145	2.59%	$105,322	2.75%

Loans

        On January 15, 2019, we announced an agreement to sell our branch offices located in Duluth, Minnesota, including loans attributable to those offices, to another financial institution.

These loans were classified as held for branch sale in our consolidated financial statements. The transaction closed on April 26, 2019.

        The loan portfolio represents a broad range of borrowers comprised of commercial and industrial, commercial real estate, residential real estate, and consumer financing loans.

        Commercial and industrial loans include financing for commercial purposes in various lines of businesses, including manufacturing, service industry and professional service areas. Commercial and industrial loans are generally secured with the assets of the company and/or the personal guarantee of the business owners.

        Commercial real estate loans consist of term loans secured by a mortgage lien on the real property, such as office and industrial buildings, retail shopping centers and apartment buildings, as well as commercial real estate construction loans that are offered to builders and developers.

        Residential real estate loans represent loans to consumers for the purchase or refinance of a residence. These loans are generally financed over a 15- to 30-year term and, in most cases, are extended to borrowers to finance their primary residence with both fixed-rate and adjustable-rate terms. Real estate construction loans are also offered to consumers who wish to build their own homes and are often structured to be converted to permanent loans at the end of the construction phase, which is typically twelve months. Residential real estate loans also include home equity loans and lines of credit that are secured by a first- or second-lien on the borrower's residence. Home equity lines of credit consist mainly of revolving lines of credit secured by residential real estate.

        Consumer loans include loans made to individuals not secured by real estate, including loans secured by automobiles or watercraft, and personal unsecured loans.

        Loans outstanding, by type, as of the dates presented are as follows:

	As of June 30,	As of December 31,
(dollars in thousands)	2019	2018	2017	2016	2015	2014
Commercial
Commercial and industrial	$513,120	$510,706	$480,595	$472,449	$420,948	$399,767
Real estate construction	26,584	18,965	22,348	35,174	16,780	20,544
Commercial real estate	442,797	439,963	444,857	391,533	273,825	270,314

Total commercial	982,501	969,634	947,800	899,156	711,553	690,625
Consumer
Residential real estate first mortgage	452,049	448,143	348,964	202,217	170,663	167,177
Residential real estate junior lien	185,209	188,855	195,103	178,795	163,348	157,921
Other revolving and installment	93,693	95,218	82,607	86,784	81,357	79,735

Total consumer	730,951	732,216	626,674	467,796	415,368	404,833

Total loans	$1,713,452	$1,701,850	$1,574,474	$1,366,952	$1,126,921	$1,095,458

Percent Of Loans By Type
Commercial
Commercial and industrial	29.9%	30.0%	30.5%	34.6%	37.4%	36.5%
Real estate construction	1.6%	1.1%	1.4%	2.6%	1.5%	1.8%
Commercial real estate	25.8%	25.9%	28.3%	28.6%	24.3%	24.7%

Total commercial	57.3%	57.0%	60.2%	65.8%	63.2%	63.0%
Consumer
Residential real estate first mortgage	26.4%	26.3%	22.2%	14.8%	15.1%	15.3%
Residential real estate junior lien	10.8%	11.1%	12.4%	13.1%	14.5%	14.4%
Other revolving and installment	5.5%	5.6%	5.2%	6.3%	7.2%	7.3%

Total consumer	42.7%	43.0%	39.8%	34.2%	36.8%	37.0%

Total loans	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

        Total loans outstanding of $1.7 billion as of June 30, 2019, increased $11.6 million, or 0.7%, from December 31, 2018. The increase in total loans was represented by increases in our commercial and industrial loans of $2.4 million, commercial real estate loans of $10.5 million, and residential real estate loans of $260 thousand.

        Total loans outstanding of $1.7 billion as of December 31, 2018 increased $127.4 million, or 8.1%, from December 31, 2017. The increase in total loans represented increases in residential real estate loans of $92.9 million and commercial and industrial loans of $30.1 million.

        Total loans outstanding of $1.6 billion as of December 31, 2017 increased $207.5 million, or 15.2%, compared to December 31, 2016. The growth was primarily the result of the retention of single family mortgage loans originated through the mortgage division and organic growth in the commercial loan portfolios.

        Our loan portfolio is highly diversified. The goal of the overall portfolio mix is to retain balance with approximately one third of the portfolio in each of the commercial and industrial, commercial real estate, and residential real estate categories. As of June 30, 2019, approximately 42.7% of loans outstanding were made to consumers borrowing on a residential mortgage, installment, or line of credit basis. The commercial lending portfolio is also broadly diversified by industry type as demonstrated by the following distributions at June 30, 2019: real estate (28%), retail trade (11%), wholesale trade (11%), finance & insurance (10%), construction (9%), healthcare (6%), manufacturing (5%), professional services (4%), agricultural (4%), transportation (3%), restaurant & lodging (2%), real estate construction (1%), and administrative and support (1%). A variety of other industries with less than a 1% share of the total portfolio comprise the remaining 5%. The loan portfolio is also diversified by market distribution with 51.8% of the portfolio in the Twin Cities MSA, 39.7% in the eastern North Dakota cities of Grand Forks and Fargo and 8.5% in the Arizona market, as of June 30, 2019.

        We originate both fixed and adjustable rate residential real estate loans conforming to the underwriting guidelines of the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, as well as home equity loans and lines of credit that are secured by first or junior liens. Most of our fixed rate residential loans, along with some of our adjustable rate mortgages are sold to other financial institutions with which we have established a correspondent lending relationship.

        The consumer mortgage loans have minimal direct exposure to subprime mortgages as the loans are underwritten to conform to secondary market standards. As of June 30, 2019, the residential mortgage portfolio is comprised of fixed rate (62.8%) and adjustable rate (37.2%) residential lending. Volume in this portion of the loan portfolio has been strong over the last few years due to low long-term interest rates and comparatively stable real estate valuations in our primary markets. We made a strategic decision to add duration to the balance sheet to reduce asset sensitivity and increase interest income. As of June 30, 2019, consumer mortgages remained relatively flat at $637.3 million. Consumer mortgages increased $92.9 million, or 17.1%, in 2018. Consumer mortgages increased $163.0 million, or 42.8%, in 2017. Market interest rates, expected duration, and our overall interest rate sensitivity profile continue to be the most significant factors in determining whether we choose to retain versus sell portions of new consumer mortgage generation.

        The combined total of general-purpose business lending to commercial, industrial, non-profit and municipal customers, mortgages on commercial property and dealer floor plan financing is characterized as business lending activity. As of June 30, 2019, the business lending portfolio was $982.5 million, an increase from $969.6 million as of December 31, 2018. The business lending portfolio increased $21.8 million, or 2.3%, in 2018. The portfolio increased $48.6 million, or 5.4%, in 2017. Highly competitive conditions continue to prevail in the small and middle market commercial segments in which we primarily operate. We maintain a commitment to generating growth in our business portfolio in a manner that adheres to our twin goals of maintaining strong asset quality and producing profitable margins. We continue to invest in additional personnel, technology, and business development resources to further strengthen our capabilities in this important product category.

        The following tables shows the maturities and type of interest rates for the loan portfolio as of June 30, 2019 and December 31, 2018:

June 30, 2019 (dollars in thousands)	One year or less	After one but within five years	After five years	Total
Commercial
Commercial and industrial	$214,783	$221,930	$76,407	$513,120
Real estate construction	6,388	13,104	7,092	26,584
Commercial real estate	37,308	230,861	174,628	442,797

Total commercial	258,479	465,895	258,127	982,501
Consumer
Residential real estate first mortgage	17,188	22,547	412,314	452,049
Residential real estate junior lien	19,004	91,804	74,401	185,209
Other revolving and installment	14,578	56,477	22,638	93,693

Total consumer	50,770	170,828	509,353	730,951

Total	$309,249	$636,723	$767,480	$1,713,452

Sensitivity of loans to changes in interest rates
Fixed interest rates		$475,625	$520,713
Floating interest rates		161,098	246,767

Total		$636,723	$767,480

December 31, 2018 (dollars in thousands)	One year or less	After one but within five years	After five years	Total
Commercial
Commercial and industrial	$198,638	$244,120	$67,948	$510,706
Real estate construction	2,637	6,370	9,958	18,965
Commercial real estate	31,178	230,843	177,942	439,963

Total commercial	232,453	481,333	255,848	969,634
Consumer
Residential real estate first mortgage	14,578	21,566	411,999	448,143
Residential real estate junior lien	16,453	97,470	74,932	188,855
Other revolving and installment	13,522	55,368	26,328	95,218

Total consumer	44,553	174,404	513,259	732,216

Total loans	$277,006	$655,737	$769,107	$1,701,850

Sensitivity of loans to changes in interest rates
Fixed interest rates		$487,250	$518,789
Floating interest rates		168,487	250,318

Total		$655,737	$769,107

        As of June 30, 2019, 62.3% of the loan portfolio bears interest at fixed rates and 37.7% at floating rates. The expected life of our loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without penalties. Consequently, the table above includes information limited to contractual maturities of the underlying loans.

Asset Quality

        Our strategy for credit risk management includes well-defined, centralized credit policies; uniform underwriting criteria; and ongoing risk monitoring and review processes for all commercial and consumer credit exposures. The strategy also emphasizes diversification on a geographic, industry, and client level; regular credit examinations; and management reviews of loans experiencing deterioration of credit quality. We strive to identify potential problem loans early, take necessary charge-offs promptly, and maintain adequate reserve levels for probable loan losses inherent in the portfolio. Management performs ongoing, internal reviews of any problem credits and continually assesses the adequacy of the allowance. We utilize an internal lending division, Special Credit Services, to develop and implement strategies for the management of individual nonperforming loans.

        Nonperforming assets consist of loans 90 days or more past due, nonaccrual loans, foreclosed assets and other real estate owned. We do not consider performing troubled debt restructurings, or TDRs, to be nonperforming assets, but they are included as part of impaired assets. The level of nonaccrual loans is an important element in assessing asset quality. Loans are classified as nonaccrual when principal or interest is in default for 90 days or more, unless in the opinion of management, the loan is well secured and in the process of collection. Exclusive of any delinquency, a loan will be placed in nonaccrual when there is deterioration in the financial condition of the borrower and full payment of principal and interest is not expected.

        A loan is categorized as a TDR if a concession is granted, such as to provide for the reduction of either interest or principal due to deterioration in the financial condition of the borrower. Typical concessions include reduction of the interest rate on the loan to a rate considered lower than market and other modification of terms including forgiveness of a portion of the loan balance, extension of the maturity date, and/or modifications from principal and interest payments to interest-only payments for a certain period. Loans are not classified as TDRs when the modification is short-term or results in only an insignificant delay or shortfall in the payments to be received.

Credit Quality Indicators

        Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. We analyze loans individually by classifying the loans as to credit risk. This analysis includes nonhomogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on an annual basis. The following definitions are used for risk ratings:

        Pass.    Higher quality loans that do not fit any of the other categories described below. This category includes loans risk rated with the following ratings: minimal credit risk, modest credit risk, average credit risk, acceptable credit risk, acceptable with risk and management attention.

        Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position.

        Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Pass and criticized loans as of June 30, 2019 and December 31, 2018, 2017 and 2016 were as follows:

		Criticized
(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2019
Commercial
Commercial and industrial	$473,145	$10,695	$29,280	$—	$513,120
Real estate construction	25,288	286	1,010	—	26,584
Commercial real estate	413,237	4,491	25,069	—	442,797

Total commercial	911,670	15,472	55,359	—	982,501
Consumer
Residential real estate first mortgage (1)	452,044	—	5	—	452,049
Residential real estate junior lien (1)	183,735	—	1,474	—	185,209
Other revolving and installment (1)	93,693	—	—	—	93,693

Total consumer	729,472	—	1,479	—	730,951

Total	$1,641,142	$15,472	$56,838	$—	$1,713,452

December 31, 2018
Commercial
Commercial and industrial	$459,565	$12,055	$37,523	$1,563	$510,706
Real estate construction	17,910	—	1,055	—	18,965
Commercial real estate	407,178	6,304	26,481	—	439,963

Total commercial	884,653	18,359	65,059	1,563	969,634
Consumer
Residential real estate first mortgage (1)	448,124	—	19	—	448,143
Residential real estate junior lien (1)	186,370	—	2,485	—	188,855
Other revolving and installment (1)	95,218	—	—	—	95,218

Total consumer	729,712	—	2,504	—	732,216

Total Loans	$1,614,365	$18,359	$67,563	$1,563	$1,701,850

December 31, 2017
Commercial
Commercial and industrial	$455,941	$12,722	$11,000	$932	$480,595
Real estate construction	18,880	2,689	779	—	22,348
Commercial real estate	414,622	10,474	19,761	—	444,857

Total commercial	889,443	25,885	31,540	932	947,800
Consumer
Residential real estate first mortgage (1)	348,718	178	68	—	348,964
Residential real estate junior lien (1)	192,459	242	2,402	—	195,103
Other revolving and installment (1)	82,584	—	23	—	82,607

Total consumer	623,761	420	2,493	—	626,674

Total Loans	$1,513,204	$26,305	$34,033	$932	$1,574,474

December 31, 2016
Commercial
Commercial and industrial	$454,730	$7,886	$9,833	$—	$472,449
Real estate construction	32,390	—	2,784	—	35,174
Commercial real estate	361,655	7,243	22,635	—	391,533

Total commercial	848,775	15,129	35,252	—	899,156
Consumer
Residential real estate first mortgage (1)	200,707	—	1,510	—	202,217
Residential real estate junior lien (1)	175,567	120	3,108	—	178,795
Other revolving and installment (1)	86,751	—	33	—	86,784

Total consumer	463,025	120	4,651	—	467,796

Total Loans	$1,311,800	$15,249	$39,903	$—	$1,366,952

(1)
The Company generally does not risk rate consumer loans unless a default event such as bankruptcy or extended nonperformance takes place. Alternatively, standard credit scoring systems are used to assess credit risks of consumer loans.

        The following table presents information regarding nonperforming assets as of the dates presented:

	As of June 30,	As of December 31,
(dollars in thousands)	2019	2018	2017	2016	2015	2014
Nonaccrual loans
Commercial
Commercial and industrial	$2,056	$3,578	$3,193	$2,866	$6,169	$572
Real estate construction	—	—	61	751	—	—
Commercial real estate	1,439	1,517	—	149	2,552	1,844

Total commercial	3,495	5,095	3,254	3,766	8,721	2,416
Consumer
Residential real estate first mortgage	387	1,262	662	1,087	—	139
Residential real estate junior lien	733	584	1,873	2,590	825	1,028
Other revolving and installment	8	22	84	173	—	20

Total consumer	1,128	1,868	2,619	3,850	825	1,187

Total nonaccrual loans (1)	4,623	6,963	5,873	7,616	9,546	3,603
Foreclosed assets	—	35	37	196	35	11
Other real estate owned	381	169	446	1,721	842	2,478

Total nonperforming assets	$5,004	$7,167	$6,356	$9,533	$10,423	$6,092

Performing troubled debt restructurings
Commercial
Commercial and industrial	$801	$596	$—	$324	$330	$338
Commercial real estate	212	218	228	239	—	777

Total commercial	1,013	814	228	563	330	1,115
Consumer
Residential real estate junior lien	8	9	12	13	15	—

Total consumer	8	9	12	13	15	—

Total performing troubled debt restructurings	$1,021	$823	$240	$576	$345	$1,115

Loans 90 days or more past due and still accruing	$28	$—	$—	$48	$1,605	$392

(1)
Nonaccrual loans included nonperforming TDRs of $0.2 million, $0.2 million, $0.7 million, $1.5 million, $1.1 million, and $1.3 million at the respective dates indicated above.

        Interest income lost on nonaccrual loans approximated $0.1 million for the six months ended June 30, 2019. There was no interest income included in net income related to nonaccrual loans for the six months ended June 30, 2019.

        Interest income lost on nonaccrual loans approximated $0.3 million, $0.2 million, and $0.7 million for the years ended December 31, 2018, 2017, and 2016, respectively. There was no interest income included in net income related to nonaccrual loans for the years ended December 31, 2018, 2017, and 2016.

Allowance for Loan Losses

        The allowance for loan losses is maintained at a level management believes is sufficient to absorb incurred losses in the loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors. These evaluations are inherently subjective as they require management to make material estimates, all of which may be susceptible to significant change. The allowance is increased by provisions charged to expense and decreased by actual charge-offs, net of recoveries.

        The allowance for loan losses represents management's assessment of probable credit losses inherent in the loan portfolio. The allowance for loan losses consists of specific components, based on individual evaluation of certain loans, and general components for homogeneous pools of loans with similar risk characteristics.

        Impaired loans include loans placed on nonaccrual status and TDRs. Loans are considered impaired when, based on current information and events, it is probable that all amounts due, in accordance with the original contractual terms of the loan agreement, will not be collected. When determining if all amounts due in accordance with the original contractual terms of the loan agreement will be collected, the borrower's overall financial condition, resources and payment record, support from guarantors, and the realizable value of any collateral, are taken into consideration. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        All impaired loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the discounted expected future cash flows or at the fair value of collateral if repayment is collateral dependent.

        The allowance for non-impaired loans is based on historical losses adjusted for current qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history over the most recent five years. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment. These portfolio segments include commercial and industrial, real estate construction, commercial real estate, residential real estate first mortgage, residential real estate junior liens, and other revolving and installment.

        In the ordinary course of business, we enter into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded. A reserve for unfunded commitments is established using historical loss data and utilization assumptions. This reserve is located under accrued expenses and other liabilities on the Consolidated Balance Sheets. The provision for unfunded commitments was a reversal of $536 thousand for the six months ended June 30, 2019. The provision for unfunded commitments was $540 thousand for the year ended December 31, 2018, compared to $100 thousand for the year ended December 31, 2017.

        The following table presents, by loan type, the changes in the allowance for loan losses for the periods presented.

	For the six months ended June 30,		For the years ended December 31,
(dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Balance—beginning of period	$22,174	$16,564	$16,564	$15,615	$14,688	$17,063	$16,838
Commercial loan charge-offs
Commercial and Industrial	(4,951)	(2,654)	(3,123)	(3,287)	(1,629)	(6,906)	(481)
Real estate construction	(1)	(60)	(60)	—	(1,655)	—	(4)
Commercial real estate	—	—	(600)	—	(43)	(400)	(79)

Total commercial loan charge-offs	(4,952)	(2,714)	(3,783)	(3,287)	(3,327)	(7,306)	(564)
Consumer loan charge-offs
Real estate 1-4 family first mortgage	—	(29)	(29)	—	—	(5)	(1)
Real estate 1-4 family junior mortgage	(134)	(86)	(133)	(1,124)	(829)	(596)	(267)
Other revolving and installment	(482)	(137)	(308)	(429)	(280)	(270)	(188)

Total consumer loan charge-offs	(616)	(252)	(470)	(1,553)	(1,109)	(871)	(456)

Total loan charge-offs	(5,568)	(2,966)	(4,253)	(4,840)	(4,436)	(8,177)	(1,020)

Commercial loan recoveries
Commercial and Industrial	293	383	750	930	1,084	233	988
Real estate construction	2	2	2	279	587	697	128
Commercial real estate	150	39	81	73	188	166	201

Total commercial recoveries	445	424	833	1,282	1,859	1,096	1,317
Consumer loan recoveries
Real estate 1-4 family first mortgage	—	—	—	103	211	10	70
Real estate 1-4 family junior mortgage	83	179	207	872	94	287	113
Other revolving and installment	95	118	213	252	139	209	145

Total consumer loan recoveries	178	297	420	1,227	444	506	328

Total loan recoveries	623	721	1,253	2,509	2,303	1,602	1,645

Net loan (charge-offs) recoveries	(4,945)	(2,245)	(3,000)	(2,331)	(2,133)	(6,575)	625

	For the six months ended June 30,		For the years ended December 31,
(dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Commercial loan provision
Commercial and Industrial	4,225	4,706	6,911	3,244	507	6,574	769
Real estate construction	72	110	(35)	(416)	1,304	(1,656)	791
Commercial real estate	(664)	1,530	1,889	352	269	(1,223)	(1,632)

Total commercial loan provision	3,633	6,346	8,765	3,180	2,080	3,695	(72)
Consumer loan provision
Real estate 1-4 family first mortgage	(1)	104	(226)	182	(328)	60	148
Real estate 1-4 family junior mortgage	(44)	(165)	(171)	247	453	505	515
Other revolving and installment	387	3	(24)	276	16	11	188

Total consumer loan provision	342	(58)	(421)	705	141	576	851

Unallocated provision expense	42	(738)	266	(605)	839	(71)	(1,179)

Total loan loss provision	4,017	5,550	8,610	3,280	3,060	4,200	(400)

Balance—end of period	$21,246	$19,869	$22,174	$16,564	$15,615	$14,688	$17,063

Allowance for loan losses as a percentage of total loans at end of period	1.24%	1.16%	1.30%	1.05%	1.14%	1.30%	1.56%
Net loan charge-offs (recoveries) as a percentage of average loans	0.58%	0.28%	0.18%	0.16%	0.16%	0.58%	(0.06)%

        The allowance for loan losses was $21.2 million at June 30, 2019, compared to $22.2 million at December 31, 2018. The $928 thousand decrease in the allowance for loan losses was due to additional provision for loan losses of $4.0 million offset by net loan charge-offs of $4.9 million. The level of nonperforming loans to total loans at June 30, 2019 was 0.27%, compared to 0.41% at December 31, 2018. The allowance for loan losses to total loans was 1.24% at June 30, 2019, compared to 1.30% at December 31, 2018.

        The allowance for loan losses was $22.2 million at December 31, 2018, compared to $16.6 million at December 31, 2017. The $5.6 million increase in the allowance for loan losses year over year was due to additional provision for loan losses of $5.3 million. Net loan charge-offs as a percentage of average loans remained consistent with prior periods at 0.18% in 2018 compared to 0.16% in 2017 and 2016. The level of nonperforming assets to total loans was also stable at 0.42% as of December 31, 2018, compared to 0.40% and 0.70% at December 31, 2017 and 2016, respectively. The additional provision for loan losses increased the allowance to loan losses to total loans to 1.30% at December 31, 2018, compared to 1.05% and 1.14%, at December 31, 2017 and 2016, respectively.

        The following tables present the allocation of the allowance for loan losses as of the dates presented.

(dollars in thousands)	Allocated Allowance	Percentage of loans in each category to total loans
June 30, 2019
Balance at end of period applicable to:
Commercial and industrial	$11,694	29.9%
Real estate construction	323	1.6%
Commercial real estate	5,765	25.8%
Residential real estate first mortgage	1,155	26.4%
Residential real estate junior lien	710	10.8%
Other revolving and installment	380	5.5%
Unallocated	1,219	0.0%

Total loans	$21,246	100.00%

December 31, 2018
Balance at end of period applicable to:
Commercial and industrial	$12,127	30.0%
Real estate construction	250	1.1%
Commercial real estate	6,279	25.9%
Residential real estate first mortgage	1,156	26.3%
Residential real estate junior lien	805	11.1%
Other revolving and installment	380	5.6%
Unallocated	1,177	0.0%

Total loans	$22,174	100.0%

December 31, 2017
Balance at end of period applicable to:
Commercial and industrial	$7,589	30.5%
Real estate construction	343	1.4%
Commercial real estate	4,909	28.3%
Residential real estate first mortgage	1,411	22.2%
Residential real estate junior lien	902	12.4%
Other revolving and installment	499	5.2%
Unallocated	911	0.0%

Total loans	$16,564	100.0%

December 31, 2016
Balance at end of period applicable to:
Commercial and industrial	$6,509	34.6%
Real estate construction	674	2.6%
Commercial real estate	4,484	28.6%
Residential real estate first mortgage	1,037	14.8%
Residential real estate junior lien	907	13.1%
Other revolving and installment	488	6.3%
Unallocated	1,516	0.0%

Total loans	$15,615	100.0%

(dollars in thousands)	Allocated Allowance	Percentage of loans in each category to total loans
December 31, 2015
Balance at end of period applicable to:
Commercial and industrial	$6,740	37.4%
Real estate construction	245	1.5%
Commercial real estate	4,070	24.3%
Residential real estate first mortgage	1,242	15.1%
Residential real estate junior lien	1,189	14.5%
Other revolving and installment	525	7.2%
Unallocated	677	0.0%

Total loans	$14,688	100.0%

December 31, 2014
Balance at end of period applicable to:
Commercial and industrial	$6,700	36.4%
Real estate construction	1,329	1.9%
Commercial real estate	5,527	24.7%
Residential real estate first mortgage	1,192	15.3%
Residential real estate junior lien	994	14.4%
Other revolving and installment	575	7.3%
Unallocated	746	0.0%

Total loans	$17,063	100.0%

Goodwill and Other Intangible Assets

        Goodwill was unchanged at $27.3 million as of June 30, 2019, December 31, 2018 and December 31, 2017. Other intangible assets decreased $2.1 million, or 9.3%, to $20.4 million at June 30, 2019, compared to December 31, 2018, due to scheduled amortization. The changes in intangible assets by reporting segment for the six months ended June 30, 2019 and the year ended December 31, 2018 are summarized as follows:

	As of and for the six months ended June 30, 2019
(dollars in thousands)	Banking	Retirement and Benefit Services	Wealth Management	Mortgage	Corporate Administration	Consolidated
Beginning balance:
Goodwill	$20,131	$7,198	$—	$—	$—	$27,329
Identifiable customer intangibles	—	20,772	—	—	—	20,772
Core deposit intangible assets	1,701	—	—	—	—	1,701

Total	21,832	27,970	—	—	—	49,802
Additions:
Goodwill	—	—	—	—	—	—
Identifiable customer intangibles	—	—	—	—	—	—
Core deposit intangible assets	—	—	—	—	—	—

Total	—	—	—	—	—	—
Amortization:
Goodwill	—	—	—	—	—	—
Identifiable customer intangibles	—	(1,601)	—	—	—	(1,601)
Core deposit intangible assets	(500)	—	—	—	—	(500)

Total	(500)	(1,601)	—	—	—	(2,101)
Impairment:
Goodwill	—	—	—	—	—	—
Identifiable customer intangibles	—	—	—	—	—	—
Core deposit intangible assets	—	—	—	—	—	—

Total	—	—	—	—	—	—
Ending balance:
Goodwill	20,131	7,198	—	—	—	27,329
Identifiable customer intangibles	—	19,171	—	—	—	19,171
Core deposit intangible assets	1,201	—	—	—	—	1,201

Total	$21,332	$26,369	$—	$—	$—	$47,701

	As of and for the year ending December 31, 2018
(dollars in thousands)	Banking	Retirement and Benefit Services	Wealth Management	Mortgage	Consolidated
Beginning balance:
Goodwill	$20,131	$7,198	$—	$—	$27,329
Identifiable customer intangibles	—	24,411	—	—	24,411
Core deposit intangible assets	2,700				2,700

Total	22,831	31,609	—	—	54,440
Additions:
Goodwill	—	—	—	—	—
Identifiable customer intangibles	—	—	—	—	—
Core deposit intangible assets	—	—	—	—	—

Total	—	—	—	—	—
Amortization:
Goodwill	—	—	—	—	—
Identifiable customer intangibles	—	(3,639)	—	—	(3,639)
Core deposit intangible assets	(999)	—	—	—	(999)

Total	(999)	(3,639)	—	—	(4,638)
Impairment:
Goodwill	—	—	—	—	—
Identifiable customer intangibles	—	—	—	—	—
Core deposit intangible assets	—	—	—	—	—

Total	—	—	—	—	—
Ending balance:
Goodwill	20,131	7,198	—	—	27,329
Identifiable customer intangibles	—	20,772	—	—	20,772
Core deposit intangible assets	1,701	—	—	—	1,701

Total	$21,832	$27,970	$—	$—	$49,802

        See Note 8 (Goodwill and Other Intangible Assets) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

Deposits

        Total deposits decreased $21.7 million or 1.2% to $1.8 billion at June 30, 2019 as compared to December 31, 2018. The decrease was due to a decrease in noninterest bearing transaction accounts of $44.6 million offset by an increase in interest bearing transaction accounts of $10.1 million. Total deposits represented 88.0% of total liabilities as of June 30, 2019. Total deposits remained relatively unchanged at $1.8 billion at each of December 31, 2018, 2017, and 2016. Total deposits represented 89.6%, 93.8%, and 94.9% of total liabilities at each year end respectively.

        Deposits decreased $59.9 million between 2018 and 2017. The decrease was due to temporary deposits on the balance sheet held for terminated plans from the retirement division. Time deposits decreased $33.7 million during 2018, as we allowed higher rate single service accounts to roll off the balance sheet. Non-public, core deposits are frequently considered to be a bank's most attractive source of funding because they are generally stable, do not need to be collateralized, carry a relatively low rate, generate solid fee income and provide a strong client base for which a variety of loan, deposit, and other financial service-related solutions can be provided. Our Company's funding composition continues to benefit from a high level of non-public, core deposits, which increased $35.0 million or 2.7% in 2018. This increase included $11.1 million or 11.9% of growth in the HSA portfolio which carries an average cost of 0.16%.

        Interest-bearing deposit costs were 0.98% and 0.44% for the six months ended June 30, 2019 and 2018, respectively. Interest-bearing deposit costs were 0.56%, 0.30%, and 0.28%, for the years ended December 31, 2018, 2017, and 2016, respectively. The increases in recent periods in interest-bearing deposit costs have been impacted by the changing mix of deposit types, as well as by the increasing interest rate environment.

        We compete for local deposits by offering products with competitive rates and rely on the deposit portfolio to fund loans and other asset growth. Management understands the importance of core deposits as a stable source of funding and may periodically implement various deposit promotion strategies to encourage core deposit growth. For periods of rising interest rates, management has modeled the aggregate yields for non-maturity deposits and time deposits to increase at a slower pace than the increase in underlying market rates, which results in net interest margin expansion and projections of an increase in net interest income. The mix of average deposits has been changing throughout the last several years. The weighting of core funds (noninterest checking, interest checking, savings, and money market accounts) has increased, while time deposits' weighting has decreased. This change in deposit mix reflects our focus on expanding core account relationships and customers' preference for unrestricted accounts in the low interest rate environment.

        On January 15, 2019, we announced an agreement to sell our branch offices located in Duluth, Minnesota, including deposits attributable to those offices, to another financial institution. These deposits were classified as held for sale in our consolidated financial statements. The transaction closed on April 26, 2019.

        The following table details composition and percentage composition of our deposit portfolio by category for the periods indicated.

(dollars in thousands)	Average Balance	Percent	Average Rate
For the six months ended June 30, 2019
Noninterest-bearing demand deposits	$494,136	27.6%	0.00%
Interest-bearing demand deposits	422,309	23.6%	0.43%
Money market and savings deposits	689,508	38.6%	1.19%
Time deposits	181,990	10.2%	1.49%

Total deposits (1)	$1,787,943	100.0%	0.71%

For the year ended December 31, 2018
Noninterest-bearing demand deposits	$528,552	29.9%	0.00%
Interest-bearing demand deposits	405,512	22.9%	0.25%
Money market and savings deposits	626,041	35.5%	0.63%
Time deposits	206,846	11.7%	0.97%

Total deposits (1)	$1,766,951	100.0%	0.56%

For the year ended December 31, 2017
Noninterest-bearing demand deposits	$488,295	29.3%	0.00%
Interest-bearing demand deposits	336,876	20.3%	0.12%
Money market and savings deposits	619,687	37.2%	0.26%
Time deposits	219,164	13.2%	0.68%

Total deposits	$1,664,022	100.0%	0.30%

For the year ended December 31, 2016
Noninterest-bearing demand deposits	$443,453	26.6%	0.00%
Interest-bearing demand deposits	301,047	18.1%	0.10%
Money market and savings deposits	670,932	40.3%	0.22%
Time deposits	251,359	15.0%	0.64%

Total deposits	$1,666,791	100.0%	0.28%

(1)
Includes deposits held for sale

        The following table shows the contractual maturity of time deposits, including certificate of deposit account registry services, or CDARS, and IRA deposits of $100 thousand and over, that were outstanding as of the date presented.

(dollars in thousands)	June 30, 2019	December 31, 2018
Maturing in:
3 months or less	$24,759	$24,856
3 months to 6 months	42,335	37,129
6 months to 1 year	11,493	8,260
1 year or greater	13,337	13,767

Total	$91,924	$84,012

Borrowings and Subordinated Debt

        We utilize both short-term and long-term borrowings as part of our asset/liability management and funding strategies. Short-term borrowings consists of FHLB advances and federal funds purchased. Short-term borrowings were $141.4 million at June 30, 2019, an increase of $48.0 million from $93.5 million at December 31, 2018. Short-term borrowings were $93.5 million at December 31, 2018, an increase of $63.5 million from $30.0 million at December 31, 2017. FHLB advances were secured by specific investment securities and real estate loans with a carrying amount of approximately $834.6 million and $414.0 million at December 31, 2018 and 2017, respectively. See Note 12 (Short-Term Borrowings) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

        Long-term debt is utilized to fund longer term assets and as a source of regulatory capital. At June 30, 2019, we had $50.0 million of outstanding subordinated notes. The notes currently bear interest at a fixed rate of 5.75% per year, payable semi-annually through December 30, 2020, and then convert automatically to floating rate notes that reset quarterly to an interest rate equal to the three-month London Interbank Offered Rate plus 412 basis points. The notes mature on December 30, 2025, and we have the option to redeem or prepay any or all of the subordinated notes without premium or penalty any time after December 30, 2020 or at any time in the event of certain changes that affect the deductibility of interest for tax purposes or the treatment of the notes as Tier 2 Capital.

        Junior subordinated debentures issued to capital trusts that issued trust preferred securities were $8.4 million as of June 30, 2019, remaining relatively flat from December 31, 2018, and were $8.4 million as of December 31, 2018, an increase of $0.1 million, or 1.2%, from $8.3 million at December 31, 2017. The increase was due to purchase accounting amortization on the junior subordinated notes assumed in the Beacon acquisition. See Note 10 (Long-Term Debt) of the Company's audited consolidated financial statements included elsewhere in this prospectus.

        Selected financial information pertaining to the components of our short-term borrowings as of the dates indicated is as follows:

	As of and for the six months ended June 30,		As of and for the years ended December 31,
(dollars in thousands)	2019	2018	2018	2017	2016
Securities sold under agreements to repurchase
Outstanding at period-end	$—	$—	$—	$—	$729
Average daily balance	—	—	—	28	3,141
Maximum month-end balance	—	—	—	—	8,174
Weighted-average rate
During period	0.00%	0.00%	0.00%	0.54%	0.34%
End of period	0.00%	0.00%	0.00%	0.00%	0.54%
Fed funds purchased
Outstanding at period-end	$6,445	$112,260	$93,460	$—	$—
Average daily balance	$93,238	$79,371	86,768	33,348	1,918
Maximum month-end balance	$139,605	$112,260	112,260	131,630	5,000
Weighted-average rate
During period	2.59%	1.91%	2.18%	1.33%	0.53%
End of period	2.50%	2.10%	2.63%	0.00%	0.00%
FHLB short-term advances
Outstanding at period-end	$135,000	$—	$—	$30,000	$—
Average daily balance	$6,464	$166	82	39,069	—
Maximum month-end balance	135,000	—	—	120,000	—
Weighted-average rate
During period	2.17%	2.88%	1.42%	1.28%	0.00%
End of period	2.40%	0.00%	0.00%	1.42%	0.00%

Capital Resources

        The following table summarizes the changes in our stockholders' equity for the periods indicated.

	For the six months ended June 30,	For the years ended December 31,
(dollars in thousands)	2019	2018	2017	2016
Beginning balance	$196,954	$179,594	$168,251	$182,282
Net income	14,784	25,866	15,001	14,036
Other comprehensive income (loss)	5,086	(2,541)	979	(2,987)
Common stock repurchased	(106)	(356)	(294)	(357)
Common stock issued	—	—	1,448	—
Common stock dividends	(3,948)	(7,456)	(6,729)	(6,163)
Stock-based compensation expense	995	1,847	938	1,465
Preferred stock dividends	—	—	—	(25)
Preferred stock redemption	—	—	—	(20,000)

Ending Balance	$213,765	$196,954	$179,594	$168,251

        Total stockholders' equity, including ESOP-owned shares, was $213.8 million at June 30, 2019, compared to $197.0 million at December 31, 2018, $179.6 million at December 31, 2017, and $168.3 million at December 31, 2016. The increase in each period was primarily the result of current period's earnings less dividend payments to common stockholders, and the market value change, net of the related tax impact, in the investment portfolio.

        We strive to maintain an adequate capital base to support our activities in a safe and sound manner while at the same time attempting to maximize stockholder value. Capital adequacy is assessed against the risk inherent in our balance sheet, recognizing that unexpected loss is the common denominator of risk and that common equity has the greatest capacity to absorb unexpected loss.

        We are subject to various regulatory capital requirements both at the Company and at the Bank level. Failure to meet minimum capital requirements could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have an adverse material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies. We have consistently maintained regulatory capital ratios at or above the well-capitalized standards.

        During the first quarter of 2015, regulations implementing the Basel III regulatory capital framework and the Dodd-Frank Act became effective, which include requirements that were subject to a multi-year phase-in period. These rules modified the calculation of the various capital ratios, added a new ratio, the Common Equity Tier 1 Capital ratio, and revised the adequately and well capitalized thresholds. As of January 1, 2019, the rules require us to maintain a capital conservation buffer of common equity capital that exceeds by more than 2.5% the minimum risk weighted asset ratios. The capital conservation buffer requirement was 1.875%, 1.250%, and 0.625% as of December 31, 2018, 2017, and 2016, respectively, which is not reflected in the tables below.

        At June 30, 2019 and December 31, 2018, we met all the capital adequacy requirements to which we were subject.

        The tables below set forth the actual capital amounts and ratios for the Company and the Bank as of the dates indicated, as well as the regulatory capital ratios for the Company and the Bank to meet the minimum capital adequacy standards and for the Bank to be considered well capitalized under the prompt corrective action framework.

	Actual		Minimum Capital		Minimum to be Well Capitalized Under Prompt Corrective Action
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2019
Common equity tier 1
Consolidated	$165,840	8.90%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	221,219	11.90%	83,682	4.50%	120,874	6.50%
Tier 1 capital
Consolidated	173,978	9.34%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	221,219	11.90%	111,576	6.00%	148,767	8.00%
Total capital
Consolidated	244,818	13.14%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	242,465	13.04%	148,767	8.00%	185,959	10.00%
Tier 1 leverage
Consolidated	173,978	8.08%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	221,219	10.29%	86,034	4.00%	107,542	5.00%
December 31, 2018
Common equity tier 1
Consolidated	$151,745	8.43%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	204,680	11.39%	80,866	4.5%	116,806	6.5%
Tier 1 capital
Consolidated	159,774	8.87%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	204,680	11.39%	107,821	6.0%	143,761	8.0%
Total capital
Consolidated	231,510	12.86%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	226,854	12.62%	143,806	8.0%	179,758	10.0%
Tier 1 leverage
Consolidated	159,774	7.51%	N/A	N/A	N/A	N/A
Alerus Financial, N.A.	204,680	9.63%	85,018	4.0%	106,272	5.0%
December 31, 2017
Common equity tier 1
Consolidated	$133,149	7.83%	76,522	4.5%	N/A	N/A
Alerus Financial, N.A.	187,115	11.01%	76,478	4.5%	110,468	6.5%
Tier 1 capital
Consolidated	141,037	8.29%	102,077	6.0%	N/A	N/A
Alerus Financial, N.A.	187,115	11.01%	101,970	6.0%	135,960	8.0%
Total capital
Consolidated	207,101	12.17%	136,139	8.0%	N/A	N/A
Alerus Financial, N.A.	203,679	11.99%	135,899	8.0%	169,874	10.0%
Tier 1 leverage
Consolidated	141,037	7.07%	79,795	4.0%	N/A	N/A
Alerus Financial, N.A.	187,115	9.40%	79,623	4.0%	99,529	5.0%

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

        In the ordinary course of our operations, we enter into certain contractual obligations. The following table presents our contractual obligations as of June 30, 2019.

	Contractual maturities as of June 30, 2019
(dollars in thousands)	Less than one year	One to three years	Three to five years	Over five years	Total
Operating lease obligations	$2,375	$3,190	$2,600	$2,647	$10,812
Time deposits	146,171	24,076	7,029	6,113	183,389
Short-term borrowings	141,445	—	—	—	141,445
Subordinated notes payable	—	—	—	49,594	49,594
Junior subordinated debenture (Trust I)	—	—	—	3,379	3,379
Junior subordinated debenture (Trust II)	—	—	—	5,069	5,069
Finance lease liability	251	502	105	—	858

Off-Balance Sheet Arrangements

        We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist primarily of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to customers, generally having fixed expiration dates or other termination clauses that may require payment of a fee. These commitments consist principally of unused commercial and consumer credit lines. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of an underlying contract with a third party. The credit risks associated with commitments to extend credit and standby letters of credit are essentially the same as that involved with extending loans to customers and are subject to normal credit policies. Collateral may be required based on management's assessment of the customer's creditworthiness. The fair value of these commitments is considered immaterial for disclosure purposes.

        A summary of the contractual amounts of our exposure to off-balance sheet agreements is as follows:

(dollars in thousands)	June 30, 2019
Commitments to extend credit	$530,492
Standby letters of credit	8,379

Total	$538,871

Liquidity

        Liquidity management is the process by which we manage the flow of funds necessary to meet our financial commitments on a timely basis and at a reasonable cost and to take advantage of earnings enhancement opportunities. These financial commitments include withdrawals by depositors, credit commitments to borrowers, expenses of our operations, and capital expenditures. Liquidity is monitored and closely managed by our asset and liability committee, or ALCO, a group of senior officers from the finance, enterprise risk management, deposit, investment, treasury, and lending areas. It is ALCO's responsibility to ensure we have the necessary level of funds available for normal operations as well as maintain a contingency funding policy to ensure that potential liquidity stress events are planned for, quickly identified, and management has plans in place to respond. ALCO has created policies which establish limits and require measurements to monitor liquidity trends, including modeling and management reporting that identifies the amounts and costs of all available funding sources.

        At June 30, 2019, we had on balance sheet liquidity of $165.1 million, compared to $152.1 million at December 31, 2018 and $195.0 million at December 31, 2017. On balance sheet liquidity includes total due from banks, federal funds sold, interest-bearing deposits with banks, unencumbered securities available-for-sale and over collateralized securities pledging position.

        The Bank is a member of the FHLB, which provides short- and long-term funding to its members through advances collateralized by real estate-related assets and other select collateral, most typically in the form of debt securities. The actual borrowing capacity is contingent on the amount of collateral available to be pledged to the FHLB. As of June 30, 2019, we had $6.4 million of outstanding fed funds purchased from the FHLB, which were secured by a blanket lien on $865.5 million of real estate-related loans. Based on this collateral we are eligible to borrow up to an additional $409.8 million. In addition, we can borrow up to $87.0 million through the unsecured lines of credit we have established with four other banks.

        In addition, because the Bank is "well capitalized," we can accept wholesale deposits up to 20.0% of total assets based on current policy limits. Management believed that we had adequate resources to fund all of our commitments as of June 30, 2019 and December 31, 2018.

        Our primary sources of liquidity include liquid assets, as well as unencumbered securities that can be used to collateralize additional funding. At June 30, 2019, we had $44.9 million of cash and cash equivalents of which $11.6 million are interest-earning deposits held at the Federal Reserve, FHLB and other correspondent banks.

        Though remote, the possibility of a funding crisis exists at all financial institutions. Accordingly, management has addressed this issue by formulating a liquidity contingency plan, which has been reviewed and approved by both the Bank's board of directors and the ALCO. The plan addresses the actions that we would take in response to both a short-term and long-term funding crisis.

        A short-term funding crisis would most likely result from a shock to the financial system, either internal or external, which disrupts orderly short-term funding operations. Such a crisis would likely be temporary in nature and would not involve a change in credit ratings. A long-term funding crisis would most likely be the result of both external and internal factors and would most likely result in drastic credit deterioration. Management believes that both potential circumstances have been fully addressed through detailed action plans and the establishment of trigger points for monitoring such events.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates. Interest-rate risk is the risk to earnings and equity value arising from changes in market interest rates and arises in the normal course of business to the extent that there is a divergence between the amount of interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, re-price, or mature in specified periods. We seek to achieve consistent growth in net interest income and equity while managing volatility arising from shifts in market interest rates. ALCO oversees market risk management, monitoring risk measures, limits, and policy guidelines for managing the amount of interest rate risk and its effect on net interest income and capital. The Bank's board of directors approves policy limits with respect to interest rate risk.

Interest Rate Risk

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective interest rate risk management begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk position given business activities, management objectives, market expectations and ALCO policy limits and guidelines.

        Interest rate risk can come in a variety of forms, including repricing risk, basis risk, yield curve risk and option risk. Repricing risk is the risk of adverse consequences from a change in interest rates that arises because of differences in the timing of when those interest rate changes impact our assets and liabilities. Basis risk is the risk of adverse consequence resulting from unequal change in the spread between two or more rates for different instruments with the same maturity. Yield curve risk is the risk of adverse consequence resulting from unequal changes in the spread between two or more rates for different maturities for the same or different instruments. Option risk in financial instruments arises from embedded options such as options provided to borrowers to make unscheduled loan prepayments, options provided to debt issuers to exercise call options prior to maturity, and depositor options to make withdrawals and early redemptions.

        Management regularly reviews our exposure to changes in interest rates. Among the factors considered are changes in the mix of interest-earning assets and interest-bearing liabilities, interest rate spreads and repricing periods. ALCO reviews, on at least a quarterly basis, the interest rate risk position.

        The interest-rate risk position is measured and monitored at the Bank using net interest income simulation models and economic value of equity sensitivity analysis that capture both short-term and long-term interest-rate risk exposure.

        Modeling the sensitivity of net interest income and the economic value of equity to changes in market interest rates is highly dependent on numerous assumptions incorporated into the modeling process. The models used for these measurements rely on estimates of the potential impact that changes in interest rates may have on the value and prepayment speeds on all components of our loan portfolio, investment portfolio, as well as embedded options and cash flows of other assets and liabilities. Balance sheet growth assumptions are also included in the simulation modeling process. The analysis provides a framework as to what our overall sensitivity position is as of our most recent reported position and the impact that potential changes in interest rates may have on net interest income and the economic value of our equity.

        Net interest income simulation involves forecasting net interest income under a variety of interest rate scenarios including instantaneous shocks.

        The estimated impact on our net interest income as of June 30, 2019 and December 31, 2018, assuming immediate parallel moves in interest rates is presented in the table below.

	June 30, 2019		December 31, 2018
	Following 12 months	Following 24 months	Following 12 months	Following 24 months
+400 basis points	–2.2%	6.8%	0.4%	10.7%
+300 basis points	–1.6%	5.4%	0.3%	8.7%
+200 basis points	–1.0%	3.9%	0.2%	6.6%
+100 basis points	–0.3%	2.7%	0.3%	4.8%
–100 basis points	–4.6%	–8.7%	–5.2%	–6.7%
–200 basis points	–7.0%	–15.5%	–9.6%	–16.4%

        Management strategies may impact future reporting periods, as actual results may differ from simulated results due to the timing, magnitude, and frequency of interest rate changes, the difference between actual experience, and the characteristics assumed, as well as changes in market conditions. Market based prepayment speeds are factored into the analysis for loan and securities portfolios. Rate sensitivity for transactional deposit accounts is modeled based on both historical experience and external industry studies.

        Management uses economic value of equity sensitivity analysis to understand the impact of interest rate changes on long-term cash flows, income, and capital. Economic value of equity is based on discounting the cash flows for all balance sheet instruments under different interest rate scenarios. Deposit premiums are based on external industry studies and utilizing historical experience.

        The table below presents the change in the economic value of equity as of June 30, 2019 and December 31, 2018, assuming immediate parallel shifts in interest rates.

	June 30, 2019	December 31, 2018
+400 basis points	6.2%	4.9%
+300 basis points	6.0%	4.8%
+200 basis points	5.2%	4.0%
+100 basis points	3.8%	2.8%
–100 basis points	–19.5%	–15.9%
–200 basis points	–48.3%	–36.8%
Operational Risk

        Operational risk is the risk of loss due to human behavior, inadequate or failed internal systems and controls, and external influences such as market conditions, fraudulent activities, disasters, and security risks. Management continuously strives to strengthen its system of internal controls, enterprise risk management, operating processes and employee awareness to assess the impact on earnings and capital and to improve the oversight of our operational risk.

Compliance Risk

        Compliance risk represents the risk of regulatory sanctions, reputational impact or financial loss resulting from failure to comply with rules and regulations issued by the various banking agencies and standards of good banking practice. Activities which may expose us to compliance risk include, but are not limited to, those dealing with the prevention of money laundering, privacy and data protection, community reinvestment initiatives, fair lending challenges resulting from the expansion of our banking center network, employment and tax matters.

Strategic and/or Reputation Risk

        Strategic and/or reputation risk represents the risk of loss due to impairment of reputation, failure to fully develop and execute business plans, failure to assess current and new opportunities in business, markets and products, and any other event not identified in the defined risk types mentioned previously. Mitigation of the various risk elements that represent strategic and/or reputation risk is achieved through initiatives to help management better understand and report on various risks, including those related to the development of new products and business initiatives.

BUSINESS

Company Overview

        We are a diversified financial services company headquartered in Grand Forks, North Dakota. Through our subsidiary, Alerus Financial, National Association, we provide innovative and comprehensive financial solutions to businesses and consumers through four distinct business lines—banking, retirement and benefit services, wealth management and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology.

        As of June 30, 2019, we had $2.2 billion of total assets, $27.9 billion of AUA and $5.3 billion of AUM. For the year ended December 31, 2018, we achieved a ROAA, ROAE, and a ROATCE, of 1.21%, 13.81% and 21.02%, respectively. For the six months ended June 30, 2019, we achieved an annualized ROAA, ROAE and ROATCE of 1.36%, 14.49% and 20.53%, respectively.

        Our business model produces strong financial performance and a diversified revenue stream, which has helped us establish a brand and culture yielding both a loyal client base and passionate and dedicated employees. We believe our client-first and advice-based philosophy, diversified business model and history of high performance and growth distinguishes us from other financial service providers. We generate a majority of our overall revenue from noninterest income, which is driven primarily by our retirement and benefit services, wealth management and mortgage business lines. The remainder of our revenue consists of net interest income, which we derive from offering our traditional banking products and services.

        Our primary banking market areas are the states of North Dakota, Minnesota, specifically, the Twin Cities MSA, and Arizona, specifically, the Phoenix MSA. Our bank branch expansion into the Twin Cities MSA in 2007 and the Phoenix MSA in 2009 was an intentional part of our strategic plan to diversify our geographic footprint and expand into metropolitan markets outside of North Dakota. In addition to our offices located in our banking markets, our retirement and benefit services business administers plans in all 50 states through offices located in Michigan, Minnesota and New Hampshire.

Our History and Growth

        Our operations date back to 1879, when we were originally founded as the Bank of Grand Forks, one of the first banks chartered in the Dakota Territory. In 2000, we changed our name to Alerus Financial Corporation, reflecting our evolution from a traditional community bank to a high-value financial services company focused on serving the needs of businesses and consumers who desire comprehensive financial solutions delivered through relationship-based advice and service. Since this rebranding, we have experienced significant growth, both organically and through a series of strategic acquisitions. This growth has allowed us to build a diversified franchise and expand our geographic footprint into growing metropolitan areas. We believe these initiatives have transformed our Company into a high-tech, high-touch client service provider, increased our earnings and allowed us to return more value to stockholders.

        A summary of our asset growth during the past five years and timeline of our milestones and growth since 2000 are shown below:

Our Business Model and Products and Services

  General

        Our business model is client-centric, with a focus on offering a diversified range of solutions to clients who desire an advice-based relationship, enabling us to become the preferred financial services provider to clients. Through this approach, instead of focusing on the broader population, we target specific business and consumer segments that we believe we can serve better than our competitors and that have meaningful growth potential. By offering sound financial advice and a long-term partnership, we believe we align best with clients who are achievement-oriented in their purpose and will allow us to play an active role in their success at all stages of their businesses and lives. We classify our consumer clients based on age and income, aligning best with clients who have complex financial needs. Our business clients are classified by industry with a focus on specific high priority industries and client types, including professional services, finance and insurance, wholesale, small business, construction, retail and manufacturers. We target businesses with sales between $2.0 million and $100.0 million.

        Our commitment to delivering diversified solutions is driven by our "One Alerus" initiative, launched in 2017, which enables us to bring all of our product and service offerings to clients in a cohesive and seamless manner. Underlying the One Alerus initiative is our strategy of serving clients through a combination of technology and skilled advisors—a "high-tech, high-touch" approach that we believe clients demand and deserve. One Alerus lays the strategic foundation for current and future technology investments and the synergistic growth strategies of a diversified financial services firm. It also brings together our product and service offerings in a unified way, which we believe differentiates us from our competitors and allows us to impact clients more meaningfully and generate long-term value for our Company. The primary components of One Alerus are:

  •
  providing proactive advice to clients;

  •
  offering an integrated client-access portal (My Alerus);

  •
  seeking additional ways to improve the client experience;

  •
  leveraging synergistic growth opportunities; and

  •
  focusing on process reinvention and efficiency.

        Through One Alerus, we strive to provide each client with a primary point of contact—a trusted advisor—who takes the time to develop an in-depth understanding of the client's needs and goals. Our advisors work holistically with clients in a guidance-based manner to proactively help them with their financial decisions. Our products and services include traditional bank offerings such as checking accounts, debit cards, savings accounts, personal and business loans, credit cards, online banking, mobile banking / wallet, private banking, deposit and payment solutions and mortgages, as well as fee income services such as IRAs, 401(k) rollovers, retirement planning, employer-sponsored plans, employee stock ownership plans, payroll and HSA/FSA administration, government health insurance program services and wealth management services such as advisory, investment management and trust and fiduciary services. The advisor is equipped to tailor this diverse set of products and services to each client's unique goals and is empowered to reach across our organization to bring the client in contact with product specialists as needed. One Alerus bridges the gaps between our business units with a focus on client advocacy. We believe the One Alerus initiative will enable us to achieve future organic growth by leveraging our existing client base and help us continue to provide strong returns to our stockholders.

        The trusted advisor relationship is supported and enhanced through an integrated client-access portal we call "My Alerus." By collaborating with a key technology partner, we have integrated the diverse client applications of our full product suite into a unified system and layered in new technology to bring a client's entire financial picture into one view. For example, a client who has multiple products with our Company, such as banking accounts, a mortgage, wealth management accounts, a retirement account, and a health benefit account, can now access all of these accounts online and effect transactions via one, single login through My Alerus. Instead of being forced to use different usernames and passwords for each system, we've created a single login dashboard to access the most used information on client accounts and coupled that with the ability to link into more detailed information within each transaction system (banking, retirement, and benefits, wealth management and mortgage). Our clients can further personalize their dashboard by integrating or linking financial accounts held at other institutions into My Alerus. Once our clients have integrated or linked all of their financial information, the data can be used to create a custom financial fitness score to help clients save for emergencies, plan for retirement, manage their debt, optimize health savings and protect them from unexpected events with insurance. We plan to provide all of our clients with access to My Alerus by the end of 2019.

        Through our four business lines, we offer a diverse set of financial services and solutions to serve the needs of our consumer and business clients, as shown below:

  Banking

        Lending.    Through our relationship-oriented lending approach, our strategy is to offer a broad range of customized commercial and consumer lending products for the personal investment and business needs of our clients. Our commercial lending products include commercial loans, business term loans and lines of credit for a diversified mix of small and midsized businesses. We offer both owner occupied and non-owner occupied commercial real estate loans, as well as construction and land development loans. Our consumer lending products include residential first mortgage loans. In addition to originating these loans for our own portfolio, we originate and sell, servicing-released, whole loans in the secondary market. Our mortgage loan sales activities are primarily directed at originating single family mortgages, which generally conform to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines and are delivered to the investor shortly after funding. Additionally, we offer installment loans and lines of credit, typically to facilitate investment opportunities for consumer clients whose financial characteristics support the request. We also provide clients loans collateralized by cash and marketable securities.

        As of June 30, 2019, our loan portfolio contained a balanced and diverse mix of loans, as shown below:

CONCENTRATION BY TYPE*	CONCENTRATION BY INDUSTRY

*
Call Report data as of 6/30/2019

        Our loan portfolio includes commercial and industrial loans, commercial real estate loans, consumer loans, which include residential real estate loans, indirect auto loans and other consumer loans, and a small amount of agricultural loans. The principal risk associated with each category of loans we make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the attributes of the borrower and the borrower's market or industry. We underwrite for strong cash flow, multiple sources of repayment, adequate collateral, borrower experience and backup guarantors. Attributes of the relevant business market or industry include the competitive environment, client and supplier availability, the threat of substitutes and barriers to entry and exit.

        Commercial and industrial loans totaled $513.1 million, or 29.9% of our total loan portfolio, as of June 30, 2019. In addition to commercial and industrial loans, this portfolio also includes loans to finance agriculture as well as loans to public entities. This portfolio includes a mix of working capital lines of credit, permanent working capital term loans, business asset loans, acquisition, expansion and development loans, and other loan products, primarily in our target markets. These loans are underwritten on the basis of the borrower's ability to service the debt from income, with maturities tied to the underlying life of the collateral. We generally take a lien on all business assets, including, among other things, available real estate, accounts receivable, inventory and equipment and generally obtain personal guarantees from the principals. Our commercial and industrial loans generally have variable interest rates and terms that typically range from 1 to 15 years. Fixed-rate commercial and industrial loan maturities are generally short-term, with 5 to 10-year maturities, including periodic interest rate resets. As of June 30, 2019, the average maturity on our commercial and industrial portfolio was 3.7 years with a weighted average remaining maturity of 2.7 years. This portfolio primarily consists of term loans and lines of credit which are dependent on the strength of the industries of the related borrowers and the success of their businesses.

        Commercial real estate loans totaled $469.4 million, or 27.4% of our total loan portfolio, as of June 30, 2019. These loans may be collateralized by owner occupied or non-owner occupied real estate, as well as multi-family residential real estate. We also make loans to finance the construction of residential and non-residential properties. Construction and land development loans generally are collateralized by first liens on real estate and generally have floating interest rates. Commercial real estate lending typically involves higher loan principal amounts and the repayment is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. We require our commercial real estate loans to be secured by well-managed property with adequate margins and generally obtain a guaranty from responsible parties who have outside cash flows, experience or other assets. Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, industrial facilities and retail facilities and loan amounts generally do not exceed 75.0% of the property's appraised value for both owner occupied and non-owner occupied. These loans are dependent on the strength of the industries of the related borrowers and the success of their businesses.

        Agricultural loans totaled $35.2 million, or 2.1% of our total loan portfolio, as of June 30, 2019, and are included in our commercial and industrial loan portfolio. Historically, agriculture loans have represented a small portion of our loan portfolio, and we do not expect significant growth in this segment.

        Consumer loans totaled $731.0 million, or 42.7% of our total loan portfolio, as of June 30, 2019. This portfolio includes 1-4 family residential mortgage loans, indirect auto loans and other consumer loans. Our 1-4 family residential loan portfolio consists of loans and home equity lines of credit secured by 1-4 family residential properties. These loans typically enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. In addition, some borrowers secure a commercial purpose loan with owner occupied or non-owner occupied 1-4 family residential properties. While we typically originate loans with adjustable rates and maturities up to 30 years, as of June 30, 2019, the average maturity on our 1-4 family portfolio was 12.9 years with a weighted average remaining maturity of 18.5 years. Such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Non-real estate consumer loans include secured and unsecured installment loans and lines of credit. This segment of the portfolio totaled $93.7 million as of June 30, 2019, of which $65.8 million were indirect auto loans.

        The loan fees, interest rates, and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. The loans are secured by the real estate, and appraisals are obtained to support the loan amount at origination. Loans collateralized by 1-4 family residential real estate generally are originated in amounts of no more than 80% of appraised value. Generally, our loans conform to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation underwriting guidelines and conform to internal policies for debt-to-income or free cash flow levels. We retain a valid lien on real estate, obtain a title insurance policy that insures that the property is free from encumbrances and require hazard insurance.

        Our focus for mortgage lending is to originate high-quality loans to drive growth in our mortgage loan portfolio. Our mortgage strategy includes attracting new loan clients with our mortgage loan products and services, which we believe will provide an opportunity to bring in well-qualified prospects, and to offer to clients other products and services across our business lines. We believe that this process will enable us to generate additional revenue, increase client retention, and provide products that benefit our clients. We have developed a scalable platform, including loan processing, underwriting and closings, for both secondary sales and origination of 1-4 family residential mortgages maintained in the portfolio and believe we have significant opportunities to grow this business.

        As of June 30, 2019, our 10 largest borrowing relationships accounted for approximately 5.5% of our total loan portfolio. We have established an informal, internal limit on loans to one borrower, principal or guarantor, but we may, under certain circumstances, consider going above this internal limit in situations where management's understanding of the industry, the borrower's business and the credit quality of the borrower are commensurate with the increased size of the loan.

        Most of our lending activity and credit exposure, including real estate collateral for many of our loans, are concentrated in North Dakota, Minnesota and Arizona, as approximately 95.7% of the loans in our loan portfolio were made to borrowers who live or conduct business in those states. The geographic concentration subjects the loan portfolio to the general economic conditions within North Dakota, Minnesota and Arizona. The risks created by such concentrations have been considered by management in the determination of the adequacy of the allowance for loan losses. Management believes the allowance for loan losses was adequate to cover incurred losses in our loan portfolio as of June 30, 2019. We focus on lending to borrowers across a diverse range of industries and property types and have limited exposure to the oil and gas industry in North Dakota, with only 0.01% of our loans made to borrowers operating in that industry.

        We have historically been a net seller of loan participations to other banks. As of June 30, 2019, we had $126.5 million of loan participations sold to approximately 12 different banks. We service the loan participations we sell and receive a servicing fee of approximately 0.42% of the aggregate principal balance of the loan. We expect to continue to sell loan participations as a means of diversifying our credit exposure to larger borrowers. As our lending limit increases, including as a result of capital raised in this offering, we may retain a greater percentage of the larger loans we originate. We do not generally seek to purchase loan participations from other banks. At June 30, 2019, we had 10 loan participations purchased totaling $5.3 million.

        Deposits.    We provide a broad range of deposit products and services, including demand deposits, interest-bearing transaction accounts, money market accounts, time and savings deposits and certificates of deposit. Core deposits, which consist of noninterest bearing deposits, interest-bearing checking accounts, certificates of deposit less than $250,000 and money market accounts, provide our major source of funds from individuals, businesses and local governments. As of June 30, 2019, core deposits totaled $1.7 billion or 94.7% of our total deposits. We also recently developed an HSA deposit program to attract additional low cost deposits. During the fourth quarter of 2017, we added $92.5 million of HSA deposits to the Bank. We acquired the servicing business relating to these accounts in our acquisition of ABGNCS in 2016, and were able to move them to the Bank from an existing custody arrangement with a third party bank.

        Other than client deposits obtained through our locations that choose to use the CDARS program, we do not accept brokered deposits as a source of funding. We offer a range of treasury management products, including electronic receivables management, remote deposit capture, cash vault services, merchant services and other cash management services. Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from depositors located in our geographic footprint, and we believe that we have attractive opportunities to capture additional deposits in our markets. In order to attract and retain deposits, we rely on providing quality service, offering a suite of consumer and commercial products and services and introducing new products and services that meet our clients' needs as they evolve. In addition, we intend to attract additional low cost deposits through various internal synergies, including the roll-out of our newly developed HSA deposit program.

        As of June 30, 2019, our deposit portfolio contained a balanced and diverse mix of deposits, as shown below:

        As of June 30, 2019, our 10 largest depositor relationships accounted for approximately 12.1% of our total deposits. This high concentration of depositors presents a risk to our liquidity if one or more of them decides to change its relationship with us and to withdraw all or a significant portion of their accounts.

  Retirement and Benefit Services

        Our retirement and benefit services business offers retirement plan administration and investment advisory services, ESOP fiduciary services, payroll, HSA and other benefit services to clients on a nationwide basis. A breakdown of these services is as follows:

  •
  Advisory.  We provide investment fiduciary services to retirement plans

  •
  Retirement.  We provide recordkeeping and administration services to qualified retirement plans

  •
  ESOPs.  We provide trustee, recordkeeping and administration services to employee stock ownership plans

  •
  Health and Welfare.  We provide HSA, FSA and government health insurance program recordkeeping and administration services to employers

  •
  Payroll.  We provide payroll and human resource information system services to employers

        For the six months ended June 30, 2019, the revenue mix of our retirement and benefit services business is shown below (dollars in thousands):

        As of June 30, 2019, our retirement and benefit services business had approximately $2.6 billion and $27.8 billion of AUM and AUA, respectively. In 2018, we provided services to 355,078 plan participants and 6,738 plans.

  Wealth Management

        Our wealth management business offers advisory and planning, investment management and trust and fiduciary services to clients. A breakdown of these services is as follows:

        For the six months ended June 30, 2019, the revenue mix of our wealth management business is shown below (dollars in thousands):

        As of June 30, 2019, our wealth management business had approximately $2.7 billion of AUA and AUM as shown below (dollars in thousands):

        Our wealth management division offers two unique types of accounts called Dimension and Blueprint accounts, which are primarily targeted toward IRA and agency account relationships. A Dimension account is a proprietary, separately managed account designed for individual investors, foundations, endowments and institutions with assets typically greater than $500 thousand. Dimension accounts use actively managed portfolios consisting of individual securities, mutual funds, and exchange traded funds selected and monitored by Alerus Financial, N.A. A Blueprint account uses a series of models that are designed to help investors gain exposure to a diversified, risk-based asset allocation. Portfolios in these accounts are comprised of mutual funds run by consistent, low-cost fund managers, with Alerus Financial, N.A. conducting initial and ongoing fund monitoring of the model allocations and rebalancing the portfolios on a regular basis.

  Mortgage

        Our mortgage business offers first and second mortgage loans through a centralized mortgage unit located in Minneapolis, Minnesota, as well as through our banking office locations. These loans typically enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. In 2018, approximately 83.0% of the loans made by our mortgage division were for the purchase of a residential property, compared to 17.0% for the refinance of an existing mortgage. We source most of our residential mortgage loans from the Twin Cities MSA, and for the year ended December 31, 2018, approximately 89.5% of the total mortgage loans were attributable to that market, compared to 7.7% attributable to the North Dakota market and 2.3% attributable to the Phoenix MSA. We believe there is an opportunity to expand our mortgage loan pipeline in these other markets, especially in the Phoenix MSA. Although we originate loans for our own portfolio, we also conduct mortgage banking activities in which we originate and sell, servicing-released, whole loans in the secondary market. Typically, loans with a fixed interest rate of greater than 10 years are available-for-sale and sold on the secondary market. Our mortgage banking loan sales activities are primarily directed at originating single family mortgages that are priced and underwritten to conform to previously agreed criteria before loan funding and are delivered to the investor shortly after funding. The level of future loan originations, loan sales and loan repayments depends on overall credit availability, the interest rate environment, the strength of the general economy, local real estate markets and the housing industry, and conditions in the secondary loan sale market. The amount of gain or loss on the sale of loans is primarily driven by market conditions and changes in interest rates, as well as our pricing and asset liability management strategies. As of June 30, 2019, we had mortgage loans held for sale of $44.6 million from the residential mortgage loans we originated. For the year ended December 31, 2018, we had net proceeds of $627.2 million on mortgage loans sold into the secondary market, which we originated.

Our Growth Strategy

        We have demonstrated our ability to successfully grow and expand into new markets since transforming our Company into a high-value financial services provider. Our long history of growing organically and through acquisitions is the result of careful strategic planning and the successful execution of our business model. We are committed to continued business expansion opportunities, which are both multi-faceted and interrelated. We intend to use the net proceeds from this offering to strengthen our capital position and continue to execute our business model. To accomplish our growth objectives, we plan to focus on the following strategies:

        Leverage our existing client base.    We believe our most significant opportunity for continued growth is within our existing client base, consisting of nearly 50,000 consumers, over 10,000 businesses and over 355,000 retirement plan participants. The diversified nature of our business allows us to leverage our business lines across our expansive client base and find synergies that are unavailable to traditional banking organizations. The success of our organic growth lies with our integrated One Alerus strategy. For example, through our recently formalized "National Market," we intend to further diversify services offered to our retirement plan participants by deepening each relationship, primarily by offering our mortgage and wealth management products, as well as by attracting low cost deposits through our newly-developed HSA deposit program and other initiatives. We believe our adoption of digital trends and investments in technology have allowed us to reach this nationwide participant client base without a physical presence in a manner not previously achievable. Further, we intend to deploy our recently acquired and expanded services that are highly complementary to our retirement plan business—including payroll, HSAs, FSAs and government health insurance program services—to our existing business client base. Additionally, we began offering a competitive money market product as a fund option for clients with retirement plans, allowing us to bring value to clients while growing our deposit base in a new way. We believe that these new products will play a key role in driving organic growth across our Company.

        Execute strategic acquisitions.    We consider both fee income acquisitions and traditional bank acquisitions as part of our business strategy. Throughout our Company's history, we have completed 12 fee income acquisitions and 11 bank acquisitions, demonstrating our ability to successfully execute and integrate acquisitions. The retirement and benefit services industry is currently experiencing rapid consolidation, and we are actively pursuing acquisition targets in this space as we seek to further grow this division. We believe our industry experience, demonstrated ability to acquire and integrate other businesses and culture allow us to be viewed as a favored strategic acquirer. We see significant and unique opportunities to add stockholder value with these business services companies, as they provide enhanced fee income, are capital efficient and provide an additional base of clients (both businesses and consumers) where we can overlay our diverse product and service offerings. We intend to be selective when evaluating traditional bank acquisitions, as we seek opportunities that are strategically and culturally synergistic, allowing us to significantly grow in an existing market, or enter a new, high-growth metropolitan market. Cultural fit is paramount and emphasis will be placed on those institutions that embrace our strategy and the desire to serve clients through our integrated, holistic approach.

        Pursue talent acquisition.    Talent acquisition is a key initiative and provides us with opportunities for targeted and efficient growth. Given the consolidation of the banking industry, specifically the market disruption that has recently occurred in the Twin Cities MSA, along with a historically low number of new bank formations since the financial crisis, we have been successful in identifying and attracting high performing talent. We believe our culture, strategic vision and financial performance all play a role in attracting new talent to our organization. Over the past 20 months, we added four new business development individuals to expand our footprint in the south metro quadrant of the Twin Cities MSA. Our objective is to always keep our core strategy in mind and hire only those individuals that are capable of attracting clients that value our business model.

        Enhance brand awareness.    We believe increasing our market share in existing markets and expanding into new markets requires strong brand awareness. Our objective to increase brand awareness will help support the growth of our franchise while proactively positioning us as an acquirer and employer of choice. Similar to how we work with clients, our external marketing is centered on helping businesses and consumers with their financial decisions. We recently invested in one of the leading marketing automation technologies, allowing us to efficiently personalize our marketing efforts in a one-to-one manner using data and analytics.

        Continue to strengthen and build infrastructure.    As we grow in size and geographic footprint, we believe the discipline we employ to strengthen, unify and integrate our infrastructure enhances our reputation and brand equity. We seek to provide secure, reliable and innovative technology that meets evolving client expectations and effectively supports our growth strategy. We have recently invested heavily in technology-driven product and service offerings for our clients and will continue to evaluate the need for additional spending. Our strategy is to be a "fast-follower" and when new technology-driven products and services are introduced into the financial services industry, we aim to identify products and services that are succeeding and driving client demand and to offer similar products to our clients. We believe this is a more efficient and cost-effective approach to adopting new technology. Additionally, we centralized our operations teams under common leadership to further enhance scalable processes designed around our clients.

Our Competitive Strengths

        We believe our client-centered structure, relationship-oriented business model and commitment to technology and innovation allow us to operate from a position of strength, particularly in working with clients to assist them proactively with their financial decisions. As we pursue our objectives of operating as a high performing institution with a focus on delivering strong stockholder returns, we believe the strengths highlighted below provide us with a competitive advantage over other financial institutions operating in our market areas:

        Highly diversified revenue stream.    Over 50% of our revenue stream is derived from noninterest income, primarily generated by our retirement and benefit services, wealth management and mortgage business lines. As a highly-diversified financial services company, we are not only well positioned to succeed in volatile interest rate environments, but also have enhanced avenues for growth and expansion in varying market cycles. We believe these revenue streams allow for stronger and more consistent core earnings levels, and as part of our ongoing strategy, we will strive to maintain our noninterest income percentage at or in excess of current levels. Our retirement and benefits services business serves clients in all 50 states, and we recently formalized a "National Market" with a separately appointed National Market President to track clients that reside outside of our banking markets. As of June 30, 2019, the AUM, AUA and deposits attributable to the National Market were $3.0 billion, $20.7 billion and $326.3 million, respectively, representing approximately 56.4%, 74.2% and 18.6%, respectively, of our total AUM, AUA and deposits as of that date.

        Experienced and invested management team and board of directors.    We are led by an experienced and invested management team that has guided us through a long period of growth and diversification. Our team consists of both long-tenured individuals, as well as new members with significant industry experience. Based on our business model, historic performance and corporate culture, we successfully attracted new senior talent, including a Chief Financial Officer and Chief Risk Officer. Similarly, our board of directors has a diverse mix of industry, financial and professional experience which we are able to draw upon, including members who currently serve or previously have served on public-company boards. Collectively, our management team and board of directors owned approximately 9.9% of our outstanding shares of common stock as of July 31, 2019, demonstrating a long-term commitment and vested interest in our success.

        Our five-person executive management team has over 155 years of combined banking and financial services experience. As we continue to grow our Company, we believe the following members of our management team are key to our success:

  •
  Randy L. Newman, our Chairman, President and Chief Executive Officer, leads our management team and has spent 38 years with our Company. Randy joined us in 1981 and became our President in 1987 and Chief Executive Officer in 1995.

  •
  Katie A. Lorenson, our Executive Vice President and Chief Financial Officer, joined us in December 2017. Katie is a seasoned executive with extensive experience overseeing financial service organizations, most recently serving as Chief Financial Officer of MidWestOne Financial Group, Inc., an SEC-reporting company.

  •
  Ann M. McConn, our Executive Vice President and Chief Business Officer, has spent 17 years with our Company. Ann assumed her current role in 2017, which has her overseeing our business development efforts and operations, and she previously served as the executive director of retirement, benefits and wealth management and as Fargo Market President. Ann has over 30 years of experience in the financial industry.

  •
  Kris E. Compton, our Executive Vice President and Chief Strategy Officer, has spent 44 years with our Company. Prior to becoming Chief Strategy Officer in 2017, Kris held a variety of roles within our Company and Bank, including Chief Operating Officer, Human Resource Manager and Marketing Director.

  •
  Karin M. Taylor, our Executive Vice President and Chief Risk Officer, joined us in November 2018. Karin has 29 years of industry experience, including in the area of risk management. She most recently served as Chief Risk Officer for MidWestOne Bank, the subsidiary of MidWestOne Financial Group, Inc., an SEC-reporting company.

        To promote leadership development and pursue our goal of being an employer of choice, we formed the Alerus Leadership Council in 2017, which brings together the members of our current executive team and division, administrative and market leaders. This council is comprised of 17 talented individuals of varying ages, and with diverse backgrounds and experience. Through the Alerus Leadership Council, we continue to focus on developing the next generation of Company leadership.

        Relationship-oriented business model, focused on advice.    A key to our business model is client advocacy, which we define as a specialized form of sales and service that focuses on the best way to help businesses and consumers achieve their financial goals. As governed by our One Alerus philosophy and our objective of building a comprehensive client experience model, we strive to provide each client with a primary point of contact—a trusted advisor—who makes it their business to know the unique needs and delivery channel preferences of each client they serve. The advisor is empowered to draw upon the expertise of the organization to serve the relationship, providing competitive products, valuable insight and sound advice. The relationship that is established is a long-term partnership that we believe creates unmatched value for the client.

        Commitment to technology and innovation.    We recognize that our industry is rapidly evolving, driven largely by technological advancements and a corresponding shift in the ways clients interact with their chosen financial institution. We believe these technological changes present an opportunity for us to meet the needs of our clients in unique and innovative ways. Our client centered structure and strong core results have allowed us to proactively invest in the infrastructure and technology necessary to meet the evolving digital needs of our clients, with a focus on increasing our effectiveness, enhancing the client experience and enabling us to reach a broader set of clients through our National Market. For example, we recently partnered with a leading financial technology company to create an online account portal that seamlessly integrates our diverse product applications into a user-friendly experience for our consumer clients. Further, we implemented a premier client relationship management software tool to create a platform that will allow our interactions with clients to be more effective, meaningful and timely. We have the ability to embrace the digital shift, which has continued to create opportunities to expand our reach, impact more clients and grow our franchise. Our commitment to technology and innovation is steadfast and we will continue to look for ways to adapt to the evolving environment.

        Highly-skilled and engaged professional service employee base.    Our business model requires building and maintaining an employee base that not only possesses the skills required to serve our client base, but also the passion and energy that embraces our culture of service. Discovering and nurturing talent is and will remain a priority for us, as evidenced by our engaged employees who are highly invested in the success of our clients and our Company as a whole. A long-held belief in our Company is to position our employees as owners, where we work together to make decisions for the benefit of our clients and our Company. To that end, we established an ESOP in 1986 for all of our employees. Through the ESOP, our employees owned approximately 9.3% of our outstanding shares of common stock as of July 31, 2019. In addition, we maintain robust hiring practices, career and personal development opportunities and training as we continually adapt to the evolving environment. In addition, we believe leadership development is a critical component to our success, which we will continue to advance through the Alerus Leadership Council.

        Presence in diversified and growing markets.    Over the last decade, we have diversified our geographic footprint and expanded into metropolitan markets outside of North Dakota, highlighted by our bank branch expansion into Minnesota and Arizona. We serve the Minnesota market through six full-service banking offices, one loan and deposit production office and one residential mortgage office, all located in the Twin Cities MSA. The Twin Cities MSA has become our largest market for loan generation, and as of June 30, 2019, $887.7 million, or 51.8%, of the loans in our total loan portfolio were attributable to our offices located in the Twin Cities MSA. We serve the Arizona market through our offices in Scottsdale and Mesa, Arizona. We believe that our business model, specifically our focus on clients who desire a comprehensive financial services relationship, is a better fit for high-growth metropolitan areas. The median household income in the Twin Cities MSA, our largest market, is over 25% higher than the national average and is expected to grow over 10% from 2019 to 2024. The Phoenix MSA also has attractive demographics, including a large number of households with income in excess of $100,000 and projected population growth of over 10% during the same five year period. Additionally, the projected population growth from 2019 to 2024 in North Dakota is expected to outpace the national average. Not only does our diversified presence provide expanded opportunities for growth, we believe it offers us the additional protection to withstand a downturn in any particular geographic region. With our current team and infrastructure, we feel that we continue to have significant organic growth opportunities in our current markets.

        Ability to attract and retain low-cost deposits.    Our history as a community-based bank provides us with a legacy of long-standing, loyal clients that provide a stable core deposit base. As of June 30, 2019, 28.9% of our deposits were noninterest bearing, and we had a total deposit cost of 0.71%. In particular, we believe our North Dakota market is rich in low-cost, core deposits, which we can use to fund loans in our higher growth metropolitan markets. As of June 30, 2019, we had $779.5 million of total deposits attributable to our North Dakota offices, representing approximately 44.5% of our overall deposit portfolio. To supplement our traditional funding sources, we now offer HSAs to our clients, which as of June 30, 2019, totaled $113.8 million in deposits, with a cost of 0.16%. We believe there are significant opportunities to further grow our HSA portfolio within our existing client base and we intend to actively pursue growth opportunities within this channel.

Our Banking Market Areas

        Our primary banking market areas are the states of North Dakota, Minnesota, specifically, the Twin Cities MSA, and Arizona, specifically, the Phoenix MSA. Our bank branch expansion into the Twin Cities MSA in 2007 and the Phoenix MSA in 2009 was an intentional part of our strategic plan to diversify our geographic footprint and expand into metropolitan markets outside of North Dakota. As part of our strategic plan, in addition to expansion in our current market areas, we may further diversify our markets through entry into other large metropolitan markets.

        The table below provides our deposit market share and demographic information for each of our markets.

	Deposit Market Share*			Total Population		Demographics
Market	Deposits in Market ($000s)	Market Share (%)	Market Rank (#)	2019 Population (#)	'19 - '24 Proj. Pop. Chg. (%)	Median HH Income ($)	'19 - '24 Proj. HH Income Chg. (%)	% of HH w/ Income > $100K (%)	Unempl. Rate (%)
MSAs
Minneapolis-St. Paul-Bloomington, MN-WI	767,156	0.4	13	3,656,503	4.6	80,054	10.7	39.2	3.0
Grand Forks, ND-MN	615,201	21.7	1	102,920	3.4	55,368	6.5	24.1	2.7
Fargo, ND-MN	323,662	4.2	6	247,440	7.2	64,267	7.7	27.8	2.4
Phoenix-Mesa-Scottsdale, AZ	67,008	0.1	43	4,864,483	7.0	64,145	10.4	29.5	4.2

United States of America				329,236,175	3.6	63,174	8.8	29.7	3.6

Source: S&P Global Market Intelligence; demographic data is from a report issued by Claritas, LLC in June 2018, based primarily on US Census data from 2000 and 2010; unemployment data is as of May 2019

*
Data as of June 30, 2018 per the FDIC's Summary of Deposits; $151.5 million of the deposits included for the Grand Forks, North Dakota market and $102.9 million of the deposits included for the Twin Cities MSA market are attributable to our National Market. See "—Our National Market."

North Dakota

        The State of North Dakota's economy has strengthened in recent periods as a result of the discovery of the Bakken oil region, which produces over 1.25 million barrels of oil per day. North Dakota has one of the lowest unemployment rates in the country—2.3% as of May 2019. We believe this market is rich in low-cost, core deposits, which we can use to fund loans in our higher growth metropolitan markets. North Dakota had total deposits of $27.8 billion as of June 30, 2018, and ranks as the 45th largest State in total deposits, based on FDIC data.

        The State of North Dakota also features one of the only state-owned banks in the nation, the Bank of North Dakota, which offers services, many of which are similar to those offered by a correspondent bank, only to banks like ours that are headquartered in the state. The Bank of North Dakota expands our lending capacity by purchasing participations from the Bank. In addition, the Bank of North Dakota offers us additional financing options such as bank stock loans and lines of credit at competitive rates. Finally, the Bank of North Dakota enables state banks to take deposits and manage funds for municipal and county governments without meeting collateral requirements, which are waived by a letter of credit from the Bank of North Dakota.

        Our corporate headquarters, which is a full-service banking office located at 401 Demers Avenue, Grand Forks, North Dakota 58201, serves the North Dakota market along with two other full-service banking offices located in Grand Forks, North Dakota, three full-service banking offices located in Fargo and West Fargo, North Dakota, and one full-service banking office located in Northwood, North Dakota. As of June 30, 2019, total loans and deposits attributable to these offices were $680.0 million and $779.5 million, respectively, representing approximately 39.7% and 44.4%, respectively, of our overall loan and deposit portfolios. For the six months ended June 30, 2019, we originated $28.0 million of residential mortgage loans, or 7.5% of our total residential mortgage loans, in North Dakota. AUM and AUA attributable to our offices located in North Dakota were $2.0 billion and $2.7 billion, respectively, as of June 30, 2019, representing approximately 37.8% and 9.6%, respectively of our total AUM and AUA as of that date.

Minnesota

        The Twin Cities MSA, which had total deposits of $184.8 billion as of June 30, 2018, ranks as the 15th largest metropolitan statistical area in the United States in total deposits and the third largest metropolitan statistical area in the Midwest in total deposits, based on FDIC data. The Twin Cities MSA is defined by attractive market demographics, including strong household incomes, dense populations, low unemployment and the presence of a diverse group of large and small businesses. As of January 1, 2019, the Twin Cities MSA ranked third in median household income in the Midwest and sixth in the nation, when compared to the top 20 metropolitan statistical areas by population size in each area, based on data available on S&P Global Market Intelligence. The population in the Twin Cities MSA was approximately 3.7 million as of January 1, 2019, making it the third largest metropolitan statistical area in the Midwest and 16th largest metropolitan statistical area in the United States. The low unemployment rate of 3.0%, as of May 2019, and the significant presence of national and international businesses make the Twin Cities MSA one of the most economically vibrant and diverse markets in the country.

        We serve the Minnesota market through six full-service banking offices, one loan and deposit production office and one residential mortgage office, all located in the Twin Cities

MSA. As of June 30, 2019, total loans and deposits attributable to these offices were $887.7 million and $579.8 million, respectively, representing approximately 51.8% and 33.1%, respectively, of our overall loan and deposit portfolios. In addition, we originate a significant portion of our residential mortgage loans in this market. For the six months ended June 30, 2019, we originated $337.3 million of residential mortgage loans, or 90.8% of our total residential mortgage loans, in the Twin Cities MSA. AUM and AUA attributable to our offices located in the Twin Cities MSA were $255.9 million and $4.5 billion, respectively, as of June 30, 2019, representing approximately 4.8% and 16.2%, respectively, of our total AUM and AUA as of that date.

Arizona

        The Phoenix MSA is a large and growing market, with a total population of approximately 4.9 million as of January 1, 2019, making it the 11th largest metropolitan statistical area in the United States. The population of the Phoenix MSA is expected to increase over 7% from 2019 to 2024. The Phoenix MSA had total deposits of $100.6 billion as of June 30, 2018, and ranks as the 24th largest metropolitan statistical area in the United States in total deposits, based on FDIC data. Based on U.S. Bureau of Labor Statistics as of May 2019, the unemployment rate in the Phoenix MSA was 4.2%. The Phoenix MSA is defined by attractive market demographics, including a large number of high net worth households, dense populations, low unemployment and the presence of a diverse group of small-to-medium sized businesses. As of January 1, 2019, the Phoenix MSA had a median household income of $64,145, and 29.5% of households had income in excess of $100,000, based on data available on S&P Global Market Intelligence.

        We serve the Arizona market through our full-service banking offices located in Scottsdale and Mesa, Arizona. As of June 30, 2019, total loans and deposits attributable to these offices were $145.7 million and $67.7 million, respectively, representing approximately 8.5% and 3.9%, respectively, of our overall loan and deposit portfolios.

Our National Market

        Our retirement and benefit services business serves clients in all 50 states. We offer retirement and benefit services at all of our banking offices located in our three primary market areas. In addition, we operate two retirement and benefits services offices in Minnesota, two in Michigan and one in New Hampshire. To help us track retirement and benefit services business clients that reside outside of our banking markets, we recently formalized a "National Market" with a separately appointed National Market President to oversee the development of the market's client base. AUM, AUA, and deposits attributable to the National Market were $3.0 billion, $20.7 billion and $326.3 million, respectively, as of June 30, 2019, representing approximately 56.4%, 74.2% and 18.6%, respectively of our total AUM, AUA, and deposits as of that date. No loans were attributable to the National Market as of June 30, 2019.

Competition

        The financial services industry is highly competitive, and we compete in a number of areas, including commercial and consumer banking, residential mortgages, wealth advisory, investment management, trust and record-keeping among others. We compete with other bank and nonbank institutions located within our market areas, along with competitors situated regionally, nationally and others with only an online presence. These include large banks and other financial intermediaries, such as consumer finance companies, brokerage firms, mortgage banking companies, business leasing and finance companies, all actively engaged in providing various types of loans and other financial services. We also face growing competition from online businesses with few or no physical locations, including online banks, lenders and consumer and commercial lending platforms, as well as automated retirement and investment services providers. Competition involves efforts to retain current clients, obtain new loans, deposit and advisory services, increase the scope and type of services offered, and offer competitive interest rates paid on deposits, charged on loans, or charged for advisory services. We believe our integrated and high-touch service offering, along with our sophisticated relationship-oriented approach sets us apart from our competitors.

Employees

        As of June 30, 2019, we had 792 full-time equivalent employees. None of our employees is a party to a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Properties

        Our corporate headquarters are located at 401 Demers Avenue, Grand Forks, North Dakota 58201. In addition to our corporate headquarters, which includes a full service banking office, we operate two other full-service banking offices located in Grand Forks, North Dakota, three full-service banking offices located in Fargo and West Fargo, North Dakota, one full-service banking office located in Northwood, North Dakota, six full-service banking offices, one loan and deposit production office and one residential mortgage office located in the Twin Cities MSA, one full-service banking office located in Phoenix, Arizona, and one full-service banking office located in Mesa, Arizona. We offer retirement and benefits, wealth management and mortgage products and services at all of our full-service banking offices. In addition, we operate two retirement and benefit services offices in Minnesota, two in Michigan and one in New Hampshire. We monitor client behavior and interactions with our banking and other offices, and in recent periods, we have shifted financial resources away from physical locations to technology solutions, as client demands continue to change. In 2016, we closed two bank branches in Fargo, North Dakota, and one in the Twin Cities MSA, and we also remodeled several locations to use space in a more efficient manner.

        Additional information regarding our locations is set forth below.

Address Office Locations:	Ownership
1640 South Stapley Drive, Suite 105, Mesa, Arizona 82504	Leased
17045 North Scottsdale Road, Scottsdale, Arizona 85255	Owned
755 West Big Beaver Road, Suite 400, Troy, Michigan 48084	Leased
3001 Coolidge Road, Suite 105, East Lansing, Michigan 48823	Leased
7890 Mitchell Road, Eden Prairie, Minnesota 55344	Leased
409 Second Street, Excelsior, Minnesota 55331	Leased
120 South 6th Street, Suite 200, Minneapolis, Minnesota 55402	Leased
11100 Wayzata Boulevard, Suite 570, Minnetonka, Minnesota 55305	Leased
990 Helena Street North, Oakdale, Minnesota 55128	Owned
19765 Highway 7, Shorewood, Minnesota 55331	Owned
7650 Edinborough Way, Suite 645, Edina, Minnesota 55435	Leased
6 Pine Tree Drive, Suite 330, Arden Hills, Minnesota 55112	Leased
2 Pine Tree Drive, Suite 304A & 400, Arden Hills, Minnesota 55112	Leased
201 East Clark Street, Albert Lea, Minnesota 56007	Leased
2 Bedford Farms Drive, Suite 220, Bedford, New Hampshire 03110	Leased
51 Broadway, Suite 570, Fargo, North Dakota 58102	Leased
3137 32nd Avenue South, Fargo, North Dakota 58103	Owned
3170 43rd Street South, Suite 100, Fargo, North Dakota 58104	Leased
401 Demers Avenue, Grand Forks, North Dakota 58201	Leased
2300 South Columbia Road, Grand Forks, North Dakota 58201	Owned
1750 32nd Avenue South, Grand Forks, North Dakota 58201	Leased
503 Washington Ave, Northwood, North Dakota 58267	Owned
901 13th Avenue East, West Fargo, North Dakota 58078	Owned

Legal Proceedings

        In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business, financial condition, results of operations, cash flows or growth prospects. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws), we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

Corporate Information

        Our principal executive office is located at 401 Demers Avenue, Grand Forks, North Dakota 58201, and our telephone number at that address is (701) 795-3200. Our website address is www.alerus.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

MANAGEMENT

Board of Directors

        Our board of directors currently consists of eight members. We expect all of our existing directors to continue to comprise our board of directors following the completion of this offering. Our certificate of incorporation provides that our board is authorized to have not less than five nor more than 12 directors. The number of directors may be changed only by resolution of our board within the range set forth in our certificate of incorporation.

        The following table sets forth information as of the date of this prospectus regarding the members of our board of directors.

Name	Age	Position	Director Since
Randy L. Newman	65	Chairman, Chief Executive Officer and President	1988
Karen M. Bohn	66	Director	1999
Lloyd G. Case	73	Director	2005
Daniel E. Coughlin	57	Director	2016
Kevin D. Lemke	66	Director	1994
Michael S. Mathews	47	Director	2019
Sally J. Smith	61	Director	2007
Galen G. Vetter	67	Director	2013

        The following is a brief discussion of the business and banking background and experience of each of our directors for at least the past five years. The biographies contain information regarding the person's experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

        Randy L. Newman.    Mr. Newman serves as Chairman, Chief Executive Officer and President of our Company and Bank. He has served as a director of the Bank since 1987 and a director of the Company since 1988. Mr. Newman joined Alerus Financial, formerly First National Bank North Dakota in 1981, and became its President in 1987 and Chief Executive Officer in 1995. Prior to joining Alerus Financial, he taught Corporate Finance and Business Strategy courses at the University of North Dakota. He was a director of the FHLB of Des Moines from 1999-2007. Mr. Newman served as a Class A Director of the Federal Reserve Bank of Minneapolis from 2012-2018. Mr. Newman received his BSBA in 1975 and his MBA in 1979 from the University of North Dakota.

        Karen M. Bohn.    Ms. Bohn, a director of the Company since 1999, is the current President of Galeo Group, LLC. She also currently serves on the board of directors of OtterTail Corporation, Ameriprise Certificate Corporation and RiverSource Life Insurance Company. Prior to forming Galeo Group, she served for more than 20 years in executive roles at Piper Jaffray Companies Inc. She was Chief Administrative Officer at Piper Jaffray, overseeing corporate communications, community affairs, government relations, human resources, office services, strategic and operational planning, and retirement plans. She also served as President of Piper Jaffray Companies Foundation, and as president of Piper Trust Company. Ms. Bohn studied at the Securities Industry Institute of The Wharton School, University of Pennsylvania in

Philadelphia. She received her bachelor's and master's degrees from the University of North Dakota in Grand Forks.

        Lloyd G. Case.    Mr. Case has served as a director of the Company since 2005. Mr. Case spent more than 30 years with Forum Communication Company, holding multiple executive roles during his tenure. He currently serves on the board of directors of Forum Communications and served as President and Chief Executive Officer from 2010 until his retirement in 2014. Prior to that, he served as Chief Financial Officer and Vice President of the company's Newspapers division. He has held membership on numerous boards of directors and associations involved in industries such as accounting, media, health care, and nonprofit, including service on the board of Forum Communications. Mr. Case is a 1971 graduate of the University of North Dakota and holds a CPA designation (inactive).

        Daniel E. Coughlin.    Mr. Coughlin has served as a director of the Company since 2016. He served as the Managing Director and Co-Head of the Financial Services practice at Raymond James & Associates from 2011 until his retirement in 2014. Beginning in 2001, Mr Coughlin served as Chairman and CEO of Howe Barnes Hoefer & Arnett prior to its 2011 merger with Raymond James and served eight additional years with Howe Barnes Hoefer & Arnett in various capacities. Mr. Coughlin also spent seven years with the Federal Reserve Bank of Chicago where he assessed the competitive implications of bank mergers and acquisitions. A 35-year industry veteran, Mr. Coughlin possesses vast knowledge and experience in areas such as strategic planning, risk management, mergers and acquisitions, and capital formation.

        Kevin D. Lemke.    Mr. Lemke, a director of the Company since 1994, has been the President and owner of Virtual Systems,  Inc. since 1994. He is the former owner and information systems director of ComputerLand of Grand Forks. He is also an investor with RAIN Source Capital, which focuses on growing private companies through a community-based system of investors, capital, and expertise. Mr. Lemke earned a Bachelor of Science degree in mathematics and computer science, magna cum laude, from the University of North Dakota in 1975. Mr. Lemke also holds a certificate in data processing and computer programming from the Institute for Certification of Computer Professionals.

        Michael S. Mathews.    Mr. Mathews, a director of the Company since 2019, has served as Chief Information Officer of Deluxe Corporation since 2013. In addition to leadership roles with UnitedHealth Group and Merrill Lynch, Mr. Mathews also founded and built his own management consulting business, The Infology Group, Inc., which he later transitioned to key partners. Mr. Mathews holds a bachelor's degree in business administration, marketing and decision sciences from Miami University. In 2018, he was honored as a CIO of the year Orbie award finalist. Mr. Mathews currently serves as chair of the board of directors for the Twin Cities CIO Leadership Association, and is also a member of the board of directors for Genesys Works.

        Sally J. Smith.    Ms. Smith, a director of the Company since 2007, is the former Chief Executive Officer and President of Buffalo Wild Wings. She served as Chief Executive Officer from 1996 to 2018, as a director from 1996 to 2018, and was the company's Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith holds a CPA license (inactive). She serves on the board of directors for, and is past chair of, the National Restaurant Association. She also serves on board of directors of Hormel Foods, Allina Health Systems, Marvin Windows and Digi International Inc.

        Galen G. Vetter.    Mr. Vetter has served as a director of the Company since 2013. Mr. Vetter has varied and broad board of director experience, having served on over a dozen boards over the past three decades. He is a retired CPA with an extensive background including numerous executive level positions at Franklin Templeton Investments and RSM US LLP. Mr. Vetter's roles at RSM included Partner In-Charge of the Upper Midwest Region and National Executive Partner, with leadership responsibilities for financial management, information technology, and development of professional services industry practices. As CFO and Senior Vice President at Franklin Templeton Mr. Vetter's responsibilities included oversight of accounting, financial compliance and filings in dozens of counties for over four hundred funds. He also was the executive sponsor for global internal controls and risk management for the Franklin Templeton Funds. Mr. Vetter retired in 2012. Mr. Vetter currently serves as an advisory board member for Land O'Lakes, Inc. Mr. Vetter holds a Bachelor of Science degree with an accounting emphasis from the University of Northern Iowa.

Executive Officers

        The following table sets forth information as of the date of this prospectus regarding our executive officers:

Name	Age	Position
Randy L. Newman	65	Chairman, Chief Executive Officer and President
Katie A. Lorenson	39	Executive Vice President and Chief Financial Officer
Ann M. McConn	59	Executive Vice President and Chief Business Officer
Kris E. Compton	64	Executive Vice President and Chief Strategy Officer
Karin M. Taylor	51	Executive Vice President and Chief Risk Officer

        The business and banking background and experience of each of our executive officers, other than Mr. Newman who also serves as a director, for at least the past five years is set forth below. Ms. Compton and Ms. McConn are sisters-in-law. Other than this relationship, no executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

        Katie A. Lorenson.    Ms. Lorenson joined Alerus as Chief Financial Officer in December 2017. Ms. Lorenson is a seasoned executive with extensive experience overseeing financial service organizations, most recently serving as CFO at MidWestOne Financial Group, Inc. She previously served as CFO for Central Bancshares, which was acquired by MidWestOne Financial Group, Inc. in 2015. Prior to these roles, Ms. Lorenson served as Manager on the Financial Institutions Team for RSM (McGladrey & Pullen).

        Ann M. McConn.    Ms. McConn serves as Executive Vice President and Chief Business Officer, overseeing our Company's business development efforts and operations in the areas of banking, mortgage, retirement and benefit services, and wealth management. She assumed her current role in 2017. Ms. McConn has more than 30 years of experience in the financial services industry. She joined Alerus in 2002 and previously served as the company's executive director of retirement, benefits, and wealth management, and as Fargo Market President. Her past experience includes roles as vice president of financial services and wealth management, and senior vice president of trust and investments at another financial institution. She also previously served as a trust investment officer at First National Bank North Dakota (today known as Alerus).

        Kris E. Compton.    Ms. Compton serves as Chief Strategy Officer and sets our Company's direction with respect to the development and alignment of strategic and business planning efforts, leadership development programs, and human and information resource management initiatives. Prior to becoming Chief Strategy Officer in 2017, Ms. Compton held a variety of roles within Alerus over the course of a 40-plus-year career, including Chief Operating Officer, human resource manager, and marketing director. Ms. Compton received her undergraduate degree from the University of North Dakota and began her banking career immediately after graduation. She has been with Alerus since 1975. Ms. Compton has advised us that she is planning to retire from our Company at the end of 2019. As part of our succession plan, we intend to fill the vacated position by identifying a pool of internal and external candidates and ultimately selecting the most qualified individual.

        Karin M. Taylor.    Ms. Taylor joined Alerus as Chief Risk Officer in November 2018. Ms. Taylor brings 28 years of industry experience with her, including in the area of risk management. She most recently served as Chief Risk Officer at MidWestOne Bank and prior as Chief Risk Officer for Central Bank, which was acquired by MidWestOne Financial Group, Inc. in 2015. Prior to these roles, Ms. Taylor served as Director of Risk Management Consulting at RSM McGladrey. Ms. Taylor received a Bachelor's of Art degree from St. Olaf College and also graduated with honors from the Graduate School of Banking in 2018.

Director Independence

        Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our board of directors within one year of our listing date. The rules of the Nasdaq Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

        Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, and based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has affirmatively determined that, with the exception of Mr. Newman, each of our current directors is an independent director, as defined under the applicable rules. The board determined that Mr. Newman does not qualify as an independent director because he is an executive officer of our Company and Bank. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director, and the matters discussed under "Certain Relationships and Related Party Transactions."

Board Leadership Structure

        Our board of directors does not have a formal policy requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. It is our directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. The positions of Chairman and Chief Executive Officer have been combined and are held by Mr. Newman. We believe this board leadership structure is the most appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the board of directors as a whole. As noted above, Mr. Newman is not currently considered to be "independent" according to Nasdaq rules.

        Because the Chairman of the Board is not an independent director, our board of directors has a separate lead independent director. Currently, Mr. Coughlin serves as our lead independent director. The lead independent director assists the board in practicing effective corporate governance, serves as chairperson of the independent director sessions and chairs board meetings during any meetings or portions of meetings if Mr. Newman is absent. Consistent with Nasdaq listing requirements, the independent directors will regularly have the opportunity to meet without Mr. Newman present.

Board Committees

        The standing committees of our board of directors consist of an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. The responsibilities of these committees are described below. Our board of directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the board of directors upon completion of the offering:

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Karen M. Bohn	X		Chair
Lloyd G. Case	X		X
Daniel E. Coughlin		X		Chair
Kevin D. Lemke		Chair		X
Michael S. Mathews		X		X
Sally J. Smith		X		X
Galen G. Vetter	Chair		X

        Audit Committee.    Our audit committee is composed solely of members who satisfy the applicable independence, financial literacy and other requirements of the Nasdaq Stock Market and SEC for audit committees.

        Our audit committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the audit committee will be available on our website at www.alerus.com upon completion of this offering. As described in its charter, our audit committee has responsibility for, among other things:

  •
  selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

  •
  reviewing the independence of our independent auditors;

  •
  meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

  •
  reviewing our earnings releases and reports filed with the SEC;

  •
  reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports;

  •
  reviewing and approving transactions for potential conflicts of interest under our Company's conflict of interest policy; and

  •
  handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

        Compensation Committee.    Our compensation committee is composed solely of members who satisfy the applicable independence requirements of the Nasdaq Stock Market and SEC for compensation committees.

        Our compensation committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the compensation committee will be available on our website at www.alerus.com upon completion of this offering. As described in its charter, our compensation committee has responsibility for, among other things:

  •
  reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

  •
  determining the annual compensation of our Chief Executive Officer;

  •
  determining stock ownership guidelines for the Chief Executive Officer, directors and other executive officers and monitoring compliance with such guidelines;

  •
  overseeing the administration of our equity plans and other incentive compensation plans and programs and making recommendations to our board of directors relating to these matters;

  •
  preparing the compensation committee report required by SEC rules to be included in our annual report; and

  •
  handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee is composed solely of members who satisfy the applicable independence requirements of the Nasdaq Stock Market for nominating and corporate governance committees.

        Our nominating and corporate governance committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the nominating and corporate governance committee will be available on our website at www.alerus.com upon completion of this offering. As described in its charter, our nominating and corporate governance committee has responsibility for, among other things:

  •
  recommending persons to be selected by our board of directors as nominees for election as directors or to fill any vacancies on our board of directors;

  •
  developing and recommending to the board of directors a set of corporate governance guidelines applicable to our Company and reviewing these guidelines at least once a year;

  •
  reviewing the board of director's committee structure and composition and making recommendations to the board of directors regarding the appointment of directors to serve as members of each committee and committee chairmen annually; and

  •
  handling such other matters that are specifically delegated to the nominating and corporate governance committee by our board of directors from time to time.

        In carrying out its nominating function, the nominating and corporate governance committee will develop qualification criteria for all potential director nominees, including incumbent directors, board nominees and stockholder nominees included in the proxy statement. We expect these criteria will include the following attributes:

  •
  integrity and high ethical standards in the nominee's professional life;

  •
  sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;

  •
  evidence of leadership and sound judgment in the nominee's professional life;

  •
  a willingness to abide by any published code of ethics for our Company;

  •
  a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member; and

  •
  diversity of viewpoints, background, experience and other demographics.

        The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq Stock Market rules (to ensure that, at all times, at least a majority of our directors are independent).

        Prior to nominating an existing director for re-election to the board, the committee will consider and review the following attributes with respect to each existing director:

  •
  board and committee attendance and performance;

  •
  age and length of board service;

  •
  experience, skills and contributions that the existing director brings to the board;

  •
  independence and any conflicts of interest; and

  •
  any significant change in the director's professional status or work experience, including the attributes considered for initial board membership.

        Risk Committee.    Our risk committee is composed solely of members who are independent from management of our Company and Bank. Our risk committee is composed solely of members who are independent in accordance with the requirements of Rule 10A-3 of the Exchange Act, subject to the exceptions provided in Rule l0A-3(b) of the Exchange Act, and independent in accordance with the rules of the Nasdaq Stock Market, subject to the exceptions provided in Nasdaq Rule 5615(b). Our risk committee has adopted a written charter, which sets forth the committee's duties and responsibilities. The current charter of the risk committee will be available on our website at www.alerus.com upon completion of this offering. As described in its charter, our risk committee has responsibility for, among other things:

  •
  overseeing management's establishment of a risk management vision and annually approving our Company's risk appetite statement;

  •
  annually reviewing and approving our Company's overall risk management framework;

  •
  annually reviewing and approving our Company's general enterprise risk policy;

  •
  reviewing management reports summarizing our Company's enterprise level risk profile; and

  •
  handling such other matters that are specifically delegated to the risk committee by our board of directors from time to time.

Board Oversight of Risk Management

        Our board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.

        The risk committee of our board of directors oversees our enterprise-wide risk management framework and corporate risk function, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our risk committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics and risk appetite statement developed by management and approved by the risk committee. The audit committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The compensation committee of our board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our compensation committee reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The nominating and corporate governance committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

        Our executive management team is responsible for implementing and reporting to our board of directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our executive management team is also responsible for creating and recommending to our board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

        The role of our board of directors in our risk oversight is consistent with our leadership structure, with the members of our executive management team having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee will be or has been an officer or employee of our Company. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Code of Business Conduct and Ethics

        Upon completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our directors and employees. The code will set forth the standard of ethics that we expect all of our directors and employees to follow. Upon completion of this offering, our code of business conduct and ethics will be available on our website at www.alerus.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by Nasdaq Stock Market rules.

Corporate Governance Guidelines

        Upon completion of this offering, our board of directors will adopt a set of corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and to promote the effective functioning of our board and its committees. Upon the completion of this offering, our corporate governance guidelines will be available on our website at www.alerus.com.

EXECUTIVE COMPENSATION

        As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies" as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our "named executive officers."

        The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

        Our named executive officers for 2018 are:

  •
  Randy Newman, Chairman, President and Chief Executive Officer;

  •
  Dan Cheever, (former) Executive Vice President and Chief Financial Officer; and

  •
  Kris Compton, Executive Vice President and Chief Strategy Officer.

        Mr. Cheever retired from our Company on December 31, 2018, in the planned succession of our Chief Financial Officer position. Katie Lorenson now serves as our Chief Financial Officer.

Summary Compensation Table

        The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2018 and 2017 for each of our named executive officers.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Non-Qualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Randy Newman	2018	550,000	532,500	394,344	46,261	134,625	1,657,730
President &	2017	515,000	257,500	386,250	39,313	134,025	1,332,088
Chief Executive Officer
Dan Cheever	2018	325,000	195,000	163,115	—	26,625	709,740
(former) Executive Vice President &	2017	325,000	97,500	170,625	—	26,025	619,150
Chief Financial Officer
Kris Compton	2018	325,000	195,000	163,115	1,779	54,845	739,739
Executive Vice President &	2017	325,000	97,500	170,625	1,563	61,745	656,433
Chief Strategy Officer

(1)
Amounts reflect base salary earned in each fiscal year.

(2)
The amounts set forth in the "Stock Awards" column reflect the aggregate grant date fair value of stock awards for the years ended December 31, 2018 and 2017 in accordance with FASB ASC Topic 718. The amounts reflected assume a target level of performance as that was the probable outcome at the time of grant. The amounts reflected for 2018 represent two separate awards both granted on February 22, 2018, and are based on a fair market value of $22.80 per share. One award is subject to a five-year performance-based vesting schedule and the other award is subject to a three-year performance-based vesting schedule. In the instance of performance at a maximum level, the 2018 awards subject to the three-year vesting schedule have the following values: Mr. Newman: $412,500; and Mr. Cheever and Ms. Compton: $146,250. In the instance of performance at a maximum level, the 2018 awards subject to the five-year vesting schedule have the following values: Mr. Newman: $321,875; and Mr. Cheever and

  Ms. Compton: $121,875. The amounts reflected for 2017 represent awards granted on February 23, 2017, and are based on a fair market value of $17.00 per share. The 2017 awards are subject to a five-year performance-based vesting schedule.

(3)
Amounts reflect annual cash incentive awards earned pursuant to the Alerus Financial Short-Term Incentive Plan.

(4)
Amounts reflect "above market earnings," as determined in accordance with the applicable proxy disclosure rules, credited under the Deferred Compensation Plan for Executives.

(5)
"All Other Compensation" for the named executive officers during 2018 is summarized below.

Name	Perquisites (i) ($)	Company 401(k) Match (ii) ($)	ESOP (iii) ($)	Supplemental Disability Premium (iv) ($)	Company Deferred Compensation Plan Contribution (v) ($)	Total "All Other Compensation" ($)
Randy Newman	54,000	12,375	8,250	—	60,000	134,625
Dan Cheever	6,000	12,375	8,250	—	—	26,625
Kris Compton	33,300	12,375	8,250	920	—	54,845

  (i)
  Amounts reflect an annual automobile allowance of $6,000 for Messrs. Newman and Cheever and $4,800 for Ms. Compton, as well as a Minneapolis housing allowance of $48,000 for Mr. Newman and $28,500 for Ms. Compton.

  (ii)
  Amounts reflect Company contributions under the 401(k) Plan with respect to 2018.

  (iii)
  Amounts reflect Company contributions under the ESOP with respect to 2018.

  (iv)
  Amounts reflect Company premiums for the Supplemental Disability Plan.

  (v)
  Amounts reflect Company contributions to the Deferred Compensation Plan for Executives with respect to the 2018 calendar year. The contributions are immediately fully vested.

General

        We compensate our named executive officers through a combination of base salary, annual incentive bonus, equity awards, and other benefits including perquisites. Our compensation committee believes our executive compensation practices should attract, motivate, and retain key talent, while also tying pay to performance to promote stockholder value and core Alerus values. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.

Base Salary

        When setting the base salary of each named executive officer for 2018, the committee considered a variety of considerations, including: salaries offered by members of our peer group as set forth in information provided by our external compensation consultant, Compensation Advisors, which is a member of Meyer-Chatfield Group; a Company risk assessment; and internal pay equity considerations. On an annual basis, the compensation committee reviews base salaries of our named executive officers. The committee, without the involvement of any of our named executive officers, determines the base salary for Mr. Newman. With respect to our other named executive officers, the committee, while overseeing the process and having the authority to override any compensation decisions, has historically allowed Mr. Newman latitude in establishing base salaries.

Annual Incentive Bonus

        Our named executive officers are eligible to receive an annual cash bonus under the Alerus Financial Short-Term Incentive Plan, or STIP. The STIP is a performance-based incentive plan under which the compensation committee establishes a target bonus, which is intended as an incentive to drive Company performance, for the named executive officers as a percentage of annual base salary and pays out based upon individual and Company performance.

        As provided under the terms of the STIP, the committee establishes Company and individual performance metrics for each named executive officer no later than February for the respective year. Company performance and individual performance account for 80% and 20% of target bonuses, respectively. The individual performance portion varies among each executive and involves specific areas of accountability and special projects for the year, while the Company performance portion is comprised of specific Company performance metrics. In 2018, the committee selected net income, revenue, and efficiency ratio as Company performance metrics.

        To protect our stockholders, the committee also sets a "Minimum Acceptable Return," or MAR, which is expressed as a minimum earnings per share target for the performance period. The Company must meet or exceed the MAR in order for any executive to earn the portion of his or her bonus allocated to Company performance. Although not conditioned upon achieving the MAR, the committee may withhold the individual portion if Company performance is unacceptable.

        Fifteen percent of each dollar over the MAR is set aside in an incentive pool from which bonuses are paid. Bonuses are earned and adjusted when warranted based upon the level of attainment of applicable performance measures. Our named executive officers are limited to a maximum award of 150% of the target bonus, as determined based upon actual performance.

        The following table sets forth the parts of each named executive officer's target bonus in 2018.

		Company Performance (80%)
Participant	Target Bonus (as % of salary)	Net Income (40%)	Efficiency Ratio (20%)	Revenue (20%)	Individual Performance (20%)
Randy Newman	50%	20%	10%	10%	10%
Dan Cheever	35%	14%	7%	7%	7%
Kris Compton	35%	14%	7%	7%	7%

Equity Awards

        Our named executive officers are eligible for long-term equity incentive awards under the Alerus Financial Long-Term Incentive Plan, or LTIP. The compensation committee restructured the LTIP beginning with the 2018 calendar year. The 2018 LTIP is a performance-based equity incentive plan under which the compensation committee may award selected participants, including our named executive officers, with restricted stock units consistent with the terms of our 2019 Equity Incentive Plan, and previously, our 2009 Stock Plan. Awards vest over time based upon qualifying time and performance considerations, as set forth in each award agreement. In the event of a termination of employment due to death, disability, or retirement (defined as at least age 60 with 10 years of service), the LTIP provides for automatic vesting of the award at the target level of achievement. Dividend equivalents are accrued with respect to the awards at a target level of achievement and will be paid at the time of vesting.

        The compensation committee believes that granting equity awards to our named executive officers enhances performance consistent with our corporate strategic values, focuses our executives on long-term performance results consistent with the Company's long-term strategic plan, strengthens the link between executive pay and performance through utilization of measurable Company and individual goals, and also strengthens the link between executives and our stockholders by creating a shared interest in the Company's growth. The compensation committee establishes a target award for each participant which, for our named executive officers, is stated as a percentage of annual base salary. Our award agreements provide that, upon the expiration of a three-year performance period, participants will vest in a portion of the award relative to the Company's level of attainment of its target cumulative net income goal. The payout is determined by linear interpolation of the award based upon our level of attainment of the goal, subject to a minimum threshold of 80% and a maximum of 120%, at which level the participant is eligible for 150% of the award.

	Level of Attainment of Net Income Goal	Award Payout
Minimum	80%	50%
Target	100%	100%
Maximum	120%	150%

        In 2018, the target awards were: 50% for Mr. Newman, and 30% for Mr. Cheever and Ms. Compton. The terms of the 2009 Stock Plan are described in more detail below.

        Prior to 2018, LTIP awards were granted in the form of restricted stock based on the Company's attainment of a pre-established level of total stockholder return. Upon achievement of a minimum total stockholder return goal of 6%, as measured with respect to calendar year 2017, the named executive officers became eligible to receive an award of restricted stock pursuant to our 2009 Stock Plan. The awards with respect to attainment of the 2017 total stockholder return goal were granted in early 2018. The awards are subject to vesting over a five-year performance period. The payout is determined by linear interpolation of the award based upon our level of attainment of the target goal. Based on the Company's performance the award may be reduced to zero or increased to a maximum of 125% of the award. During the vesting period, dividends are paid quarterly based on a target level of achievement. There is no adjustment to the amount of dividends accrued if actual performance is above or below target. For the 2017 awards granted in early 2018, the target awards were: 50% for Mr. Newman, and 30% for Mr. Cheever and Ms. Compton.

Deferred Compensation

        Under the Alerus Financial Corporation Deferred Compensation Plan for Executives, our named executive officers may voluntarily defer a portion of their annual cash compensation, subject to the limit established by the Company. Elective deferrals are subject to earnings as set forth in the Plan, but are not matched by the Company. The Plan also provides discretion to the Company to make a separate contribution to the accounts. In 2018, only Mr. Newman received a Company contribution, and no named executive officers elected to defer compensation. In 2017 and 2018, as established by the compensation committee, participant accounts were credited with earnings equal to the Company's subordinate note debt rate, which was equal to 5.75%. Beginning in 2019, accounts will be credited with earnings at the prime rate of interest as published by The Wall Street Journal.

Benefits and Other Perquisites

        Our named executive officers are eligible to participate in the same benefit plans available to all of our full-time employees, including medical, dental, vision, life, disability and accidental death insurance. We also have a severance pay policy, under which we may offer severance pay to terminated employees on a discretionary basis.

        We also provide our employees, including our named executive officers, with several retirement benefits. Our retirement plans are designed to assist our employees with planning for and securing appropriate levels of income during retirement. We believe these plans help us attract and retain quality employees, including executives, by offering benefits similar to those offered by our competitors.

        Alerus Financial Corporation Safe Harbor 401(k) Plan.    The Alerus Financial Corporation Safe Harbor 401(k) Plan, or 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees of the Company. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2018, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer into the 401(k) Plan a portion of their annual compensation equal to the applicable IRS limit. We currently provide a safe harbor matching contribution on behalf of each eligible participant equal to 100% of employee contributions on the first 3% of employee compensation and 50% of employee contributions on the next 3% of employee compensation. The Company match is contributed in the form of cash and is invested according to the employee's current investment allocation. The Company may also make a discretionary matching contribution up to 4% of each eligible employee's compensation, but we did not do so in 2017 or 2018.

        Alerus Financial Corporation Employee Stock Ownership Plan.    The ESOP is designed to reward eligible employees who complete a minimum number of service hours with an additional tax-qualified retirement benefit and an ownership interest in the Company. Each year, the Company may elect to make a contribution of cash or stock to the ESOP, which eligible employees, including our named executive officers, equally share in proportion to an eligible portion of their total annual compensation. For 2018, the Company elected to contribute 3% of employee compensation to the ESOP, of which the named executive officers received pro rata shares.

        Health and Welfare Benefits.    Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers a choice of medical, dental, vision, life, disability and accidental death insurance. Other than our Supplemental Disability Plan, we do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees.

        Supplemental Disability Plan.    Our standard long-term disability plan covers 60% of our employee's monthly income, up to $300,000 of annual compensation. We split this premium evenly with participating employees. For employees with annual compensation exceeding $300,000, we make available a Supplemental Disability Plan, which allows them to purchase additional coverage at 60% or 75% of their total annual compensation. Nonexecutives pay the entire premium for supplemental coverage. We split the premium for the 60% coverage level with participating executives, who pay the incremental additional cost if electing the 75% coverage level.

        Perquisites.    We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2018 consisted of an automobile allowance and, with respect to Mr. Newman and Ms. Compton, a housing allowance.

Executive Severance Agreements

        In the fall of 2017, we entered into severance agreements with each of our named executive officers, which are separate from the general severance policy described above. The agreements with our named executive officers generally set forth the duties and obligations of each party in the event of a termination of employment and provide us with a measure of protection by obligating the named executive officers to abide by the terms of certain restrictive covenants during the terms of their employment and thereafter for a specified period of time.

        Each of our severance agreements provides for an initial term of two years, with automatic renewal for an additional day on each day after the effective date, such that the agreement term is two years at all times. Either party may elect nonrenewal upon notice of one hundred and twenty days prior to termination. In the event of a change in control, the agreements automatically terminate on the second anniversary of the change in control.

        In the event the Company terminates a named executive officer for any reason other than for cause prior to a change in control, the Company must provide a severance payment in 12 monthly increments equal to the sum of (i) 100% of annual base salary; (ii) the average of the named executive officer's three most recent annual bonuses; and (iii) twelve months of the Company's portion of premiums for health, disability, and life insurance policies in which the executive was entitled to participate immediately prior to the termination. In the event of a termination within a 24-month period following a change in control by the Company without cause or by the named executive officer for a Good Reason, as defined in each agreement, the Company must provide a severance payment in a lump sum equal to twice the amount described above.

        Each named executive officer is subject to a confidentiality provision for 24 months following termination of employment, which prohibits disclosure and use in any way of the Company's trade secrets, confidential information, customer lists, and other types of proprietary information. Our obligation to pay any severance is also conditioned upon the execution by the named executive officer of a general release and waiver of any and all claims with respect to his or her employment with the Company. In addition, the agreements contain a modified 280G cutback provision, which provides for automatic reduction of payments if such reduction would result in a better net-after-tax result for the named executives officers after taking into account the impact of the golden parachute excise tax of the Code.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information about outstanding equity awards held by our named executive officers as of December 31, 2018.

Name	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (1)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (2)
Randy Newman	79,373	1,620,796
Kris Compton	29,704	606,555

(1)
The awards vest based on the Company's attainment of pre-established performance goals as measured over a specified performance period generally spanning three or five years from the date of grant. If the executive's employment ends due to retirement at or after age 60 with at least 10 years of service, death, or disability, upon such termination the executive shall become vested at the target level of performance.

(2)
The market value of the shares as reported here is based on a 20-day weighted average value per share of $20.42 calculated as of December 31, 2018.

(3)
Dan Cheever had no outstanding equity awards as of December 31, 2018.

Equity Award Plans

        All outstanding stock awards were made under our 2009 Stock Plan for executive officers and employees and stock retainer awards for non-employee directors were issued under our Stock Grant Plan for Non-Employee Directors. It is anticipated that future awards will be made under our 2019 Equity Incentive Plan, which was approved by our board of directors on February 21, 2019 (subject to stockholder approval) and approved by our stockholders on May 6, 2019. Each plan is described in more detail below.

2009 Stock Plan

        General.    Under the 2009 Stock Plan, the compensation committee was permitted to grant a wide variety of equity awards, including stock options, stock appreciation rights, or SARs, restricted stock, and restricted stock units, in such forms and amounts as it deemed appropriate to accomplish the goals of the plan. The committee has found equity awards to be an effective means to attract, retain, and reward executives who contribute to the long-term financial success of the Company, and to align their interests with those of the Company's stockholders. Therefore, the plan allowed the committee to make equity awards to encourage our named executive officers to stay with and maximize the performance of the Company over the long term, and to discourage excessive focus on short-term metrics at the expense of our long-term health.

        Among other powers, the plan provided the committee with broad discretion to determine the amounts, conditions, and restrictions of each award, and to adjust awards as necessary. As adjusted for a three-for-one stock split, 1,350,000 shares were available for issuance. Shares that were forfeited, subject to options that were cancelled or expired prior to exercise, withheld in connection with satisfaction of tax obligations, used by participants for payment of purchase price, or otherwise subject to an award that was terminated, became available for reissuance under the plan. Shares vested, became exercisable and contained such other terms and conditions as determined by the compensation committee and set forth in individual agreements with the participant receiving the award. The plan provided that each annual award must have time-based and performance-based vesting components. The plan provided for acceleration of vesting upon a change in control. As of December 31, 2018, 599,055 shares remained available for issuance. Following the approval of our 2019 Equity Incentive Plan by our stockholders on May 6, 2019, no additional awards may be granted under our 2009 Stock Plan.

        Eligibility.    The compensation committee determined which employees, officers, directors, consultants, and independent contractors were eligible for participation in the plan. Participation in one plan does not guarantee participation in other incentive plans in the future.

        Change in Control.    Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company all outstanding awards under the plan will vest and become fully exercisable.

        Amendment and Termination.    The plan will remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted after the ten-year anniversary of the effective date of the plan. The plan allows the board of directors at any time to amend, alter, suspend, discontinue, and terminate the plan.

Stock Grant Plan for Non-Employee Directors

        General.    The Alerus Financial Corporation Stock Grant Plan for Non-Employee Directors allowed the Company to grant shares of our common stock to non-employee directors of the Company and its subsidiaries as an annual retainer payment. The plan aimed to enhance the Company's ability to attract and retain the services of non-employee directors by compensating them for contributing to the Company's long-term financial success and to encourage such non-employee directors to accumulate ownership in the Company to further align their interests with those of our stockholders.

        As adjusted for a three-for-one stock split, 180,000 shares were authorized for issuance under the plan. Pursuant to the terms of the plan, each non-employee director of the Company or a subsidiary received an annual grant of 1,800 shares of our common stock effective as of the date of our annual stockholder meeting. All shares granted under the plan were immediately vested on the grant date. The plan may be terminated by the board of directors at any time. As of December 31, 2018, 25,825 shares remained available for issuance under the plan.

2019 Equity Incentive Plan

        General.    The 2019 Equity Incentive Plan, which became effective on May 6, 2019, the date the plan was approved by our stockholders, allows the compensation committee may grant a wide variety of equity awards, including stock options, SARs, restricted stock, and restricted stock units and cash incentive awards in such forms and amounts as it deems appropriate to accomplish the goals of the plan. The committee has found equity awards to be an effective means to attract, retain, and reward executives who contribute to the long-term financial success of the Company, and to align their interests with those of the Company's stockholders. Therefore, the plan allows the committee to make equity awards to encourage our named executive officers to stay with and maximize the performance of the Company over the long term, and to discourage excessive focus on short-term metrics at the expense of our long-term health.

        Among other powers, the plan provides the committee with broad discretion to determine the amounts, conditions, and restrictions of each award, and to adjust awards as necessary. Up to 1,100,000 shares are available for issuance, all of which remain available. Any shares subject to an award that is cancelled, forfeited, or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the plan. However, shares subject to an award shall not again be made available for issuance or delivery under the plan if such shares are (a) tendered in payment of the exercise price of a stock option, (b) delivered to, or withheld by, the Company to satisfy any tax withholding obligation, or (c) covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award. Shares vest, become exercisable and contain such other terms and conditions as determined by the compensation committee and set forth in individual agreements with the participant receiving the award.

        Eligibility.    The compensation committee determines which employees, officers, directors, consultants, and independent contractors are eligible for participation in the plan. Participation in one plan does not guarantee participation in other incentive plans in the future.

        Options.    The compensation committee may grant incentive and non-qualified stock options to purchase stock at an exercise price determined under the award. Each stock option must be granted pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of stock options may expire no later than 10 years from the date of grant (and no later than five years from the date of grant in the case of a 10% stockholder with respect to an incentive stock option).

        The exercise price of an option generally may not be less than the fair market value of Company common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the grant date fair market value for an option granted in replacement of an existing award which was granted under the 2009 Stock Plan or that is held by an employee, director or service provider of a third party that is acquired by the Company or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company's stockholders, as adjusted for corporate transactions, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

        Options awarded under the 2019 Equity Incentive Plan will be exercisable in accordance with the terms established by the compensation committee. Any incentive stock option granted under the 2019 Equity Incentive Plan that fails to continue to qualify as an incentive stock option will be deemed to be a non-qualified stock option and the compensation committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of the option. Except as otherwise determined by the compensation committee, the purchase price of an option may be paid (i) in cash; (ii) by personal, certified or cashiers' check; (iii) in shares of the Company's common stock (valued at fair market value as of the day of exercise) either via attestation or actual delivery; (iv) by other property deemed acceptable by the compensation committee; (v) by irrevocably authorizing a third party to sell shares of the Company's common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price and any tax withholding resulting from such exercise price; (vi) by payment through a net exercise such that, without the payment of any funds, the participant may exercise the option and receive the net number of shares equal in value to the number of shares as to which the option is exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is the fair market value; or (vii) by any combination of the foregoing.

        Stock Appreciation Rights.    SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the compensation committee. The exercise price for a SAR may not be less than the fair market value of the stock on the date the SAR is granted, provided, however, that the exercise price may be higher or lower than fair market value for a SAR granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries. SARs shall be exercisable in accordance with the terms established by the compensation committee.

        Stock Awards.    A stock award is a grant of shares of the Company's common stock or a right to receive shares of the Company's common stock, an equivalent amount of cash or a combination thereof in the future. Such awards may include, but are not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock, restricted stock units or any other equity-based award as determined by the compensation committee. The specific performance measures, performance objectives or period of service requirements are set by the compensation committee in its discretion.

        Cash Incentive Awards.    A cash incentive award is the grant of a right to receive a payment of cash, or the Company's common stock having a value equivalent to the cash otherwise payable, determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the compensation committee. The compensation committee may grant cash incentive awards that may be contingent on achievement of a participant's performance objectives over a specified period established by the compensation committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the compensation committee.

        Change in Control.    Unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company (as defined in the 2019 Equity Incentive Plan), all stock options and SARs under the 2019 Equity Incentive Plan then held by the participant will become fully exercisable immediately, and all stock awards and cash incentive awards will become fully earned and vested immediately, if the 2019 Equity Incentive Plan is not an obligation of the successor entity following a change in control or the 2019 Equity Incentive Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control.

        If vesting of an outstanding award is conditioned upon the achievement of performance measures, then if, at the time of the change in control, the established performance measures are less than 50% attained, then such award shall become vested and exercisable on a fractional basis with the numerator being the percentage of attainment and the denominator being 50% upon the change in control and if, at the time of the change in control, the performance measures are at least 50% attained, then such award shall become fully earned and vested immediately upon the change in control.

        In the event an award constitutes "deferred compensation" for purposes of Section 409A of the Code, and the settlement or distribution of benefits under such award are triggered by a change in control, such settlement or distribution will be subject to the change in control also constituting a "change in control event" under Section 409A of the Code.

        Forfeiture.    Unless specifically provided to the contrary in an award agreement, upon notification of termination of employment for cause, any outstanding award held by the participant will terminate immediately, the award will be forfeited and the participant will have no further rights thereunder.

        Further, except as otherwise provided by the compensation committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between the participant and the Company or a subsidiary, whether before or after the participant's termination of service, the participant will forfeit or pay the following to the Company:

  •
  All outstanding awards granted to the participant under the 2019 Equity Incentive Plan, including awards that have become vested or exercisable;

  •
  Any shares held by the participant in connection with the 2019 Equity Incentive Plan that were acquired after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service;

  •
  The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service; and

  •
  The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2019 Equity Incentive Plan after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service, where such sale or disposition occurs in such similar time period.

        Clawback.    All awards are subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy or any applicable law, whether such policy or laws are adopted before or after the grant of the award.

        Amendment and Termination.    The 2019 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted after the 10-year anniversary of the effective date of the 2019 Equity Incentive Plan. The Board may at any time amend or terminate the 2019 Equity Incentive Plan or any award granted under the 2019 Equity Incentive Plan, provided that no amendment or termination may impair the rights of any participant without the participant's written consent. The Board may not amend any provision of the 2019 Equity Incentive Plan to materially increase the original number of shares that may be issued under the 2019 Equity Incentive Plan (other than as provided in the 2019 Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2019 Equity Incentive Plan, without approval of stockholders. However, the compensation committee may amend the 2019 Equity Incentive Plan or any award agreement at any time, retroactively or otherwise, to ensure that the 2019 Equity Incentive Plan complies with current or future law without stockholder approval, and the compensation committee may unilaterally amend the 2019 Equity Incentive Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Section 409A of the Code, and applicable regulations and guidance thereunder.

Tax Considerations.

        Section 162(m) of the Code.    Under Section 162(m) of the Code, a U.S. income tax deduction for a publicly held corporation generally will be unavailable for annual compensation in excess of $1 million paid in any calendar year to a "covered employee" (the principal executive officer, principal financial officer, and the next three most highly compensated executive officers whose compensation is required to be reported to stockholders in the Company's annual proxy statement). Any individual who is deemed to be a covered employee for tax years beginning after December 31, 2016 will continue to be a covered employee for all future periods. However, in the case of a corporation that becomes a publicly held corporation in connection with an initial public offering, the $1 million per year deduction limit does not apply during a limited "transition period" to any remuneration paid pursuant to a compensation plan that existed during the period in which the corporation was not publicly held, if the prospectus accompanying the initial public offering disclosed information concerning those plans that satisfied all applicable securities laws then in effect.

        To the extent necessary and as available, the Company intends to rely on the transition relief described in the immediately preceding paragraph in connection with awards under each of the plans until the earliest of the four following events with respect to each plan: (i) the expiration of such plan; (ii) the material modification of such plan; (iii) the issuance of all stock and other compensation that has been allocated under such plan; or (iv) the first meeting of the Company's stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering of the Company's common stock occurs.

        U.S. Federal Income Tax Treatment.    Under present U.S. federal income tax laws, awards granted under the plans generally should have the following tax consequences:

        Non-Qualified Stock Options.    The grant of a non-qualified option generally will not result in taxable income to the participant. The participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

        Special provisions of the Code apply to the acquisition of shares under a nonqualified stock option if the shares acquired are subject to substantial risk of forfeiture. If these restrictions apply, the participant generally will not recognize any taxable income at the time of exercise but only when the risk lapses. The Internal Revenue Service has determined that neither a company insider trading policy nor the Rule 10b-5 antifraud rules constitute a substantial risk of forfeiture. The short-swing profit limitations of Section 16 of the Exchange Act may constitute a substantial risk of forfeiture in certain instances. Participants may elect to be taxed in the year they acquire the shares that are subject to a substantial risk of forfeiture by making a Section 83(b) election within 30 days of exercise. Elections under Section 83(b) are described further below.

        The exercise of an option by delivering previously acquired shares generally will be treated as a non-taxable, like-kind exchange of the number of shares surrendered and the identical number of shares received under the option. The number of shares generally will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that is in excess of the value given up generally will constitute ordinary income to the participant at the time of the exercise. The excess shares generally will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.

        Incentive Stock Options.    The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

        The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant's alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

        If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.

        If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss generally will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

        Stock Appreciation Rights.    The grant of a SAR generally will not result in taxable income to the participant. Upon exercise of a SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

        Stock Awards.    A participant who has been granted a stock award, including a restricted stock award, generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a "substantial risk of forfeiture" for U.S. federal income tax purposes and the participant has not filed a Code Section 83(b) election to be taxed at the time of grant. Upon the later of delivery or vesting of shares subject to an award (or the filing of a Code Section 83(b) election), the participant generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting (or the filing of a Code Section 83(b) election). Dividends paid to the participant during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction. In the case of stock awards settled in cash, the participant generally will realize taxable income at the time the cash is distributed and the Company will be entitled to a corresponding deduction.

        In lieu of the treatment described above, a participant that receives a restricted stock award may elect immediate recognition of income under Code Section 83(b). The election must be made within 30 days of grant. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions that by their terms will never lapse), and the Company generally will be entitled to a corresponding deduction. If the election is made, the holding period of the shares will begin on the grant date. Dividends paid with respect to shares as to which a proper Code Section 83(b) election has been made will not be deductible to the Company. If a Code Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant generally will not be entitled to any offsetting tax deduction.

        Restricted Stock Unit Awards.    In general, the grant of restricted stock units will not be a taxable event to the participant and will not result in a deduction for the Company. When the restrictions applicable to the restricted stock units lapse, and the awards are settled, a participant generally will recognize ordinary income at that time. The amount of ordinary income so recognized will be the fair market value of the common stock at the time the income is recognized, determined without regard to any restrictions other than restrictions that by their terms will never lapse. This amount is generally deductible for federal income tax purposes by the Company. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of settlement. The holding period for this purpose will begin on the date following the date the units are settled and shares are delivered to the participant.

        Cash Incentive Awards.    A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.

        Withholding of Taxes.    All issuances of stock under the 2009 Stock Plan and 2019 Equity Incentive Plan are subject to withholding of all applicable taxes and the compensation committee may condition the delivery of any shares or other benefits under the two plans on satisfaction of the applicable withholding obligations. Except as otherwise provided by the compensation committee, such withholding obligations generally may be satisfied through payment by the participant in cash or check, or through the surrender of shares of Company stock that the participant already owns or through the surrender of shares of Company stock to which the participant is otherwise entitled the plan. To the extent shares of Company stock are withheld from an award upon vesting, such shares may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction with respect to awards under the 2019 Equity Incentive Plan.

        Change in Control.    Any acceleration of the vesting or payment of awards under the plans in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under Section 280G of the Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.

        Net Investment Income.    Capital gains realized by a participant on any disposition of shares acquired under the plans, and any dividends paid with respect to such shares, will be "net investment income" for purposes of the Medicare tax on net investment income that became effective on January 1, 2013.

Director Compensation

        We compensated our non-employee directors in 2018 with an annual retainer and additional fees for meeting attendance and service as committee chair or lead director. Our annual retainer consisted of a cash payment of $20,000 and a grant of immediately and fully vested Company shares with a grant date value equal to $35,000. Messrs. Gershman, Vetter, Lemke and Coughlin and Ms. Bohn each received an additional retainer of $6,000 for serving as Lead Director and committee chairs, respectively. Non-employee directors also receive $3,000 for attending each quarterly meeting of the Board and the annual risk oversight meeting, and also $1,000 for attending each quarterly committee meeting. In the instance of special meetings, directors receive $1,000 for meetings of three hours or less, and $2,000 for meetings longer than three hours. Mr. Newman, who serves as Chairman of the Board, does not receive fees for his service on the Board or meeting attendance.

        The following table sets forth information regarding 2018 compensation for each of our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Nonqualified Deferred Compensation Earnings (1) ($)	Total ($)
Harold Gershman (2)	58,000	35,000	28,290	113,290
James Karley (3)	15,000	—	22,059	34,059
Kevin Lemke	57,000	35,000	8,643	93,643
Karen Bohn	68,000	35,000	—	85,000
Lloyd Case	57,000	35,000	14,654	93,654
Sally Smith	53,000	35,000	13,142	92,142
Galen Vetter	66,000	35,000	7,122	92,122
Daniel Coughlin	61,000	35,000	3,970	88,970
Michael Mathews (4)	—	—	—	—

(1)
Directors may elect to defer up to 100% of their annual cash fees under the terms of the Alerus Financial Corporation Deferred Compensation Plan for Directors. Elective deferrals are subject to earnings as set forth in the plan, but are otherwise not matched by the Company. The following directors elected to defer fees under the plan in 2018: Messrs. Gershman, Case, Vetter and Coughlin and Ms. Smith. Amounts reported here reflect "above market earnings," as determined in accordance with the applicable proxy disclosure rules, credited under the Deferred Compensation Plan for Directors.

(2)
Mr. Gershman retired from our board of directors in May 2019.

(3)
Mr. Karley retired from our board of directors in May 2018.

(4)
Mr. Mathews joined our board of directors on January 1, 2019.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock, as of July 31, 2019, and as adjusted to reflect the completion of the offering, by:

  •
  each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days, including any right to acquire such securities (i) through the exercise of any option, warrant or right, (ii) through the conversion of a security, (iii) pursuant to the power to revoke a trust, discretionary account or similar arrangement or (iv) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person's name.

        The percentage of beneficial ownership is based on 14,095,656 shares of our common stock outstanding as of July 31, 2019, and 17,345,656 shares to be outstanding after the completion of this offering (or 17,833,156 shares if the underwriters exercise in full their option to purchase additional shares). Information presented assumes no participation by the 5% or greater stockholders, directors or officers in the reserved share program.

        Except as otherwise indicated, the address for each stockholder listed in the table below is: c/o Alerus Financial Corporation, 401 Demers Avenue, Grand Forks, North Dakota 58201.

			After this Offering
	Prior to this Offering		If Underwriters' Purchase Option is Not Exercised		If Underwriters' Purchase Option is Exercised in Full
	Shares Beneficially Owned (1)		Shares Beneficially Owned		Shares Beneficially Owned
Name	#	%	#	%	#	%
5% stockholders:
ESOP	1,307,439	9.3%	1,307,439	7.5%	1,307,439	7.3%
Lyle Johnson (2)	822,362	5.8%	822,362	4.7%	822,362	4.6%
Margaret Johnson (3)	822,362	5.8%	822,362	4.7%	822,362	4.6%
Randy L. Newman (4)	719,559	5.1%	719,559	4.1%	719,559	4.0%
Directors and named executive officers:
Randy L. Newman (4)	719,559	5.1%	719,559	4.1%	719,559	4.0%
Dan Cheever (5)	28,395	*	28,395	*	28,395	*
Katie A. Lorenson (6)	9,790	*	9,790	*	9,790	*
Kris E. Compton (7)	282,505	2.0%	282,505	1.6%	282,505	1.6%
Karen M. Bohn	41,675	*	41,675	*	41,675	*
Lloyd G. Case	38,661	*	38,661	*	38,661	*
Daniel E. Coughlin (8)	25,130	*	25,130	*	25,130	*
Kevin D. Lemke (9)	94,659	*	94,659	*	94,659	*
Michael S. Mathews	2,104	*	2,104	*	2,104	*
Sally J. Smith	87,665	*	87,665	*	87,665	*
Galen G. Vetter (10)	26,179	*	26,179	*	26,179	*
All directors and executive officers as a group (12 persons) (11)	1,393,263	9.9%	1,393,263	8.0%	1,393,263	7.8%

*
Indicates one percent or less.

(1)
Beneficial ownership includes shares of unvested restricted stock that stockholders are entitled to vote but does not include 89,356 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved.

(2)
Reflects shares owned by Mr. Johnson based on the Company's stock records; includes 485,000 shares held jointly with Mr. Johnson's spouse, Margaret Johnson, and 238,416 shares held by Mr. Johnson's spouse. Mr. Johnson's address in the Company's stock records is: PO Box 808, Highway 32 South, Walhalla, North Dakota 58282.

(3)
Reflects shares owned by Ms. Johnson based on the Company's stock records; includes 485,000 shares held jointly with Ms. Johnson's spouse, Lyle Johnson, and 98,946 shares held by Ms. Johnson's spouse. Ms. Johnson's address in the Company's stock records is: PO Box 808, Highway 32 South, Walhalla, North Dakota 58282.

(4)
Includes 54,394 shares of unvested restricted stock, 83,842 shares held in the ESOP and 166,905 shares held by Mr. Newman's spouse. Excludes 26,397 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objective are achieved. A total of 166,905 shares are pledged as security for indebtedness.

(5)
Mr. Cheever retired from our Company on December 31, 2018, in the planned succession of our Chief Financial Officer position.

(6)
Includes 9,790 shares of unvested restricted stock.

(7)
Includes 20,133 shares of unvested restricted stock and 65,227 shares held in the ESOP. Also includes a total of 52,140 shares held by Ms. Compton's spouse, including 11,252 shares held individually, 400 shares of unvested restricted stock and 40,488 shares held in the ESOP. Excludes 9,180 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objective are achieved.

(8)
Includes 17,356 shares held jointly with Mr. Coughlin's spouse.

(9)
Includes 19,000 shares held by Mr. Lemke as trustee of the Doreen D. Lemke Testamentary Family Trust.

(10)
Includes 438 shares held by Mr. Vetter's spouse and 1,562 shares held by Vetter Community Resource, LLC, an entity that is 50% owned by Mr. Vetter and 50% owned by his spouse.

(11)
Includes 114,594 shares of unvested restricted stock and 198,856 shares held in the ESOP. Does not include 89,356 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objective are achieved. A total of 166,905 shares are pledged as security for indebtedness.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material rights of our capital stock and related provisions of our third amended and restated certificate of incorporation, or certificate of incorporation, and our second amended and restated bylaws, or bylaws. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of stockholder rights.

General

        Our certificate of incorporation authorizes the issuance of up to 30,000,000 shares of common stock, par value $1.00 per share, and up to 2,000,000 shares of preferred stock, par value $1.00 per share. At June 30, 2019, 13,816,050 shares of our common stock were issued and outstanding and held by approximately 229 stockholders of record, and no shares of preferred stock were issued and outstanding.

Common Stock

        Governing Documents.    Holders of shares of our common stock have the rights set forth in our certificate of incorporation, our bylaws and the DGCL.

        Dividends and Distributions.    The holders of our common stock are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under the DGCL and any preferential rights of holders of any then outstanding shares of preferred stock.

        Ranking.    Our common stock ranks junior to all other securities and indebtedness of the Company with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share equally, on a per share basis, in all of our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

        No Conversion Rights.    Our common stock is not convertible into any other shares of our capital stock.

        No Preemptive Rights.    Holders of our common stock do not have any preemptive rights.

        Voting Rights.    The holders of our common stock are entitled to one vote per share on any matter to be voted on by the stockholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of stockholders at which a quorum is present.

        No Redemption.    We have no obligation or right to redeem our common stock.

        Stock Exchange Listing.    We have applied to list our common stock on the Nasdaq Capital Market under the symbol "ALRS."

Preferred Stock

        Subject to limitations under the DGCL, our board of directors is authorized to issue, from time to time and without stockholder approval, up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, conversion rights, voting rights, redemption rights (including sinking fund provisions), liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of the holders of shares of our common stock.

Anti-Takeover Considerations and Special Provisions of Our Certificate of Incorporation, Bylaws and Applicable Law

        Applicable law and certain provisions of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us, even if such acquisition would be viewed by our stockholders to be in their best interests. We believe that these provisions are beneficial because they encourage negotiation with our board of directors, which could result in improved terms of any unsolicited proposal.

        Delaware Law.    The Company is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

        Federal Banking Law.    The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956, as amended, or BHCA, requires any "bank holding company" to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Federal law also prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

        Approval of a Change in Control.    Our certificate of incorporation includes a provision that makes it more difficult to complete a merger, sale or transfer of control of our Company. Article V, Section 6 requires the affirmative vote of the holders of at least 75% of the voting stock of the Company to approve such a transaction if more than 25% of the board of directors recommends against voting to approve the transaction.

        Special Meetings of Stockholders.    Our bylaws provide that special meetings of our stockholders may be called only by our Chairman, our Chief Executive Officer, our President, our Secretary or at the request of a majority of our board of directors or by holders of shares entitled to cast not less than 25% of the votes at the meeting.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws contain an advance notice provision regarding director nominations and other stockholder proposals. Generally, to be timely, notice of director nominations and other stockholder proposals must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by our bylaws.

        Issuance of Blank Check Preferred Stock.    The board of directors is authorized to issue, without further action by our stockholders, up to 2,000,000 shares of preferred stock with rights and preferences designated from time to time by the board of directors as described above under "Description of Capital Stock—Preferred Stock." The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Sole and Exclusive Forum

        Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or its stockholders, (iii) any action asserting a claim pursuant to the DGCL, our certificate of incorporation or our bylaws or (iv) or any action asserting a claim governed by the internal affairs doctrine. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce such a provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

        Our stockholders approved this provision at our annual stockholders' meeting held on May 13, 2014. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation. This choice of forum provision, if enforced, may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies' charter documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our bylaws to be inapplicable or unenforceable.

Limitation on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends or unlawful stock repurchases or redemptions); or

  •
  for transactions from which the director derived an improper personal benefit.

        Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL, subject to the limits of applicable federal banking laws and regulations. We are expressly authorized to, and do, carry directors' and officers' insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

        The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol "ALRS." Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Further, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Upon completion of this offering, 17,066,050 shares of common stock will be outstanding. Of these shares, 3,250,000 shares of our common stock (or 3,737,500 shares if the underwriters exercise in full their option to purchase additional shares) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 13,816,050 shares of our common stock outstanding are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the contractual 180-day lock-up period described below, the shares subject to lock-up agreements will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to resale limitations).

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 170,661 shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Registration Statement on Form S-8

        In connection with or as soon as practicable following the completion of this offering, we intend to file a registration statement with the SEC on Form S-8 to register an aggregate of approximately 2,450,000 shares of our common stock reserved for future issuance under our

2009 Stock Plan and our 2019 Equity Incentive Plan, as described further under "Executive Compensation—Equity Award Plans." That registration statement will become effective upon filing and shares of common stock covered by such registration statement will be eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates) subject to the lock-up agreements described below.

Lock-up Agreements

        The Company and each of our directors and executive officers have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock, in each case for a period of 180 days after the date of this prospectus, without the prior written consent of Raymond James & Associates, Inc. on behalf of the underwriters. See "Underwriting—Lock-up Agreements." The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In addition to the compensation arrangements with directors and executive officers described in "Executive Compensation" above, the following is a description of transactions since January 1, 2016, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of any class of our voting securities, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Ordinary Banking Relationships

        Our directors, officers, certain of our beneficial owners of more than five percent of our common stock and their respective associates were clients of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to lend with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank's board of directors in accordance with applicable bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Other Related Party Transactions

        Bill Carlson is the brother-in-law of Randy Newman, our Chairman, Chief Executive Officer and President, and is employed by the Bank as a Lead Business Advisor. Mr. Carlson is not an executive officer of the Company. During 2018, 2017 and 2016, Mr. Carlson's total compensation was approximately $177,972, $170,360, and $178,964, respectively.

        Mike Compton is the husband of Kris Compton, our Executive Vice President and Chief Strategy Officer, and is employed by the Bank as a Lead Business Advisor. Mr. Compton is not an executive officer of the Company. During 2018, 2017 and 2016, Mr. Compton's total compensation was approximately $154,377, $166,177, and $152,504, respectively.

Policies and Procedures Regarding Related Party Transactions

        Transactions by the Company or the Bank with related parties, including those described above, are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

        In addition, prior to completion of this offering, our board of directors will adopt a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the Nasdaq Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent stockholders and the immediate family members of these persons. Our audit committee, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the audit committee for approval. In determining whether to approve a related party transaction, the audit committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Upon completion of this offering, our Related Party Transactions Policy will be available on our website at www.alerus.com, as an annex to our Corporate Governance Guidelines.

Reserved Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered by this prospectus for sale to the directors, senior management, existing stockholders, certain employees of the Company and the Bank and persons having relationships with us through a reserved share program. See "Underwriting—Reserved Share Program" for additional information regarding the reserved share program.

SUPERVISION AND REGULATION

General

        The Company and the Bank are extensively regulated under federal law. As a result, our growth and earnings performance may be affected not only by management decisions and general economic conditions, but also by the requirements of applicable statutes and by the regulations and policies of various bank regulatory agencies, including our primary regulator, the Federal Reserve, and the Bank's primary regulator, the OCC, as well as the FDIC, as the insurer of our deposits, and the CFPB, as the regulator of consumer financial services and their providers. Furthermore, taxation laws administered by the Internal Revenue Service and state taxing authorities, accounting rules developed by FASB, securities laws administered by the SEC and state securities authorities, and anti-money laundering laws enforced by the U.S. Treasury have an impact on our business. The effect of these statutes, regulations, regulatory policies and accounting rules are significant to our operations and results.

        Federal and state banking laws impose a comprehensive system of supervision, regulation and enforcement on the operations of FDIC-insured institutions, their holding companies and affiliates that is intended primarily for the protection of the FDIC-insured deposits and depositors of banks, rather than stockholders. These laws, and the regulations of the bank regulatory agencies issued under them, affect, among other things, the scope of our business, the kinds and amounts of investments we may make, reserve requirements, required capital levels relative to assets, the nature and amount of collateral for loans, the establishment of branches, our ability to merge, consolidate and acquire, dealings with the Company's and the Bank's insiders and affiliates and our payment of dividends. In reaction to the global financial crisis and particularly following passage of the Dodd-Frank Act, we experienced heightened regulatory requirements and scrutiny. Although the reforms primarily targeted systemically significant financial service providers, their influence filtered down in varying degrees to community banks over time and caused our compliance and risk management processes, and the costs thereof, to increase. After the 2016 federal elections, momentum to decrease the regulatory burden on community banks gathered strength. In May 2018, the Regulatory Relief Act was enacted to modify or remove certain financial reform rules and regulations. While the Regulatory Relief Act maintains most of the regulatory structure established by the Dodd-Frank Act, it amends certain aspects of the regulatory framework for small depository institutions with assets of less than $10 billion, like us, and for large banks with assets of more than $50 billion. Many of these changes are intended to result in meaningful regulatory relief for community banks and their holding companies, including new rules that may make our capital requirements less complex. For a discussion of capital requirements, see "—The Role of Capital." It also eliminated questions about the applicability of certain Dodd-Frank Act reforms to community bank systems, including relieving us of any requirement to engage in mandatory stress tests, maintain a risk committee or comply with the Volker Rule's complicated prohibitions on proprietary trading and ownership of private funds. We believe these reforms are favorable to our operations, but the true impact remains difficult to predict until rulemaking is complete and the reforms are fully implemented.

        The supervisory framework for U.S. banking organizations subjects banks and bank holding companies to regular examination by their respective regulatory agencies, which results in examination reports and ratings that are not publicly available and that can impact the conduct and growth of their business. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liquidity, and various other factors. The regulatory agencies generally have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations.

        The following is a summary of the material elements of the supervisory and regulatory framework applicable to the Company and the Bank, beginning with a discussion of the continuing regulatory emphasis on our capital levels. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of those that are described. The descriptions are qualified in their entirety by reference to the particular statutory and regulatory provision.

The Role of Capital

        Regulatory capital represents the net assets of a banking organization available to absorb losses. Because of the risks attendant to their business, FDIC-insured institutions are generally required to hold more capital than other businesses, which directly affects their earnings capabilities. While capital has historically been one of the key measures of the financial health of both bank holding companies and banks, its role became fundamentally more important in the wake of the global financial crisis, as the banking regulators recognized that the amount and quality of capital held by banks prior to the crisis was insufficient to absorb losses during periods of severe stress. Certain provisions of the Dodd-Frank Act and Basel III, discussed below, establish strengthened capital standards for banks and bank holding companies, require more capital to be held in the form of common stock and disallow certain funds from being included in capital determinations. These standards represent regulatory capital requirements that are meaningfully more stringent than those in place previously.

        Minimum Required Capital Levels.    Banks have been required to hold minimum levels of capital based on guidelines established by the bank regulatory agencies since 1983. The minimums have been expressed in terms of ratios of "capital" divided by "total assets." As discussed below, bank capital measures have become more sophisticated over the years and have focused more on the quality of capital and the risk of assets. Bank holding companies have historically had to comply with less stringent capital standards than their bank subsidiaries and have been able to raise capital with hybrid instruments such as trust preferred securities. The Dodd-Frank Act mandated the Federal Reserve to establish minimum capital levels for holding companies on a consolidated basis as stringent as those required for FDIC-insured institutions. A result of this change is that holding companies must generally maintain capital like their bank subsidiaries and the proceeds of hybrid instruments, such as trust preferred securities, which banks could not hold as capital, have been excluded from capital. However, if such securities were issued prior to May 19, 2010, by bank holding companies with less than $15 billion of assets, they may be retained, subject to certain restrictions. Because we have assets of less than $15 billion, we are able to maintain our trust preferred proceeds as capital, but we will not be able to raise capital in the future through the issuance of trust preferred securities.

        The Basel International Capital Accords.    The risk-based capital guidelines for U.S. banks since 1989 were based upon the 1988 capital accord known as "Basel I" adopted by the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors that acts as the primary global standard-setter for prudential regulation, as implemented by the U.S. bank regulatory agencies on an interagency basis. The accord recognized that bank assets for the purpose of the capital ratio calculations needed to be risk weighted (the theory being that riskier assets should require more capital) and that off-balance sheet exposures needed to be factored in the calculations. Basel I had a very simple formula for assigning risk weights to bank assets from 0% to 100% based on four categories. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as "Basel II," for large or "core" international banks (generally defined for U.S. purposes as having total assets of $250 billion or more, or consolidated foreign exposures of $10 billion or more) known as "advanced approaches" banks. The primary focus of Basel II was on the calculation of risk weights based on complex models developed by each advanced approaches bank. Because most banks were not subject to Basel II, the U.S. bank regulators worked to improve the risk sensitivity of Basel I standards without imposing the complexities of Basel II. This "standardized approach" increased the number of risk-weight categories and recognized risks well above the original 100% risk weighting. It is institutionalized by the Dodd-Frank Act for all banking organizations, even for the advanced approaches banks, as a floor.

        On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement on a strengthened set of capital requirements for banking organizations around the world, known as Basel III, to address deficiencies recognized in connection with the global financial crisis.

        The Basel III Rule.    In July 2013, the U.S. federal banking agencies approved the implementation of the Basel III regulatory capital reforms in pertinent part, and, at the same time, promulgated rules effecting certain changes required by the Dodd-Frank Act (the "Basel III Rule"). In contrast to capital requirements historically, which were in the form of guidelines, Basel III was released in the form of regulations by each of the regulatory agencies. The Basel III Rule is applicable to all banking organizations that are subject to minimum capital requirements, including federal and state banks and savings and loan associations, as well as to bank and savings and loan holding companies, other than "small bank holding companies" who are relieved from compliance with the Basel III Rule. While holding companies with consolidated assets of less than $3 billion, like the Company, are considered small bank holding companies for this purpose, we will have a material amount of securities registered with the SEC following the offering and that will disqualify us from taking advantage of the policy statement. Banking organizations became subject to the rule on January 1, 2015 and all parts of it were fully phased-in as of January 1, 2019.

        The Basel III Rule impacts the definitions of the various forms of capital used to calculate the ratios and how assets will be weighted for the purpose of calculating such ratios. It increased the required quantity and quality of capital and required more detailed categories of risk weighting of riskier, more opaque assets. For nearly every class of assets, the Basel III Rule requires a more complex, detailed and calibrated assessment of risk in the calculation of risk weightings.

        Not only did the Basel III Rule increase most of the required minimum capital ratios in effect prior to January 1, 2015, but it introduced the concept of Common Equity Tier 1 Capital, which consists primarily of common stock, related surplus (net of treasury stock), retained earnings, and Common Equity Tier 1 minority interests subject to certain regulatory adjustments. The Basel III Rule also changed the definition of capital by establishing more stringent criteria that instruments must meet to be considered Additional Tier 1 Capital (primarily non-cumulative perpetual preferred stock that meets certain requirements) and Tier 2 Capital (primarily other types of preferred stock and subordinated debt, subject to limitations). A number of instruments that qualified as Tier 1 Capital under Basel I do not qualify, or their qualifications will change. For example, noncumulative perpetual preferred stock, which qualified as Tier 1 Capital under

Basel I, does not qualify as Common Equity Tier 1 Capital, but qualifies as Additional Tier 1 Capital. The Basel III Rule also constrained the inclusion of minority interests, mortgage-servicing assets, and deferred tax assets in capital and requires deductions from Common Equity Tier 1 Capital in the event that such assets exceed a certain percentage of a banking institution's Common Equity Tier 1 Capital.

        The Basel III Rule required minimum capital ratios as of January 1, 2015, as follows:

  •
  A ratio of minimum Common Equity Tier 1 Capital equal to 4.5% of risk-weighted assets;

  •
  An increase in the minimum required amount of Tier 1 Capital from 4% to 6% of risk-weighted assets;

  •
  A continuation of the minimum required amount of Total Capital (Tier 1 plus Tier 2) at 8% of risk-weighted assets; and

  •
  A minimum leverage ratio of Tier 1 Capital to total quarterly average assets equal to 4% in all circumstances.

        In addition, institutions that seek the freedom to make capital distributions (including for dividends and repurchases of stock) and pay discretionary bonuses to executive officers without restriction must also maintain 2.5% in Common Equity Tier 1 Capital attributable to a capital conservation buffer fully phased-in as of January 1, 2019. The purpose of the conservation buffer is to ensure that banking institutions maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. Factoring in the conservation buffer increases the minimum ratios depicted above to 7% for Common Equity Tier 1 Capital, 8.5% for Tier 1 Capital and 10.5% for Total Capital.

        Well-Capitalized Requirements.    The ratios described above are minimum standards in order for banking organizations to be considered "adequately capitalized." Bank regulatory agencies uniformly encourage banks to hold more capital and be "well-capitalized" and, to that end, federal law and regulations provide various incentives for banking organizations to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a banking organization that is well-capitalized may: (i) qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities; (ii) qualify for expedited processing of other required notices or applications; and (iii) accept, roll-over or renew brokered deposits. Higher capital levels could also be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 Capital less all intangible assets), well above the minimum levels.

        Under the capital regulations of the Federal Reserve for the Company and the OCC for the Bank, in order to be well-capitalized, we must maintain:

  •
  A Common Equity Tier 1 Capital ratio to risk-weighted assets of 6.5% or more;

  •
  A ratio of Tier 1 Capital to total risk-weighted assets of 8% or more (6% under Basel I);

  •
  A ratio of Total Capital to total risk-weighted assets of 10% or more (the same as Basel I); and

  •
  A leverage ratio of Tier 1 Capital to total adjusted average quarterly assets of 5% or greater.

        It is possible under the Basel III Rule to be well-capitalized while remaining out of compliance with the capital conservation buffer discussed above.

        As of June 30, 2019: (i) the Bank was not subject to a directive from the OCC to increase its capital; and (ii) the Bank was well-capitalized, as defined by OCC regulations. As of June 30, 2019, the Company had regulatory capital in excess of the Federal Reserve's requirements and met the Basel III Rule requirements to be well-capitalized.

        Prompt Corrective Action.    The concept of being "well-capitalized" is part of a regulatory regime that provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions based on the capital level of each particular institution. The extent of the regulators' powers depends on whether the institution in question is "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: (i) requiring the institution to submit a capital restoration plan; (ii) limiting the institution's asset growth and restricting its activities; (iii) requiring the institution to issue additional capital stock (including additional voting stock) or to sell itself; (iv) restricting transactions between the institution and its affiliates; (v) restricting the interest rate that the institution may pay on deposits; (vi) ordering a new election of directors of the institution; (vii) requiring that senior executive officers or directors be dismissed; (viii) prohibiting the institution from accepting deposits from correspondent banks; (ix) requiring the institution to divest certain subsidiaries; (x) prohibiting the payment of principal or interest on subordinated debt; and (xi) ultimately, appointing a receiver for the institution.

        The Potential for Community Bank Capital Simplification.    Community banks have long raised concerns with bank regulators about the regulatory burden, complexity, and costs associated with certain provisions of the Basel III Rule. In response, Congress provided a potential Basel III "off-ramp" for institutions, like us, with total consolidated assets of less than $10 billion. Section 201 of the Regulatory Relief Act instructed the federal banking regulators to establish a single "Community Bank Leverage Ratio," or CBLR, of between 8 and 10%. On November 21, 2018, the agencies proposed setting the CBLR at 9% of tangible equity to total assets for a qualifying bank to be well-capitalized. Under the proposal, a community banking organization would be eligible to elect the new framework if it has: less than $10 billion in total consolidated assets, limited amounts of certain assets and off-balance sheet exposures, and a CBLR greater than 9%. The electing institution would not be required to calculate the existing risk-based and leverage capital requirements of the Basel III Rule and would not need to risk weight its assets for purposes of capital calculations.

        We are in the process of considering the CBLR proposal and will await the final regulation to determine whether we will elect the framework.

Supervision and Regulation of the Company

        General.    The Company, as the sole stockholder of the Bank, is a bank holding company. As a bank holding company, we are subject to regulation, supervision and enforcement by, the Federal Reserve under the BHCA. We are legally obligated to act as a source of financial and managerial strength to the Bank and to commit resources to support the Bank in circumstances where we might not otherwise do so. Under the BHCA, we are subject to periodic examination by the Federal Reserve and are required to file with the Federal Reserve periodic reports of our operations and such additional information regarding the Company and the Bank as the Federal Reserve may require.

        Acquisitions and Activities / Financial Holding Company Election.    The primary purpose of a bank holding company is to control and manage banks. The BHCA generally requires the prior approval of the Federal Reserve for any merger involving a bank holding company or any acquisition by a bank holding company of another bank or bank holding company. Subject to certain conditions (including deposit concentration limits established by the BHCA), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its FDIC-insured institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company. Furthermore, in accordance with the Dodd-Frank Act, bank holding companies must be well-capitalized and well-managed in order to effect interstate mergers or acquisitions. For a discussion of the capital requirements, see "—The Role of Capital."

        The BHCA generally prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve prior to November 11, 1999 to be "so closely related to banking ... as to be a proper incident thereto." This authority would permit the Company to engage in a variety of banking-related businesses, including the ownership and operation of a savings association, or any entity engaged in consumer finance, equipment leasing, the operation of a computer service bureau (including software development) and mortgage banking and brokerage services. The BHCA does not place territorial restrictions on the domestic activities of nonbank subsidiaries of bank holding companies.

        Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the U.S. Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of FDIC-insured institutions or the financial system generally. We have elected to operate as a financial holding company. In order to maintain our status as a financial holding company, both the Company and the Bank must be well-capitalized, well-managed, and the Bank must have at least a satisfactory CRA rating. If the Federal Reserve determines that either we or the Bank is not well-capitalized or well-managed, the Federal Reserve will provide a period of time in which to achieve compliance, but during the period of noncompliance, the Federal Reserve may place any additional limitations on us as it deems appropriate. Furthermore, if non-compliance is based on the failure of the Bank to achieve a satisfactory CRA rating, we would not be able to commence any new financial activities or acquire a company that engages in such activities.

        Change in Control.    Federal law prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

        Capital Requirements.    We have been subject to the complex consolidated capital requirements of the Basel III Rule since the U.S. federal banking agencies approved its implementation effective January 1, 2015. Only qualifying small bank holding companies were excluded from compliance with the Basel III Rule by virtue of the Federal Reserve's "Small Bank Holding Company Policy Statement." Prior to 2018, we did not meet the definition of a small bank holding company for this purpose; however, the Regulatory Relief Act expanded the category of holding companies that may rely on the policy statement by raising the maximum amount of assets they may hold from $1 billion to $3 billion, and the Federal Reserve issued an interim final rule, effective August 30, 2018, to bring the policy statement in line with the law. As a result, qualifying holding companies with assets of less than $3 billion are not subject to the capital requirements of the Basel III Rule and are deemed to be "well-capitalized." However, one of the qualifications for this treatment is that the holding company not have a material amount of securities registered with the SEC. As a result of the offering, we will have a material amount of shares registered with the SEC and will no longer meet the qualifications of the Small Bank Holding Company Policy Statement. For a discussion of capital requirements, see "—The Role of Capital" above.

        Dividend Payments.    Our ability to pay dividends to stockholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As a Delaware corporation, we are subject to the limitations of the DGCL. The DGCL allows us to pay dividends only out of our surplus (as defined and computed in accordance with the provisions of the DGCL) or if we have no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

        As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should eliminate, defer or significantly reduce dividends to stockholders if: (i) the company's net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company's capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. In addition, under the Basel III Rule, institutions that seek the freedom to pay dividends will have to maintain 2.5% in Common

Equity Tier 1 Capital attributable to the capital conservation buffer. See "—The Role of Capital" above.

        Monetary Policy.    The monetary policy of the Federal Reserve has a significant effect on the operating results of financial or bank holding companies and their subsidiaries. Among the tools available to the Federal Reserve to affect the money supply are open market transactions in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

        Federal Securities Regulation.    Our common stock will be registered with the SEC under the Exchange Act as a result of the offering. Consequently, we will be subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act.

        Corporate Governance.    The Dodd-Frank Act addressed many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. It increased stockholder influence over boards of directors by requiring companies to give stockholders a nonbinding vote on executive compensation and so-called "golden parachute" payments, and authorizing the SEC to promulgate rules that would allow stockholders to nominate and solicit voters for their own candidates using a company's proxy materials. The legislation also directed the Federal Reserve to promulgate rules prohibiting excessive compensation paid to executives of bank holding companies, regardless of whether such companies are publicly traded.

Supervision and Regulation of the Bank

        General.    The Bank is a national bank, chartered by the OCC under the National Bank Act. The deposit accounts of the Bank are insured by the deposit insurance fund, or DIF, to the maximum extent provided under federal law and FDIC regulations, currently $250,000 per insured depositor category, and the Bank is a member of the Federal Reserve. As a national bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the OCC, the chartering authority for national banks. Our defined business lines of banking, retirement and benefit services, wealth management and mortgage are each subject to that authority and are examined by the OCC. The FDIC, as administrator of the DIF, also has regulatory authority over the Bank.

        Deposit Insurance.    As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured institutions pay insurance premiums at rates based on their risk classification. For institutions like the Bank that are not considered large and highly complex banking organizations, assessments are now based on examination ratings and financial ratios. The total base assessment rates currently range from 1.5 basis points to 40 basis points. At least semi-annually, the FDIC updates its loss and income projections for the DIF and, if needed, increases or decreases the assessment rates, following notice and comment on proposed rulemaking. The assessment base against which an FDIC-insured institution's deposit insurance premiums paid to the DIF are calculated is based on its average consolidated total assets less its average tangible equity. This method shifted the burden of deposit insurance premiums toward those large depository institutions that rely on funding sources other than U.S. deposits.

        The reserve ratio is the DIF balance divided by estimated insured deposits. The Dodd-Frank Act altered the minimum reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to FDIC-insured institutions when the reserve ratio exceeds certain thresholds. The reserve ratio reached 1.36% as of September 30, 2018 (most recent available), exceeding the statutory required minimum reserve ratio of 1.35%. The FDIC will provide assessment credits to insured depository institutions, like the Bank, with total consolidated assets of less than $10 billion for the portion of their regular assessments that contribute to growth in the reserve ratio between 1.15% and 1.35%. The FDIC has calculated the credit amounts and will apply the credits each quarter that the reserve ratio is at least 1.38% to offset the regular deposit insurance assessments of institutions with credits.

        FICO Assessments.    In addition to paying basic deposit insurance assessments, FDIC-insured institutions must pay Financing Corporation, or FICO, assessments. FICO is a mixed-ownership governmental corporation chartered by the former FHLB Board pursuant to the Competitive Equality Banking Act of 1987 to function as a financing vehicle for the recapitalization of the former Federal Savings and Loan Insurance Corporation. FICO issued 30-year noncallable bonds of approximately $8.1 billion that mature in 2017 through 2019. FICO's authority to issue bonds ended on December 12, 1991. Since 1996, federal legislation has required that all FDIC-insured institutions pay assessments to cover interest payments on FICO's outstanding obligations. The final FICO assessment was on the March 29, 2019 FDIC Quarterly Certified Statement Invoice.

        Supervisory Assessments.    National banks are required to pay supervisory assessments to the OCC to fund the operations of the OCC. The amount of the assessment is calculated using a formula that considers the bank's size and its supervisory condition. During the year ended December 31, 2018, the Bank paid supervisory assessments to the OCC totaling $448 thousand. During the first six months of 2019, the Bank paid supervisory assessments to the OCC totaling $203 thousand.

        Capital Requirements.    Banks are generally required to maintain capital levels in excess of other businesses. For a discussion of capital requirements, see "—The Role of Capital" above.

        Liquidity Requirements.    Liquidity is a measure of the ability and ease with which bank assets may be converted to cash. Liquid assets are those that can be converted to cash quickly if needed to meet financial obligations. To remain viable, FDIC-insured institutions must have enough liquid assets to meet their near-term obligations, such as withdrawals by depositors. Because the global financial crisis was in part a liquidity crisis, Basel III also includes a liquidity framework that requires FDIC-insured institutions to measure their liquidity against specific liquidity tests. One test, referred to as the Liquidity Coverage Ratio, or LCR, is designed to ensure that the banking entity has an adequate stock of unencumbered high-quality liquid assets that can be converted easily and immediately in private markets into cash to meet liquidity needs for a 30-calendar day liquidity stress scenario. The other test, known as the Net Stable Funding Ratio, or NSFR, is designed to promote more medium- and long-term funding of the assets and activities of FDIC-insured institutions over a one-year horizon. These tests provide an incentive for banks and holding companies to increase their holdings in U.S. Treasury securities and other sovereign debt as a component of assets, increase the use of long-term debt as a funding source and rely on stable funding like core deposits (in lieu of brokered deposits).

        In addition to liquidity guidelines already in place, the federal bank regulatory agencies implemented the Basel III LCR in 2014 and have proposed the NSFR. While these rules do not,

and will not, apply to the Bank, we continue to review our liquidity risk management policies in light of these developments.

        Dividend Payments.    The primary source of funds for the Company is dividends from the Bank. Under the National Bank Act, a national bank may pay dividends out of its undivided profits in such amounts and at such times as the bank's board of directors deems prudent. Without prior OCC approval, however, a national bank may not pay dividends in any calendar year that, in the aggregate, exceed the bank's year-to-date net income plus the bank's retained net income for the two preceding years. The payment of dividends by any FDIC-insured institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and an FDIC-insured institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its capital requirements under applicable guidelines as of June 30, 2019. Notwithstanding the availability of funds for dividends, however, the OCC may prohibit the payment of dividends by the Bank if it determines such payment would constitute an unsafe or unsound practice. In addition, under the Basel III Rule, institutions that seek the freedom to pay dividends have to maintain 2.5% in Common Equity Tier 1 Capital attributable to the capital conservation buffer. See "—The Role of Capital" above.

        Insider Transactions.    The Bank is subject to certain restrictions imposed by federal law on "covered transactions" between the Bank and its "affiliates." The Company is an affiliate of the Bank for purposes of these restrictions, and covered transactions subject to the restrictions include extensions of credit to the Company, investments in the stock or other securities of the Company and the acceptance of the stock or other securities of the Company as collateral for loans made by the Bank. The Dodd-Frank Act enhanced the requirements for certain transactions with affiliates, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

        Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal stockholders of the Company and to "related interests" of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person who is a director or officer of the Company or the Bank, or a principal stockholder of the Company, may obtain credit from banks with which the Bank maintains a correspondent relationship.

        Safety and Soundness Standards / Risk Management.    FDIC-insured institutions are expected to operate in a safe and sound manner. The federal banking agencies have adopted operational and managerial standards to promote the safety and soundness of such institutions that address internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

        In general, the safety and soundness standards prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to operate in a safe and sound manner, the FDIC-insured institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an FDIC-insured institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the FDIC-insured institution's rate of growth, require the FDIC-insured institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Operating in an unsafe or unsound manner will also constitute grounds for other enforcement action by the federal bank regulatory agencies, including cease and desist orders and civil money penalty assessments.

        During the past decade, the bank regulatory agencies have increasingly emphasized the importance of sound risk management processes and strong internal controls when evaluating the activities of the FDIC-insured institutions they supervise. Properly managing risks has been identified as critical to the conduct of safe and sound banking activities and has become even more important as new technologies, product innovation, and the size and speed of financial transactions have changed the nature of banking markets. The agencies have identified a spectrum of risks facing a banking institution including, but not limited to, credit, market, liquidity, operational, legal, and reputational risk. In particular, recent regulatory pronouncements have focused on operational risk, which arises from the potential that inadequate information systems, operational problems, breaches in internal controls, fraud, or unforeseen catastrophes will result in unexpected losses. New products and services, incentive compensation, third-party risk and cybersecurity are critical sources of operational risk that FDIC-insured institutions must address in the current environment. The Bank is expected to have active board and senior management oversight; adequate policies, procedures, and limits; adequate risk measurement, monitoring, and management information systems; and comprehensive internal controls.

        Branching Authority.    National banks headquartered in North Dakota, such as the Bank, have the same branching rights in North Dakota as banks chartered under North Dakota law, subject to OCC approval. North Dakota law grants North Dakota-chartered banks the authority to establish branches anywhere in the State of North Dakota, subject to receipt of all required regulatory approvals.

        The Dodd-Frank Act permits well-capitalized and well-managed banks to establish new branches across state lines without legal impediments. However, while Federal law permits state and national banks to merge with banks in other states, such mergers are subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger.

        Financial Subsidiaries.    Under federal law and OCC regulations, national banks are authorized to engage, through "financial subsidiaries," in any activity that is permissible for a financial holding company and any activity that the Secretary of the U.S. Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except (i) insurance underwriting, (ii) real estate development or real estate investment activities (unless otherwise permitted by law), (iii) insurance company portfolio investments and (iv) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from capital the bank's outstanding investments in financial subsidiaries). The Bank has not applied for approval to establish any financial subsidiaries.

        Federal Home Loan Bank System.    The Bank is a member of the FHLB of Des Moines, which serves as a central credit facility for its members. The FHLB is funded primarily from proceeds from the sale of obligations of the FHLB system. It makes loans to member banks in the form of FHLB advances. All advances from the FHLB are required to be fully collateralized as determined by the FHLB.

        Transaction Account Reserves.    Federal Reserve regulations require FDIC-insured institutions to maintain reserves against their transaction accounts (primarily NOW and regular checking accounts). For 2019, the first $16.3 million of otherwise reservable balances are exempt from reserves and have a zero percent reserve requirement; for transaction accounts aggregating between $16.3 million to $124.2 million, the reserve requirement is 3% of those transaction account balances; and for net transaction accounts in excess of $124.2 million, the reserve requirement is 10% of the aggregate amount of total transaction account balances in excess of $124.2 million. These reserve requirements are subject to annual adjustment by the Federal Reserve.

        Community Reinvestment Act Requirements.    The CRA requires the Bank to have a continuing and affirmative obligation in a safe and sound manner to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. Federal regulators regularly assess the Bank's record of meeting the credit needs of its communities. Applications for additional acquisitions would be affected by the evaluation of the Bank's effectiveness in meeting its CRAs. The Bank's latest CRA rating is "Satisfactory."

        Anti-Money Laundering.    The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, is designed to deny terrorists and criminals the ability to obtain access to the U.S. financial system and has significant implications for FDIC-insured institutions, brokers, dealers and other businesses involved in the transfer of money. The USA Patriot Act mandates financial services companies to have policies and procedures with respect to measures designed to address any or all of the following matters: (i) customer identification programs; (ii) money laundering; (iii) terrorist financing; (iv) identifying and reporting suspicious activities and currency transactions; (v) currency crimes; and (vi) cooperation between FDIC-insured institutions and law enforcement authorities.

        Privacy and Cybersecurity.    The Bank is subject to many U.S. federal and state laws and regulations governing requirements for maintaining policies and procedures to protect non-public confidential information of their customers. These laws require the Bank to periodically disclose its privacy policies and practices relating to sharing such information and permit consumers to opt out of their ability to share information with unaffiliated third parties under certain circumstances. They also impact the Bank's ability to share certain information with affiliates and non-affiliates for marketing or non-marketing purposes, or to contact customers with marketing offers. In addition, the Bank is required to implement a comprehensive information security program that includes administrative, technical, and physical safeguards to ensure the security and confidentiality of customer records and information. These security and privacy policies and procedures, for the protection of personal and confidential information, are in effect across all businesses and geographic locations.

        Concentrations in Commercial Real Estate.    Concentration risk exists when FDIC-insured institutions deploy too many assets to any one industry or segment. A concentration in commercial real estate is one example of regulatory concern. The interagency Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices guidance, or CRE Guidance, provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny: (i) commercial real estate loans exceeding 300% of capital and increasing 50% or more in the preceding three years; or (ii) construction and land development loans exceeding 100% of capital. The CRE Guidance does not limit banks' levels of commercial real estate lending activities, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their commercial real estate concentrations. On December 18, 2015, the federal banking agencies issued a statement to reinforce prudent risk-management practices related to CRE lending, having observed substantial growth in many CRE asset and lending markets, increased competitive pressures, rising CRE concentrations in banks, and an easing of CRE underwriting standards. The federal bank agencies reminded FDIC-insured institutions to maintain underwriting discipline and exercise prudent risk-management practices to identify, measure, monitor, and manage the risks arising from CRE lending. In addition, FDIC-insured institutions must maintain capital commensurate with the level and nature of their CRE concentration risk.

        Based on the Bank's loan portfolio as of June 30, 2019, we do not exceed the 300% guideline for commercial real estate loans or the 100% guideline for construction and land development loans.

        Consumer Financial Services.    The historical structure of federal consumer protection regulation applicable to all providers of consumer financial products and services changed significantly on July 21, 2011, when the CFPB commenced operations to regulate and enforce consumer protection laws. The CFPB has broad rulemaking authority for a wide range of consumer protection laws that apply to all providers of consumer products and services, including the Bank, as well as the authority to prohibit "unfair, deceptive or abusive" acts and practices. The CFPB has examination and enforcement authority over providers with more than $10 billion in assets. FDIC-insured institutions with $10 billion or less in assets, like the Bank, continue to be examined by their applicable bank regulators.

        Because abuses in connection with residential mortgages were a significant factor contributing to the financial crisis, many new rules issued by the CFPB and required by the Dodd-Frank Act addressed mortgage and mortgage-related products, their underwriting, origination, servicing and sales. The Dodd-Frank Act significantly expanded underwriting requirements applicable to loans secured by 1-4 family residential real property and augmented federal law combating predatory lending practices. In addition to numerous disclosure requirements, the Dodd Frank Act imposed new standards for mortgage loan originations on all lenders, including banks and savings associations, in an effort to strongly encourage lenders to verify a borrower's ability to repay, while also establishing a presumption of compliance for certain "qualified mortgages." The Regulatory Relief Act provided relief in connection with mortgages for banks with assets of less than $10 billion, and, as a result, mortgages the Bank makes are now considered to be qualified mortgages, if they are held in portfolio for the life of the loan.

        We do not currently expect the CFPB's rules to have a significant impact on the Bank's operations, except for higher compliance costs.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material United States federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of our common stock. The following summary is based on current provisions of the Code, U.S. Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. This section does not consider any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any U.S. federal estate or gift tax or state, local, estate or foreign tax consequences, nor does it address tax consequences to special classes of investors, including, but not limited to, tax-exempt or governmental organizations, insurance companies, banks or other financial institutions, "controlled foreign corporations," partnerships or other entities classified as partnerships for United States federal income tax purposes, dealers in securities or foreign currencies, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, certain former citizens or long-term residents of the United States, or persons that will hold our common stock as a position in a hedging transaction, "straddle," "constructive sale," "conversion transaction" or other risk reduction transaction and holders who own or have owned (directly, indirectly, or constructively) five percent or more of our common stock (by vote or value). Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Each potential non-U.S. investor should consult its own tax advisor as to the United States federal (including any recent changes thereto), state, local, foreign, and any other tax consequences to their particular situation of the purchase, ownership and disposition of our common stock.

        You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of our common stock for United States federal income tax purposes that is:

  •
  a nonresident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

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  a corporation (or other entity that is taxable as a corporation) not created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia);

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  an estate whose income falls outside of the federal income tax jurisdiction of the United States, regardless of the source of such income; or

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  a trust that is not subject to United States federal income tax on a net income basis on income or gain from our shares.

        If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the United States federal income tax consequences applicable to you.

Distributions

        Distributions with respect to our common stock will be treated as dividends when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. Except as described below, if you are a non-U.S. holder of our shares, dividends paid to you are generally subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us or another payor, as applicable:

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  a valid IRS Form W-8BEN, W-8BEN-E, another applicable or successor variation of Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

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  you are a non-U.S. person; and

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  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        "Effectively connected" dividends are generally taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or Other Disposition of our Common Stock

        If you are a non-U.S. holder, you generally will not be subject to United States federal income tax or subject to the discussion below under the headings "Information Reporting and Backup Withholding" and "Foreign Account Tax Compliance Act" or withholding tax on gain realized on the sale, exchange or other disposition of our common stock unless (i) you are an individual, you hold our shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, (ii) the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition to subjecting you to United States taxation on a net income basis, or (iii) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition, and the non-U.S. holder's holding period and certain other conditions are satisfied. Gain that is effectively connected with the conduct of a trade or business in the Unites States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax (or lower rate as specified by any applicable income tax treaty) on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

        Payment of dividends, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN, W-8BEN-E (or other applicable or successor form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

        Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, W-8BEN-E (or other applicable or successor form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

        The payment of proceeds of a sale of our common stock effected outside the United States by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or related information reporting. If that broker is, however, for U.S. tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% of more of whose gross income from all sources for certain periods is effectively connected with a trade or business within the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregated hold more than 50% of the income or capital interests in the partnership, such information reporting requirements will apply (but backup withholding generally will not apply) unless that broker has documentary evidence in its files of such holder's status as a non-U.S. holder.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against the non-U.S. holder's United States federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

Foreign Account Tax Compliance Act

        Under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance promulgated thereunder, The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" ("FFI") (as specifically defined under these rules), and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

        As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of (but, importantly, see the further discussion of gross proceeds below), our common stock if paid to a foreign entity unless (i) in the case of a FFI, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the FFI or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E).

        Different rules from those described above may apply to non-U.S. holders resident in jurisdictions that have entered into inter-governmental agreements with the United States.

        The required withholding currently applies to dividends on our common stock. The U.S. Treasury Department and the IRS had previously announced that withholding on payments of gross proceeds from a sale or other disposition of certain financial instruments treated as providing for U.S. -source dividends or interests (such as our common stock) would only apply to payments made after December 31, 2018. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on these proposed regulations pending finalization), no withholding will apply on payments of gross proceeds. If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

        Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

        EACH POTENTIAL NON-U.S. INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL (INCLUDING ANY RECENT CHANGES THERETO), STATE, LOCAL, FOREIGN, AND ANY OTHER TAX CONSEQUENCES TO THEIR PARTICULAR SITUATION OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

 UNDERWRITING

        We are offering the shares of our common stock described in this prospectus through the underwriters listed below for whom Raymond James & Associates, Inc., or Raymond James or the representative, is acting as sole representative of the underwriters listed below. We have entered into an underwriting agreement with Raymond James, as representative of the underwriters, dated                  , 2019, or the Underwriting Agreement. Subject to the terms and conditions of the Underwriting Agreement, each of the underwriters has agreed, severally and not jointly, to purchase the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of Shares
Raymond James & Associates, Inc.
D.A. Davidson & Co.
Piper Jaffray & Co.

Total	3,250,000

        The Underwriting Agreement provides that the underwriters' obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the Underwriting Agreement, including (among other things):

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in the financial markets; and

  •
  we deliver customary closing documents and legal opinions to the underwriters.

        The underwriters are committed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters' over-allotment option described below, unless and until the underwriters exercise such option.

        The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

        We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol "ALRS."

Over-Allotment Option

        We have granted the underwriters an option, exercisable no later than 30 days after the date of this prospectus to purchase up to an aggregate of 487,500 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus. To the extent the option is exercised and the conditions of the Underwriting Agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

Commissions and Expenses

        The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price, less a concession not in excess of $             per share. We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $1.5 million and are payable by us. We have also agreed to reimburse the underwriters for certain fees and expenses incurred by them in connection with this offering, which may not exceed $150,000 if the offering closes, or $50,000 if the offering is not completed for out-of-pocket accountable, bona fide expenses actually incurred. We estimate that the maximum amount of such expenses will be $150,000. If all of the shares are not sold at the public offering price, the underwriters may change the offering price, concessions and other selling terms.

        The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share	Total Without Over- Allotment Exercise	Total With Over- Allotment Exercise
Public offering price	$	$	$
Underwriting discounts	$	$	$

Proceeds to us (before expenses)	$	$	$

Right of First Refusal

        We have also granted Raymond James a certain right of first refusal to act as lead managing underwriter for any public offering, or exclusive placement agent for any private placement, of any securities of the Company by us for 12 months if the Company does not undertake the offering.

Reserved Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered by this prospectus for sale to the directors, senior management, certain existing stockholders, certain employees of the Company and the Bank, and other persons having relationships with us. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Lock-Up Agreements

        We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus through and including the date that is 180 days after the date of this prospectus, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement (other than a registration statement on Form S-8 or Form S-4) with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any other securities of the Company, or (iv) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the representative on behalf of the underwriters.

        The restrictions described in the preceding paragraph are subject to limited exceptions and will not apply with respect to (1) the issuance by us of common stock to the underwriters pursuant to the Underwriting Agreement, (2) any shares of common stock issued or issuable in connection with any merger, consolidation, joint venture, strategic alliance or other similar transaction with another company, provided that the recipient of such shares of common stock agrees to be bound in writing by an agreement of the same remaining duration and terms as described above, or (3) our issuance, exercise or related transfer of shares of our common stock, rights or options to purchase our common stock, granted pursuant to the 2009 Stock Plan or 2019 Equity Incentive Plan.

        Raymond James may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Pricing of the Offering; Listing

        This is the initial public offering of our common stock. Prior to this offering, shares of our common stock were quoted on the OTC Markets Group, Inc. OTCQX Marketplace under the symbol "ALRS." Although our shares were quoted on the OTCQX Marketplace, because trading on the OTCQX Marketplace has been infrequent and limited in volume, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. The initial public offering price will be negotiated among us and the underwriters. The factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, include the information set forth in this prospectus, our financial and operating performance, estimates of our business potential and earnings prospects and those of our industry in general, an assessment of management and the consideration of the above factors in relation to market valuation of companies in related businesses. The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the common stock will trade in the public market at or above the initial offering price.

Indemnity

        We have agreed to indemnify the underwriters, and each of the persons who control one of the several underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M promulgated under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and therefore has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

        In addition, in connection with this offering the underwriters and selected dealers, if any, who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained on any other website maintained by the underwriters is not part of this prospectus, has not been approved or endorsed by the underwriters or us, and should not be relied upon by investors.

Affiliations

        The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriters and/or their affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they received, or may receive, customary compensation, fees and expense reimbursement.

        In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Other Considerations

        It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus. Under Rule 15c6-1 promulgated under the Exchange Act trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Squire Patton Boggs (US) LLP, Cincinnati, Ohio, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

        The audited consolidated financial statements of Alerus Financial Corporation and subsidiaries as of December 31, 2018, 2017 and 2016, and for each of the three years ended December 31, 2018 have been included herein in reliance upon the report of CliftonLarsonAllen LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits or schedules filed therewith. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are available to you for free on the SEC's internet website at www.sec.gov.

        Following the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements and other information with the SEC. You will be able to inspect and copy these reports and proxy and information statements and other information at the addresses set forth above. We intend to furnish to our stockholders annual reports containing our audited consolidated financial statements certified by an independent registered public accounting firm.

        We also maintain a website at www.alerus.com. Information on, or accessible through, our website is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Alerus Financial Corporation and Subsidiaries
Grand Forks, North Dakota

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Alerus Financial Corporation and Subsidiaries (the "Company") as of December 31, 2018, 2017, and 2016, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, 2017, and 2016 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the PCAOB. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

CliftonLarsonAllen LLP

We have served as the Company's auditor since 2014.

Minneapolis, Minnesota
June 6, 2019

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

At December 31, (dollars in thousands)	2018	2017	2016
Assets
Cash and cash equivalents	$34,909	$40,336	$35,441
Interest-bearing deposits	5,742	81,662	171,926

Cash and due from banks	40,651	121,998	207,367
Investment securities
Trading	1,539	1,945	1,959
Available-for-sale	250,174	267,021	271,194
Equity, at fair value	3,165	5,445	5,758
Loans held for sale	14,486	17,938	35,063
Loans held for branch sale	32,031	—	—
Loans	1,701,850	1,574,474	1,366,952
Less: allowance for loan losses	(22,174)	(16,564)	(15,615)

Net loans	1,679,676	1,557,910	1,351,337
Land, premises and equipment, net	21,743	21,229	24,262
Accrued interest receivable	7,645	6,817	5,919
Bank-owned life insurance	30,763	29,959	29,139
Goodwill	27,329	27,329	27,329
Other intangible assets	22,473	27,111	32,729
Servicing rights	4,623	4,686	4,777
Deferred income taxes, net	10,085	9,213	19,521
Other assets	32,687	37,480	33,691

Total assets	$2,179,070	$2,136,081	$2,050,045

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing transaction	$550,640	$619,333	$554,490
Interest-bearing transaction	1,053,869	1,011,368	990,186
Time deposits	170,587	204,261	240,533

Total deposits	1,775,096	1,834,962	1,785,209
Deposits held for sale	24,197	—	—
Short-term borrowings	93,460	30,000	729
Long-term debt	58,824	58,819	58,813
Accrued expenses and other liabilities	30,539	32,706	37,043

Total liabilities	1,982,116	1,956,487	1,881,794
Commitments and contingent liabilities ESOP-owned shares	34,494	31,491	29,035
Stockholders' equity
Common stock, $1 par value, 30,000,000 shares authorized; 13,775,327, 13,699,066, and 13,534,375 issued and outstanding	13,775	13,699	13,534
Additional paid-in capital	27,743	26,040	23,882
Retained earnings	159,037	140,986	132,773
Accumulated other comprehensive income (loss)	(3,601)	(1,131)	(1,938)

	196,954	179,594	168,251
Less: ESOP-owned shares	(34,494)	(31,491)	(29,035)

Total stockholders' equity	162,460	148,103	139,216

Total liabilities and stockholders' equity	$2,179,070	$2,136,081	$2,050,045

See Accompanying Notes to Consolidated Financial Statements
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

Year Ended December 31, (dollars and shares in thousands, except per share data)	2018	2017	2016
Interest Income
Loans, including fees	$81,159	$68,799	$63,644
Investment securities
Taxable	4,670	4,773	4,584
Exempt from federal income taxes	1,234	1,356	1,089
Other	639	709	625

Total interest income	87,702	75,637	69,942
Interest Expense
Deposits	6,991	3,520	3,385
Short-term borrowings	1,896	942	11
Long-term debt	3,591	3,505	3,606

Total interest expense	12,478	7,967	7,002

Net interest income	75,224	67,670	62,940
Provision for loan losses	8,610	3,280	3,060

Net interest income after provision for loan losses	66,614	64,390	59,880
Noninterest Income
Retirement and benefit services	63,316	62,390	57,804
Wealth management	14,900	13,953	12,640
Mortgage banking	17,630	19,748	26,528
Service charges on deposit accounts	1,808	1,854	1,916
Net gains (losses) on investment securities	85	(13)	(24)
Other	5,010	5,113	6,225

Total noninterest income	102,749	103,045	105,089
Noninterest Expense
Compensation	69,403	67,576	70,359
Employee benefits	17,866	16,490	15,888
Occupancy and equipment expense	11,086	10,892	11,736
Business services, software and technology expense	14,525	12,976	14,510
Intangible amortization expense	4,638	5,623	7,005
Professional fees and assessments	5,098	6,158	6,301
Marketing and business development	3,459	3,271	3,237
Supplies and postage	2,737	2,609	2,930
Travel	1,738	1,530	1,721
Mortgage and lending expenses	2,153	2,235	2,439
Other	3,622	5,560	7,666

Total noninterest expense	136,325	134,920	143,792

Income before income taxes	33,038	32,515	21,177
Income tax expense	7,172	17,514	7,141

Net income	25,866	15,001	14,036

Less preferred stock dividends	—	—	25

Net income applicable to common stock	$25,866	$15,001	$14,011

Earnings per common share	$1.88	$1.10	$1.04
Diluted earnings per common share	$1.84	$1.07	$1.00
Dividends declared per common share	$0.53	$0.48	$0.44
Average common shares outstanding	13,763	13,653	13,495
Diluted average common shares outstanding	14,063	14,007	14,000

See Accompanying Notes to Consolidated Financial Statements
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

Year Ended December 31, (dollars in thousands)	2018	2017	2016
Net income	$25,866	$15,001	$14,036
Other Comprehensive Income, Net of Tax
Unrealized gains (losses) on available-for-sale securities	(3,277)	1,542	(4,721)
Reclassification adjustment for losses (gains) realized in income	(116)	—	17

Total other comprehensive income (loss), before tax	(3,393)	1,542	(4,704)

Income tax (expense) benefit related to items of other comprehensive income	852	(735)	1,717

Other comprehensive income (loss), net of tax	(2,541)	807	(2,987)

Total comprehensive income	$23,325	$15,808	$11,049

See Accompanying Notes to Consolidated Financial Statements
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

(dollars and shares in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	ESOP- Owned Shares	Total
Balance December 31, 2015	$20	$13,434	$42,617	$125,162	$1,049	$(28,128)	$154,154
Net income	—	—	—	14,036	—	—	14,036
Other comprehensive income (loss)	—	—	—	—	(2,987)	—	(2,987)
Common stock repurchased	—	(18)	(102)	(237)	—	—	(357)
Preferred stock dividends	—	—	—	(25)	—	—	(25)
Common stock dividends	—	—	—	(6,163)	—	—	(6,163)
Net change in fair value of ESOP shares	—	—	—	—	—	(907)	(907)
Stock-based compensation expense	—	20	1,445	—	—	—	1,465
Vesting of restricted stock	—	98	(98)	—	—	—	—
Preferred stock redeemed	(20)	—	(19,980)	—	—	—	(20,000)

Balance December 31, 2016	—	13,534	23,882	132,773	(1,938)	(29,035)	139,216
Net income	—	—	—	15,001	—	—	15,001
Other comprehensive income (loss)	—	—	—	172	807	—	979
Common stock repurchased	—	(16)	(47)	(231)	—	—	(294)
Common stock issued	—	64	1,384	—	—	(1,442)	6
Common stock dividends	—	—	—	(6,729)	—	—	(6,729)
Net change in fair value of ESOP shares	—	—	—	—	—	(1,014)	(1,014)
Stock-based compensation expense	—	17	921	—	—	—	938
Vesting of restricted stock	—	100	(100)	—	—	—	—

Balance December 31, 2017	—	13,699	26,040	140,986	(1,131)	(31,491)	148,103
Net income	—	—	—	25,866	—	—	25,866
Adjustment for adoption of ASU 2016-01	—	—	—	(71)	71	—	—
Other comprehensive income (loss)	—	—	—	—	(2,541)	—	(2,541)
Common stock repurchased	—	(15)	(53)	(288)	—	—	(356)
Common stock dividends	—	—	—	(7,456)	—	—	(7,456)
Net change in fair value of ESOP shares	—	—	—	—	—	(3,003)	(3,003)
Stock-based compensation expense	—	11	1,836	—	—	—	1,847
Vesting of restricted stock	—	80	(80)	—	—	—	—

Balance December 31, 2018	$—	$13,775	$27,743	$159,037	$(3,601)	$(34,494)	$162,460

See Accompanying Notes to Consolidated Financial Statements
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31, (dollars in thousands)	2018	2017	2016
Operating Activities
Net income	$25,866	$15,001	$14,036
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	(20)	9,745	(3,044)
Provision for loan losses	8,610	3,280	3,060
Provision for foreclosed asset losses	245	425	226
Depreciation and amortization	8,729	9,856	11,385
Stock-based compensation	1,847	938	1,465
Investment securities premium amortization	1,570	2,069	2,364
Increase in value of bank-owned life insurance	(804)	(820)	(831)
Realized loss (gain) on forward sale derivatives	15	97	(81)
Realized loss (gain) on rate lock commitments	(14)	(70)	135
Realized loss (gain) on sale of premises and equipment	(11)	154	6
Realized loss (gain) on sale of foreclosed assets	(114)	38	73
Realized loss (gain) on sale of investment securities	(129)	—	17
Realized loss (gain) on servicing rights	(577)	(743)	(1,293)
Net change in
Securities held for trading	406	14	(12)
Loans held for sale	3,452	17,125	13,579
Accrued interest receivable	(828)	(898)	(1,089)
Other assets	4,478	(1,693)	308
Accrued expenses and other liabilities	832	(6,628)	(6,315)

Net cash provided by operating activities	53,553	47,890	33,989
Investing Activities
Proceeds from sales of investment securities available-for-sale	6,488	—	59,910
Proceeds from maturities of investment securities available-for-sale	35,082	42,257	42,806
Purchases of investment securities available-for-sale	(29,556)	(38,226)	(81,940)
Net (increase) decrease in equity securities	2,280	313	(547)
Net increase in loans	(163,156)	(210,286)	(38,884)
Net cash paid for business combinations	—	—	(45,441)
Payment to FDIC for termination of loss share agreements	(3,000)	—	—
Proceeds from bank-owned life insurance	—	—	5,331
Purchases of premises and equipment	(3,753)	(2,946)	(1,684)
Proceeds from sales of premises and equipment	11	2,390	404
Proceeds from sales of foreclosed assets	896	1,405	636

Net cash used by investing activities	(154,708)	(205,093)	(59,409)

See Accompanying Notes to Consolidated Financial Statements
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Year Ended December 31, (dollars in thousands)	2018	2017	2016
Financing Activities
Net increase (decrease) in deposits	(35,669)	49,754	25,020
Net increase (decrease) in short-term borrowings	63,460	29,271	(6,847)
Repayments of long-term debt	(171)	(168)	(25,000)
Cash dividends paid on preferred stock	—	—	(25)
Cash dividends paid on common stock	(7,456)	(6,729)	(6,163)
Redemption of preferred stock	—	—	(20,000)
Repurchase of common stock	(356)	(294)	(357)

Net cash provided (used) by financing activities	19,808	71,834	(33,372)

Net change in cash and due from banks	(81,347)	(85,369)	(58,792)
Cash and due from banks at beginning of year	121,998	207,367	266,159

Cash and due from banks at end of year	$40,651	$121,998	$207,367

Supplemental Cash Flow Disclosures
Loan collateral transferred to foreclosed assets	$748	$433	$1,851
Unrealized gain (loss) on investment securities available-for-sale	(2,541)	807	(2,987)
Interest paid for the period	12,315	8,026	7,263
Income tax payments net of refunds received	5,347	13,074	1,612
Loans transferred to held for sale	32,031	—	—
Deposits transferred to held for sale	(24,197)	—	—
Change in fair value of ESOP shares	3,003	1,014	907
Noncash assets acquired	—	—	335,830
Liabilities assumed	—	—	(328,748)

Net noncash assets acquired	—	—	7,082
Cash and due from banks acquired	—	—	18,748

See Accompanying Notes to Consolidated Financial Statements
Alerus Financial Corporation

Notes to Consolidated Financial Statement

NOTE 1 Significant Accounting Policies

        Alerus Financial Corporation is a financial holding company organized under the laws of Delaware. Alerus Financial Corporation and its subsidiaries (the "Company") is a diversified financial services company that provides commercial banking, mortgage banking, retirement and benefit plan administration, and wealth management services.

        Alerus Financial, N.A. (the "Bank"), the subsidiary bank, operates under a national charter and provides full banking services. As a national bank, the Bank is subject to regulation by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation.

        Policies which materially affect the determination of financial position, cash flows, and results of operations are summarized below.

Principles of Consolidation

        The consolidated financial statements include the accounts of Alerus Financial Corporation and its subsidiaries in which Alerus Financial Corporation has a controlling interest. Significant intercompany balances and transactions have been eliminated in consolidation.

        In the normal course of business, the Company may enter into a transaction with a variable interest entity ("VIE"). VIE's are legal entities whose investors lack the ability to make decisions about the entity's activities, or whose equity investors do not have the right to receive the residual returns of the entity. The applicable accounting guidance requires the Company to perform ongoing quantitative and qualitative analysis to determine whether it must consolidate any VIE. The Company does not have any ownership interest in or exert any control over any VIE, and thus no VIE's are included in the consolidated financial statements.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term include the valuation of investment securities, determination of the allowance for loan losses, valuation of reporting units for the purpose of testing goodwill and other intangible assets for impairment, fair value of assets acquired and liabilities assumed upon completion of a business combination, valuation of deferred tax assets, and fair values of financial instruments.

Concentrations of Credit Risk

        Substantially all of the Company's lending activities are with clients located within North Dakota, Minnesota, and Arizona. At December 31, 2018, 2017, and 2016 respectively, 30.0%, 30.5%, and 34.4% of the Company's loan portfolio consisted of commercial and industrial loans

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

that were not secured by real estate. The Company does not have any significant loan concentrations in any one industry or client. Note 6 discusses the Company's loan portfolio.

        The Company invests in a variety of investment securities and does not have any significant concentrations in any one industry or to any one issuer. Note 5 discusses the Company's investment securities portfolio.

Cash and Due from Banks

        For purposes of the consolidated statements of cash flows, cash and due from banks includes cash and cash equivalents, balances due from banks, federal funds sold, all of which have an original maturity within 90 days. Cash flows from loans and deposits are reported net.

        Interest-bearing deposits in banks are carried at cost.

Investment Securities

        Debt securities that are held for short-term resale are classified as trading securities and carried at estimated fair value, with increases and decreases in estimated fair value recognized in net gains (losses) on investment securities within the statements of income. Other marketable securities are classified as available-for-sale and are carried at estimated fair value. Realized gains (losses) on investment securities available-for-sale are included in net gains (losses) on investment securities and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains (losses) on sales of investment securities are determined using the specific identification method on the trade date. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

        Declines in the estimated fair value of individual available-for-sale investment securities below their cost that are other than temporary, result in write-downs of the individual investment securities to their estimated fair value. The Company monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify investment securities that could potentially have a credit impairment that is other than temporary.

        This process involves analyzing the length of time and the extent to which the estimated fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Company's intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The ability to hold is determined by whether it is more likely than not that the Company will be required to sell the security before its anticipated recovery. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in noninterest income.

        Equity investments for which readily determinable values are unavailable are carried at cost in other assets on the consolidated balance sheet.

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

        The Company has investments in certain partnerships for which the Company does not have a controlling interest. For these investments, the Company records its interest in other assets using the equity method with its portion of income or loss being recorded in noninterest income in the consolidated statements of income. The Company periodically evaluates these investments for impairment.

Loans Held for Sale/Branch Sale

        Loans originated and intended for sale in the secondary market or loans transferred to held for branch sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains (losses) on loan sales are recorded in mortgage banking revenue on the consolidated statements of income. Refer to Note 28—Subsequent Events for additional details on loans held for branch sale.

Loans

        Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Loans that management has the intent and ability to hold for the foreseeable future, until maturity, or pay-off, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, and the allowance for loan losses. Loan fees received that are associated with originating or acquiring certain loans are deferred, net of costs, and amortized over the life of the loan as a yield adjustment to interest income.

        The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest in considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

        The allowance for loan losses (allowance) is an estimate of loan losses inherent in the Company's loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged-off against the allowance when the Company determines the loan balance to be uncollectible. Cash received on previously charged-off amounts is recorded as a recovery to the allowance.

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

        The allowance consists of three primary components, general reserves, specific reserves related to impaired loans, and unallocated reserves. The general component covers non-impaired loans and is based on historical losses adjusted for current qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent five years. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans determined to be impaired are individually evaluated for impairment. When a loan is impaired, the Company measures impairment based on the present value of expected future cash flows discounted at the original contractual interest rate, except that as a practical expedient, it may measure impairment based on an observable market price for the estimated fair value of the collateral if collateral dependent. A loan is collateral dependent if the repayment is expected to be provided solely by the underlying collateral.

        Allowance allocations other than general and specific are included in the unallocated portion. While allocations are made for loans based upon historical loss analysis, the unallocated portion is designed to cover the uncertainty of how current economic conditions and other uncertainties may impact the existing loan portfolio. Factors to consider include national and state economic conditions such as unemployment or real estate lending values. The unallocated reserve addresses inherent probable losses not included elsewhere in the allowance for loan losses.

        The Company maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include commercial and industrial, real estate construction, commercial real estate, residential real estate first mortgage, residential real estate junior liens, and other revolving and installment with risk characteristics described as follows:

        Commercial and Industrial:    Commercial and industrial loans consist of all commercial and industrial loans as well as agricultural production and other commercial loans. Commercial and industrial loans generally possess a lower inherent risk of loss than real estate portfolio segments as these loans are generally underwritten based on the cash flows of the operating business. Repayment is provided by business cash flows and is influenced by economic trends such as unemployment rates and other key economic factors. Agricultural loans generally possess a lower inherent risk of loss than real estate portfolio segments for the same reasons as commercial and industrial loans. However, they generally possess greater volatility of risk due to commodity pricing, which can lead to cash flow and collateral shortfalls.

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

        Real Estate Construction:    Real estate construction loans generally possess a higher inherent risk of loss than commercial and retail real estate portfolio segments. Significant inherent risks are project completion, cost overruns, and adherence to construction schedule. Additionally, real estate values could significantly impact the credit quality of these loans.

        Commercial Real Estate:    Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except real estate construction and agricultural land loans. Adverse economic developments such as high vacancy rates or decreasing real estate values may impact commercial real estate credit quality. Agricultural real estate loans are primarily comprised of loans for the purchase of farmland. Risks associated with farmland include volatility of real estate values driven by commodity prices, among other economic trends.

        Residential real estate first and junior liens:    The degree of risk in residential mortgage lending depends primarily on the loan amount in relation to collateral value, the interest rate, and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than commercial real estate portfolio segments. Credit quality is impacted by unemployment rates and other key economic indicators.

        Other Revolving and Installment:    The consumer loan portfolio is primarily comprised of homogenous loans. Credit quality is impacted by unemployment rates and other key economic indicators.

        Although management believes the allowance to be adequate, actual losses may vary from its estimates. On a quarterly basis, management reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions, and other factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted.

Off-Balance Sheet Credit Related Financial Instruments

        In the ordinary course of business, the Company enters into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded. The Company establishes a reserve for unfunded commitments using historical loss data and utilization assumptions. This reserve is located under accrued expenses and other liabilities on the Consolidated Balance Sheets.

Land, Premises and Equipment, Net

        Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed on a straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains (losses) on dispositions are included in current operations.

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

Bank-Owned Life Insurance

        The Company has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized, if lower.

Goodwill and Other Intangibles, Net

        Goodwill resulting from acquisitions is not amortized, but is tested for impairment annually. As part of its testing, the Company first assesses the qualitative factors to determine whether it is more likely than not that the estimated fair value of a reporting unit is less than its carrying amount. If the Company determines the estimated fair value of a reporting unit is less than its carrying amount using these qualitative factors, the Company then compares the estimated fair value of the goodwill with its carrying amount, and then measures impairment loss by comparing the estimated fair value of goodwill with the carrying amount of that goodwill.

        Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting and appropriate control premium. At December 31, 2018, the Company believes it does not have any indications of potential impairment based on the estimated fair value of this reporting unit.

        Intangible assets determined to have definite lives are amortized over the remaining useful lives. Intangible and other long-lived assets are reviewed for impairment whenever events occur or circumstances indicate that the carrying amount may not be recoverable.

Servicing Rights

        Servicing rights are recognized as separate assets when rights are acquired through the sale of loans. Servicing rights are initially recorded at estimated fair value based on assumptions provided by a third-party valuation service. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as servicing cost per loan, the discount rate, the escrow float rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees, and is net of estimated fair value adjustments to capitalized mortgage servicing rights. Capitalized servicing rights are amortized into noninterest income in proportion to, and over the period of, the estimated future servicing income of the underlying loans.

        Servicing rights are evaluated for impairment based upon the estimated fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that estimated fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

        Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of servicing rights is netted against loan servicing fee income.

Impairment of Long-Lived Assets

        The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset.

        In the event such an asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying value of estimated fair value less estimated costs to sell.

Foreclosed Assets

        Assets acquired through loan foreclosure are included in other assets and are initially recorded at estimated fair value less estimated selling costs. The estimated fair value of foreclosed assets is evaluated regularly and any decreases in value along with holding costs, such as taxes, insurance and utilities, are reported in noninterest expense.

Transfers of Financial Assets and Participating Interests

        Transfers of financial assets are accounted for as sales when control over assets has been surrendered or in the case of loan participation, a portion of the asset has been surrendered and meets the definition of a "participating interest." Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Company, 2) the transferee obtains the rights to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. Should the transfer not meet these three criteria, the transaction is treated as a secured financing.

        Loans serviced for others are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and collection and foreclosure processing.

Derivatives and Hedging Activities

        In the ordinary course of business, the Company enters into derivative transactions to manage various risks and to accommodate the business requirements of its clients.

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

        Derivative instruments are reported in other assets or other liabilities at estimated fair value. Changes in a derivative's estimated fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

Deposits Held for Sale

        Deposits held for sale are stated at the lower of cost or fair value on an aggregate basis. Refer to Note 28—Subsequent Events, for additional details on deposits held for sale.

Noninterest Income

        Specific guidelines are established for recognition of certain noninterest income components related to the Company's consolidated financial statements. In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the Company satisfies a performance obligation.

        The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services that are promised within each contract and identifies those that contain performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. The material groups of noninterest income that this methodology is applied to are defined as follows:

        Retirement and benefit services:    Retirement and benefit services income is primarily comprised of fees earned from the administration of retirement plans, record-keeping, compliance services, payroll processing, health savings accounts, and flexible benefit plans. Fees are earned based on a combination of the market value of assets under administration and transaction based fees for services provided. Fees that are determined based on the market value of the assets under administration are generally billed monthly or quarterly in arrears and recognized monthly as the Company's performance obligations are met. Other transaction based fees are recognized monthly as the performance obligation is satisfied.

        Wealth management:    Wealth management income is earned from a variety of sources including trust administration and other related fiduciary services, custody, investment management and advisory services, and brokerage. Fees are based on the market value of the assets under management and are generally billed monthly in arrears and recognized monthly as the Company's performance obligations are met. Commissions on transactions are recognized on

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

a trade-date basis as the performance obligation is satisfied at the point in time in which the trade is processed. Other related services are based on a fixed fee schedule and the revenue is recognized when the services are rendered, which is when the Company has satisfied its performance obligation.

        Service charges on deposit accounts:    Service charges on deposit accounts primarily consist of account analysis fees, monthly maintenance fees, overdraft fees, and other deposit account related fees. Overdraft fees and certain service charges are fixed and the performance obligation is typically satisfied at the time of the related transaction. The consideration for analysis fees and monthly maintenance fees are variable as the fee can be reduced if the customer meets certain qualifying metrics. The Company's performance obligations are satisfied at the time of the transaction or over the course of a month.

        Other noninterest income:    Other noninterest income components include debit card interchange fees, bank-owned life insurance income and miscellaneous transactional fees. Income earned from these revenue streams is generally recognized concurrently with the satisfaction of the performance obligation.

Advertising Costs

        Advertising costs are expensed as incurred.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance would be recognized if it is "more likely than not" that the deferred tax asset would not be realized.

        These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal and state income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.

        The Company follows standards related to Accounting for Uncertainty in Income Taxes. These rules establish a higher standard for tax benefits to meet before they can be recognized in a Company's consolidated financial statements. The Company can recognize in financial statements the impact of a tax position taken, or expected to be taken, if it is more likely than not that the position will be sustained on an audit based on the technical merit of the position. See Note 20, Income Taxes for additional disclosures. The Company recognizes both interest and penalties as components of other operating expenses.

Notes to Consolidated Financial Statement (Continued)

NOTE 1 Significant Accounting Policies (Continued)

        The amount of the uncertain tax position was not determined to be material. It is not expected that the unrecognized tax benefit will be material within the next 12 months. The Company did not recognize any interest or penalties in 2018, 2017, or 2016.

        The Company files consolidated federal and state income tax returns. The Company is no longer subject to U.S. federal or state tax examinations by tax authorities for years before 2015.

Comprehensive Income

        Recognized revenue, expenses, gains, and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains (losses) on investment securities available-for-sale, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

Stock Compensation Plans

        Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the grant date estimated fair value of the equity or liability instruments issued. The grant date estimated fair value is determined using the 20 day weighted-average closing price of the Company's common stock. The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employee's service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Earnings per Share

        Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding plus outstanding non-vested restricted stock awards.

NOTE 2 New Accounting Pronouncements

        In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09 Revenue from Contracts with Clients (Topic 606). ASU 2014-09 was effective for public business entities for interim and annual reporting periods beginning after December 15, 2017. The Company elected to early adopt ASU 2014-09 effective January 1, 2018, which had no material impact on the Company's financial reporting. The scope of the guidance explicitly excludes net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities and derivatives. The Company has performed an assessment of revenue streams that are within the scope of the standard. The assessment did not identify material changes to the timing or amount of revenue recognition as the Company's current practices are consistent with the standard.

Notes to Consolidated Financial Statement (Continued)

NOTE 2 New Accounting Pronouncements (Continued)

        In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Liabilities. This ASU addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments by making targeted improvements to GAAP as follows: (1) require equity investments (except those accounted for under the equity method of accounting for those that result in consolidation of the investee) to be measured at estimated fair value with changes in estimated fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable estimated fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer; (2) simplify the impairment assessment of equity investments without readily determinable estimated fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at estimated fair value; (3) eliminate the requirement to disclose the estimated fair value of financial instruments measured at amortized cost for entities that are not public business entities; (4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (5) require public business entities to use the exit price notion when measuring the estimated fair value of financial instruments for disclosure purposes; (6) require an entity to present separately in other comprehensive income the portion of the total change in the estimated fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at estimated fair value in accordance with the estimated fair value option for financial instruments; (7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; (8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's other deferred tax assets. ASU 2016-01 is effective for public business entities for interim and annual reporting periods beginning after December 15, 2017. The Company elected to adopt ASU 2016-01 effective January 1, 2018. The new guidance did not materially impact the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases. From the lessee's perspective, the new standard establishes a right-of-use (ROU) model that requires the lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees. From the lessor's perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without a transfer of control, the lease is treated as a financing. If the lessor doesn't convey risks and rewards or control, an operating lease results. ASU 2016-02 is effective for public business entities for interim and annual reporting periods beginning after December 15, 2018. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, whether certain practical expedients available. Early adoption is permitted. The Company has elected to early adopt this standard as

Notes to Consolidated Financial Statement (Continued)

NOTE 2 New Accounting Pronouncements (Continued)

of January 1, 2019, and has evaluated the impact of this new guidance and determined there will be a $10.5 million increase to both assets and liabilities on the Company's Consolidated Balance Sheets.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires a new impairment model known as the current expected credit loss (CECL) which significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the "incurred cost" approach under GAAP with an "expected loss" model for instruments measured at amortized cost, (2) requiring entities to record an allowance for credit losses related to available-for-sale debt securities rather than a direct write-down of the carrying amount of the investments, as is required by the other-than-temporary impairment model under current GAAP, and (3) a simplified accounting model for purchase credit-impaired debt securities and loans. For public business entities that are US Securities and Exchange Commission filers, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. For all other public business entities ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2020. As an emerging growth company, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2021, although early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2016-13 on its consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This ASU included specific guidance on how to classify certain transactions in the statement of cash flows and reduced diversity in practice in how eight particular transactions are classified in the statement of cash flows. ASU 2016-15 is effective for public business entities for interim and annual reporting periods beginning after December 15, 2017. Entities were required to apply the guidance retrospectively unless it would have been impracticable to do, in which case the amendments could have been applied prospectively. Effective January 1, 2018 the Company early adopted the guidance retrospectively. As this guidance only affects the classification within the statement of cash flows, ASU 2016-15 did not have a material impact on the Company's consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. This ASU removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its estimated fair value, not to exceed the carrying amount of goodwill. For public business entities that are US Securities and Exchange Commission filers, ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019. For all other public business entities ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2020. As an emerging growth company, ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2021, although early adoption is permitted. The Company has evaluated impact of this new guidance and determined that it will not have a significant impact of the consolidated financial statements.

Notes to Consolidated Financial Statement (Continued)

NOTE 2 New Accounting Pronouncements (Continued)

        In March 2017, the FASB issued ASU No. 2017-08, Premium Amortization on Purchased Callable Debt Securities. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. Currently, entities generally amortize the premium as an adjustment of yield over the contractual life of the security. ASU 2017-08 does not change the accounting for purchased callable debt securities held at a discount as the discount will continue to be accreted to maturity. ASU 2017-08 is effective for public business entities for the interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which ASU 2017-08 is adopted. The Company elected to early adopt this standard as of January 1, 2019, and has evaluated the provisions of ASU 2017-08 and determined there is no impact on its consolidated financial statements.

        In May 2017, the FASB issued ASU No. 2017-09, Stock Compensation, Scope of Modification Accounting. This ASU clarifies when changes to the terms of conditions of a share-based payment award must be accounted for as modifications. Companies will apply the modification accounting guidance if any change in the value, vesting conditions or classification of the award occurs. The new guidance should reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications, as the guidance will allow companies to make certain non-substantive changes to awards without accounting for them as modifications. It does not change the accounting for modifications. ASU 2017-09 is effective for all entities for interim and annual reporting periods beginning after December 15, 2017. The Company adopted ASU 2017-09 effective January 1, 2018. The update did not have a material impact on the Company's consolidated financial statements.

        In February 2018, the FASB issued Accounting Standard Update (ASU) 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings and eliminates the stranded tax effects resulting from the Tax Cuts and Jobs Act. The Company adopted the updated guidance effective January 1, 2017. This update did not have a significant impact on the Company's consolidated financial statements.

        In June 2018, the FASB issued ASU No. 2018-07, Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU has been issued as part of a simplification initiative which will expand the scope of Topic 718 to include share-based payment transactions for the acquiring of goods and services from non-employees and expands the scope through the amendments to address and improve aspects of the accounting for non-employee share-based payment transactions. The amendments will be effective for public business entities for interim and annual reporting periods beginning after December 15, 2018. The Company elected to early adopt ASU 2018-07 effective January 1, 2019, and has evaluated the provisions of ASU 2018-07 and determined there will be no significant impact on its consolidated financial statements.

Notes to Consolidated Financial Statement (Continued)

NOTE 2 New Accounting Pronouncements (Continued)

        In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds, and modifies certain disclosure requirements for estimated fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfer between Level 1 and Level 2 of the estimated fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 estimated fair value measurements. ASU 2018-13 is effective for all entities interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. Entities are also allowed to elect for early adoption of the eliminated or modified disclosure requirements and delay adoption of the new disclosure requirements until their effective date. The revised disclosure requirements will not have a material impact on the Company's consolidated financial statements.

NOTE 3 Business Combinations

        On January 1, 2016, the Company acquired Alliance Benefit Group North Central States, Inc. (ABG) located in Albert Lea, Minnesota, for cash consideration of $23.4 million. The purchased assets and assumed liabilities were recorded at their respective acquisition date estimated fair values and identified intangible assets were recorded at estimated fair value. The purchase, consisting of approximately 900 retirement plans with more than 75,000 retirement participants, increased the Company's retirement services division by $6.0 billion in retirement and individual asset managed accounts. As part of the transaction, $17.9 million was allocated to an identified customer intangible and $4.8 million to goodwill.

        On January 15, 2016 the Company acquired Beacon Bank (Beacon), with locations in Shorewood, Excelsior, Eden Prairie, and Duluth, Minnesota. The purchased assets and assumed

Notes to Consolidated Financial Statement (Continued)

NOTE 3 Business Combinations (Continued)

liabilities were recorded at their respective acquisition date estimated fair values as indicated in the following table:

(dollars in thousands)	As Recorded by Beacon	Fair Value Adjustments	As Recorded by The Company
Assets
Cash and cash equivalents	$16,821	$—	$16,821
Fed funds sold	1,617	—	1,617
Securities	113,687	183	113,870
Loans	206,999	(1,867)	205,132
Premises and equipment	3,626	(44)	3,582
Foreclosed assets	851	—	851
Accrued interest receivable	747	—	747
Bank-owned life insurance	5,331	—	5,331
Core deposit intangible	—	3,794	3,794
Other assets	887	16	903

Total assets	350,566	2,082	352,648
Liabilities
Deposits	309,516	228	309,744
Long-term debt	15,000	(2,151)	12,849
Other liabilities	2,895	41	2,936

Total liabilities	327,411	(1,882)	325,529

Excess of assets over liabilities	$23,155	$3,964	27,119

Cash paid for Beacon			45,989

Total goodwill Recorded			$18,870

NOTE 4 Restrictions on Cash and Due from Banks

        Banking regulators require bank subsidiaries to maintain minimum average reserve balances, either in the form of vault cash or reserve balances held with central banks or other financial institutions. The amount of required reserve balances were approximately $9.1 million, $7.9 million, and $3.9 million at December 31, 2018, 2017, and 2016, respectively, and represent those required to be held at the Federal Reserve Bank. In addition to vault cash, the Company held balances at the Federal Reserve Bank and other financial institutions of $7.2 million, $83.5 million, and $173.7 million at December 31, 2018, 2017, and 2016, respectively, to meet these requirements. The balances are included in cash and due from banks on the Consolidated Balance Sheets.

Notes to Consolidated Financial Statement (Continued)

NOTE 5 Investment Securities

        The amortized cost of investment securities and their estimated fair values, with gross unrealized gains (losses) at December 31, 2018, 2017, and 2016 are as follows:

	2018				2017				2016
(dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$19,364	$—	$(222)	$19,142	$19,086	$16	$(158)	$18,944	$20,261	$1	$(170)	$20,092
Obligations of state and political agencies	67,662	171	(1,446)	66,387	74,803	437	(765)	74,475	73,998	225	(2,271)	71,952
Mortgage backed securities
Residential Agency	129,906	210	(3,118)	126,998	149,373	643	(1,386)	148,630	148,560	1,025	(1,553)	148,032
Commercial	29,050	20	(303)	28,767	14,432	12	(233)	14,211	23,279	79	(247)	23,111
Asset backed securities	398	5	(4)	399	530	12	(1)	541	722	18	—	740
Corporate bonds	8,602	—	(121)	8,481	10,212	19	(11)	10,220	7,319	—	(52)	7,267

Total available-for-sale	$254,982	$406	$(5,214)	$250,174	$268,436	$1,139	$(2,554)	$267,021	$274,139	$1,348	$(4,293)	$271,194

        The amortized cost and estimated fair value of investment securities at December 31, 2018, 2017, and 2016 by contractual maturity are as follows:

	Securities Available-for-Sale
(dollars in thousands)	Amortized Cost	Fair Value
Balance at December 31, 2018
Due in one year or less	$5,209	$4,987
Due after one year through five years	51,538	50,720
Due after five year through ten years	91,058	89,145
Due after 10 years	107,177	105,322

Total	$254,982	$250,174

Balance at December 31, 2017
Due in one year or less	$4,075	$4,076
Due after one year through five years	48,955	48,598
Due after five year through ten years	94,102	93,772
Due after 10 years	121,304	120,575

Total	$268,436	$267,021

Balance at December 31, 2016
Due in one year or less	$2,735	$2,755
Due after one year through five years	43,057	42,785
Due after five year through ten years	72,072	71,409
Due after 10 years	156,275	154,245

Total	$274,139	$271,194

Notes to Consolidated Financial Statement (Continued)

NOTE 5 Investment Securities (Continued)

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Investment securities with carrying value of $149.0 million, $166.9 million, and $192.2 million were pledged at December 31, 2018, 2017, and 2016, respectively, to secure public deposits and for other purposes required or permitted by law.

        Proceeds from the sale of available-for-sale securities for the years ended December 31, 2018, 2017, and 2016 are displayed in the table below:

	Securities Available-for-Sale
(dollars in thousands)	2018	2017	2016
Proceeds	$6,488	$—	$59,910
Realized Gains	144	—	83
Realized Losses	(15)	—	(100)

        Information pertaining to investment securities with gross unrealized losses that are not deemed to be other-than-temporarily impaired at December 31, 2018, 2017, and 2016 aggregated by investment category and length of time that individual investment securities have been in a continuous loss position, follows:

	Less than 12 Months		Over 12 Months		Total
At December 31, 2018 (dollars in thousands)	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$(8)	$5,288	$(214)	$11,598	$(222)	$16,886
Obligations of state and political agencies	—	389	(1,446)	55,770	(1,446)	56,159
Mortgage backed securities
Residential Agency	(44)	7,352	(3,074)	112,293	(3,118)	119,645
Commercial	(39)	7,844	(264)	9,741	(303)	17,585
Asset backed securities	—	2	(4)	155	(4)	157
Corporate bonds	—	—	(121)	8,481	(121)	8,481

Total available-for-sale	$(91)	$20,875	$(5,123)	$198,038	$(5,214)	$218,913

Notes to Consolidated Financial Statement (Continued)

NOTE 5 Investment Securities (Continued)

	Less than 12 Months		Over 12 Months		Total
At December 31, 2017 (dollars in thousands)	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$—	$—	$(158)	$12,400	$(158)	$12,400
Obligations of state and political agencies	(298)	21,860	(467)	26,643	(765)	48,503
Mortgage backed securities
Residential Agency	(772)	86,442	(614)	33,691	(1,386)	120,133
Commercial	(26)	1,776	(207)	10,070	(233)	11,846
Asset backed securities	(1)	184	—	—	(1)	184
Corporate bonds	(11)	5,040	—	—	(11)	5,040

Total available-for-sale	$(1,108)	$115,302	$(1,446)	$82,804	$(2,554)	$198,106

	Less than 12 Months		Over 12 Months		Total
At December 31, 2016 (dollars in thousands)	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$(170)	$12,598	$—	$—	$(170)	$12,598
Obligations of state and political agencies	(2,256)	56,038	(15)	306	(2,271)	56,344
Mortgage backed securities
Residential Agency	(1,546)	110,349	(7)	1,024	(1,553)	111,373
Commercial	(247)	14,975	—	—	(247)	14,975
Asset backed securities	—	54	—	—	—	54
Corporate bonds	(52)	6,233	—	—	(52)	6,233

Total available-for-sale	$(4,271)	$200,247	$(22)	$1,330	$(4,293)	$201,577

        At December 31, 2018, 2017, and 2016 all of the available-for-sale debt securities in an unrealized loss position were investment grade. During the years ended December 31, 2018, 2017, and 2016 the Company evaluated all of its debt securities for credit impairment and determined there were no credit losses evident and did not record any other-than-temporary impairment. At December 31, 2018, 2017, and 2016 the Company's evaluation of other investment securities with continuous unrealized losses indicated that there were no credit losses evident. Furthermore, the Company does not intend to sell and it is more likely than not that the Company will not be required to sell these debt securities before the anticipated recovery of the amortized cost basis.

        The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss for other-than-temporary impairment. An unrealized loss exists when the current estimated fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income for available-for-sale securities.

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses

        The components of loans in the consolidated balance sheets and the associated allowance by impairment methodology at December 31, 2018, 2017, and 2016 are displayed in the following table:

	Recorded Investment			Allowance Allocation
(dollars in thousands)	Individually Evaluated	Collectively Evaluated	Total	Individually Evaluated	Collectively Evaluated	Unallocated	Total
December 31, 2018
Commercial
Commercial and industrial	$3,945	$506,761	$510,706	$2,059	$10,068	$—	$12,127
Real estate construction	—	18,965	18,965	—	250	—	250
Commercial real estate	1,684	438,279	439,963	455	5,824	—	6,279

Total commercial	5,629	964,005	969,634	2,514	16,142	—	18,656
Consumer
Residential real estate first mortgage	352	447,791	448,143	—	1,156	—	1,156
Residential real estate junior lien	559	188,296	188,855	4	801	—	805
Other revolving and installment	20	95,198	95,218	20	360	—	380

Total consumer	931	731,285	732,216	24	2,317	—	2,341

Total	$6,560	$1,695,290	$1,701,850	$2,538	$18,459	$1,177	$22,174

December 31, 2017
Commercial
Commercial and industrial	$3,387	$477,208	$480,595	$833	$6,756	$—	$7,589
Real estate construction	61	22,287	22,348	—	343	—	343
Commercial real estate	—	444,857	444,857	—	4,909	—	4,909

Total commercial	3,448	944,352	947,800	833	12,008	—	12,841
Consumer
Residential real estate first mortgage	508	348,456	348,964	—	1,411	—	1,411
Residential real estate junior lien	1,862	193,241	195,103	41	861	—	902
Other revolving and installment	84	82,523	82,607	68	431	—	499

Total consumer	2,454	624,220	626,674	109	2,703	—	2,812

Total	$5,902	$1,568,572	$1,574,474	$942	$14,711	$911	$16,564

December 31, 2016
Commercial
Commercial and industrial	$3,366	$469,083	$472,449	$296	$6,406	$—	$6,702
Real estate construction	530	34,644	35,174	—	480	—	480
Commercial real estate	146	391,387	391,533	—	4,484	—	4,484

Total commercial	4,042	895,114	899,156	296	11,370	—	11,666
Consumer
Residential real estate first mortgage	1,087	201,130	202,217	—	1,126	—	1,126
Residential real estate junior lien	2,627	176,168	178,795	46	861	—	907
Other revolving and installment	67	86,717	86,784	42	358	—	400

Total consumer	3,781	464,015	467,796	88	2,345	—	2,433

Total	$7,823	$1,359,129	$1,366,952	$384	$13,715	$1,516	$15,615

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses (Continued)

        Changes in the allowance for years ended December 31, 2018, 2017, and 2016 are summarized in the following tables:

(dollars in thousands)	Beginning Balance	Provision for credit losses	Loan charge-offs	Loan recoveries	Ending Balance
Balance at December 31, 2018
Commercial
Commercial and industrial	$7,589	$6,911	$(3,123)	$750	$12,127
Real estate construction	343	(35)	(60)	2	250
Commercial real estate	4,909	1,889	(600)	81	6,279

Total commercial	12,841	8,765	(3,783)	833	18,656
Consumer
Residential real estate first mortgage	1,411	(226)	(29)	—	1,156
Residential real estate junior lien	902	(171)	(133)	207	805
Other revolving and installment	499	(24)	(308)	213	380

Total consumer	2,812	(421)	(470)	420	2,341

Unallocated	911	266	—	—	1,177

Total	$16,564	$8,610	$(4,253)	$1,253	$22,174

Balance at December 31, 2017
Commercial
Commercial and industrial	$6,702	$3,244	$(3,287)	$930	$7,589
Real estate construction	480	(416)	—	279	343
Commercial real estate	4,484	352	—	73	4,909

Total commercial	11,666	3,180	(3,287)	1,282	12,841
Consumer
Residential real estate first mortgage	1,126	182	—	103	1,411
Residential real estate junior lien	907	247	(1,124)	872	902
Other revolving and installment	400	276	(429)	252	499

Total consumer	2,433	705	(1,553)	1,227	2,812

Unallocated	1,516	(605)	—	—	911

Total	$15,615	$3,280	$(4,840)	$2,509	$16,564

Balance at December 31, 2016
Commercial
Commercial and industrial	$6,740	$507	$(1,629)	$1,084	$6,702
Real estate construction	244	1,304	(1,655)	587	480
Commercial real estate	4,070	269	(43)	188	4,484

Total commercial	11,054	2,080	(3,327)	1,859	11,666
Consumer
Residential real estate first mortgage	1,243	(328)	—	211	1,126
Residential real estate junior lien	1,189	453	(829)	94	907
Other revolving and installment	525	16	(280)	139	400

Total consumer	2,957	141	(1,109)	444	2,433

Unallocated	677	839	—	—	1,516

Total	$14,688	$3,060	$(4,436)	$2,303	$15,615

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses (Continued)

        The Company assigns a risk rating to all loans except pools of homogeneous loans and periodically performs detailed internal and external reviews of risk rated loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by the Company's regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the estimated fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The Company's ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard, and Doubtful risk ratings. The risk ratings are defined as follows:

        Pass:    A pass loan is a credit with no existing or known potential weaknesses deserving of management's close attention.

        Special Mention:    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of the Company's credit position at some future date. Special mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

        Substandard:    Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well-defined weaknesses include a borrower's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

        Doubtful:    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loss:    Loans classified as loss are considered uncollectible and charged off immediately.

        The tables below provide a breakdown of outstanding commercial loans by risk category at December 31, 2018, 2017, and 2016. All criticized loans are subject to high levels of monitoring

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses (Continued)

by management. The Criticized category includes Special Mention, Substandard, and Doubtful categories which are defined by banking regulatory agencies.

		Criticized
(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2018
Commercial
Commercial and industrial	$459,565	$12,055	$37,523	$1,563	$510,706
Real estate construction	17,910	—	1,055	—	18,965
Commercial real estate	407,178	6,304	26,481	—	439,963

Total commercial	884,653	18,359	65,059	1,563	969,634
Consumer
Residential real estate first mortgage (1)	448,124	—	19	—	448,143
Residential real estate junior lien (1)	186,370	—	2,485	—	188,855
Other revolving and installment (1)	95,218	—	—	—	95,218

Total consumer	729,712	—	2,504	—	732,216

Total Loans	$1,614,365	$18,359	$67,563	$1,563	$1,701,850

December 31, 2017
Commercial
Commercial and industrial	$455,941	$12,722	$11,000	$932	$480,595
Real estate construction	18,880	2,689	779	—	22,348
Commercial real estate	414,622	10,474	19,761	—	444,857

Total commercial	889,443	25,885	31,540	932	947,800
Consumer
Residential real estate first mortgage (1)	348,718	178	68	—	348,964
Residential real estate junior lien (1)	192,459	242	2,402	—	195,103
Other revolving and installment (1)	82,584	—	23	—	82,607

Total consumer	623,761	420	2,493	—	626,674

Total Loans	$1,513,204	$26,305	$34,033	$932	$1,574,474

December 31, 2016
Commercial
Commercial and industrial	$454,730	$7,886	$9,833	$—	$472,449
Real estate construction	32,390	—	2,784	—	35,174
Commercial real estate	361,655	7,243	22,635	—	391,533

Total commercial	848,775	15,129	35,252	—	899,156
Consumer
Residential real estate first mortgage (1)	200,707	—	1,510	—	202,217
Residential real estate junior lien (1)	175,567	120	3,108	—	178,795
Other revolving and installment (1)	86,751	—	33	—	86,784

Total consumer	463,025	120	4,651	—	467,796

Total Loans	$1,311,800	$15,249	$39,903	$—	$1,366,952

(1)
The Company generally does not risk rate consumer loans unless a default event such as bankruptcy or extended nonperformance takes place. Alternatively, standard credit scoring systems are used to assess credit risks of consumer loans

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses (Continued)

        The following tables reflect the past due aging analysis of the loan portfolio at December 31, 2018, 2017, and 2016:

	Accruing
(dollars in thousands)	Current	30 - 89 Days Past Due	90 Days or More Past Due	Nonperforming	Total Loans
December 31, 2018
Commercial
Commercial and industrial	$504,313	$2,815	$—	$3,578	$510,706
Real estate construction	18,965	—	—	—	18,965
Commercial real estate	438,446	—	—	1,517	439,963

Total commercial	961,724	2,815	—	5,095	969,634
Consumer
Residential real estate first mortgage	444,470	2,411	—	1,262	448,143
Residential real estate junior lien	187,502	769	—	584	188,855
Other revolving and installment	94,615	581	—	22	95,218

Total consumer	726,587	3,761	—	1,868	732,216

Total loans	$1,688,311	$6,576	$—	$6,963	$1,701,850

December 31, 2017
Commercial
Commercial and industrial	$476,210	$1,192	$—	$3,193	$480,595
Real estate construction	22,287	—	—	61	22,348
Commercial real estate	440,412	4,445	—	—	444,857

Total commercial	938,909	5,637	—	3,254	947,800
Consumer
Residential real estate first mortgage	347,941	361	—	662	348,964
Residential real estate junior lien	191,856	1,374	—	1,873	195,103
Other revolving and installment	82,002	521	—	84	82,607

Total consumer	621,799	2,256	—	2,619	626,674

Total loans	$1,560,708	$7,893	$—	$5,873	$1,574,474

December 31, 2016
Commercial
Commercial and industrial	$468,039	$1,544	$—	$2,866	$472,449
Real estate construction	34,423	—	—	751	35,174
Commercial real estate	391,278	106	—	149	391,533

Total commercial	893,740	1,650	—	3,766	899,156
Consumer
Residential real estate first mortgage	199,737	1,345	48	1,087	202,217
Residential real estate junior lien	174,741	1,464	—	2,590	178,795
Other revolving and installment	86,179	432	—	173	86,784

Total consumer	460,657	3,241	48	3,850	467,796

Total loans	$1,354,397	$4,891	$48	$7,616	$1,366,952

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses (Continued)

        Interest income foregone on nonaccrual loans approximated $0.3 million, $0.2 million, and $0.7 million for the years ended December 31, 2018, 2017, and 2016, respectively.

        The table below presents key information for impaired loans and interest income for the years ended December 31, 2018, 2017, and 2016, respectively. No interest income on impaired loans was recognized using the cash basis of accounting during the years ended December 31, 2018, 2017, and 2016.

	December 31, 2018					December 31, 2017					December 31, 2016
(dollars in thousands)	Recorded investment	Unpaid principal	Related allowance	Average recorded investment	Interest income	Recorded investment	Unpaid principal	Related allowance	Average recorded investment	Interest income	Recorded investment	Unpaid principal	Related allowance	Average recorded investment	Interest income
Loans with no related allowance for loan losses
Commercial
Commercial and industrial	$1,285	$1,422	$—	$1,595	$35	$1,152	$1,152	$—	$1,676	$89	$2,175	$2,175	$—	$2,757	$127
Real estate construction	—	—	—	—	—	61	62	—	65	3	530	751	—	752	30
Commercial real estate	185	218	—	223	9	—	—	—	—	—	146	149	—	160	9
Consumer
Residential real estate first mortgage	352	504	—	533	—	508	591	—	620	37	1,087	1,087	—	1,102	50
Residential real estate junior lien	555	697	—	718	6	1,657	1,667	—	1,963	123	2,627	2,646	—	2,905	176
Other revolving and installment	1	2	—	3	—	8	8	—	10	—	1	3	—	3	—

Total	$2,378	$2,843	$—	$3,072	$50	$3,386	$3,480	$—	$4,334	$252	$6,566	$6,811	$—	$7,679	$392

Loans with a related allowance for loan losses
Commercial
Commercial and industrial	$2,660	$2,752	$2,059	$3,163	$—	$2,043	$2,043	$796	$2,605	$148	$1,191	$1,191	$296	$1,292	$68
Commercial real estate	1,499	1,517	455	1,558	—	192	228	37	234	9	—	—	—	—	—
Consumer
Residential real estate junior lien	4	4	4	4	—	205	302	41	317	18	—	74	46	78	4
Other revolving and installment	19	20	20	28	—	76	76	68	79	6	66	72	42	78	6

Total	$4,182	$4,293	$2,538	$4,753	$—	$2,516	$2,649	$942	$3,235	$181	$1,257	$1,337	$384	$1,448	$78

        Loans with a carrying value of $1.1 billion, $1.0 billion, and $717.9 million were pledged at December 31, 2018, 2017, and 2016, respectively, to secure public deposits, and for other purposes required or permitted by law.

Troubled Debt Restructurings

        Under certain circumstances, the Company will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Company for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrower that it would not otherwise consider. TDR concessions can include

Notes to Consolidated Financial Statement (Continued)

NOTE 6 Loans and Allowance for Loan Losses (Continued)

reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt.

        During 2018, there was one loan modified as a troubled debt restructuring as a result of adjusting the interest rate below current market levels. The balance at the time of restructuring was $1.0 million. For year ending December 31, 2018 the carrying value of the restructured loan was $0.2 million. The loan is currently performing according to the modified terms and there were no specific reserves for loans losses allocated to loans modified as troubled debt restructurings. During 2017, there were no loans that were modified as a troubled debt restructuring. During 2016, there was one loan that was modified as a troubled debt restructuring as a result of extending the amortization period. The loan is currently performing according to the modified terms and there were no specific reserves for loan losses allocated to loans modified as troubled debt restructurings. The loan amount is not significant to the consolidated financial statements.

        The Company does not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings or whose loans are on nonaccrual.

NOTE 7 Land, Premises and Equipment, Net

        Components of land, premises and equipment at December 31, 2018, 2017, and 2016 are as follows:

(dollars in thousands)	2018	2017	2016
Land	$4,663	$4,663	$4,844
Buildings and improvements	25,902	25,888	28,669
Assets under capital lease	2,657	2,657	2,657
Furniture, fixtures, and equipment	29,767	32,397	30,765

	62,989	65,605	66,935
Less accumulated depreciation	(41,246)	(44,376)	(42,673)

Total	$21,743	$21,229	$24,262

        Depreciation expense for years ended December 31, 2018, 2017, and 2016 amounted to $3.2 million, $3.2 million, and $3.3 million, respectively.

        Total rent expense for the years ended December 31, 2018, 2017, and 2016 amounted to $3.6 million, $3.6 million, and $3.7 million, respectively.

Notes to Consolidated Financial Statement (Continued)

NOTE 7 Land, Premises and Equipment, Net (Continued)

        Pursuant to the terms of the noncancelable lease agreements in effect at December 31, 2018, pertaining to banking premises, future minimum rent commitments under various operating leases are as follows:

(dollars in thousands)	Amount
2019	$3,609
2020	3,127
2021	2,333
2022	1,985
2023	1,421
Thereafter	1,158

Total	$13,633

        The annual minimum future rents due to the Company on non-cancelable operating leases at December 31, 2018 are as follows:

(dollars in thousands)	Amount
2019	$267
2020	204
2021	196
2022	181
2023	106

Total	$954

NOTE 8 Goodwill and Other Intangible Assets

        The following is a summary of the Company's intangible assets.

At December 31, 2018 (dollars in thousands)	Estimated Life	Amortization Method	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill			$27,329	$—	$27,329
Identifiable customer intangibles	9 years	Straight Line	55,744	(34,972)	20,772
Core deposit intangibles	5 years	Straight Line	7,216	(5,515)	1,701

Total			$90,289	$(40,487)	$49,802

Notes to Consolidated Financial Statement (Continued)

NOTE 8 Goodwill and Other Intangible Assets (Continued)

At December 31, 2017 (dollars in thousands)	Estimated Life	Amortization Method	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill			$27,329	$—	$27,329
Identifiable customer intangibles	9 years	Straight Line	55,744	(31,333)	24,411
Core deposit intangibles	5 years	Straight Line	7,216	(4,516)	2,700

Total			$90,289	$(35,849)	$54,440

At December 31, 2016 (dollars in thousands)	Estimated Life	Amortization Method	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill			$27,329	$—	$27,329
Identifiable customer intangibles	9 years	Straight Line	55,744	(26,713)	29,031
Core deposit intangibles	5 years	Straight Line	7,216	(3,518)	3,698

Total			$90,289	$(30,231)	$60,058

        Aggregate amortization expense for the years ended December 31, 2018, 2017, and 2016 was $4.6 million, $5.6 million, and $7.0 million, respectively.

        Estimated aggregate amortization expenses for each of the next five years and thereafter is as follows:

(dollars in thousands)	Amount
2019	$4,081
2020	3,961
2021	3,266
2022	3,202
2023	3,202
Thereafter	4,761

Total	$22,473

NOTE 9 Loan Servicing

        Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others totaled $591.6 million, $591.8 million, and $625.4 million at December 31, 2018, 2017, and 2016, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and collection and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees, and is net of fair value adjustments to capitalized mortgage servicing rights.

Notes to Consolidated Financial Statement (Continued)

NOTE 9 Loan Servicing (Continued)

        The balance of servicing rights included at December 31, 2018, 2017, and 2016 is $4.6 million, $4.7 million, and $4.8 million, respectively. Servicing rights of $0.6 million, $0.7 million and $1.3 million were capitalized in 2018, 2017, and 2016, respectively. Amortization of servicing rights was $0.7 million, $0.8 million, and $0.8 million in 2018, 2017, and 2016, respectively. Changes in estimated fair value of servicing rights arising from adjustments to valuation allowances are recognized in other noninterest expense were $(72) thousand, $14 thousand, and $(139) thousand in 2018, 2017, and 2016, respectively.

        The amount of loan servicing obligations included in other liabilities is $92 thousand, $128 thousand, and $134 thousand as of December 31, 2018, 2017, and 2016, respectively.

        The estimated fair value of loan servicing rights and obligations were determined using discount rates averaging 10.50% and prepayment speeds averaging 7.79%, 9.30%, and 8.44% as of December 31, 2018, 2017, and 2016, respectively.

NOTE 10 Other Assets

        Other assets on the balance sheet consist of the following balances at December 31, 2018, 2017, and 2016:

(dollars in thousands)	2018	2017	2016
Federal Reserve Bank stock	$2,675	$2,675	$2,675
Foreclosed assets	204	483	1,917
Prepaid expenses	5,163	6,448	2,863
Investments in partnerships	75	390	458
Trust fees receivable	11,724	15,883	18,575
Income tax refund receivable	2,379	3,902	—
Federal Home Loan Bank stock	6,875	4,281	3,245
Other assets	3,592	3,455	4,154

Total	$32,687	$37,480	$33,691

        Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost which is the expected recoverability of the par value. The investments are required to be maintained in order to be members of the Federal Reserve Bank and to obtain borrowings from the Federal Home Loan Bank.

Notes to Consolidated Financial Statement (Continued)

NOTE 11 Deposits

        The components of deposits in the consolidated balance sheets at December 31, 2018, 2017, and 2016 are as follows:

(dollars in thousands)	2018	2017	2016
Noninterest-bearing transaction	$550,640	$619,333	$554,490
Interest-bearing transaction
Savings accounts	53,971	50,794	48,371
Interest-bearing checking accounts	401,078	410,924	308,945
Money market savings	598,820	549,650	632,870
Time deposits	170,587	204,261	240,533

Total interest-bearing transactions	1,224,456	1,215,629	1,230,719

Total deposits	$1,775,096	$1,834,962	$1,785,209

        Certificates of deposit in excess of $250,000 totaled $27.5 million, $28.2 million, and $30.2 million at December 31, 2018, 2017, and 2016, respectively.

        At December 31, 2018, the scheduled maturities of certificates of deposit are as follows:

(dollars in thousands)	Amount
2019	$134,836
2020	11,599
2021	10,480
2022	4,145
2023	4,633
Thereafter	4,894

Total	$170,587

Notes to Consolidated Financial Statement (Continued)

NOTE 12 Short-Term Borrowings

        Short-term borrowings at December 31, 2018, 2017, and 2016 consisted of the following:

At December 31, (dollars in thousands)	2018	2017	2016
Securities sold under agreements to repurchase
Outstanding at period-end	$—	$—	$729
Average daily balance	—	28	3,141
Maximum month-end balance	—	—	8,174
Weighted-average rate
During period	0.00%	0.54%	0.34%
End of period	0.00%	0.00%	0.54%
Fed funds purchased
Outstanding at period-end	$93,460	$—	$—
Average daily balance	86,768	33,348	1,918
Maximum month-end balance	112,260	131,630	5,000
Weighted-average rate
During period	2.18%	1.33%	0.53%
End of period	2.63%	0.00%	0.00%
FHLB short-term advances
Outstanding at period-end	$—	$30,000	$—
Average daily balance	82	39,069	—
Maximum month-end balance	—	120,000	—
Weighted-average rate
During period	1.42%	1.28%	0.00%
End of period	0.00%	1.42%	0.00%

Notes to Consolidated Financial Statement (Continued)

NOTE 13 Long-Term Debt

        Long-term debt at December 31, 2018, 2017, and 2016 consisted of the following:

(dollars in thousands)	Face Value	Carrying Value	Interest Rate	Year End Interest Rate	Maturity Date	Call Date
2018
Subordinated notes payable	$50,000	$49,562	Fixed	5.75%	12/30/2025	12/30/2020
Junior subordinated debenture (Trust I)	4,000	3,357	Three-month LIBOR + 3.10%	5.92%	6/26/2033	6/26/2008
Junior subordinated debenture (Trust II)	6,000	5,035	Three-month LIBOR + 1.80%	4.59%	9/15/2036	9/15/2011
Obligations under capital lease	2,700	870	Fixed	7.81%	10/31/2022

Total	$62,700	$58,824

	Face Value	Carrying Value	Interest Rate	Year End Interest Rate	Maturity Date	Call Date
2017
Subordinated notes payable	$50,000	$49,500	Fixed	5.75%	12/30/2025	12/30/2020
Junior subordinated debenture (Trust I)	4,000	3,311	Three-month LIBOR + 3.10%	5.92%	6/26/2033	6/26/2008
Junior subordinated debenture (Trust II)	6,000	4,967	Three-month LIBOR + 1.80%	4.59%	9/15/2036	9/15/2011
Obligations under capital lease	2,700	1,041	Fixed	7.81%	10/31/2022

Total	$62,700	$58,819

	Face Value	Carrying Value	Interest Rate	Year End Interest Rate	Maturity Date	Call Date
2016
Subordinated notes payable	$50,000	$49,437	Fixed	5.75%	12/30/2025	12/30/2020
Junior subordinated debenture (Trust I)	4,000	3,267	Three-month LIBOR + 3.10%	5.92%	6/26/2033	6/26/2008
Junior subordinated debenture (Trust II)	6,000	4,899	Three-month LIBOR + 1.80%	4.59%	9/15/2036	9/15/2011
Obligations under capital lease	2,700	1,210	Fixed	7.81%	10/31/2022

Total	$62,700	$58,813

        At December 31, 2018, 2017, and 2016 respectively, the Company had a $150 thousand, $150 thousand, and $10.7 million line of credit with the Federal Home Loan Bank. Bank of

Notes to Consolidated Financial Statement (Continued)

NOTE 13 Long-Term Debt (Continued)

North Dakota letters of credit are collateralized by loans pledged to the Bank of North Dakota in the amount of $260.6 million, $296.4 million, and $197.9 million at December 31, 2018, 2017, and 2016, respectively. Outstanding letters of credit at December 31, 2018, 2017, and 2016 respectively, were $-0-, $10 million and $-0-.

        The following schedule represents the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments at December 31, 2018:

(dollars in thousands)	Amount
2019	$251
2020	251
2021	251
2022	231
2023	7

Total minimum lease payments	991
Less amount representing interest	(121)

Net minimum lease payments	$870

NOTE 14 True-Up Liability

        In connection with the Prosperan Bank acquisition in 2009, the Bank agreed to pay the FDIC, should the estimated losses on the acquired loan portfolios as well as servicing fees earned on the acquired loan portfolios not meet thresholds as stated in the loss sharing agreements (the "true-up liability"). This contingent consideration was classified as a liability within other liabilities on the Consolidated Balance Sheet and was re-measured at each reporting date until the contingency was resolved. At December 31, 2017 and 2016 respectively, the value of the true-up liability was $3.2 million and $2.9 million. Changes in the value of the liability were reported in other noninterest expense.

        On October 24, 2018, the Company entered into a termination agreement with the FDIC that terminated both the Single Family Shared-Loss Agreement as well as the Commercial and Other Assets Shared-Loss Agreement. The Company agreed to pay the FDIC $3.0 million. All rights and obligations of the parties under these loss share agreements, including the claw-back provisions, terminated effective October 24, 2018. As a result, all recoveries, gains, charge-offs, losses and expenses related to assets previously covered under loss share agreements are recognized entirely by the Company from the date of termination.

NOTE 15 Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business, the Bank has outstanding commitment and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for

Notes to Consolidated Financial Statement (Continued)

NOTE 15 Financial Instruments with Off-Balance Sheet Risk (Continued)

commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the statements of financial condition.

        At December 31, 2018, 2017 and 2016, the following financial instruments whose contract amount represents credit risk were approximately as follows:

(dollars in thousands)	2018	2017	2016
Commitments to extend credit	$529,890	$509,071	$525,416
Standby letters of credit	8,852	9,255	8,620

Total	$538,742	$518,326	$534,036

        Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each client's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

        The Company was not required to perform on any financial guarantees and did not incur any losses on its commitments during the past two years.

NOTE 16 Legal Contingencies

        The Company may be subject to claims and lawsuits which may arise primarily in the ordinary course of business. It is the opinion of management, that if such claims are made, the disposition or ultimate resolution of the claims and lawsuits will not have a material adverse effect on the financial position of the Company.

NOTE 17 Stock Based Compensation Plan

        Effective May 2009, the Company adopted the Alerus Financial Corporation 2009 Stock Award Plan (the 2009 Plan) providing for the grant of up to 1.4 million shares of its common stock to employees, officers, and directors pursuant to awards of non-qualified options, restricted stock, or other stock-based employee benefits.

        The 2009 Plan provides for the granting of restricted stock at no cost to certain key employees. Shares of stock are issued to each employee immediately upon the grant of the award and the employee becomes entitled to all rights of a stockholder, unless such shares are forfeited under the plan.

Notes to Consolidated Financial Statement (Continued)

NOTE 17 Stock Based Compensation Plan (Continued)

        The restricted stock is subject to full or partial forfeiture, as defined, if the employee terminates employment with the Company within prescribed time periods (generally five to ten years) or violates any restrictions under their agreement. Restricted stock awards generally vest over a five to ten year period, but vesting may be accelerated or immediate due to death or disability of the employee or the occurrence of certain events relating primarily to significant changes in directors or ownership of the Company. Restricted stock awards are considered to represent an element of employee compensation and are charged to expense over the period earned. Compensation expense relating to stock awards under this plan was $1.2 million in 2018, $0.7 million in 2017, and $1.1 million in 2016.

        On February 22, 2018, the Company granted 42,038 restricted stock units to officers. The restricted stock units vest, in the form of Company common stock, after three years based on the target performance metric associated with the award. The final award will be adjusted to reflect actual performance versus target performance, using a linear scale, with a threshold (minimum) of 50% award for 80% performance, and a maximum of 150% award for 120% performance. In determining compensation expense, the fair value of the restricted stock unit awards was determined based on the 20 day weighted average trade price of the Company's common stock on the date of grant, which was $22.80 per share. The expense is being recognized over the applicable vesting period. Due to the fact that the measurements cannot be determined at the time of the grant, the Company estimated that the most likely outcome is the achievement of the target level. If during the Performance Period, additional information becomes available to lead the Company to believe a different level will be achieved for the Performance Period, the Company will reassess the number of units that will vest for the grant and adjust its compensation expense accordingly on a prospective basis. The total amount of expense for restricted stock units during the year ended December 31, 2018 was $0.4 million.

Notes to Consolidated Financial Statement (Continued)

NOTE 17 Stock Based Compensation Plan (Continued)

        Amounts granted under the 2009 plan have been retroactively adjusted for all stock splits effected in the form of dividends. Activity in the stock plans for the years ended December 31, 2018, 2017, and 2016 is as follows:

	Number of Shares
	Available for Future Grant	Restricted Stock Awards
Balance—December 31, 2015	678,682	671,318
Restricted units awarded	(2,558)	2,558
Restricted shares awarded	(52,050)	52,050
Shares withheld for taxes	5,557	(5,557)
Awards forfeited	31,283	(31,283)

Balance—December 31, 2016	660,914	689,086
Restricted units awarded	(5,287)	5,287
Restricted shares awarded	(51,576)	51,576
Shares withheld for taxes	13,273	(13,273)
Awards forfeited	55,134	(55,134)

Balance—December 31, 2017	672,458	677,542
Restricted units awarded	(42,038)	42,038
Restricted shares awarded	(45,764)	45,764
Shares withheld for taxes	9,703	(9,703)
Awards forfeited	4,696	(4,696)

Balance—December 31, 2018	599,055	750,945

        The number of unvested shares outstanding was 295,972, 335,092, and 440,511 respectively, at December 31, 2018, 2017, and 2016. The number of unvested units outstanding was 41,042 at December 31, 2018. There were no unvested units outstanding at December 31, 2017 and 2016.

        Effective May 2009, the Company also adopted the Alerus Financial Corporation Stock Grant Plan for Non-Employee Directors (the Retainer Plan) providing for the issuance of up to 180,000 shares of its common stock to non-employee directors. The purpose of the Retainer Plan is to provide for payment for the annual retainer to directors in shares of Company common stock.

        The number of shares to be issued is based on the retainer divided by the fair market value per share as of the grant date, as defined in Note 1. Upon the issuance of shares under this plan, the then current value of the shares is charged to expense. Compensation expense relating to stock awards under this plan was $0.3 million in 2018, $0.3 million in 2017, and $0.3 million in 2016.

Notes to Consolidated Financial Statement (Continued)

NOTE 17 Stock Based Compensation Plan (Continued)

        Activity in the Retainer Plan for the years ended December 31, 2018, 2017, and 2016 is as follows:

	Number of Shares
(dollars in thousands)	Available for Future Grant	Retainer Stock Awards
Balance—December 31, 2015	68,471	111,529
Retainer shares awarded	(17,829)	17,829

Balance—December 31, 2016	50,642	129,358
Retainer shares awarded	(14,800)	14,800

Balance—December 31, 2017	35,842	144,158
Retainer shares awarded	(10,017)	10,017

Balance—December 31, 2018	25,825	154,175

NOTE 18 Employee Benefits

        The Company maintains two employee retirement plans including an employee stock ownership plan (ESOP) and a defined contribution salary reduction plan (401k). The plans cover substantially all full-time employees upon satisfying prescribed eligibility requirements for age and length of service. Contributions to the ESOP are determined annually by the Board of Directors at their discretion and allocated to participants based on a percentage of annual compensation. Under the 401k, the Company contributes 100% of amounts deferred by employees up to 3% of eligible compensation and 50% of amounts deferred by employees between 3% and 6% of eligible compensation. Under the ESOP, corporate stock is transferred to the plan at market value on the date of transfer. Market value is established by a third party valuation. The Company treats these as outstanding shares, accordingly, dividends on these shares are charged to retained earnings. Retirement plan contributions are reflected under employee benefits in the income statement and for years ending December 31, 2018, 2017, and 2016 are as follows:

(dollars in thousands)	2018	2017	2016
Salary reduction plan	$2,402	$2,317	$2,290
ESOP	1,665	1,684	1,444

Total	$4,067	$4,001	$3,734

Total ESOP shares outstanding	1,334,372	1,393,395	1,337,999

        Under Federal income tax regulations, the employer stock that is held by the plan and its participants is not readily tradable on an established market, or is subject to trading limitations and includes a put option. The put option is a right to demand that the Company buys shares of its stock distributed to participants for which there is no market. The put price is representative of the fair market value of the stock. Market value is established by a third party valuation. The

Notes to Consolidated Financial Statement (Continued)

NOTE 18 Employee Benefits (Continued)

Company's ESOP repurchase obligation was $34 million, $31 million, and $29 million respectively, at December 31, 2018, 2017, and 2016.

NOTE 19 Noninterest Income

        All of the Company's revenue from contracts with customers within the scope of ASC 606 is recognized in noninterest income. The following table presents the Company's noninterest income for the years ended December 31, 2018, 2017, and 2016.

(dollars in thousands)	2018	2017	2016
Noninterest Income
Retirement and benefit services	$63,316	$62,390	$57,804
Wealth management	14,900	13,953	12,640
Mortgage banking (1)	17,630	19,748	26,528
Service charges on deposit accounts	1,808	1,854	1,916
Net gains (losses) on investment securities (1)	85	(13)	(24)
Other
Interchange fees	2,005	1,997	2,025
Bank owned life insurance income (1)	803	820	991
Misc transactional fees	1,106	1,070	1,071
Other noninterest income	1,096	1,226	2,138

Total	$102,749	$103,045	$105,089

(1)
Not within the scope of ASC 606

NOTE 20 Income Taxes

        The components of income tax expense (benefit) for the years ended December 31, 2018, 2017, and 2016 are as follows:

(dollars in thousands)	2018	2017	2016
Federal
Current	$5,801	$6,646	$9,093
Deferred	(49)	2,975	(2,659)

Federal income tax	5,752	9,621	6,434
State
Current	1,265	949	1,089
Deferred	155	734	(382)

State income tax	1,420	1,683	707

Deferred tax impairment and statutory rate change	—	6,210	—

Total income tax expense	$7,172	$17,514	$7,141

Notes to Consolidated Financial Statement (Continued)

NOTE 20 Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2018, 2017, and 2016 are as follows:

(dollars in thousands)	2018	2017	2016
Deferred Tax Assets
Allowance for loan losses	$5,566	$4,157	$5,989
Employee compensation and benefit accruals	2,167	2,017	3,855
Expense accruals	740	1,701	2,356
Identifiable intangible amortization	3,351	3,392	4,711
Deferred loan fees	462	332	2,924
Net operating loss carry forwards	266	436	480
Nonaccrual loan interest	143	193	381
Unrealized gain on available-for-sale investment securities	1,207	379	1,114
Other	533	615	2,402

Total	14,435	13,222	24,212
Valuation allowance	—	(150)	(167)

Total deferred tax assets from temporary differences	14,435	13,072	24,045

Deferred Tax Liabilities
Accumulated depreciation	1,079	499	1,044
Goodwill and intangible amortization	1,443	1,120	1,110
Servicing assets	1,137	1,144	1,554
Prepaid expenses	644	1,051	806
Other	47	45	10

Total deferred tax liabilities from temporary differences	4,350	3,859	4,524

Net Deferred Tax Assets	$10,085	$9,213	$19,521

Notes to Consolidated Financial Statement (Continued)

NOTE 20 Income Taxes (Continued)

        The reconciliation between applicable income taxes and the amount computed at the applicable statutory Federal tax rate for years ending December 31, 2018, 2017, and 2016 is as follows:

	2018		2017		2016
(dollars in thousands)	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Taxes at statutory federal income tax rate	$6,938	21.0%	$11,380	35.0%	$7,412	35.0%
Tax effect of:
Tax exempt income	(365)	(1.1)	(562)	(1.7)	(736)	(3.4)
State income taxes, net of federal benefits	1,399	4.2	1,414	4.3	(602)	(2.8)
Change in federal statutory tax rate	—	—	4,818	14.1	—	—
Deferred tax asset impairment	—	—	1,392	4.2	—	—
Nondeductible items and other	(800)	(2.4)	(928)	(2.8)	1,067	5.0

Applicable income taxes	$7,172	21.7%	$17,514	53.1%	$7,141	33.8%

        On December 22, 2017 the U.S. Government enacted "To provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018," also known as the Tax Cuts and Jobs Act. This resulted in the corporate income tax rate being reduced from the 35% level to 21%. The Company adjusted the carrying value of the deferred tax assets using the new tax rate, which resulted in a charge to earnings in the fourth quarter of 2017. Impairment expense of $4.8 million was recorded. The Company was unable to recognize certain tax benefits related to loans acquired in 2014 and recorded an impairment expense of $1.4 million in 2017.

        It is the opinion of management that the Company has no significant uncertain tax positions that would be subject to change upon examination.

NOTE 21 Segment Reporting

        The Company determines reportable segments based on the services offered, the significance of the services offered, the significance of those services to the Company's financial statements, and management's regular review of the operating results of those services. The Company operates through four operating segments: Banking, Retirement and Benefit Services, Wealth Management, and Mortgage.

        The financial information presented on each segment sets forth net interest income, provision for loan losses, direct noninterest income and direct noninterest expense before indirect allocations. Corporate Administration includes the indirect overhead and is set forth in

Notes to Consolidated Financial Statement (Continued)

NOTE 21 Segment Reporting (Continued)

the table below. The segment net income before taxes represents direct revenue and expense before indirect allocations and income taxes.

        The following table presents key metrics related to our segments as of the dates presented:

Segment Reporting

Year ended December 31, (dollars in thousands)	Banking	Retirement and Benefit Services	Wealth Management	Mortgage	Corporate Administration	Consolidated
2018
Net interest income	$77,919	$—	$62	$834	$(3,591)	$75,224
Provision for loan losses	8,599	—	—	11	—	8,610
Noninterest income	6,921	63,316	14,900	17,630	(18)	102,749
Noninterest expense	42,605	36,414	6,824	17,199	33,283	136,325

Net income before taxes	$33,636	$26,902	$8,138	$1,254	$(36,892)	$33,038

Total assets	$2,120,249	$41,492	$3,235	$14,600	$(506)	$2,179,070

2017
Net interest income	$70,377	$—	$57	$740	$(3,504)	$67,670
Provision for loan losses	3,280	—	—	—	—	3,280
Noninterest income	7,180	62,390	13,953	19,748	(226)	103,045
Noninterest expense	35,996	41,977	7,640	17,448	31,859	134,920

Net income before taxes	$38,281	$20,413	$6,370	$3,040	$(35,589)	$32,515

Total assets	$2,078,013	$38,118	$2,718	$18,669	$(1,437)	$2,136,081

2016
Net interest income	$64,990	$—	$54	$1,302	$(3,406)	$62,940
Provision for loan losses	3,060	—	—	—	—	3,060
Noninterest income	6,895	57,804	12,640	26,528	1,222	105,089
Noninterest expense	34,314	44,479	8,498	22,275	34,226	143,792

Net income before taxes	$34,511	$13,325	$4,196	$5,555	$(36,410)	$21,177

Total assets	$1,969,232	$47,467	$3,319	$31,671	$(1,644)	$2,050,045

Banking

        The Banking division offers a complete line of loan, deposit, cash management, and treasury services through seventeen offices in North Dakota, Minnesota, and Arizona. These products and services are supported through web and mobile based applications. The majority of the Company's assets and liabilities are in the Banking segments' balance sheet.

Notes to Consolidated Financial Statement (Continued)

NOTE 21 Segment Reporting (Continued)

Retirement and Benefit Services

        Retirement and Benefit Services provides the following services nationally: recordkeeping and administration services to qualified retirement plans; ESOP trustee, recordkeeping, and administration; investment fiduciary services to retirement plans; health savings account, flex spending account, and Cobra recordkeeping and administration services to employers; payroll and HIRS services for employers. The division services approximately 6,738 retirement plans and more than 355,000 plan participants. In addition, the division employs nearly 273 professionals, and operates within the banking markets as well as in Albert Lea, Minnesota, Lansing, Michigan, Manchester, New Hampshire and 13 satellite offices.

Wealth Management

        The Wealth Management division provides advisory and planning services, investment management, and trust and fiduciary services to clients across the Company's footprint.

Mortgage

        The mortgage division offers first and second mortgage loans through a centralized mortgage unit in Minneapolis, Minnesota as well as through the Banking office locations.

NOTE 22 Related Party Transactions

        In the ordinary course of business, the Bank has granted loans to executive officers, directors, and their affiliates (related parties). These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectability. Loans outstanding both direct and indirect to related parties totaled $12.6 million at December 31, 2018, $19.9 million at December 31, 2017, and $20.5 million at December 31, 2016. New loans totaling $0.8 million, $7.3 million, and $25.2 million were made and $3.3 million, $7.9 million, and $12.2 million were repaid during the years ending December 31, 2018, 2017, and 2016, respectively.

        Deposits from related parties held by the Company at December 31, 2018, 2017, and 2016 amounted to $5.6 million, $5.8 million, and $6.8 million, respectively.

NOTE 23 Preferred Stock

        The Company is authorized to issue 2,000,000 shares of preferred stock. The Company redeemed 20,000 shares of Series A preferred stock in February 2016 that had previously been issued to the Secretary of the Treasury under the Small Business Lending Fund. At December 31, 2018, 2017, and 2016, there were no shares that were issued or outstanding.

Notes to Consolidated Financial Statement (Continued)

NOTE 24 Derivative Instruments

        The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of the interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rate risks.

        Derivative instruments that are used as part of the Company's interest rate risk management strategy include interest rate swaps, futures contracts, and options contracts with indices that relate to the pricing of specific balance sheet assets and liabilities. Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date.

        Interest rate options represent contracts that allow the holder of the option to (1) receive cash or (2) purchase, sell, or enter into a financial instrument at a specified price within a specified period of time. Certain of these contracts also provide the Company with the right to enter into interest-rate swaps and cap and floor agreements with the writer of the option.

        By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the estimated fair value gain in a derivative. When the estimated fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company and therefore, creates a repayment risk for the Company. When the estimated fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee.

        The Company also maintains a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association Master Agreement. Various derivatives, including interest rate, commodity, equity, credit, and foreign exchange contracts, are offered to clients but usually offset the exposure from such contracts by purchasing other financial contracts. The customer accommodations and any offsetting financial contracts are treated as freestanding derivatives. Free-standing derivatives also include derivatives entered into for risk management that do not otherwise qualify for hedge accounting, including domestic hedge derivatives.

        The following table presents the total notional or contractual amounts and estimated fair values for derivatives not designated as hedging instruments that are recorded on the balance sheet in other assets or other liabilities. Customer accommodation, trading, and other

Notes to Consolidated Financial Statement (Continued)

NOTE 24 Derivative Instruments (Continued)

free-standing derivatives are recorded on the balance sheet at fair value in trading assets or other liabilities at December 31, 2018, 2017, and 2016:

	2018 Fair Value			2017 Fair Value			2016 Fair Value
(dollars in thousands)	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
Free standing derivatives (economic hedges) Interest rate contracts	$—	$—	$—	$542	$9	$9	$574	$22	$22

Customer accommodation, trading, and other contracts Interest rate contracts	36,814	12	7	38,964	8	1	13,885	105	72

Total		$12	$7		$17	$10		$127	$94

        The gain (loss) recognized on derivatives instruments for years ended December 31, 2018, 2017, and 2016 was as follows:

		Amount of gain or (loss) recognized in income
Derivatives not designated as hedging instruments	Location of gain or loss recognized in income
		2018	2017	2016
Interest Rate Contracts	Other Noninterest Income (Expenses)	$(2)	$(26)	$(54)

NOTE 25 Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of common equity tier 1, tier 1, and total capital (as defined in the regulations) to risk weighted assets (as defined) and of tier 1 capital (as defined) to average assets (as defined). Management believes at December 31, 2018, 2017, and 2016, the Bank has met all of the capital adequacy requirements to which it is subject.

        On August 28, 2018, the Federal Reserve Board (the "Board") issued an interim final rule expanding the applicability of the Board's small bank holding company policy statement, as required by the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018. The interim final rule raises the small bank holding company policy statement's asset threshold from $1 billion to $3 billion in total consolidated assets, and as result, our holding company was exempted from all regulatory guidelines, to which it previously had been subject, until such time as its consolidated assets exceed $3 billion. As of December 31, 2018, the most recent notification from the Federal Deposit Insurance Corporation, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believe have changed in the Bank's category.

Notes to Consolidated Financial Statement (Continued)

NOTE 25 Regulatory Matters (Continued)

        Actual capital amounts and ratios for the Bank and the Company (consolidated) at December 31, 2018, 2017, and 2016 are presented in the following table:

					Minimum to be Well Capitalized Under Prompt Corrective Action
	Actual		Minimum Capital
At December 31, 2018 (dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital to risk weighted assets (CET 1)
Consolidated	$151,745	8.43%	N/A	N/A	N/A	N/A
Bank	204,680	11.39%	80,866	4.5%	116,806	6.5%
Tier 1 capital to risk weighted assets
Consolidated	159,774	8.87%	N/A	N/A	N/A	N/A
Bank	204,680	11.39%	107,821	6.0%	143,761	8.0%
Total capital to risk weighted assets:
Consolidated	231,510	12.86%	N/A	N/A	N/A	N/A
Bank	226,854	12.62%	143,806	8.0%	179,758	10.0%
Tier 1 capital to average assets:
Consolidated	159,774	7.51%	N/A	N/A	N/A	N/A
Bank	204,680	9.63%	85,018	4.0%	106,272	5.0%

					Minimum to be Well Capitalized Under Prompt Corrective Action
	Actual		Minimum Capital
At December 31, 2017 (dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital to risk weighted assets (CET 1)
Consolidated	$133,149	7.83%	$76,522	4.5%	N/A	N/A
Bank	187,115	11.01%	76,478	4.5%	110,468	6.5%
Tier 1 capital to risk weighted assets
Consolidated	141,037	8.29%	102,077	6.0%	N/A	N/A
Bank	187,115	11.01%	101,970	6.0%	135,960	8.0%
Total capital to risk weighted assets:
Consolidated	207,101	12.17%	136,139	8.0%	N/A	N/A
Bank	203,679	11.99%	135,899	8.0%	169,874	10.0%
Tier 1 capital to average assets:
Consolidated	141,037	7.07%	79,795	4.0%	N/A	N/A
Bank	187,115	9.40%	79,623	4.0%	99,529	5.0%

Notes to Consolidated Financial Statement (Continued)

NOTE 25 Regulatory Matters (Continued)

					Minimum to be Well Capitalized Under Prompt Corrective Action
	Actual		Minimum Capital
At December 31, 2016 (dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital to risk weighted assets (CET 1)
Consolidated	$124,093	7.74%	$72,147	4.5%	N/A	N/A
Bank	177,662	11.10%	72,025	4.5%	104,036	6.5%
Tier 1 capital to risk weighted assets
Consolidated	131,822	8.23%	96,104	6.0%	N/A	N/A
Bank	177,662	11.10%	96,034	6.0%	128,045	8.0%
Total capital to risk weighted assets:
Consolidated	196,875	12.29%	128,153	8.0%	N/A	N/A
Bank	193,276	12.07%	128,103	8.0%	160,129	10.0%
Tier 1 capital to average assets:
Consolidated	131,822	6.85%	76,976	4.0%	N/A	N/A
Bank	177,662	9.25%	76,827	4.0%	96,034	5.0%

        The Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to a lesser amount. In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity to maintain their Federal Housing Administration approval status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2018, 2017, and 2016 the Company was in compliance with HUD guidelines.

NOTE 26 Fair Value of Assets and Liabilities

        The Company categorizes its assets and liabilities measured at estimated fair value into a three level hierarchy based on the priority of the inputs to the valuation technique used to determine estimated fair value. The estimated fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the estimated fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the estimated fair value measurement. Assets and liabilities valued at estimated fair value are categorized based on the following inputs to the valuation techniques as follows:

          Level 1—Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that an entity has the ability to access.

          Level 2—Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Estimated fair values for these instruments are estimated using pricing models, quoted prices of investment securities with similar characteristics, or discounted cash flows.

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

          Level 3—Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity. Subsequent to initial recognition, the Company may re-measure the carrying value of assets and liabilities measured on a nonrecurring basis to estimated fair value. Adjustments to estimated fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their estimated fair value.

        Professional standards allow entities the irrevocable option to elect to measure certain financial instruments and other items at estimated fair value for the initial and subsequent measurement on an instrument-by-instrument basis. The Company adopted the policy to value certain financial instruments at estimated fair value. The Company has not elected to measure any existing financial instruments at estimated fair value; however, it may elect to measure newly acquired financial instruments at estimated fair value in the future.

Recurring Basis

        The Company uses estimated fair value measurements to record estimated fair value adjustments to certain assets and liabilities and to determine estimated fair value disclosures. For additional information on how the Company measures estimated fair value refer to Note 1—Significant Accounting Policies.

        The following tables present the balances of the assets and liabilities measured at estimated fair value on a recurring basis at December 31, 2018, 2017, and 2016:

At December 31, 2018 (dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities
U.S. treasury and government agencies	$—	$1,539	$—	$1,539

Available-for-sale and equity securities
U.S. treasury and government agencies	$—	$19,142	$—	$19,142
Obligations of state and political agencies	—	66,387	—	66,387
Mortgage backed securities
Residential agency	—	126,998	—	126,998
Commercial	—	28,767	—	28,767
Asset backed securities	—	399	—	399
Corporate bonds	—	8,481	—	8,481
Equity securities	3,165	—	—	3,165

Total available-for-sale and equity securities	$3,165	$250,174	$—	$253,339

Other assets
Derivatives	$—	$12	$—	$12
Other liabilities
Derivatives	$—	$7	$—	$7

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

At December 31, 2017 (dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities
U.S. treasury and government agencies	$—	$1,945	$—	$1,945

Available-for-sale and equity securities
U.S. treasury and government agencies	$—	$18,944	$—	$18,944
Obligations of state and political agencies	—	74,475	—	74,475
Mortgage backed securities
Residential agency	—	148,630	—	148,630
Commercial	—	14,211	—	14,211
Asset backed securities	—	541	—	541
Corporate bonds	—	10,220	—	10,220
Equity securities	5,445	—	—	5,445

Total available-for-sale and equity securities	$5,445	$267,021	$—	$272,466

Other assets
Derivatives	$—	$17	$—	$17
Other liabilities
Derivatives	$—	$10	$—	$10

At December 31, 2016 (dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities
U.S. treasury and government agencies	$—	$1,959	$—	$1,959

Available-for-sale and equity securities
U.S. treasury and government agencies	$—	$20,092	$—	$20,092
Obligations of state and political agencies	—	71,952	—	71,952
Mortgage backed securities
Residential agency	—	148,032	—	148,032
Commercial	—	23,111	—	23,111
Asset backed securities	—	740	—	740
Corporate bonds	—	7,267	—	7,267
Equity securities	5,758	—	—	5,758

Total available-for-sale and equity securities	$5,758	$271,194	$—	$276,952

Other assets
Derivatives	$—	$127	$—	$127
Other liabilities
Derivatives	$—	$94	$—	$94

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

        The following is a description of the valuation methodologies used for instruments measured at estimated fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investment Securities

        When available, the Company uses quoted market prices to determine the estimated fair value of investment securities; such items are classified in Level 1 of the estimated fair value hierarchy. For the Company's investment securities for which quoted prices are not available for identical investment securities in an active market, the Company determines estimated fair value utilizing vendors who apply matrix pricing for similar bonds for which no prices are observable or may compile prices from various sources. These models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market, and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Estimated fair values from these models are verified, where possible, against quoted prices for recent trading activity of assets with similar characteristics to the security being valued. Such methods are generally classified as Level 2. However, when prices from independent sources vary, cannot be obtained, or cannot be corroborated, a security is generally classified as Level 3.

Derivatives

        All of the Company's derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For these derivatives, estimated fair value is measured using internally developed models that use primarily market observable inputs, such as yield curves and option volatilities, and accordingly, classify as Level 2. Examples of Level 2 derivatives are basic interest rate swaps and forward contracts. Any remaining derivative estimated fair value measurements using significant assumptions that are unobservable are classified as Level 3. Level 3 derivatives include interest rate lock commitments written for residential mortgage loans that are held for sale.

Nonrecurring Basis

        Certain assets are measured at estimated fair value on a nonrecurring basis. These assets are not measured at estimated fair value on an ongoing basis; however, they are subject to estimated fair value adjustments in certain circumstances, such as when there is evidence of impairment or a change in the amount of previously recognized impairment.

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

        Net impairment losses related to nonrecurring estimated fair value measurements of certain assets for the years ended December 31, 2018, 2017, and 2016 consisted of the following:

	2018				2017				2016
(dollars in thousands)	Level 2	Level 3	Total	Losses	Level 2	Level 3	Total	Losses	Level 2	Level 3	Total	Losses
Loans held for sale	$14,486	$—	$14,486	$—	$17,938	$—	$17,938	$—	$35,063	$—	$35,063	$—
Loans held for branch sale	—	32,031	32,031	—	—	—	—	—	—	—	—	—
Impaired loans	—	4,022	4,022	2,538	—	4,960	4,960	942	—	7,439	7,439	384
Foreclosed assets	—	204	204	245	—	483	483	425	—	1,917	1,917	146
Servicing rights	—	4,623	4,623	—	—	4,686	4,686	—	—	4,777	4,777	—

Loans Held for Sale

        Loans originated and held for sale are carried at the lower of cost or estimated fair value. The Company obtains quotes or bids on these loans directly from purchasing financial institutions. Typically these quotes include a premium on the sale and thus these quotes indicate estimated fair value of the held for sale loans is greater than cost.

        On January 15, 2019, the Bank entered into an agreement with a third party to sell the loans of two branch locations in Duluth Minnesota, which totaled $32.0 million as of December 31, 2018. The estimated fair value in the table above is based on the agreed upon purchase price in the sales contract. The measurements are classified as Level 3. Refer to Note 28—Subsequent Events for additional information pertaining to the sale.

        Impairment losses for loans held for sale that are carried at the lower of cost or estimated fair value represent additional net write-downs during the period to record these loans at the lower of cost or estimated fair value subsequent to their initial classification as loans held for sale.

Impaired Loans

        In accordance with the provisions of the loan impairment guidance, loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms are measured for impairment. Allowable methods for estimating fair value include using the estimated fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using a discounted cash flow method. The estimated fair value method requires obtaining a current independent appraisal of the collateral and applying a discount factor, if necessary, to the appraised value and including costs to the sell. Because many of these inputs are not observable, the measurements are classified as Level 3.

Foreclosed Assets

        Foreclosed assets are recorded at estimated fair value based on property appraisals, less estimated selling costs, at the date of the transfer with any impairment amount charged to the allowance for loan losses. Subsequent to the transfer, foreclosed assets are carried at the lower of cost or estimated fair value, less estimated selling costs with changes in the estimated fair value or any impairment amount recorded in other noninterest expense. Fair value measurements may be based upon appraisals, third-party price opinions, or internally developed pricing methods. These measurements are classified as Level 3.

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

Servicing Rights

        Servicing rights do not trade in an active market with readily observable prices. Accordingly, the estimated fair value of servicing rights is determined using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income, and late fees. Servicing rights are carried at lower of cost or market value, and therefore can be subject to estimated fair value measurements on a nonrecurring basis. Estimated fair value measurements of servicing rights use significant unobservable inputs and accordingly, are classified as Level 3. The Company obtains the estimated fair value of servicing rights from an independent third party pricing service and records the unadjusted estimated fair values in the financial statements.

        The valuation techniques and significant unobservable inputs used to measure Level 3 estimated fair values at December 31, 2018, 2017, and 2016, are as follows:

			2018					2017			2016
(dollars in thousands) Asset Type	Valuation Technique	Unobservable Input	Fair Value	Range		Weighted Average		Fair Value	Range	Weighted Average	Fair Value	Range	Weighted Average
Loans held for branch sale	Discounted cash flows	Sales contract	32,031		(1)		(1)	—	—	—	—	—	—
Impaired loans	Appraisal value	Property specific adjustment	4,022	N/A		N/A		4,960	N/A	N/A	7,439	N/A	N/A
Foreclosed assets	Appraisal value	Property specific adjustment	204	N/A		N/A		483	N/A	N/A	1,917	N/A	N/A
Servicing rights	Discounted cash flows	Prepayment speed assumptions	4,623	104 - 211		130		4,686	119 - 239	155	4,777	113 - 253	140.6
		Discount rate		10.5%		10.5%			9.5%	9.5%		9.5%	9.5%

(1)
The significant unobservable input related to the loans held for branch sale was the third party sales the Bank entered into on January 15, 2019.

        Disclosure of estimated fair value information about financial instruments, for which it is practicable to estimate that value, is required whether or not recognized in the consolidated balance sheets. In cases in which quoted market prices are not available, estimated fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. In that regard, the derived estimated fair value estimates cannot be substantiated by comparison to independent markets and, in many cases could not be realized in immediate settlement of the instruments. Certain financial instruments with an estimated fair value that is not practicable to estimate and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate estimated fair value amounts presented do not necessarily represent the underlying value of the Company.

        The following disclosures represent financial instruments in which the ending balances at December 31, 2018, 2017, and 2016 are not carried at estimated fair value in their entirety on the consolidated balance sheets.

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

Cash and Due from Banks and Accrued Interest

        The carrying amounts reported in the Consolidated Balance Sheets approximate those assets and liabilities estimated fair values.

Loans

        For variable-rate loans that reprice frequently and with no significant change in credit risk, estimated fair values are based on carrying values. The estimated fair values of other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Bank-Owned Life Insurance

        Bank-owned life insurance is carried at the amount due upon surrender of the policy, which is also the estimated fair value. This amount was provided by the insurance companies based on the terms of the underlying insurance contract.

Deposits

        The estimated fair values of demand deposits are, by definition, equal to the amount payable on demand at the consolidated balance sheet date. The estimated fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies current incremental interest rates being offered on certificates of deposit to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

Deposits held for sale

        On January 15, 2019, the Bank entered into an agreement with a third party to sell the deposits of two branch locations in Duluth Minnesota, which totaled $24.2 million as of December 31, 2018. The estimated fair value in the table below is based on the carrying value of the deposits less the premium the Company expects to receive in accordance with the sales contract when the transactions are expected to be completed in 2019. Refer to Note 28—Subsequent Events for additional information pertaining to the sale.

Short-Term Borrowings and Long-Term Debt

        For variable-rate borrowings that reprice frequently, estimated fair values are based on carrying values. The estimated fair value of fixed-rate borrowings are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet Credit-Related Commitments

        Off-balance sheet credit related commitments are generally of short-term nature. The contract amount of such commitments approximates their estimated fair value since the

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

commitments are comprised primarily of unfunded loan commitments which are generally priced at market at the time of funding.

        The estimated fair values, and related carrying or notional amounts, of the Company's financial instruments are as follows:

		Estimated Fair Value
At December 31, 2018 (dollars in thousands)	Carrying Amount
		Level 1	Level 2	Level 3	Total
Financial Assets
Cash and due from banks	$40,651	$40,651	$—	$—	$40,651
Loans	1,679,676	—	—	1,663,401	1,663,401
Accrued interest receivable	7,645	7,645	—	—	7,645
Bank-owned life insurance	30,763	—	30,763	—	30,763
Financial Liabilities
Noninterest-bearing transaction	$550,640	$—	$550,640	$—	$550,640
Interest-bearing transaction	1,053,869	—	1,053,869	—	1,053,869
Time deposits	170,587	—	—	172,616	172,616
Deposits held for sale	24,197	—	—	22,019	22,019
Short-term borrowings	93,460	93,460	—	—	93,460
Long-term debt	58,824	—	59,988	—	59,988
Accrued interest payable	720	720	—	—	720

		Estimated Fair Value
At December 31, 2017 (dollars in thousands)	Carrying Amount
		Level 1	Level 2	Level 3	Total
Financial Assets
Cash and due from banks	$121,998	$121,998	$—	$—	$121,998
Loans	1,557,910	—	—	1,552,399	1,552,399
Accrued interest receivable	6,817	6,817	—	—	6,817
Bank-owned life insurance	29,959	—	29,959	—	29,959
Financial Liabilities
Noninterest-bearing transaction	$619,333	$—	$619,333	$—	$619,333
Interest-bearing transaction	1,011,368	—	1,011,368	—	1,011,368
Time deposits	204,261	—	—	202,608	202,608
Short-term borrowings	30,000	30,000	—	—	30,000
Long-term debt	58,819	—	59,193	—	59,193
Accrued interest payable	557	557	—	—	557

Notes to Consolidated Financial Statement (Continued)

NOTE 26 Fair Value of Assets and Liabilities (Continued)

		Estimated Fair Value
At December 31, 2016 (dollars in thousands)	Carrying Amount
		Level 1	Level 2	Level 3	Total
Financial Assets
Cash and due from banks	$207,367	$207,367	$—	$—	$207,367
Loans	1,351,337	—	—	1,342,792	1,342,792
Accrued interest receivable	5,919	5,919	—	—	5,919
Bank-owned life insurance	29,139	—	29,139	—	29,139
Financial Liabilities
Noninterest-bearing transaction	$554,490	$—	$554,490	$—	$554,490
Interest-bearing transaction	990,186	—	990,186	—	990,186
Time deposits	240,533	—	—	240,416	240,416
Short-term borrowings	729	729	—	—	729
Long-term debt	58,813	—	59,193	—	59,193
Accrued interest payable	616	616	—	—	616

NOTE 27 Parent Company Only Financial Statements

        The condensed financial statements of the Corporation (parent company only) are presented below. These statements should be read in conjunction with the Notes to the Consolidated Financial Statements

Notes to Consolidated Financial Statement (Continued)

NOTE 27 Parent Company Only Financial Statements (Continued)

Alerus Financial Corporation
Parent Company Condensed Balance Sheets

At December 31, (dollars in thousands)	2018	2017	2016
Assets
Cash and cash equivalents	$8,207	$7,205	$4,647
Land, premises and equipment, net	433	549	664
Investment in subsidiaries	250,252	233,940	222,232
Deferred income taxes, net	933	906	1,111
Other assets	1,538	752	2,996

Total assets	$261,363	$243,352	$231,650

Liabilities and Stockholders' Equity
Long-term debt	$58,824	$58,819	$58,813
Accrued expenses and other liabilities	5,585	4,939	4,586

Total liabilities	64,409	63,758	63,399
Commitments and contingent liabilities ESOP-owned shares	34,494	31,491	29,035
Stockholders' equity	196,954	179,594	168,251
Less: ESOP-owned shares	(34,494)	(31,491)	(29,035)

Total stockholders' equity	162,460	148,103	139,216

Total liabilities and stockholders' equity	$261,363	$243,352	$231,650

Alerus Financial Corporation
Parent Company Condensed Statements of Income

Year Ended December 31, (dollars in thousands)	2018	2017	2016
Income
Dividends from subsidiaries	$11,470	$7,845	$10,150
Other income	14	16	73

Total operating income	11,484	7,861	10,223
Expenses	5,964	5,038	5,808

Income before equity in undistributed income	5,520	2,823	4,415
Equity in undistributed income of subsidiaries	18,852	10,755	7,852

Income before income taxes	24,372	13,578	12,267
Income tax benefit	1,494	1,423	1,769

Net income	$25,866	$15,001	$14,036

Notes to Consolidated Financial Statement (Continued)

NOTE 27 Parent Company Only Financial Statements (Continued)

Alerus Financial Corporation
Parent Company Condensed Statements of Cash Flows

Year Ended December 31, (dollars in thousands)	2018	2017	2016
Operating activities
Net income	$25,866	$15,001	$14,036
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed income of subsidiaries	(18,852)	(10,755)	(7,852)
Depreciation and amortization	116	116	116
Stock-based compensation cost	370	315	315
Other, net	1,314	4,904	408

Net cash provided by operating activities	(17,052)	(5,420)	(7,013)
Investing activities
Investment in bank subsidiary	—	—	(7,773)
Acquisitions, net cash acquired	—	—	10,332

Net cash provided by investing activities	—	—	2,559
Financing activities
Cash dividends paid on preferred stock	—	—	(25)
Cash dividends paid on common stock	(7,456)	(6,729)	(6,163)
Redemption of preferred stock	—	—	(20,000)
Repurchase of common stock	(356)	(294)	(357)

Net cash provided by financing activities	(7,812)	(7,023)	(26,545)

Change in cash and cash equivalents	1,002	2,558	(16,963)
Cash and cash equivalents at beginning of period	7,205	4,647	21,610

Cash and cash equivalents at end of period	$8,207	$7,205	$4,647

NOTE 28 Subsequent Events

        On April 26, 2019, the Company completed the sale of its deposits and assets in Duluth, Minnesota to Frandsen Bank & Trust (FB&T). The loans and deposits associated with this transaction totaled $28.1 million and $19.4 million, respectively, as of April 26, 2019. The Company recognized a gain on sale of approximately $1.7 million. These loans and deposits are categorized as held for sale on the Consolidated Balance Sheets and totaled approximately $32.0 million and $24.2 million respectively, as of December 31, 2018. As part of the transaction FB&T assumed the Company's existing downtown Duluth branch located at 331 W Superior St. Additionally, the Company closed its Duluth Miller Hill branch, located at 1405 Miller Trunk Hwy.

        Subsequent events have been evaluated through June 6, 2019, which is the date these financial statements were issued.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(dollars and shares in thousands, except per share data)	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$33,293	$34,909
Interest-bearing deposits	11,627	5,742

Cash and due from banks	44,920	40,651
Investment securities
Trading	—	1,539
Available-for-sale	253,720	250,174
Equity, at fair value	2,532	3,165
Loans held for sale	44,616	14,486
Loans held for branch sale	—	32,031
Loans	1,713,452	1,701,850
Allowance for loan losses	(21,246)	(22,174)

Net loans	1,692,206	1,679,676
Land, premises and equipment, net	21,934	21,743
Operating lease right-of-use assets	9,364	—
Accrued interest receivable	7,818	7,645
Bank-owned life insurance	31,159	30,763
Goodwill	27,329	27,329
Other intangible assets	20,372	22,473
Servicing rights	4,300	4,623
Deferred income taxes, net	7,601	10,085
Other assets	39,258	32,687

Total assets	$2,207,129	$2,179,070

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing transaction	$506,021	$550,640
Interest-bearing transaction	1,063,955	1,053,869
Time deposits	183,389	170,587

Total deposits	1,753,365	1,775,096
Deposits held for sale	—	24,197
Short-term borrowings	141,445	93,460
Long-term debt	58,808	58,824
Operating lease liabilities	9,891	—
Accrued expenses and other liabilities	29,855	30,539

Total liabilities	1,993,364	1,982,116

Commitments and contingent liabilities ESOP-owned shares	34,494	34,494
Stockholders' equity
Common stock, $1 par value, 30,000,000 shares authorized: 13,816,050 and 13,775,327 issued and outstanding	13,816	13,775
Additional paid-in capital	28,676	27,743
Retained earnings	169,788	159,037
Accumulated other comprehensive income (loss)	1,485	(3,601)

	213,765	196,954
Less ESOP-owned shares	(34,494)	(34,494)

Total stockholders' equity	179,271	162,460

Total liabilities and stockholders' equity	$2,207,129	$2,179,070

See Accompanying Notes to Consolidated Financial Statements (Unaudited)
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income (Unaudited)

	For the six month ended June 30,
(dollars and shares in thousands, except per share data)	2019	2018
Interest Income
Loans, including fees	$43,285	$39,018
Investment securities
Taxable	2,647	2,346
Exempt from federal income taxes	455	626
Other	401	284

Total interest income	46,788	42,274
Interest Expense
Deposits	6,296	2,691
Short-term borrowings	1,266	756
Long-term debt	1,815	1,785

Total interest expense	9,377	5,232

Net interest income	37,411	37,042
Provision for loan losses	4,017	5,550

Net interest income after provision for loan losses	33,394	31,492
Noninterest Income
Retirement and benefit services	30,835	31,337
Wealth management	7,489	7,263
Mortgage banking	11,604	8,233
Service charges on deposit accounts	874	891
Net gains (losses) on investment securities	309	106
Other	3,947	2,520

Total noninterest income	55,058	50,350
Noninterest Expense
Compensation	34,956	33,033
Employee benefits	10,588	9,292
Occupancy and equipment expense	5,386	5,517
Business services, software and technology expense	7,820	6,736
Intangible amortization expense	2,101	2,392
Professional fees and assessments	2,095	2,106
Marketing and business development	1,134	1,583
Supplies and postage	1,396	1,291
Travel	900	870
Mortgage and lending expenses	1,215	1,160
Other	1,184	2,098

Total noninterest expense	68,775	66,078

Income before income taxes	19,677	15,764
Income tax expense	4,893	3,301

Net income	$14,784	$12,463

Earnings per common share	$1.07	$0.91
Diluted earnings per common share	$1.05	$0.89
Dividends declared per common share	$0.28	$0.26
Average common shares outstanding	13,796	13,751
Diluted average common shares outstanding	14,089	14,056

See Accompanying Notes to Consolidated Financial Statements (Unaudited)
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Unaudited)

	For the six months ended June 30,
(Dollars in thousands)	2019	2018
Net Income	$14,784	$12,463
Other Comprehensive Income, Net of Tax
Unrealized gains (losses) on available-for-sale securities	6,501	(4,845)
Reclassification adjustment for losses (gains) realized in income	(289)	96

Total other comprehensive income (loss), before tax	6,790	(4,749)

Income tax expense (benefit) related to items of other comprehensive income	1,704	(1,192)

Other comprehensive income (loss), net of tax	5,086	(3,557)

Total comprehensive income	$19,870	$8,906

See Accompanying Notes to Consolidated Financial Statements (Unaudited)
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements in Changes of Stockholders' Equity (Unaudited)

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	ESOP- Owned Shares	Total
Balance at December 31, 2017	$13,699	$26,040	$140,986	$(1,131)	$(31,491)	$148,103
Net income	—	—	12,463	—	—	12,463
Adjustment for adoption of ASU 2016-01	—	—	(71)	71	—	—
Other comprehensive income (loss)	—	—	—	(3,557)	—	(3,557)
Common stock repurchased	(9)	(33)	(180)	—	—	(222)
Common stock dividends	—	—	(3,657)	—	—	(3,657)
Net change in fair value of ESOP shares	—	—	—	—	—	—
Stock-based compensation expense	11	734	—	—	—	745
Vesting of restricted stock	77	(77)	—	—	—	—

Balance at June 30, 2018	$13,778	$26,664	$149,541	$(4,617)	$(31,491)	$153,875

Balance at December 31, 2018	$13,775	$27,743	$159,037	$(3,601)	$(34,494)	$162,460
Net income	—	—	14,784	—	—	14,784
Other comprehensive income (loss)	—	—	—	5,086	—	5,086
Common stock repurchased	(5)	(16)	(85)	—	—	(106)
Common stock issued	—	—	—	—	—	—
Common stock dividends	—	—	(3,948)	—	—	(3,948)
Net change in fair value of ESOP shares	—	—	—	—	—	—
Stock-based compensation expense	13	982	—	—	—	995
Vesting of restricted stock	33	(33)	—	—	—	—

Balance at June 30, 2019	$13,816	$28,676	$169,788	$1,485	$(34,494)	$179,271

See Accompanying Notes to Consolidated Financial Statements (Unaudited)
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	For the six months ended June 30,
(dollars in thousands)	2019	2018
Operating Activities
Net income	$14,784	$12,463
Adjustments to reconcile net income to net cash provided (used) by operating activities
Deferred income taxes	780	(1,654)
Provision for loan losses	4,017	5,550
Depreciation and amortization	4,208	4,331
Amortization and accretion of premiums/discounts on investment securities	559	832
Amortization of operating lease right-of-use assets	6	—
Stock-based compensation	995	745
Increase in value of bank-owned life insurance	(396)	(400)
Realized Loss (gain) on sale of branch	(1,544)	—
Realized loss (gain) on forward sale derivatives	(7)	21
Realized loss (gain) on rate lock commitments	12	(19)
Realized loss (gain) on sale of foreclosed assets	(161)	205
Realized loss (gain) on sale of investment securities	(289)	96
Realized loss (gain) on servicing rights	(101)	(279)
Net change in:
Securities held for trading	1,539	38
Loans held for sale	(30,130)	(17,878)
Accrued interest receivable	(255)	(545)
Other assets	(6,268)	1,538
Accrued expenses and other liabilities	(155)	(1,806)

Net cash provided (used) by operating activities	(12,406)	3,238
Investing Activities
Proceeds from sales of investment securities available-for-sale	21,631	2,466
Proceeds from maturities of investment securities available-for-sale	18,801	18,868
Purchases of investment securities available-for-sale	(37,458)	(5,342)
Net (increase) decrease in equity securities	633	2,185
Net (increase) decrease in loans	(13,117)	(133,955)
Proceeds from sale of branch	10,379	—
Purchases of premises and equipment	(1,934)	(1,864)
Proceeds from sales of foreclosed assets	420	179

Net cash provided (used) by investing activities	(645)	(117,463)

See Accompanying Notes to Consolidated Financial Statements (Unaudited)
Alerus Financial Corporation

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited) (Continued)

	For the six months ended June 30,
(dollars in thousands)	2019	2018
Financing Activities
Net increase (decrease) in deposits	(26,507)	(46,428)
Net increase (decrease) in short-term borrowings	47,985	82,260
Repayments of long-term debt	(104)	(84)
Cash dividends paid on common stock	(3,948)	(3,657)
Repurchase of common stock	(106)	(222)

Net cash provided (used) by financing activities	17,320	31,869

Net change in cash and due from banks	4,269	(82,356)
Cash and due from banks at beginning of period	40,651	121,998

Cash and due from banks at end of period	$44,920	$39,642

Supplemental Cash Flow Disclosures
Cash paid for:
Interest	$7,719	$3,811
Income taxes	4,644	1,821
Non-cash information
Loan collateral transferred to foreclosed assets	491	404
Unrealized gain (loss) on investment securities available-for-sale	5,086	(3,557)
Initial recognition of operating lease right-of-use assets	10,422	—
Initial recognition of operating lease liabilities	10,943	—
Change in fair value of ESOP shares	—	—

See Accompanying Notes to Consolidated Financial Statements (Unaudited)
Alerus Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 Significant Accounting Policies

        Alerus Financial Corporation is a financial holding company organized under the laws of Delaware. Alerus Financial Corporation and its subsidiaries (the "Company") is a diversified financial services company that provides commercial banking, mortgage banking, retirement and benefit plan administration, and wealth management services. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's principal operating subsidiary is Alerus Financial, N.A. (the "Bank"). Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year. The financial information as of December 31, 2018 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes elsewhere included in this filing.

Principles of Consolidation

        The consolidated financial statements in this report have not been audited by an independent registered public accounting firm, but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal recurring nature. Intercompany accounts and transactions have been eliminated in consolidation.

        In the normal course of business, the Company may enter into a transaction with a variable interest entity ("VIE"). VIE's are legal entities whose investors lack the ability to make decisions about the entity's activities, or whose equity investors do not have the right to receive the residual returns of the entity. The applicable accounting guidance requires the Company to perform ongoing quantitative and qualitative analysis to determine whether it must consolidate any VIE. The Company does not have any ownership interest in or exert any control over any VIE, and thus no VIE's are included in the consolidated financial statements.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term include the valuation of investment securities, determination of the allowance for loan losses, valuation of reporting units for the purpose of testing goodwill and other intangible assets for impairment, valuation of deferred tax assets, and fair values of financial instruments.

NOTE 2 Recent Accounting Pronouncements

        The following FASB Accounting Standards Updates ("ASUs") are divided into pronouncements which have been adopted by the Company since January 1, 2019, and those which are not yet effective and have been evaluated or are currently being evaluated by management as of June 30, 2019.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 2 Recent Accounting Pronouncements (Continued)

Adopted Pronouncements

        In February 2016, the FASB issued ASU No. 2016-02, "Leases." Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases): 1) a lease liability, which is the present value of a lessee's obligation to make lease payments, and 2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Lessor accounting under the new guidance remains largely unchanged as it is substantially equivalent to existing guidance for sales-type leases, direct financing leases, and operating leases. Leveraged leases have been eliminated, although lessors can continue to account for existing leveraged leases using the current accounting guidance. Other limited changes were made to align lessor accounting with the lessee accounting model and the new revenue recognition standard. All entities will classify leases to determine how to recognize lease-related revenue and expense. Quantitative and qualitative disclosures will be required by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The intention is to require enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity's leasing activities. ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. All entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. As the Company elected the transition option provided in ASU No. 2018-11, the modified retrospective approach was applied on January 1, 2019. The Company also elected certain relief options offered in ASU 2016-02 including the package of practical expedients, the option not to separate lease and non-lease components and instead to account for them as a single lease component, and the option not to recognize right-of-use assets and lease liabilities that arise from short-term leases (i.e., leases with terms of twelve months or less). The Company did not elect the hindsight practical expedient, which allows entities to use hindsight when determining lease term and impairment of right-of-use assets. The Company has several lease agreements, such as branch locations, which are considered operating leases, and therefore, were not previously recognized on the Company's consolidated statements of condition. The new guidance requires these lease agreements to be recognized on the consolidated statements of condition as a right-of-use asset and a corresponding lease liability. The new guidance did not have a material impact on the consolidated statements of income or the consolidated statements of cash flows. See Note 7 Leases for more information.

        In March 2017, the FASB issued ASU No. 2017-08, Premium Amortization on Purchased Callable Debt Securities. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. Currently, entities generally amortize the premium as an adjustment of yield over the contractual life of the security. ASU 2017-08 does not change the accounting for purchased callable debt securities held at a discount as the discount will continue to be accreted to maturity. ASU 2017-08 is effective for public business entities for the interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which ASU 2017-08 is adopted. The Company elected to early adopt

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 2 Recent Accounting Pronouncements (Continued)

this standard as of January 1, 2019, and has evaluated the provisions of ASU 2017-08 and determined there is no impact on its consolidated financial statements.

        In August 2017, the FASB issued ASU No. 2017-12, "Targeted Improvements to Accounting for Hedging Activities." This ASU's objectives are to (1) improve the transparency and understandability of information conveyed to financial statement users about an entity's risk management activities by better aligning the entity's financial reporting for hedging relationships with those risk management activities; and (2) reduce the complexity of and simplify the application of hedge accounting by preparers. ASU No. 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018. The Company currently does not designate any derivative financial instruments as formal hedging relationships, and therefore, does not currently utilize hedge accounting. As such, ASU No. 2017-12 did not impact the Company's consolidated financial statements.

        In June 2018, the FASB issued ASU No. 2018-07, Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU has been issued as part of a simplification initiative which will expand the scope of Topic 718 to include share-based payment transactions for the acquiring of goods and services from non-employees and expands the scope through the amendments to address and improve aspects of the accounting for non-employee share-based payment transactions. The amendments will be effective for public business entities for interim and annual reporting periods beginning after December 15, 2018. The Company elected to early adopt ASU 2018-07 effective January 1, 2019, and has evaluated the provisions of ASU 2018-07 and determined there was no significant impact on its consolidated financial statements.

Pronouncements Not Yet Effective

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires a new impairment model known as the current expected credit loss (CECL) which significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the "incurred cost" approach under GAAP with an "expected loss" model for instruments measured at amortized cost, (2) requiring entities to record an allowance for credit losses related to available-for-sale debt securities rather than a direct write-down of the carrying amount of the investments, as is required by the other-than-temporary impairment model under current GAAP, and (3) a simplified accounting model for purchase credit-impaired debt securities and loans. For public business entities that are US Securities and Exchange Commission filers, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. For all other public business entities ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2020. As an emerging growth company, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2021, although early adoption is permitted. The Company is currently evaluating the potential impact of ASU 2016-13 on its consolidated financial statements. On July 17, 2019, the FASB voted to issue a proposal for public comment that would potentially result in a postponement of the required implementation

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 2 Recent Accounting Pronouncements (Continued)

date for ASU 2016-13. Management will continue to monitor any new developments regarding this possible delay.

        In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds, and modifies certain disclosure requirements for estimated fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfer between Level 1 and Level 2 of the estimated fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 estimated fair value measurements. ASU 2018-13 is effective for all entities interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. Entities are also allowed to elect for early adoption of the eliminated or modified disclosure requirements and delay adoption of the new disclosure requirements until their effective date. The revised disclosure requirements will not have a material impact on the Company's consolidated financial statements.

        In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. This update is not expected to have a significant impact on the Company's consolidated financial statements.

        In May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief to provide entities with an option to irrevocably elect the fair value option applied on an instrument by instrument basis for eligible instruments. As an emerging growth company, these ASUs are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. This update is not expected to have a significant impact on the Company's consolidated financial statements.

NOTE 3 Investment Securities

        The amortized cost of investment securities and their estimated fair values, with gross unrealized gains (losses) at June 30, 2019 and December 31, 2018 are as follows:

	Balance at June 30, 2019				Balance at December 31, 2018
(dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$21,838	$43	$(48)	$21,833	$19,364	$—	$(222)	$19,142
Obligations of state and political agencies	48,770	430	(136)	49,064	67,662	171	(1,446)	66,387
Mortgage backed securities
Residential Agency	147,482	1,990	(363)	149,109	129,906	210	(3,118)	126,998
Commercial	25,390	93	(56)	25,427	29,050	20	(303)	28,767
Asset backed securities	174	5	—	179	398	5	(4)	399
Corporate bonds	8,084	25	(1)	8,108	8,602	—	(121)	8,481

Total available-for-sale	$251,738	$2,586	$(604)	$253,720	$254,982	$406	$(5,214)	$250,174

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3 Investment Securities (Continued)

        The amortized cost and estimated fair value of investment securities at June 30, 2019 and December 31, 2018 by contractual maturity are as follows:

	Securities Available-for-Sale
(dollars in thousands)	Amortized Cost	Fair Value
Balance at June 30, 2019
Due within one year or less	$3,805	$3,800
Due after one year through five years	46,223	46,217
Due after five years through ten years	83,304	84,083
Due after 10 years	118,406	119,620

Total	$251,738	$253,720

Balance at December 31, 2018
Due within one year or less	$5,209	$4,987
Due after one year through five years	51,538	50,720
Due after five years through ten years	91,058	89,145
Due after 10 years	107,177	105,322

Total	$254,982	$250,174

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Investment securities with carrying value of $142.7 million and $149.0 million were pledged at June 30, 2019 and December 31, 2018, respectively, to secure public deposits and for other purposes required or permitted by law.

        Proceeds from the sale of available-for-sale securities for the six months ended June 30, 2019 and 2018 are displayed in the table below:

	For the six months ended June 30,
Securities Available-for-sale (dollars in thousands)
	2019	2018
Proceeds	$21,631	$445
Realized gains	298	105
Realized losses	11	5

        Information pertaining to investment securities with gross unrealized losses that are not deemed to be other-than-temporarily impaired at June 30, 2019 and December 31, 2018

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 3 Investment Securities (Continued)

aggregated by investment category and length of time that individual investment securities have been in a continuous loss position, follows:

	Less than 12 Months		Over 12 Months		Total
At June 30, 2019 (dollars in thousands)	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$—	$—	$(48)	$9,952	$(48)	$9,952
Obligations of state and political agencies	—	—	(136)	22,573	(136)	22,573
Mortgage backed securities
Residential Agency	—	—	(363)	45,717	(363)	45,717
Commercial	(18)	8,102	(38)	6,434	(56)	14,536
Asset backed securities	—	7	—	—	—	7
Corporate bonds	—	—	(1)	2,001	(1)	2,001

Total available-for-sale	$(18)	$8,109	$(586)	$86,677	$(604)	$94,786

	Less than 12 Months		Over 12 Months		Total
At December 31, 2018 (dollars in thousands)	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Available-for-sale
U.S. Treasury and agencies	$(8)	$5,288	$(214)	$11,598	$(222)	$16,886
Obligations of state and political agencies	—	389	(1,446)	55,770	(1,446)	56,159
Mortgage backed securities
Residential Agency	(44)	7,352	(3,074)	112,293	(3,118)	119,645
Commercial	(39)	7,844	(264)	9,741	(303)	17,585
Asset backed securities	—	2	(4)	155	(4)	157
Corporate bonds	—	—	(121)	8,481	(121)	8,481

Total available-for-sale	$(91)	$20,875	$(5,123)	$198,038	$(5,214)	$218,913

        All of the available-for-sale debt securities in an unrealized loss position were investment grade. The Company evaluated all of its debt securities for credit impairment and determined there were no credit losses evident and did not record any other-than-temporary impairment. The Company's evaluation of other investment securities with continuous unrealized losses indicated that there were no credit losses evident. Furthermore, the Company does not intend to sell and it is more likely than not that the Company will not be required to sell these debt securities before the anticipated recovery of the amortized cost basis.

        The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss for other-than-temporary impairment. An unrealized loss exists when the current estimated fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income for available-for-sale securities.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses

        The components of loans in the consolidated balance sheets and the associated allowance by impairment methodology at June 30, 2019 and December 31, 2018 are displayed in the following table:

	Recorded Investment			Allowance Allocation
(dollars in thousands)	Individually Evaluated	Collectively Evaluated	Total	Individually Evaluated	Collectively Evaluated	Unallocated	Total
June 30, 2019
Commercial
Commercial and industrial	$2,409	$510,711	$513,120	$553	$11,141	$—	$11,694
Real estate construction	—	26,584	26,584	—	323	—	323
Commercial real estate	1,557	441,240	442,797	377	5,388	—	5,765

Total commercial	3,966	978,535	982,501	930	16,852	—	17,782
Consumer
Residential real estate first mortgage	—	452,049	452,049	—	1,155	—	1,155
Residential real estate junior lien	727	184,482	185,209	—	710	—	710
Other revolving and installment	8	93,685	93,693	5	375	—	380

Total consumer	735	730,216	730,951	5	2,240	—	2,245

Total	$4,701	$1,708,751	$1,713,452	$935	$19,092	$1,219	$21,246

December 31, 2018
Commercial
Commercial and industrial	$3,945	$506,761	$510,706	$2,059	$10,068	$—	$12,127
Real estate construction	—	18,965	18,965	—	250	—	250
Commercial real estate	1,684	438,279	439,963	455	5,824	—	6,279

Total commercial	5,629	964,005	969,634	2,514	16,142		18,656
Consumer
Residential real estate first mortgage	352	447,791	448,143	—	1,156	—	1,156
Residential real estate junior lien	559	188,296	188,855	4	801	—	805
Other revolving and installment	20	95,198	95,218	20	360	—	380

Total consumer	931	731,285	732,216	24	2,317	—	2,341

Total	$6,560	$1,695,290	$1,701,850	$2,538	$18,459	$1,177	$22,174

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

        Changes in the allowance for the six months ended June 30, 2019 and 2018 are summarized in the following tables:

(dollars in thousands)	Beginning Balance	Provision for loan losses	Loan charge-offs	Loan recoveries	Ending Balance
Balance at June 30, 2019
Commercial
Commercial and industrial	$12,127	$4,225	$(4,951)	$293	$11,694
Real estate construction	250	72	(1)	2	323
Commercial real estate	6,279	(664)	—	150	5,765

Total commercial	18,656	3,633	(4,952)	445	17,782
Consumer
Residential real estate first mortgage	1,156	(1)	—	—	1,155
Residential real estate junior lien	805	(44)	(134)	83	710
Other revolving and installment	380	387	(482)	95	380

Total consumer	2,341	342	(616)	178	2,245

Unallocated	1,177	42	—	—	1,219

Total	$22,174	$4,017	$(5,568)	$623	$21,246

Balance at June 30, 2018
Commercial
Commercial and industrial	$7,589	$4,706	$(2,654)	$383	$10,024
Real estate construction	343	110	(60)	2	395
Commercial real estate	4,909	1,530	—	39	6,478

Total commercial	12,841	6,346	(2,714)	424	16,897
Consumer
Residential real estate first mortgage	1,411	104	(29)	—	1,486
Residential real estate junior lien	902	(165)	(86)	179	830
Other revolving and installment	499	3	(137)	118	483

Total consumer	2,812	(58)	(252)	297	2,799

Unallocated	911	(738)	—	—	173

Total	$16,564	$5,550	$(2,966)	$721	$19,869

        The Company assigns a risk rating to all loans except pools of homogeneous loans and periodically performs detailed internal and external reviews of risk rated loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by the Company's regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the estimated fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

each individual loan. The Company's ratings are aligned to Pass and Criticized categories. The Criticized category includes Special Mention, Substandard, and Doubtful risk ratings. The risk ratings are defined as follows:

        Pass:    A pass loan is a credit with no existing or known potential weaknesses deserving of management's close attention.

        Special Mention:    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of the Company's credit position at some future date. Special mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

        Substandard:    Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well-defined weaknesses include a borrower's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

        Doubtful:    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loss:    Loans classified as loss are considered uncollectible and charged off immediately.

        The tables below provide a breakdown of outstanding commercial loans by risk category at June 30, 2019 and December 31, 2018. All criticized loans are subject to high levels of

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

monitoring by management. The Criticized category includes Special Mention, Substandard, and Doubtful categories which are defined by banking regulatory agencies.

		Criticized
(dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2019
Commercial
Commercial and industrial	$473,145	$10,695	$29,280	$—	$513,120
Real estate construction	25,288	286	1,010	—	26,584
Commercial real estate	413,237	4,491	25,069	—	442,797

Total commercial	911,670	15,472	55,359	—	982,501
Consumer
Residential real estate first mortgage	452,044	—	5	—	452,049
Residential real estate junior lien	183,735	—	1,474	—	185,209
Other revolving and installment	93,693	—	—	—	93,693

Total consumer	729,472	—	1,479	—	730,951

Total	$1,641,142	$15,472	$56,838	$—	$1,713,452

December 31, 2018
Commercial
Commercial and industrial	$459,565	$12,055	$37,523	$1,563	$510,706
Real estate construction	17,910	—	1,055	—	18,965
Commercial real estate	407,178	6,304	26,481	—	439,963

Total commercial	884,653	18,359	65,059	1,563	969,634
Consumer
Residential real estate first mortgage	448,124	—	19	—	448,143
Residential real estate junior lien	186,370	—	2,485	—	188,855
Other revolving and installment	95,218	—	—	—	95,218

Total consumer	729,712	—	2,504	—	732,216

Total	$1,614,365	$18,359	$67,563	$1,563	$1,701,850

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

        The following tables reflect the past due aging analysis of the loan portfolio at June 30, 2019 and December 31, 2018:

	Accruing
(dollars in thousands)	Current	30 - 89 Days Past Due	90 Days or More Past Due	Nonperforming	Total Loans
June 30, 2019
Commercial
Commercial and industrial	$501,959	$9,092	$13	$2,056	$513,120
Real estate construction	26,584	—	—	—	26,584
Commercial real estate	441,358	—	—	1,439	442,797

Total commercial	969,901	9,092	13	3,495	982,501
Consumer
Residential real estate first mortgage	449,313	2,349	—	387	452,049
Residential real estate junior lien	184,199	268	9	733	185,209
Other revolving and installment	93,513	166	6	8	93,693

Total consumer	727,025	2,783	15	1,128	730,951

Total	$1,696,926	$11,875	$28	$4,623	$1,713,452

December 31, 2018
Commercial
Commercial and industrial	$504,313	$2,815	$—	$3,578	$510,706
Real estate construction	18,965	—	—	—	18,965
Commercial real estate	438,446	—	—	1,517	439,963

Total commercial	961,724	2,815	—	5,095	969,634
Consumer
Residential real estate first mortgage	444,470	2,411	—	1,262	448,143
Residential real estate junior lien	187,502	769	—	584	188,855
Other revolving and installment	94,615	581	—	22	95,218

Total consumer	726,587	3,761	—	1,868	732,216

Total	$1,688,311	$6,576	$—	$6,963	$1,701,850

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

        The table below summarizes key information on impaired loans. These impaired loans may have estimated losses which are included in the allowance for loan losses.

	Balance at June 30, 2019			Balance at December 31, 2018
(dollars in thousands)	Recorded investment	Unpaid principal	Related Allowance	Recorded investment	Unpaid principal	Related Allowance
Loans with no related allowance for loan losses
Commercial
Commercial and industrial	$1,510	$1,833	$—	$1,285	$1,422	$—
Real estate construction	—	—	—	—	—	—
Commercial real estate	181	211	—	185	218	—
Consumer
Residential real estate first mortgage	—	—	—	352	504	—
Residential real estate junior lien	727	809	—	555	697	—
Other revolving and installment	3	3	—	1	2	—

Total	$2,421	$2,856	$—	$2,378	$2,843	$—

Loans with related allowance for loan losses
Commercial
Commercial and industrial	$899	$1,024	$553	$2,660	$2,752	$2,059
Commercial real estate	1,376	1,439	377	1,499	1,517	455
Consumer
Residential real estate junior lien	—	—	—	4	4	4
Other revolving and installment	5	5	5	19	20	20

Total	$2,280	$2,468	$935	$4,182	$4,293	$2,538

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

        The table below presents the average recorded investment in impaired loans and interest income for the six months ended June 30, 2019 and 2018, respectively.

	Six months ended June 30,
	2019		2018
(dollars in thousands)	Average recorded investment	Interest income	Average recorded investment	Interest income
Loans with no related allowance for loan losses
Commercial
Commercial and industrial	$4,835	$33	$1,747	$1
Commercial real estate	217	9	690	—
Consumer
Residential real estate first mortgage	—	—	560	—
Residential real estate junior lien	821	4	429	1
Other revolving and installment	13	—	5	—

Total	$5,886	$46	$3,431	$2

Loans with related allowance for loan losses
Commercial
Commercial and industrial	$1,332	$17	$1,720	$38
Commercial real estate	1,505	—	229	9
Consumer
Residential real estate first mortgage	—	—	—	—
Residential real estate junior lien	—	—	65	3
Other revolving and installment	9	—	21	—

Total impaired loans	$2,846	$17	$2,035	$50

        Loans with a carrying value of $1.1 billion and $1.1 billion were pledged at June 30, 2019 and December 31, 2018, respectively, to secure public deposits, and for other purposes required or permitted by law.

Troubled Debt Restructurings

        Under certain circumstances, the Company will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Company for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrower that it would not otherwise consider. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 4 Loans and Allowance for Loan Losses (Continued)

        During 2019 there was one loan that was modified as a troubled debt restructuring as a result of extending the amortization period. For the six months ending June 30, 2019, the carrying value of the restructured loan was $0.2 million. The loan is currently performing according to the modified terms and there was no specific reserve for the loan losses allocated to the loan modified as troubled debt restructuring. During 2018, there was one loan modified as a troubled debt restructuring as a result of adjusting the interest rate below current market levels. The balance at the time of restructuring was $1.0 million. For year ending December 31, 2018, the carrying value of the restructured loan was $0.2 million. The loan is currently performing according to the modified terms and there was no specific reserve for loan losses allocated to the loan modified as troubled debt restructuring.

        The Company does not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings or whose loans are on nonaccrual.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 5 Goodwill and Other Intangible Assets

        The following is a summary of the activity in the Company's intangible assets for the six months ended June 30, 2019.

(dollars in thousands)	Banking	Retirement and benefit services	Wealth management	Mortgage	Corporate administration	Consolidated
Balance at December 31, 2018
Goodwill	$20,131	$7,198	$—	$—	$—	$27,329
Identifiable customer intangibles	—	20,772	—	—	—	20,772
Core deposit intangible assets	1,701	—	—	—	—	1,701

Total	21,832	27,970	—	—	—	49,802
Additions:
Goodwill	—	—	—	—	—	—
Identifiable customer intangibles	—	—	—	—	—	—
Core deposit intangible assets	—	—	—	—	—	—

Total	—	—	—	—	—	—
Amortization:
Goodwill	—	—	—	—	—	—
Identifiable customer intangibles	—	(1,601)	—	—	—	(1,601)
Core deposit intangible assets	(500)	—	—	—	—	(500)

Total	(500)	(1,601)	—	—	—	(2,101)
Impairment:
Goodwill	—	—	—	—	—	—
Identifiable customer intangibles	—	—	—	—	—	—
Core deposit intangible assets	—	—	—	—	—	—

Total	—	—	—	—	—	—
Ending balance:
Goodwill	20,131	7,198	—	—	—	27,329
Identifiable customer intangibles	—	19,171	—	—	—	19,171
Core deposit intangible assets	1,201	—	—	—	—	1,201

Balance at June 30, 2019	$21,332	$26,369	$—	$—	$—	$47,701

NOTE 6 Loan Servicing

        Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others totaled $584.2 million and $591.6 million at June 30, 2019 and December 31, 2018, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and collection and foreclosure processing. Loan servicing income is recorded on an accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees, and is net of fair value adjustments to capitalized mortgage servicing rights.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 6 Loan Servicing (Continued)

        The following table summarizes the Company's activity related to loan servicing for the six months ended June 30, 2019 and 2018:

	Six months ended June 30,
(dollars in thousands)	2019	2018
Balance, beginning of period	$4,623	$4,686
Additions	101	279
Amortization	(404)	(347)
(Impairment)/Recovery	(20)	58

Balance, end of period	$4,300	$4,676

        As of June 30, 2019 and December 31, 2018, key economic assumptions are as follows:

	Balance at
(dollars in thousands)	June 30, 2019	December 31, 2018
Fair value of servicing rights	$4,300	$4,623
Weighted average life	24.5	24.5
Prepayment speeds	9.2%	7.8%
Discount rate	10.0%	10.5%

NOTE 7 Leases

        Substantially all of the leases in which the Company is the lessee are comprised of real estate property for branches, and office equipment rentals with terms extending through 2032. Portions of certain properties are subleased for terms extending through 2023. Substantially all of our leases are classified as operating leases, and therefore, were previously not recognized on the Company's consolidated financial statements. With the adoption of Topic 842, operating lease agreements are required to be recognized on the consolidated financial statements as a right-of-use ("ROU") asset and a corresponding lease liability. The Company has one existing finance lease (previously referred to as a capital lease) for a portion of the Company's headquarters' building with a lease term through 2022. As this lease was previously required to be recorded on the Company's consolidated financial statements, Topic 842 did not materially impact the accounting for this lease.

        The following table represents the consolidated financial statements classification of the Company's ROU assets and lease liabilities. The Company elected not to include short-term

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 7 Leases (Continued)

leases (i.e., leases with initial terms of twelve months or less), or equipment leases (deemed immaterial) on the consolidated financial statements.

(dollars in thousands)		June 30, 2019
Lease right-of-use assets	Classification
Operating lease right-of-use assets	Operating lease right-of-use assets	$9,364
Finance lease right-of-use assets	Land, premises and equipment, net	375

		$9,739

Lease liabilities
Operating lease liabilities	Operating lease liabilities	$9,891
Finance lease liabilities	Long-term debt	766

		$10,657

        The calculated amount of the ROU assets and lease liabilities in the table above are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company's lease agreements often include one or more options to renew at the Company's discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term. For operating leases existing prior to January 1, 2019, the rate for the remaining lease term as of January 1, 2019 was used. For the Company's only finance lease, the Company utilized its incremental borrowing rate at lease inception.

June 30, 2019
Weighted-average remaining lease term
Operating leases	5
Finance leases	3.3
Weighted-average discount rate
Operating leases	2.8%
Finance leases	7.8%

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 7 Leases (Continued)

        The following table represents lease costs and other lease information. As the Company elected, for all classes of underlying assets, not to separate lease and non-lease components and instead to account for them as a single lease component, the variable lease cost primarily represents variable payments such as common area maintenance and utilities. Variable lease cost also includes payments for usage or maintenance of those capitalized equipment operating leases.

(dollars in thousands)	Six months ended June 30, 2019
Lease costs
Operating lease cost	$1,170
Variable lease cost	410
Short-term lease cost	465
Finance lease cost
Interest on lease liabilities	31
Amortization of right-of-use assets	58
Sublease income	(139)

Net lease cost	$1,995

Other information
Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases	1,174
Right-of-use assets obtained in exchange for new operating lease liabilities	—
Right-of-use assets obtained in exchange for new finance lease liabilities	—

        Future minimum payments for finance and operating leases with initial or remaining terms of one year or more as of June 30, 2019 were as follows:

Twelve months ended June 30, (dollars in thousands)	Finance leases	Operating leases
2020	$251	$2,375
2021	251	1,707
2022	251	1,483
2023	105	1,437
2024	—	1,163
Thereafter	—	2,647

Total	$858	$10,812
Amounts representing interest	(91)	(921)

Present value of future minimum lease payments	$766	$9,891

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 8 Deposits

        The components of deposits in the consolidated balance sheets at June 30, 2019 and December 31, 2018 were as follows:

	Balance at
(dollars in thousands)	June 30, 2019	December 31, 2018
Non interest-bearing transaction	$506,021	$550,640
Interest-bearing transaction
Savings accounts	56,163	53,971
Interest-bearing checking accounts	439,342	401,078
Money market savings	568,450	598,820
Time deposits	183,389	170,587

Total interest-bearing transaction	1,247,344	1,224,456

Total deposits	$1,753,365	$1,775,096

NOTE 9 Short-Term Borrowings

        Short-term borrowings at June 30, 2019 and December 31, 2018 consisted of the following:

	Balance at
(dollars in thousands)	June 30, 2019	December 31, 2018
Short-term borrowings
Fed funds purchased	$6,445	$93,460
FHLB Short-term advances	135,000	—

Total	$141,445	$93,460

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 9 Short-Term Borrowings (Continued)

        The following table shows additional information related to short term borrowings:

	Six months ended June 30,
(dollars in thousands)	2019	2018
Fed funds purchased
Balance at end of period	$6,445	$112,260
Average daily balance	93,238	79,371
Maximum month-end balance	139,605	112,260
Weighted-average rate
During period	2.59%	1.91%
End of period	2.50%	2.10%
FHLB Short-term advances
Balance at end of period	$135,000	$—
Average daily balance	6,464	166
Maximum month-end balance	135,000	—
Weighted-average rate
During period	2.17%	2.88%
End of period	2.40%	0.00%

NOTE 10 Long-Term Debt

        Long-term debt at June 30, 2019 and December 31, 2018 consisted of the following:

(dollars in thousands)	Face Value	Carrying Value	Interest Rate	Period End Interest Rate	Maturity Date	Call Date
June 30, 2019
Subordinated notes payable	$50,000	$49,594	Fixed	5.75%	12/30/2025	12/30/2020
Junior subordinated debenture (Trust I)	4,000	3,379	Three-month LIBOR + 3.10%	5.43%	6/26/2033	6/26/2008
Junior subordinated debenture (Trust II)	6,000	5,069	Three-month LIBOR + 1.80%	4.21%	9/15/2036	9/15/2011
Finance lease liability	2,700	766	Fixed	7.81%	10/31/2022	N/A

Total	$62,700	$58,808

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 10 Long-Term Debt (Continued)

	Face Value	Carrying Value	Interest Rate	Period End Interest Rate	Maturity Date	Call Date
December 31, 2018
Subordinated notes payable	$50,000	$49,562	Fixed	5.75%	12/30/2025	12/30/2020
Junior subordinated debenture (Trust I)	4,000	3,357	Three-month LIBOR + 3.10%	5.92%	6/26/2033	6/26/2008
Junior subordinated debenture (Trust II)	6,000	5,035	Three-month LIBOR + 1.80%	4.59%	9/15/2036	9/15/2011
Obligations under capital lease	2,700	870	Fixed	7.81%	10/31/2022	N/A

Total	$62,700	$58,824

        The Company had a $150 thousand letter of credit with the Federal Home Loan Bank at June 30, 2019 and December 31, 2018. Bank of North Dakota letters of credit are collateralized by loans pledged to the Bank of North Dakota in the amount of $244.1 million and $260.6 million at June 30, 2019 and December 31, 2018, respectively. There were no outstanding letters of credit with the Bank of North Dakota at June 30, 2019 and December 31, 2018, respectively.

NOTE 11 Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business, the Bank has outstanding commitment and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the statements of financial condition.

        At June 30, 2019 and December 31, 2018, the following financial instruments whose contract amount represents credit risk were approximately as follows:

	Balance at
(dollars in thousands)	June 30, 2019	December 31, 2018
Commitments to extend credit	$530,492	$529,980
Standby letters of credit	8,379	8,852

Total	$538,871	$538,832

        Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 11 Financial Instruments with Off-Balance Sheet Risk (Continued)

the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each client's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

        The Company was not required to perform on any financial guarantees and did not incur any losses on its commitments during the past two years.

NOTE 12 Stock Based Compensation Plan

        Effective May 2009, the Company adopted the Alerus Financial Corporation 2009 Stock Plan (the 2009 Plan) providing for the grant of up to 1.35 million shares (as adjusted for a three for one stock split) of its common stock to employees, officers, and directors pursuant to awards of non-qualified options, restricted stock, or other stock-based employee benefits. The 2009 Plan provides for the granting of restricted stock or restricted stock units at no cost to certain key employees. Granting of awards under the plan will expire following the 10th anniversary of the date the plan was adopted.

        Upon the grant of a restricted stock award, shares of stock are issued to each employee and the employee becomes entitled to all rights of a shareholder, unless such shares are forfeited under the plan. The restricted stock award is subject to full or partial forfeiture, as defined, if the employee terminates employment with the Company within prescribed time periods (generally five to ten years) or violates any restrictions under their agreement. Restricted stock awards generally vest over a five to ten year period, but vesting may be accelerated or immediate due to death or disability of the employee or the occurrence of certain events relating primarily to significant changes in directors or ownership of the Company.

        Restricted stock units vest, in the form of Company common stock, and generally vest over a three to ten year period. Vesting is generally based on the target performance metric associated with the award. The final award will be adjusted to reflect actual performance versus target performance, using a linear scale, with a threshold (minimum) of 50% award for 80% performance, and a maximum of 150% award for 120% performance. In determining compensation expense, the fair value of the restricted stock unit award will be determined based on the 20 day weighted average trade price of the Company's common stock on the grant date. The expense will be recognized over the applicable vesting period. Due to the fact that the measurements cannot be determined at the time of the grant, the Company estimates the most likely outcome is the achievement of the target level. If during the Performance Period, additional information becomes available to lead the Company to believe a different level will be achieved for the Performance Period, the Company will reassess the number of units that will vest for the grant and adjust its compensation expense accordingly on a prospective basis.

        Restricted stock and restricted stock units are considered to represent an element of employee compensation and are charged to expense over the period earned. Compensation

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 12 Stock Based Compensation Plan (Continued)

expense relating to restricted stock awards under this plan was $744 thousand and $500 thousand for the six months ending June 30, 2019 and June 30, 2018, respectively.

        Amounts granted under the 2009 Plan have been retroactively adjusted for all stock splits effected in the form of dividends.

        Activity in the stock plans for the six months ended June 30, 2019 and 2018 is as follows:

	Number of Shares
	Available for future grant	Restricted stock awards
Balance—December 31, 2017	672,458	677,542
Restricted units awarded	(42,038)	42,038
Restricted shares awarded	(36,729)	36,729
Shares withheld for taxes	9,703	(9,703)
Awards forfeited	—	—

Balance—June 30, 2018	603,394	746,606
Balance—December 31, 2018	599,055	750,945
Restricted units awarded	(48,314)	48,314
Restricted shares awarded	(22,303)	22,303
Shares withheld for taxes	5,258	(5,258)
Awards forfeited	753	(753)
Plan expiration	(534,449)	—

Balance—June 30, 2019	—	815,551

        The number of unvested shares outstanding was 289,564 and 293,637 respectively, at June, 2019 and 2018. The number of unvested units outstanding was 84,477 and 42,038 at June 31, 2019 and 2018, respectively.

        Effective May 2009, the Company also adopted the Alerus Financial Corporation Stock Grant Plan for Non-Employee Directors (the Retainer Plan) providing for the issuance of up to 180,000 shares (as adjusted for a three for one stock split) of its common stock to non-employee directors. The purpose of the Retainer Plan is to provide for payment for the annual retainer to directors in shares of Company common stock.

        The number of shares to be issued is based on the retainer divided by the fair market value per share as of the grant date. Upon the issuance of shares under this plan, the then current value of the shares is charged to expense. Compensation expense relating to stock awards under this plan for the six months ending June 30, 2019 and 2018, was $251 thousand and $245 thousand respectively.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 12 Stock Based Compensation Plan (Continued)

        Activity in the Retainer Plan for the six months ended June 30, 2019 and 2018 is as follows:

	Number of Shares
	Available for future grant	Restricted stock awards
Balance—December 31, 2017	35,842	144,158
Retainer shares awarded	(10,017)	10,017

Balance—June 30, 2018	25,825	154,175

Balance—December 31, 2018	25,825	154,175
Retainer shares awarded	(13,144)	13,144

Balance—June 30, 2019	12,681	167,319

        On May 6, 2019, the Company's stockholders approved the 2019 Equity Incentive Plan. This plan allows the compensation committee the ability to grant a wide variety of equity awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and cash incentive awards in such forms and amounts as it deems appropriate to accomplish the goals of the plan. Any shares subject to an award that is cancelled, forfeited, or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the plan. However, shares subject to an award shall not again be made available for issuance or delivery under the plan if such shares are (a) tendered in payment of the exercise price of a stock option, (b) delivered to, or withheld by, the Company to satisfy any tax withholding obligation, or (c) covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award. Shares vest, become exercisable and contain such other terms and conditions as determined by the compensation committee and set forth in individual agreements with the participant receiving the award. The plan is authorized to issue up to 1,100,000. At June 30, 2019, no awards had been issued under the plan.

NOTE 13 Noninterest Income

        All of the Company's revenue from contracts with customers within the scope of ASC 606 is recognized in noninterest income. The material groups of noninterest income are defined as follows:

        Retirement and benefit services:    Retirement and benefit services income is primarily comprised of fees earned from the administration of retirement plans, record-keeping, compliance services, payroll processing, health savings accounts, and flexible benefit plans. Fees are earned based on a combination of the market value of assets under administration and transaction based fees for services provided. Fees that are determined based on the market value of the assets under administration are generally billed monthly or quarterly in arrears and recognized monthly as the Company's performance obligations are met. Other transaction based fees are recognized monthly as the performance obligation is satisfied.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 13 Noninterest Income (Continued)

        Wealth management:    Wealth management income is earned from a variety of sources including trust administration and other related fiduciary services, custody, investment management and advisory services, and brokerage. Fees are based on the market value of the assets under management and are generally billed monthly in arrears and recognized monthly as the Company's performance obligations are met. Commissions on transactions are recognized on a trade-date basis as the performance obligation is satisfied at the point in time in which the trade is processed. Other related services are based on a fixed fee schedule and the revenue is recognized when the services are rendered, which is when the Company has satisfied its performance obligation.

        Service charges on deposit accounts:    Service charges on deposit accounts primarily consist of account analysis fees, monthly maintenance fees, overdraft fees, and other deposit account related fees. Overdraft fees and certain service charges are fixed and the performance obligation is typically satisfied at the time of the related transaction. The consideration for analysis fees and monthly maintenance fees are variable as the fee can be reduced if the customer meets certain qualifying metrics. The Company's performance obligations are satisfied at the time of the transaction or over the course of a month.

        Other noninterest income:    Other noninterest income components include debit card interchange fees, bank-owned life insurance income and miscellaneous transactional fees. Income earned from these revenue streams is generally recognized concurrently with the satisfaction of the performance obligation.

        The following table presents the Company's noninterest income for the six months ended June 30, 2019 and 2018.

	For the six months ended June 30,
(dollars in thousands)	2019	2018
Noninterest Income
Retirement and Benefits	$30,835	$31,337
Wealth Management	7,489	7,263
Mortgage Banking (1)	11,604	8,233
Service charges on deposit accounts	874	891
Net gains (losses) on investment securities (1)	309	106
Other
Interchange fees	974	1,010
Bank-owned life insurance income (1)	396	400
Misc. transactional fees	569	512
Other noninterest income	2,008	598

Total	$55,058	$50,350

(1)
Not within scope of ASC 606.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 14 Income Taxes

        The components of income tax expense (benefit) for the six months ended June 30, 2019 and 2018 are as follows:

	Six months ended June 30,
	2019		2018
(dollars in thousands)	Amount	Percent of pretax income	Amount	Percent of pretax income
Taxes at statutory federal income tax rate	$4,132	21.0%	$3,310	21.0%
Tax effect of:
Tax exempt income	(222)	(1.1)	(269)	(1.7)
Other	983	5.0	260	1.6

Applicable income taxes	$4,893	24.9%	$3,301	20.9%

        It is the opinion of management that the Company has no significant uncertain tax positions that would be subject to change upon examination.

NOTE 15 Segment Reporting

        The Company determines reportable segments based on the services offered, the significance of the services offered, the significance of those services to the Company's financial statements, and management's regular review of the operating results of those services. The Company operates through four operating segments: Banking, Retirement and Benefit Services, Wealth Management, and Mortgage.

        The financial information presented on each segment sets forth net interest income, provision for loan losses, direct noninterest income and direct noninterest expense before indirect allocations. Corporate Administration includes the indirect overhead and is set forth in the table below. The segment net income before taxes represents direct revenue and expense before indirect allocations and income taxes.

        The following table presents key metrics related to our segments as of the dates presented:

Segment Reporting

Six months ended June 30, (dollars in thousands)	Banking	Retirement and benefit services	Wealth management	Mortgage	Corporate administration	Consolidated
2019
Net interest income	$38,794	$—	$—	$434	$(1,817)	$37,411
Provision for loan losses	4,017	—	—	—	—	4,017
Noninterest income	3,578	30,835	7,489	11,604	1,552	55,058
Noninterest expense	20,080	17,591	4,101	9,928	17,075	68,775

Net income before taxes	$18,275	$13,244	$3,388	$2,110	$(17,340)	$19,677

2018
Net interest income	$38,392	$—	$30	$405	$(1,785)	$37,042
Provision for loan losses	5,550	—	—	—	—	5,550
Noninterest income	3,449	31,337	7,263	8,233	68	50,350
Noninterest expense	19,374	18,390	3,993	8,954	15,367	66,078

Net income before taxes	$16,917	$12,947	$3,300	$(316)	$(17,084)	$15,764

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 15 Segment Reporting (Continued)

Banking

        The Banking division offers a complete line of loan, deposit, cash management, and treasury services through seventeen offices in North Dakota, Minnesota, and Arizona. These products and services are supported through web and mobile based applications. The majority of the Company's assets and liabilities are in the Banking segments' balance sheet.

Retirement and Benefit Services

        Retirement and Benefit Services provides the following services nationally: recordkeeping and administration services to qualified retirement plans; ESOP trustee, recordkeeping, and administration; investment fiduciary services to retirement plans; health savings account, flex spending account, and Cobra recordkeeping and administration services to employers; payroll and HIRS services for employers. The division services approximately 6,738 retirement plans and more than 355,000 plan participants. In addition, the division employs nearly 273 professionals, and operates within the banking markets as well as in Albert Lea, Minnesota, Lansing, Michigan, Manchester, New Hampshire and 13 satellite offices.

Wealth Management

        The Wealth Management division provides advisory and planning services, investment management, and trust and fiduciary services to clients across the Company's footprint.

Mortgage

        The mortgage division offers first and second mortgage loans through a centralized mortgage unit in Minneapolis, Minnesota as well as through the Banking office locations.

NOTE 16 Preferred Stock

        The Company is authorized to issue 2,000,000 shares of preferred stock.

NOTE 17 Derivative Instruments

        The Company did not have any derivatives designated as hedging instruments as of June 30, 2019 and December 31, 2018. The following table presents the amounts recorded in the

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 17 Derivative Instruments (Continued)

Company's consolidated balance sheets for derivatives not designated as hedging instruments at June 30, 2019 and December 31, 2018:

		June 30, 2019		December 31, 2018
(dollars in thousands)	Consolidated balance sheet location	Fair Value	Notional Amount	Fair Value	Notional Amount
Asset derivatives
Interest rate lock commitments	Other assets	$2,293	$88,248	$12	$33,858
Forward loan sales commitments	Other assets	646	18,719	—	—
TBA mortgage backed securities	Other assets	—	—	—	—

Total asset derivatives		$2,939	$106,967	$12	$33,858

Liability derivatives
Interest rate lock commitments	Accrued expenses and other liabilities	$—	$—	$—	$—
Forward loan sales commitments	Accrued expenses and other liabilities	—	—	7	2,956
TBA mortgage backed securities	Accrued expenses and other liabilities	784	141,500	—	—

Total liability derivatives		$784	$141,500	$7	$2,956

        The gain (loss) recognized on derivatives instruments for the six months ended June 30, 2019 and 2018 was as follows:

		Gain/(loss)
		Six months ended
(dollars in thousands)	Consolidated statements of income location	June 30, 2019	June 30, 2018
Interest rate lock commitments	Mortgage banking	$2,281	$19
Forward loan sales commitments	Mortgage banking	653	(21)
TBA mortgage backed securities	Mortgage banking	(784)	—

Total gain/(loss) from derivative instruments		$2,150	$(2)

NOTE 18 Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of common equity tier 1, tier 1, and total capital (as defined in the regulations) to risk weighted assets (as defined) and of tier 1 capital (as defined) to average assets (as defined). Management believes at June 30, 2019 and December 31, 2018, the Bank has met all of the capital adequacy requirements to which it is subject.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 18 Regulatory Matters (Continued)

        As of June 30, 2019, the most recent notification from the Federal Deposit Insurance Corporation, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believe have changed in the Bank's category.

        The Bank's actual capital amounts and ratios at June 30, 2019 and December 31, 2018 are presented in the following table:

	Actual		Requirements		Minimum to be Well Capitalized Under Prompt Corrective Action
At June 30, 2019 (dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital to risk weighted assets (CET 1)
Consolidated	$165,840	8.90%	N/A	N/A	N/A	N/A
Bank	221,219	11.90%	83,682	4.50%	120,874	6.50%
Tier 1 capital to risk weighted assets
Consolidated	173,978	9.34%	N/A	N/A	N/A	N/A
Bank	221,219	11.90%	111,576	6.00%	148,767	8.00%
Total capital to risk weighted assets
Consolidated	244,818	13.14%	N/A	N/A	N/A	N/A
Bank	242,465	13.04%	148,767	8.00%	185,959	10.00%
Tier 1 capital to average assets
Consolidated	173,978	8.08%	N/A	N/A	N/A	N/A
Bank	221,219	10.29%	86,034	4.00%	107,542	5.00%

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 18 Regulatory Matters (Continued)

					Minimum to be well Capitalized Under Prompt Corrective Action
	Actual		Requirements
At December 31, 2018 (dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital to risk weighted assets (CET 1)
Consolidated	$151,745	8.43%	N/A	N/A	N/A	N/A
Bank	204,680	11.39%	80,866	4.50%	116,806	6.50%
Tier 1 capital to risk weighted assets
Consolidated	159,774	8.87%	N/A	N/A	N/A	N/A
Bank	204,680	11.39%	107,821	6.00%	143,761	8.00%
Total capital to risk weighted assets
Consolidated	231,510	12.86%	N/A	N/A	N/A	N/A
Bank	226,854	12.62%	143,806	8.00%	179,758	10.00%
Tier 1 capital to average assets
Consolidated	159,774	7.51%	N/A	N/A	N/A	N/A
Bank	204,680	9.63%	85,018	4.00%	106,272	5.00%

        The Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to a lesser amount. In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity to maintain their Federal Housing Administration approval status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of June 30, 2019, and December 31, 2018 the Company was in compliance with HUD guidelines.

NOTE 19 Fair Value of Assets and Liabilities

        The Company categorizes its assets and liabilities measured at estimated fair value into a three level hierarchy based on the priority of the inputs to the valuation technique used to determine estimated fair value. The estimated fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used in the determination of the estimated fair value measurement fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the estimated fair value measurement. Assets and liabilities valued at estimated fair value are categorized based on the following inputs to the valuation techniques as follows:

          Level 1— Inputs that utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that an entity has the ability to access.

          Level 2— Inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly,

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

  for substantially the full term of the financial instrument. Estimated fair values for these instruments are estimated using pricing models, quoted prices of investment securities with similar characteristics, or discounted cash flows.

          Level 3— Inputs that are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity. Subsequent to initial recognition, the Company may re-measure the carrying value of assets and liabilities measured on a nonrecurring basis to estimated fair value. Adjustments to estimated fair value usually result when certain assets are impaired. Such assets are written down from their carrying amounts to their estimated fair value.

        Professional standards allow entities the irrevocable option to elect to measure certain financial instruments and other items at estimated fair value for the initial and subsequent measurement on an instrument-by-instrument basis. The Company adopted the policy to value certain financial instruments at estimated fair value. The Company has not elected to measure any existing financial instruments at estimated fair value; however, it may elect to measure newly acquired financial instruments at estimated fair value in the future.

Recurring Basis

        The Company uses estimated fair value measurements to record estimated fair value adjustments to certain assets and liabilities and to determine estimated fair value disclosures.

        The following tables present the balances of the assets and liabilities measured at estimated fair value on a recurring basis at June 30, 2019 and December 31, 2018:

At June 30, 2019 (dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities
U.S. treasury and government agencies	$—	$—	$—	$—

Available-for-sale and equity securities
U.S. treasury and government agencies	$—	$21,833	$—	$21,833
Obligations of state and political agencies	—	49,064	—	49,064
Mortgage backed securities
Residential agency	—	149,109	—	149,109
Commercial	—	25,427	—	25,427
Asset backed securities	—	179	—	179
Corporate bonds	—	8,108	—	8,108
Equity securities	2,532	—	—	2,532

Total available-for-sale and equity securities	$2,532	$253,720	$—	$256,252

Other assets
Derivatives	$—	$2,939	$—	$2,939
Other liabilities
Derivatives	$—	$784	$—	$784

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

At December 31, 2018 (dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities
U.S. treasury and government agencies	$—	$1,539	$—	$1,539

Available-for-sale and equity securities
U.S. treasury and government agencies	$—	$19,142	$—	$19,142
Obligations of state and political agencies	—	66,387	—	66,387
Mortgage backed securities
Residential agency	—	126,998	—	126,998
Commercial	—	28,767	—	28,767
Asset backed securities	—	399	—	399
Corporate bonds	—	8,481	—	8,481
Equity securities	3,165	—	—	3,165

Total available-for-sale and equity securities	$3,165	$250,174	$—	$253,339

Other assets
Derivatives	$—	$12	$—	$12
Other liabilities
Derivatives	$—	$7	$—	$7

        The following is a description of the valuation methodologies used for instruments measured at estimated fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investment Securities

        When available, the Company uses quoted market prices to determine the estimated fair value of investment securities; such items are classified in Level 1 of the estimated fair value hierarchy. For the Company's investment securities for which quoted prices are not available for identical investment securities in an active market, the Company determines estimated fair value utilizing vendors who apply matrix pricing for similar bonds for which no prices are observable or may compile prices from various sources. These models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market, and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Estimated fair values from these models are verified, where possible, against quoted prices for recent trading activity of assets with similar characteristics to the security being valued. Such methods are generally classified as Level 2. However, when prices from independent sources vary, cannot be obtained, or cannot be corroborated, a security is generally classified as Level 3.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

Derivatives

        All of the Company's derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For these derivatives, estimated fair value is measured using internally developed models that use primarily market observable inputs, such as yield curves and option volatilities, and accordingly, classify as Level 2. Examples of Level 2 derivatives are basic interest rate swaps and forward contracts. Any remaining derivative estimated fair value measurements using significant assumptions that are unobservable are classified as Level 3. Level 3 derivatives include interest rate lock commitments written for residential mortgage loans that are held for sale.

Nonrecurring Basis

        Certain assets are measured at estimated fair value on a nonrecurring basis. These assets are not measured at estimated fair value on an ongoing basis; however, they are subject to estimated fair value adjustments in certain circumstances, such as when there is evidence of impairment or a change in the amount of previously recognized impairment.

        Net impairment losses related to nonrecurring estimated fair value measurements of certain assets at June 30, 2019 and December 31, 2018 consisted of the following:

	Balance at June 30, 2019				Balance at December 31, 2018
(dollars in thousands)	Level 2	Level 3	Total	Losses	Level 2	Level 3	Total	Losses
Loans held for sale	$44,616	$—	$44,616	$—	$14,486	$—	$14,486	$—
Loans held for branch sale	—	—	—	—	—	32,031	32,031	—
Impaired loans	—	3,766	3,766	935	—	4,022	4,022	2,538
Foreclosed assets	—	381	381	—	—	204	204	245
Servicing rights	—	4,300	4,300	—	—	4,623	4,623	—

Loans Held for Sale

        Loans originated and held for sale are carried at the lower of cost or estimated fair value. The Company obtains quotes or bids on these loans directly from purchasing financial institutions. Typically these quotes include a premium on the sale and thus these quotes indicate estimated fair value of the held for sale loans is greater than cost.

        On January 15, 2019, the Bank entered into an agreement with a third party to sell the loans of two branch locations in Duluth Minnesota, and on April 26, 2019, the Company completed the sale. As of December 31, 2018, the loans were held for branch sale and totaled $32.0 million. The estimated fair value in the table above is based on the agreed upon purchase price in the sales contract. The measurements are classified as Level 3.

        Impairment losses for loans held for sale that are carried at the lower of cost or estimated fair value represent additional net write-downs during the period to record these loans at the

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

lower of cost or estimated fair value subsequent to their initial classification as loans held for sale.

Impaired Loans

        In accordance with the provisions of the loan impairment guidance, loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms are measured for impairment. Allowable methods for estimating fair value include using the estimated fair value of the collateral for collateral dependent loans or, where a loan is determined not to be collateral dependent, using a discounted cash flow method. The estimated fair value method requires obtaining a current independent appraisal of the collateral and applying a discount factor, if necessary, to the appraised value and including costs to the sell. Because many of these inputs are not observable, the measurements are classified as Level 3.

Foreclosed Assets

        Foreclosed assets are recorded at estimated fair value based on property appraisals, less estimated selling costs, at the date of the transfer with any impairment amount charged to the allowance for loan losses. Subsequent to the transfer, foreclosed assets are carried at the lower of cost or estimated fair value, less estimated selling costs with changes in the estimated fair value or any impairment amount recorded in other noninterest expense. Fair value measurements may be based upon appraisals, third-party price opinions, or internally developed pricing methods. These measurements are classified as Level 3.

Servicing Rights

        Servicing rights do not trade in an active market with readily observable prices. Accordingly, the estimated fair value of servicing rights is determined using a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, ancillary income, and late fees. Servicing rights are carried at lower of cost or market value, and therefore can be subject to estimated fair value measurements on a nonrecurring basis. Estimated fair value measurements of servicing rights use significant unobservable inputs and accordingly, are classified as Level 3. The Company obtains the estimated fair value of servicing rights from an independent third party pricing service and records the unadjusted estimated fair values in the financial statements.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

        The valuation techniques and significant unobservable inputs used to measure Level 3 estimated fair values at June 30, 2019, and December 31, 2018, are as follows:

			Balance at June 30, 2019					Balance at December 31, 2018
(dollars in thousands) Asset type	Valuation technique	Unobservable input	Fair value	Range		Weighted average		Fair value	Range		Weighted average
Loans held for branch sale	Discounted cash flows	Sales contract	—		(1)		(1)	32,031		(1)		(1)
Impaired loans	Appraisal value	Property specific adjustment	3,766	N/A		N/A		4,022	N/A		N/A
Foreclosed assets	Appraisal value	Property specific adjustment	381	N/A		N/A		204	N/A		N/A
Servicing rights	Discounted cash flows	Prepayment speed assumptions	4,300	123 - 233		153		4,623	104 - 211		130
		Discount rate		10.0%		10.0%			10.5%		10.5%

(1)
The significant unobservable input related to the loans held for branch sale was the third party sales the Bank entered into on January 15, 2019.

        Disclosure of estimated fair value information about financial instruments, for which it is practicable to estimate that value, is required whether or not recognized in the consolidated balance sheets. In cases in which quoted market prices are not available, estimated fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. In that regard, the derived estimated fair value estimates cannot be substantiated by comparison to independent markets and, in many cases could not be realized in immediate settlement of the instruments. Certain financial instruments with an estimated fair value that is not practicable to estimate and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate estimated fair value amounts presented do not necessarily represent the underlying value of the Company.

        The following disclosures represent financial instruments in which the ending balances at June 30, 2019 and December 31, 2018 are not carried at estimated fair value in their entirety on the consolidated balance sheets.

Cash and Due from Banks and Accrued Interest

        The carrying amounts reported in the Consolidated Balance Sheets approximate those assets and liabilities estimated fair values.

Loans

        For variable-rate loans that reprice frequently and with no significant change in credit risk, estimated fair values are based on carrying values. The estimated fair values of other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

Bank-Owned Life Insurance

        Bank-owned life insurance is carried at the amount due upon surrender of the policy, which is also the estimated fair value. This amount was provided by the insurance companies based on the terms of the underlying insurance contract.

Deposits

        The estimated fair values of demand deposits are, by definition, equal to the amount payable on demand at the consolidated balance sheet date. The estimated fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies current incremental interest rates being offered on certificates of deposit to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

Deposits held for sale

        On January 15, 2019, the Bank entered into an agreement with a third party to sell the deposits of two branch locations in Duluth Minnesota, and on April 26, 2019, the Company completed the sale. As of December 31, 2018, the deposits were held for sale and totaled $24.2 million. The estimated fair value in the table below is based on the carrying value of the deposits less the premium the Company expects to receive in accordance with the purchase agreement.

Short-Term Borrowings and Long-Term Debt

        For variable-rate borrowings that reprice frequently, estimated fair values are based on carrying values. The estimated fair value of fixed-rate borrowings are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet Credit-Related Commitments

        Off-balance sheet credit related commitments are generally of short-term nature. The contract amount of such commitments approximates their estimated fair value since the commitments are comprised primarily of unfunded loan commitments which are generally priced at market at the time of funding.

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 19 Fair Value of Assets and Liabilities (Continued)

        The estimated fair values, and related carrying or notional amounts, of the Company's financial instruments are as follows:

		Estimated fair value
At June 30, 2019 (dollars in thousands)	Carrying amount
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$44,920	$44,920	$—	$—	$44,920
Loans	1,692,206	—	—	1,689,837	1,689,837
Accrued interest receivable	7,818	7,818	—	—	7,818
Bank-owned life insurance	31,159	—	31,159	—	31,159
Financial Liabilities
Noninterest-bearing transaction	$506,021	$—	$506,021	$—	$506,021
Interest-bearing transaction	1,063,955	—	1,063,955	—	1,063,955
Time deposits	183,389	—	—	183,096	183,096
Short-term borrowings	141,445	141,445	—	—	141,445
Long-term debt	58,808	—	58,603	—	58,603
Accrued interest payable	2,378	2,378	—	—	2,378

		Estimated fair value
At December 31, 2018 (dollars in thousands)	Carrying amount
		Level 1	Level 2	Level 3	Total
Financial assets
Cash and due from banks	$40,651	$40,651	$—	$—	$40,651
Loans	1,679,676	—	—	1,663,401	1,663,401
Accrued interest receivable	7,645	7,645	—	—	7,645
Bank-owned life insurance	30,763	—	30,763	—	30,763
Financial Liabilities
Noninterest-bearing transaction	$550,640	$—	$550,640	$—	$550,640
Interest-bearing transaction	1,053,869	—	1,053,869	—	1,053,869
Time deposits	170,587	—	—	172,616	172,616
Deposits held for sale	24,197	—	—	22,019	22,019
Short-term borrowings	93,460	93,460	—	—	93,460
Long-term debt	58,824	—	59,988	—	59,988
Accrued interest payable	720	720	—	—	720

NOTE 20 Branch Sale

        On January 15, 2019, the Company announced an agreement to sell our branch offices located in Duluth, Minnesota, including loans and deposits attributable to those offices, to another financial institution. We decided to exit the Duluth market to reallocate resources to the Twin Cities MSA, which is a higher growth market in the State, and our other core markets in

Notes to Consolidated Financial Statements (Unaudited) (Continued)

NOTE 20 Branch Sale (Continued)

the Phoenix MSA and in Fargo and Grand Forks, North Dakota. The loans and deposits were classified as held for sale in our consolidated financial statements as of December 31, 2018. The loans and deposits associated with this transaction totaled approximately $28.3 million and $19.4 million, respectively, as of the closing date. A pre-tax gain on the sale was recognized in the amount of $1.5 million. The transaction closed on April 26, 2019.

3,250,000 Shares

Common Stock

PROSPECTUS

RAYMOND JAMES	D.A. Davidson & Co.
Piper Jaffray

        Through and including                           , 2019 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           , 2019

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of the Company's common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq listing fee.

Amount
SEC registration fee	$10,872
Financial Industry Regulatory Authority, Inc. filing fee	13,955
Nasdaq listing fee	75,000
Legal fees and expenses	775,000
Accounting fees and expenses	220,000
Printing fees and expenses	250,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	150,173

Total	$1,500,000

Item 14.    Indemnification of Directors and Officers.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

        Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person's service as a director, officer, employee or agent of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

        Section 145(c) provides that to the extent a present or former director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Article VII of the Company's certificate of incorporation and Section 6.2 of the Company's bylaws provide that, subject to the limits of applicable federal banking laws and regulations, the present and former directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the DGCL.

        Section 6.4 of the Company's bylaws provides that, subject to the limits of applicable federal banking laws and regulations, we are required to advance certain expenses (including attorneys' fees) to our current and former directors and officers arising from any pending or threatened action, suit or proceeding related to such officer's or director's service to the Company.

        The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to our directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.

        Reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify the Company's directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this registration statement, the Company has not issued any securities that were not registered under the Securities Act, other than the transactions described below.

        Since January 1, 2019 to the date of this registration statement, the Company issued a total of 83,761 shares of common stock to employees and directors in the form of restricted stock grants, restricted stock units and retainer shares pursuant to compensatory plans. In 2016, 2017 and 2018, the Company issued a total of 241,919 shares of common stock to employees and directors in the form of restricted stock grants, restricted stock units and retainer shares pursuant to compensatory plans. These grants were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701 under the Securities Act. In 2017, the Company issued a total of 63,955 shares of common stock to the Alerus Financial Corporation Employee Stock Ownership Plan. This issuance was made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)    Exhibits.    The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
3.1	*	Third Amended and Restated Certificate of Incorporation of Alerus Financial Corporation
3.2	*	Second Amended and Restated Bylaws of Alerus Financial Corporation
4.1	*	Form of common stock certificate of Alerus Financial Corporation

The other instruments defining the rights of holders of the long-term debt securities of the Company and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1		Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP
10.1	† *	Executive Severance Agreement by and between Alerus Financial Corporation and Randy Newman, dated August 1, 2017
10.2	† *	Executive Severance Agreement by and between Alerus Financial Corporation and Dan Cheever, dated October 8, 2017
10.3	† *	Executive Severance Agreement by and between Alerus Financial Corporation and Kris Compton, dated October 8, 2017
10.4	† *	Executive Severance Agreement by and between Alerus Financial Corporation and Katie Lorenson, dated October 31, 2018
10.5	† *	Executive Severance Agreement by and between Alerus Financial Corporation and Ann McConn, dated October 8, 2017
10.6	† *	Executive Severance Agreement by and between Alerus Financial Corporation and Karin Taylor, dated December 10, 2018
10.7	† *	Alerus Financial Corporation 2009 Stock Plan

Exhibit Number		Description
10.8	† *	Form of Restricted Stock Award Agreement under the Alerus Financial Corporation 2009 Stock Plan
10.9	† *	Form of Performance-Based Restricted Stock Unit Agreement under the Alerus Financial Corporation 2009 Stock Plan
10.10	† *	Alerus Financial Long Term Incentive Plan
10.11	† *	Alerus Financial Short Term Incentive Plan
10.12	† *	Alerus Financial Corporation Deferred Compensation Plan for Directors (As Restated Effective January 1, 2005)
10.13	† *	Alerus Financial Corporation Deferred Compensation Plan for Executives (As Adopted Effective January 1, 2006) as subsequently amended
10.14	† *	Alerus Financial Employee Stock Ownership Plan
10.15	† *	Alerus Financial Corporation 2019 Equity Incentive Plan
10.16	† *	Alerus Financial Corporation Stock Grant Plan for Non-Employee Directors
21.1	*	Subsidiaries of Alerus Financial Corporation
23.1		Consent of CliftonLarsonAllen LLP
23.2		Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included as part of Exhibit 5.1)
24.1	*	Powers of Attorney (included on the signature page)

†
Indicates a management contract or compensatory plan or arrangement.

*
Previously filed.

        (b)    Financial Statement Schedules.    All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Forks, State of North Dakota, on September 3, 2019.

ALERUS FINANCIAL CORPORATION
By:	/s/ Randy L. Newman
	Name:	Randy L. Newman
	Title:	Chairman, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy L. Newman Randy L. Newman	Chairman, Chief Executive Officer and President (Principal Executive Officer)	September 3, 2019
/s/ Katie A. Lorenson Katie A. Lorenson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 3, 2019
* Karen M. Bohn	Director	September 3, 2019
* Lloyd G. Case	Director	September 3, 2019
* Daniel E. Coughlin	Director	September 3, 2019
* Kevin D. Lemke	Director	September 3, 2019
* Michael S. Mathews	Director	September 3, 2019

Signature		Title	Date

* Sally J. Smith		Director	September 3, 2019
* Galen G. Vetter		Director	September 3, 2019
*By:	/s/ Randy L. Newman Randy L. Newman Attorney-in-Fact